UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Definitive Proxy Statement
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SURMODICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

   , 2024
To our shareholders:
Surmodics, Inc. has entered into an agreement to be acquired by way of a merger. If the proposed merger is completed, we will become a wholly owned subsidiary of BCE Parent, LLC, an entity indirectly controlled by funds affiliated with GTCR LLC (“GTCR”), and each outstanding share of our common stock (other than (1) any shares of the Company issued as a restricted stock award pursuant to the Company’s 2009 Equity Incentive Plan or 2019 Equity Incentive Plan and, in each case, that remains unvested and subject to forfeiture thereunder, (2) any shares that are directly or indirectly owned by Parent, any of its subsidiaries, or any of our subsidiaries, and (3) any dissenting shares) will be converted into the right to receive $43.00 in cash, without interest and less any applicable withholding taxes.
Our board of directors unanimously approved the merger agreement and has called a special meeting of our shareholders at which shareholders will have the opportunity to consider and vote upon a proposal to approve the merger agreement. Shareholder approval is one of several conditions to the proposed merger. Our board of directors unanimously recommends that you vote “FOR” each of the proposals to be considered at the special meeting, including approval of the merger agreement. The attached notice of special meeting includes further details about the special meeting, which will be held virtually at www.virtualshareholdermeeting.com/SRDX24SM at     Central Time on   ,   , 2024.
You’re invited to attend the special meeting virtually but, whether or not you plan to attend, please vote your shares as promptly as possible. Depending on how you hold your shares, you’ll find voting instructions on page 17 of the enclosed proxy statement and on the enclosed proxy or voting instruction card. Your vote is very important, because the merger cannot be completed unless holders of a majority of all of the outstanding shares of our common stock vote in favor of the proposal to approve the merger agreement. A failure to vote your shares of our common stock on the proposal to approve the merger agreement will have the same effect as a vote against the proposal.
The attached proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Appendix A. I encourage you to read the proxy statement, including its appendices and the documents incorporated by reference, carefully and in its entirety.
If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, MacKenzie Partners, by telephone at (800) 322-2885, or by email at proxy@mackenziepartners.com.
Thank you for your continued support.
Sincerely,

Gary R. Maharaj
President and Chief Executive Officer
Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger, the merger agreement or the other transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.
This proxy statement is dated     and is first sent to shareholders on or about   .

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF SURMODICS, INC.:
You are cordially invited to attend a special meeting of shareholders, to be held as a virtual meeting at www.virtualshareholdermeeting.com/SRDX24SM at     Central Time on    , 2024. The purpose of the special meeting is to consider and vote upon the following proposals:
1.
Merger Proposal. To approve the Merger Agreement, dated as of May 28, 2024 (which, as it may be amended from time to time, we refer to as the “merger agreement”), by and among Surmodics, Inc., BCE Parent, LLC, and BCE Merger Sub, Inc., pursuant to which Surmodics, Inc. would be acquired by way of a merger and become a wholly owned subsidiary of BCE Parent, LLC, which we refer to as the “merger.”

2.	Golden Parachute Proposal. To approve, in a non-binding advisory vote, certain compensation that may be paid or become payable to our named executive officers in connection with the merger.
3.
Adjournment Proposal. To approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting.

Accompanying this notice of special meeting of shareholders is a proxy statement, which describes these proposals in more detail, and a form of proxy, which allows you to vote on these proposals. A copy of the merger agreement is attached as Appendix A to the proxy statement accompanying this notice and a summary of the merger agreement can be found in the section titled “The Merger Agreement” in the proxy statement accompanying this notice; the full text of such merger agreement and such summary are incorporated by reference into this notice. Please carefully review these materials, including the appendices and information incorporated by reference into the proxy statement.
We welcome you to attend the meeting, but whether or not you plan to attend, please submit your completed proxy via phone, mail or internet as soon as possible. Proxies are revocable and will not affect your right to vote virtually and attend or participate in the meeting, even if you have previously returned your proxy card or have submitted your proxy via the Internet or by telephone, and your virtual vote at the special meeting will revoke any proxy that you have previously submitted. Instructions on how to vote are found in the section entitled “The Special Meeting—How to Cast your Vote” on page 17. Our board of directors unanimously recommends our shareholders vote “FOR” each of these proposals.
Only shareholders of record as shown on our books at the close of business on    , 2024 will be entitled to vote at the special meeting. Each shareholder is entitled to one vote per share on all matters to be voted on at the meeting.
BY ORDER OF THE BOARD OF DIRECTORS,

Dated:	, 2024	Susan E. Knight Chair of the Board Eden Prairie, Minnesota

i

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING	73
HOUSEHOLDING	73
SHAREHOLDER PROPOSALS	73
LEGAL AND CAUTIONARY DISCLOSURES	73
WHERE YOU CAN FIND MORE INFORMATION	75

INTRODUCTION
About this Proxy Statement
This document is being sent by Surmodics, Inc., a Minnesota corporation, which we refer to as “we,” “us,” “our,” “Surmodics,” or the “company,” and our board of directors to solicit proxies from our shareholders to vote their shares of our common stock at the special meeting of our shareholders to be held on    , 2024. At the special meeting, our shareholders will be asked, among other things, to approve the Merger Agreement, which, as it may be amended from time to time, we refer to as the “merger agreement,” entered into on May 28, 2024, by and among Surmodics, Inc., BCE Parent, LLC, which we refer to as “Parent,” and BCE Merger Sub, Inc., which we refer to as “Merger Sub.” Pursuant to the terms of the merger agreement, Merger Sub will merge with and into the company, with the company continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent, which we refer to as the “merger.”
The merger agreement permits a party to assign the merger agreement in certain circumstances, as described under “The Merger Agreement—Assignment” on page 67. References in this proxy statement to a party to the merger agreement are also to its permitted successors and assigns.
For a description of the company and some of the other parties involved in the transactions described in this proxy statement, please see “Parties” on page 19.
Additional Information
We have elected to “incorporate by reference” certain information into this proxy statement, which means that we are disclosing important information to you by referring you to certain other documents that we have filed separately with the U.S. Securities and Exchange Commission, which we refer to as the “SEC,” and certain other documents that we may file with the SEC after the date of this proxy statement but prior to the special meeting. Because these documents contain important information and may subsequently amend this proxy statement, you should monitor and review our SEC filings until the special meeting is completed. References to this proxy statement are meant to include not only the main body of this proxy statement, but also the accompanying notice of special meeting and proxy card, each of the appendices, and all of the information incorporated by reference. See “Where You Can Find More Information” on page 75.
We have not authorized anyone to provide any information other than what is contained in or incorporated by reference in this proxy statement, and take no responsibility for, and can provide no assurances as to the reliability of, any information others may give you. You should not assume that the information contained or incorporated by reference in this proxy statement, or in any document incorporated by reference, is accurate as of any date other than the respective dates thereof. See “Other Information—Legal and Cautionary Disclosures—Other Information Not Authorized by the Company” on page 74.
Forward-Looking Statements
This proxy statement contains forward-looking statements, including statements related to our financial projections, the consequences of the outcome of the proposals to be considered and voted upon at the special meeting, the completion of the merger, or the consequences thereof. Forward-looking statements can usually be identified by the use of words such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will” and other expressions which indicate future events or trends.
These forward-looking statements are based upon certain expectations and assumptions and are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including:
(1)	Risks related to the consummation of the merger, including the risks that:
a.	The merger may not be consummated within the anticipated time period, or at all.
b.	We may fail to obtain shareholder approval of the merger agreement.
c.	We may fail to secure the termination or expiration of any waiting period applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act.”
d.	Other conditions to the consummation of the merger under the merger agreement may not be satisfied.

e.	All or part of the debt or equity financing to be obtained by Parent may become unavailable.
f.
The significant limitations on remedies contained in the merger agreement may limit or entirely prevent us from specifically enforcing Parent’s obligations under the merger agreement or recovering damages for any breach by Parent.

(2)	The effects that any termination of the merger agreement may have on us and our business, including the risks that:
a.	Our stock price may decline significantly if the merger is not completed.
b.	The merger agreement may be terminated in circumstances requiring us to pay Parent a termination fee of $20.38 million.
c.
The circumstances of the termination, including the possible imposition of a 12-month tail period during which the termination fee could be payable upon certain subsequent transactions, may have a chilling effect on alternatives to the merger.

(3)	The effects that the announcement or pendency of the merger may have on us and our business, including the risks that as a result:
a.	Our business, operating results or stock price may suffer.
b.	Our current plans and operations may be disrupted.
c.	Our ability to retain or recruit key employees may be adversely affected.
d.	Our business relationships (including customers, franchisees and suppliers) may be adversely affected.
e.	Our management’s or employees’ attention may be diverted from other important matters.
(4)	The effect of limitations that the merger agreement places on our ability to operate our business, return capital to shareholders or engage in alternative transactions.
(5)	The nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the merger and instituted against us and others.
(6)	The risk that the merger and related transactions may involve unexpected costs, liabilities or delays.
(7)	Other economic, business, competitive, legal, regulatory, and/or tax factors.
(8)
The risks described from time to time in our reports filed with the SEC under the heading “Risk Factors,” including Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2023, subsequent Quarterly Reports on Form 10-Q and in our other filings with the SEC.

All forward-looking statements are qualified by, and should be considered together with, these cautionary statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which such statements were made.
Except as required by applicable law, we undertake no obligation to update forward-looking statements (whether as a result of new information, future events or otherwise). However, we do advise you to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.
Date of Mailing
We expect that this proxy statement, the related form of proxy, and notice of special meeting will first be sent to shareholders on or about    , 2024.

PROXY STATEMENT SUMMARY
Below is a very brief summary of certain of the information included in this proxy statement that we consider most significant. This summary does not address all of the material topics covered by this proxy statement, nor does it include all of the material information provided by this proxy statement on any topic. Please refer to the complete proxy statement for additional information and before you vote.
The Special Meeting
Time:	Central Time
Date:	, 2024
Website:	www.virtualshareholdermeeting.com/SRDX24SM
Record Date:	, 2024
Voting Eligibility:
Shareholders as of the close of business on the record date are entitled to vote, and each share of our common stock is entitled to one vote on all matters to be voted on. As of the close of business on the record date for the special meeting, there were     shares of our common stock outstanding and expected to be entitled to vote at the special meeting. There are no other securities outstanding and entitled to vote at the special meeting.

Admission:	Only shareholders and authorized guests may attend the virtual meeting.
Proposals Under Consideration
The following table summarizes each of the proposals to be considered and voted upon at the special meeting, including for each the vote required for approval, the voting recommendation of our board of directors, and the page number in this proxy statement where you can begin to find more information.
No.	Proposal	Voting Requirement	Voting Recommendation	See Page
1	Merger Proposal. To approve the Merger Agreement, dated as of May 28, 2024, by and among Surmodics, Inc., BCE Parent, LLC, and BCE Merger Sub, Inc., pursuant to which Surmodics, Inc. would be acquired by way of a merger and become a wholly owned subsidiary of BCE Parent, LLC, which we refer to as the “merger proposal.”	At least shares (which represents a majority of all shares of our common stock outstanding as of the record date)	FOR	68
2	Golden Parachute Proposal. To approve, in a non-binding advisory vote, certain compensation that may be paid or become payable to our named executive officers in connection with the merger, which we refer to as the “golden parachute proposal.”	More shares voted “FOR” than “AGAINST” (subject to the presence of a quorum)	FOR	69
3	Adjournment Proposal. To approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting, which we refer to as the “adjournment proposal.”	The greater of (a) shares (which represents a majority of the minimum number of shares entitled to vote that would constitute a quorum) and (b) a majority of all shares of our common stock represented at the special meeting, virtually or by proxy, and entitled to vote at the special meeting	FOR	70

The Parties
Surmodics, Inc. (referred to in this proxy statement as “we,” “us,” “our,” “Surmodics,” or the “company”) is a Minnesota corporation. We are a leading provider of performance coating technologies for intravascular medical devices and chemical and biological components for in vitro diagnostic immunoassay tests and microarrays. We also develop and commercialize highly differentiated vascular intervention medical devices that are designed to address unmet clinical needs and engineered to the most demanding requirements.
BCE Parent, LLC (referred to in this proxy statement as “Parent”) is a Delaware limited liability company controlled by funds affiliated with GTCR and will be capitalized, in part, by such funds.
BCE Merger Sub, Inc. (referred to in this proxy statement as “Merger Sub”) is a Minnesota corporation and wholly owned subsidiary of Parent formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement.
GTCR LLC (referred to in this proxy statement as “GTCR”) is a Delaware limited liability company. GTCR is a leading private equity firm with a long track record of investment expertise across healthcare and healthcare technology. GTCR is not a party to the merger agreement, but Parent is controlled by GTCR and will be capitalized in part by certain funds advised by GTCR, which we refer to as the “GTCR Funds.”
For more information about these parties, see “Parties” on page 19.
The Merger Proposal
We are asking you to approve a proposal to approve the merger agreement and thereby adopt the merger agreement as a plan of merger. The merger agreement provides, among other things, that at the effective time of the merger, Merger Sub will be merged with and into the company. The company will continue as the surviving corporation in the merger. As a result of the merger, the company will be delisted from the Nasdaq Global Select Market, which we refer to as “Nasdaq,” and deregistered under the Securities Exchange Act of 1934, which we refer to as the “Exchange Act,” and will become a wholly owned subsidiary of Parent. See “The Merger—The Merger and Its Effects” on page 21 and “The Merger Agreement—Structure and Corporate Effects of the Merger” on page 51.
A copy of the merger agreement is attached as Appendix A. For a discussion of certain terms and conditions of the merger agreement, see the section entitled “The Merger Agreement” on page 51. For a discussion of certain other considerations related to the merger, see the section entitled “The Merger” on page 21. For a discussion of the merger proposal, see “The Merger Proposal (Proposal #1)” on page 68. The following subsections of this summary highlight certain information contained in these sections.
The Merger
Effects of the Merger on our Common Stock; Merger Consideration
As a result of the merger, each share of our common stock that is issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $43.00 in cash, without interest, which we refer to as the “merger consideration,” and less any applicable withholding taxes, except for (1) any shares of the company issued as a restricted stock award pursuant to the company’s 2009 Equity Incentive Plan or 2019 Equity Incentive Plan and, in each case, that remains unvested and subject to forfeiture thereunder, (2) any shares that are directly or indirectly owned by Parent, any of its subsidiaries, or any of our subsidiaries, which, collectively, we refer to as the “cancelled shares,” and (3) any dissenting shares (as described under “The Merger Agreement—Effect of the Merger on Our Common Stock” on page 51). Such shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder thereof will cease to have any rights with respect thereto, except the right to receive the merger consideration. See “The Merger—The Merger and Its Effects” on page 21 and “The Merger Agreement—Effect of the Merger on Our Common Stock” on page 51.
Treatment of Company Options and Company RSUs
The merger agreement provides for the treatment set forth below with respect to the awards held by Surmodics non-employee directors, executive officers and other employees at the effective time:
Surmodics Stock Option Awards. Each Surmodics stock option award that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be cancelled in exchange for an amount in cash, without interest, equal to the product of (i) the excess, if any, of $43.00 over the exercise price per share of our common stock subject to such option multiplied by (ii) the number of shares of our common stock subject to such option, net of any taxes withheld. Following the effective time of the merger, no Option (as defined in the merger agreement) that was outstanding immediately prior to the effective time of the merger shall remain outstanding and each former holder of an Option shall cease to have any rights with respect thereto, except the right to receive the consideration (if any) in exchange for such Option, as applicable.
Surmodics Restricted Stock Unit Awards. Each RSU (as defined in the merger agreement) that is outstanding immediately prior to the effective time of the merger agreement, whether vested or unvested, shall terminate and be cancelled as of immediately prior to the effective time of the merger in exchange for the right to receive a lump-sum cash payment, without interest, equal to the product of (i) $43.00 multiplied by (ii) the number of shares of our common stock subject to such RSU, net of any taxes withheld.
Surmodics Restricted Shares. Each Restricted Share (as defined in the merger agreement) that is outstanding immediately prior to the effective time of the merger shall terminate and be cancelled as of immediately prior to the effective time of the merger in exchange for the right to receive a lump-sum cash payment, without interest, equal to the product of (i) $43.00 multiplied by (ii) the number of shares of our common stock subject to such restricted stock award, net of any taxes withheld.
Payment for Common Stock in the Merger
Promptly after the effective time of the merger, Parent will cause a paying agent to mail to each holder of record of shares of our common stock whose shares were converted into the right to receive the merger consideration (1) a letter of transmittal and (2) instructions for effecting the surrender of certificates or book-entry shares formerly representing shares of our common stock in exchange for the merger consideration. Upon surrender of certificates or book-entry shares, as applicable, to the paying agent together with the letter of transmittal, completed and executed in accordance with the instructions to the letter of transmittal, and such other documents as may customarily be required by the paying agent, the holder of such certificates (or effective affidavits of loss in lieu of certificates) or book-entry shares will be entitled to receive the merger consideration for all such shares, net of applicable withholding taxes, and such shares will be cancelled. Do not send in your certificates now. See “The Merger Agreement—Payment for Common Stock in the Merger” on page 52.
Surmodics without the Merger
If the merger agreement is not approved by our shareholders or if the merger is not consummated for any other reason, our shareholders will not receive any payment for their shares of our common stock. Instead, we will remain a public company, our common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same risks and uncertainties as they currently are, including, among other things, risks and uncertainties related to general industry, economic and market conditions. See “The Merger—Surmodics Without the Merger” on page 21.
Material U.S. Federal Income Tax Consequences
The exchange of our common stock for cash pursuant to the merger will generally be a taxable transaction to “U.S. holders” for U.S. federal income tax purposes.
A Non-U.S. Holder (as defined in the section of this information statement captioned “The Merger—Material U.S. Federal Income Tax Consequences”) will generally not be subject to U.S. federal income tax on any gain resulting from the exchange of our common stock pursuant to the merger, unless such holder has certain connections to the United States. However, the merger could be a taxable transaction to such holder under non-U.S. tax laws applicable to such holder.
A more complete description of the U.S. federal income tax consequences of the merger is provided under “The Merger—Material U.S. Federal Income Tax Consequences” on page 46.
Timing of the Merger and Related Contingencies
Timing of the Merger
The closing of the merger is to take place on the third business day after the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in the merger agreement (other than any such conditions that by their nature only can be satisfied on the closing date, which shall be required to be so satisfied or waived on the closing date), or on another date we and Parent may mutually agree in writing. However, we cannot predict the exact timing of completion of the merger. The date on which the closing occurs is referred to as the “closing date.” See “The Merger Agreement—Timing of the Merger” on page 51.
Conditions to Completion of the Merger
The respective obligations of the company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our shareholders, receipt of certain regulatory approvals, the absence of any legal prohibitions to the consummation of the merger, the accuracy of the representations and warranties of the parties, a lack of a material adverse effect on the company and compliance by the parties with their respective obligations under the merger agreement, in each case, as set forth further therein. For a description of these conditions, see “The Merger Agreement—Conditions to Completion of the Merger” on page 63.
Financing of the Merger
We anticipate that the total amount of funds necessary to consummate the merger and the related transactions will be funded through a combination of (1) up to $287.3 million of equity financing to be provided by the GTCR Funds and (2) up to $450 million of debt financing to be provided by a group of financial institutions, which is subject to the terms and conditions of commitment letters executed in connection with signing of the merger agreement. The merger is not conditioned upon receipt of financing by Parent, but there are limitations on our ability to enforce the merger agreement if the debt financing is not funded. See “The Merger—Financing of the Merger” on page 40.
Concurrently with the execution of the merger agreement, the GTCR Funds also provided a limited guaranty in favor of the company (the “guarantee”). Pursuant to the limited guarantee, the GTCR Funds have agreed to guarantee the due and punctual payment and performance of Parent of the parent termination fee and the parent regulatory fee (each as defined below) subject to (i) the terms and conditions set forth in the merger agreement and the limited guarantee and (ii) the maximum aggregate liability amount, which is capped at $53,170,000. See “The Merger Agreement—Termination Fees” on page 66.
Regulatory Approvals
Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the consummation of the merger under the HSR Act has expired or been terminated. The consummation of the merger is not conditioned on any other antitrust or competition law regulatory filings in the United States or in any other jurisdiction.
For more information about regulatory approvals relating to the merger, see “The Merger—Regulatory Approvals” on page 46.
Our Board’s Recommendation and Related Considerations
Board Recommendation
Our board of directors unanimously recommends that you vote “FOR” approval of the merger proposal, which we refer to as the “board recommendation.” In making the board recommendation, our board of directors considered a number of factors potentially weighing in favor of the merger, and also considered and balanced against these factors a number of uncertainties, risks, restrictions and other factors potentially weighing against the merger. For a summary of the reasons for our board of directors’ recommendation in favor of the merger, see “The Merger—Reasons for our Board’s Recommendation in Favor of the Merger” on page 29.
Additional information about the process leading to our board of directors’ approval of the merger and the execution of the merger agreement can be found under “The Merger—Background to the Merger” on page 21.
Opinion of Our Financial Advisor
We engaged Jefferies LLC (“Jefferies”) as financial advisor to Surmodics in connection with the merger. As part of this engagement, Jefferies delivered a written opinion, dated May 27, 2024, to our board of directors as to the fairness, from a financial point of view and as of such date, of the merger consideration to be received by holders of our common stock (other than, as applicable, Parent, Merger Sub and their respective affiliates) pursuant to the merger agreement. The full text of Jefferies’ opinion, which describes various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Appendix B to this proxy statement and is incorporated herein by reference. Jefferies’ opinion was provided for the use and benefit of our board of directors (in its capacity as such) in its evaluation of the merger consideration from a financial point of view and did not address any other aspect of the merger or any other matter. Jefferies’ opinion did not address the relative merits of the merger or other transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to Surmodics, nor did it address the underlying business decision by Surmodics to engage in the merger. Jefferies’ opinion did not constitute a recommendation to our board of directors, and does not constitute a recommendation to any securityholder, as to how to vote or act with respect to the merger or any other matter. The summary of Jefferies’ opinion set forth herein is qualified in its entirety by reference to the full text of Jefferies’ opinion.
See “The Merger—Opinion of Our Financial Advisor” on page 32.
Change in Board Recommendation
The merger agreement provides that our board of directors may not (i) fail to take, withhold, withdraw or rescind (or modify in a manner adverse to Parent), or publicly propose to withhold, withdraw or rescind (or amend, modify or qualify in a manner adverse to Parent), the board recommendation; (ii) fail to include the board recommendation and other board actions in the proxy statement; (iii) adopt, approve, recommend or declare advisable, or publicly propose to adopt, approve, recommend or declare advisable or recommend the adoption of any takeover proposal (as defined under “The Merger Agreement—No Solicitation; Alternative Proposals” on page 57); (iv) following the commencement of any tender offer or exchange offer that constitutes a takeover proposal, fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act, against any takeover proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act and issue a press release expressly reaffirming the recommendation of our board of directors to approve the merger agreement within ten business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer within ten business days after Parent requests a reaffirmation of the recommendation of our board of directors to approve the merger agreement (or if the company shareholders meeting is to occur prior to the tenth business day, such period ending on the earlier of (x) the business day prior to the company shareholder meeting and (y) the third business day after such request); (v) following the public announcement of a takeover proposal or the public announcement of an intention to make a takeover proposal, other than the commencement of a tender or exchange offer contemplated by clause (iv), fail to issue a press release expressly reaffirming the recommendation of our board of directors to approve the merger agreement within ten business days after Parent requests a reaffirmation thereof (or if the company shareholders meeting is to occur prior to the tenth day, such period ending on the earlier of (x) the business day prior to the company shareholders meeting and (y) the third business day after such request); (vi) or resolve, agree or publicly propose to take any of the foregoing actions.
Notwithstanding the foregoing, but subject to certain significant conditions, at any time prior to the time the requisite company shareholder vote is obtained, our board of directors may (x) make an adverse recommendation change in response to a “superior proposal” or in response to an “intervening event” or (y) terminate the merger agreement in order to enter into a definitive agreement providing for the implementation of a superior proposal, in each case, which may result in a fee being payable. See “The Merger Agreement—Change in Board Recommendation” on page 59.
Interests of our Directors and Executive Officers in the Merger
In considering the recommendation of our board of directors that you vote for the merger proposal, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a shareholder. These interests are summarized under “The Merger—Interests of our Directors and Executive Officers in the Merger” on page 42. Our board of directors was aware of these interests in approving the merger agreement and the merger and in recommending that the merger agreement be approved and adopted by the shareholders of the company.
The compensation that may be paid or become payable to our named executive officers in connection with the merger is subject to a non-binding advisory vote of the company’s shareholders, as described below in “The Golden Parachute Proposal (Proposal #2)” on page 69.
We currently expect that our directors and officers will vote their shares in favor of the merger proposal, the golden parachute proposal and the adjournment proposal, although they have no obligation to do so.

If the merger proposal is approved, the shares of our common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of our common stock held by all other shareholders of the company.
Certain Other Terms of the Merger Agreement
The merger agreement contains a range of representations and warranties, covenants, and additional agreements. Certain of these terms are summarized below, and additional detail is provided in the section entitled “The Merger Agreement” on page 51. A copy of the merger agreement is attached as Appendix A. We encourage you to read the merger agreement carefully and in its entirety because the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.
“No-Shop” Restrictions
The merger agreement provides that we shall not, shall cause our Subsidiaries not to, and shall not authorize or permit our and our Subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives to (and shall direct and use commercially reasonable efforts to cause our and our Subsidiaries’ representatives to not), directly or indirectly (1) initiate, solicit, or knowingly encourage or facilitate (including through the furnishing of any nonpublic information) the submission or announcement of, or otherwise cooperate with or assist in, any takeover proposal or any inquiry, indication of interest or proposal that would reasonably be expected to lead to any takeover proposal, (2) participate in any discussions or negotiations with any person with respect to any takeover proposal or any inquiry, indication of interest or proposal that would reasonably be expected to lead to a takeover proposal, (3) furnish to any person information or data or provide to any person access to the business, properties, assets or personnel of the company or any of its subsidiaries, in each case for the purposes of encouraging or facilitating, or that would reasonably be expected to lead to, a superior proposal, (4) adopt, approve, endorse or recommend any takeover proposal or any proposal that would reasonably be expected to lead to a takeover proposal, (5) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any takeover proposal (other than an acceptable confidentiality agreement) or any contract requiring the company to abandon, terminate or fail to consummate the transactions, (6) submit any takeover proposal to a vote of the shareholders of the company; (7) subject to the terms of the merger agreement, grant any waiver or amendment or release under any standstill or any confidentiality agreement in any way related to a takeover proposal, or (8) resolve, agree or publicly propose to do any of the foregoing.
Notwithstanding these restrictions, we may enter into and participate in discussions or negotiations with a third party in response to an unsolicited bona fide written takeover proposal made after the execution of the merger agreement and that did not result from a breach of the merger agreement, including the no-shop restrictions, and may furnish information to such third party if our board of directors has determined in good faith, after consultation with outside legal counsel and our financial advisor, as applicable, that such takeover proposal is or is reasonably likely to result in a superior proposal and failure to take such action would be reasonably likely to be inconsistent with our board of directors’ fiduciary duties under applicable law.
For more information on these no-shop restrictions, see “The Merger Agreement—No Solicitation; Alternative Proposals” on page 57.
Termination of the Merger Agreement
The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger proposal by our shareholders, by the mutual written consent of the company and Parent. Subject to certain conditions and exceptions as set forth in the merger agreement, the merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:
•	by either the company or Parent, if:
○
the merger has not become effective on or before February 28, 2025 (which we refer to as the “outside date,” and which may be extended in certain circumstances for up to 270 days in total, under specified circumstances);

○	a final and nonappealable order, injunction, judgment or law is in effect enjoining or otherwise prohibiting the merger; or
○	our shareholders do not approve the merger agreement when a final vote is taken on the merger proposal at the special meeting.

•	by the company:
○
if (1) there is a breach or inaccuracy in Parent’s or Merger Sub’s representations and warranties, or if Parent or Merger Sub has failed to perform any of its covenants or agreements in the merger agreement; (2) such breach, inaccuracy or failure would have a Parent Material Adverse Effect (as defined in the merger agreement); and (3) such breach, inaccuracy or failure is not capable of being cured prior to the outside date or, if curable, is not cured within the earlier of (i) 20 business days of written notice to Parent of such breach, inaccuracy or failure and (ii) the outside date;

○
in order to accept a superior proposal that did not result from a breach of the merger agreement, including the no-shop restrictions, and enter into a definitive agreement providing for such superior proposal immediately following or concurrently with the termination of the merger agreement; or

○
if (1) all of the closing conditions in the merger agreement have been and continue to be satisfied or waived (other than those conditions that by their nature only can be satisfied at the closing), (2) Parent, in violation of the terms of the merger agreement, fails to consummate the merger in accordance on the date on which the closing should have occurred, (3) following such failure by Parent to consummate the merger in violation of the terms of the merger agreement, the company has provided irrevocable written notice to Parent that the company is ready, willing and able to consummate the closing on such date of such notice and at all times during the two business day period immediately thereafter and (4) Parent fails to consummate the merger within such two business day period after delivery by the company to Parent of such notice.

•	by Parent, if:
○
(1) there is a breach or inaccuracy in our representations and warranties, or if we have failed to perform any of our covenants or agreements in the merger agreement; (2) such breach, inaccuracy or failure would give rise to the failure of certain closing conditions; and (3) such breach, inaccuracy or failure is not capable of being cured prior to the outside date or, if curable, is not cured within the earlier of (i) 20 business days of written notice to us of such breach, inaccuracy or failure and (ii) the outside date; or

○
our board of directors makes an adverse recommendation change or approves, adopts or recommends any takeover proposed or approves or recommends, or enters into or allows us to enter into, a merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive Contract (other than an Acceptable Confidentiality Agreement) providing for a takeover proposal, or we fail to include the board recommendation in this proxy statement.

For more information on the circumstances in which the merger agreement may be terminated, and the effects of any such termination, see “The Merger Agreement—Termination” on page 64.
Termination Fees
We have agreed to pay Parent a termination fee of $20,380,000, if the merger agreement is terminated in certain circumstances, including:
(1)
if Parent terminates the merger agreement upon (a) our board of directors making an adverse recommendation change; (b) our failure to include the board recommendation in favor of the merger proposal in this proxy statement; (c) our board of directors approving or recommending a takeover proposal or (d) our board of directors approving, recommending or entering into or allowing the company to enter into a merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive Contract (other than an acceptable confidentiality agreement) providing for a takeover proposal;

(2)	if we terminate the merger agreement in order to accept an unsolicited bona fide superior proposal; or
(3)
if (a) the merger agreement is terminated by us or Parent for the failure to close before the outside date or for the failure to obtain shareholder approval, or the merger agreement is terminated by Parent for our material, uncured breach of the merger agreement; (b) after the execution and delivery of the merger agreement but before such termination, a takeover proposal is made to our board of directors or becomes publicly known and is not withdrawn; and (c) within 12 months after the termination, we enter into a definitive agreement providing for any transaction contemplated by any takeover proposal (regardless of when made) or consummate any takeover proposal (regardless of when made).
Parent has agreed to pay us a termination fee of $50,170,000, if the merger agreement is terminated in certain circumstances, including if the merger agreement is terminated by us or Parent for (a) the failure to close before the outside date (i.e., circumstance 1 in the table above under “Termination” on page 64), if all of the mutual conditions precedent to the merger (other than limited conditions pertaining to certain regulatory impediments, and those conditions that by their nature can only be satisfied at the closing but which are then capable of being satisfied at the closing on such date) have been satisfied or waived; or (b) a final and nonappealable order, injunction, judgment or law is in effect enjoining or otherwise prohibiting the merger (i.e., circumstance 2 in the table above under “Termination” on page 64), as a result of a judgment issued pursuant to certain regulatory conditions.
Parent has also agreed to pay us a termination fee of $47,030,000 in other circumstances, including:
•	if we terminate the merger agreement for Parent’s material, uncured breach of the merger agreement (i.e., circumstance 7 in the table above under “Termination” on page 64); or
•	if we terminate the merger agreement for Parent’s failure to close (i.e., circumstance 8 in the table above under “Termination” on page 64).
Limitation on Remedies
The merger agreement provides that any claim or cause of action based upon, arising out of, or related to the merger agreement may only be brought against persons that are expressly named as parties to the merger agreement (or a party to any such other agreement referenced in the merger agreement). In addition, we have specifically waived any claims or rights against any debt financing source, agreed not to support any suit, action or proceeding made against any debt financing source, and agreed to cause dismissal or termination of any suit, action or proceeding against any debt financing source by or on behalf of the company, its subsidiaries and representatives, in each case, arising out of or relating to the merger agreement, related financing documentation and related transactions.
If paid, the payment of any termination fees is deemed to be liquidated damages in a reasonable amount that will compensate the recipient for any and all losses or damages suffered or incurred by the non-paying party in connection with the merger, merger agreement and related transactions. Upon payment of any such termination fee and any payment of enforcement costs (as described in the merger agreement), the party paying such termination fee shall not have any further liability, whether pursuant to a claim in contract or tort, at law or in equity or otherwise.
For more information on the limitations on remedies in connection with the merger, see “The Merger Agreement—Limitations on Remedies” on page 66.
Specific Enforcement
Parent, Merger Sub and the company are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the performance of terms and provisions of the merger agreement. However, we are not entitled to enforce or seek enforcement of Parent’s obligations to cause the equity financing to be consummated or to consummate the merger unless certain circumstances are satisfied as described in the section entitled “The Merger Agreement—Specific Enforcement” on page 67.
Golden Parachute Payments
In addition to the merger proposal, shareholders will be asked to advise in a non-binding vote to approve certain compensation that may be paid or become payable to our named executive officers in connection with the merger. We refer to this as the golden parachute proposal. The inclusion of this proposal is required by the SEC rules; however, the approval of this proposal is not a condition to the completion of the merger and the vote on this proposal is an advisory vote by shareholders and is not binding on the company or Parent. If the merger agreement is approved by our shareholders and the merger is completed, the merger-related compensation payments that are contractually required to be paid by the company will or may be paid to the company’s named executive officers in accordance with the terms of their compensation agreements and arrangements even if our shareholders do not approve this proposal.
For more information on the golden parachute proposal, see “The Golden Parachute Proposal (Proposal #2)” on page 69. For more information on the payments that our named executive officers may receive in connection with the merger, see “The Merger—Interests of our Directors and Executive Officers in the Merger” on page 42.

Dissenters’ Rights
If the merger agreement is approved by our shareholders at the special meeting and the merger is consummated, any of our shareholders who do not vote in favor of the merger agreement and who otherwise strictly comply with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act will be entitled to demand payment for the fair value of their shares and an appraisal of the fair value of those shares. The rights of dissenting shareholders under the Minnesota Business Corporation Act are discussed under “The Merger—Dissenters’ Rights” on page 48. Any exercise of dissenters’ rights must be in accordance with the procedures set forth in Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, which sections are attached as Appendix C to this proxy statement.

QUESTIONS AND ANSWERS
Below are brief answers to some of the key questions that we anticipate you might have. These questions do not address all of the material topics covered by this proxy statement, nor do the answers include all of the material information provided by this proxy statement. Please refer to the complete proxy statement for additional information and before you vote.
Q:	Why am I receiving this document?
A:
On May 28, 2024, the company entered into a definitive agreement providing for the company to be acquired by way of a merger and become a wholly owned subsidiary of Parent. You are receiving this document in connection with the solicitation of proxies by our board of directors in favor of the proposal to approve the merger agreement, which we refer to as the merger proposal, and related proposals to be voted on at the special meeting. In addition, this document is our formal notice to you of your dissenters’ rights under Minnesota law.

Q:	What is a proxy?
A:
A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of our common stock is called a “form of proxy” or “proxy card.” Our board of directors has designated each of Gary R. Maharaj and Gordon S. Weber, and each of them with full power of substitution, as proxies for the special meeting.

Q:	When and where is the special meeting?
A:	The special meeting will be held virtually at www.virtualshareholdermeeting.com/SRDX24SM on , 2024, at Central Time.
In certain circumstances, the special meeting could be adjourned to another time or place. All references in our proxy materials to the special meeting include any adjournment or postponement of the special meeting.
Q:	Who can vote at the special meeting?
A:
Only holders of record of our common stock as of the close of business on    , 2024, the record date for the special meeting, are entitled to receive these proxy materials and to vote their shares at the special meeting. As of the close of business on the record date, there were    shares of our common stock outstanding and entitled to vote at the special meeting, held by approximately    holders of record. Each share of our common stock issued and outstanding as of the record date will be entitled to one vote on each matter submitted to a vote at the special meeting.

Q:	What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?
A:
If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered, with respect to those shares, to be the “shareholder of record.” In this case, we have sent this proxy statement and your proxy card to you directly.

If your shares are held through a broker, bank or other nominee, you are considered the “beneficial owner” of the shares of our common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, to be the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following their instructions for voting. You are also invited to attend the special meeting and vote your shares virtually.
Q:	What matters will be voted on at the special meeting?
A:	You will be asked to consider and vote on the following proposals:
•	to approve the merger agreement (which we describe in greater detail on page 51);

•
to approve, in a non-binding advisory vote, certain compensation that may be paid or become payable to our named executive officers in connection with the merger (which we describe in greater detail on page 69); and

•
to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting (which we describe in greater detail on page 16).

Q:	What is the proposed merger and what effects will it have on the company?
A:
The proposed merger is the acquisition of the company by Parent pursuant to the merger agreement. If the merger proposal is approved by the holders of our common stock and the other closing conditions under the merger agreement are satisfied or waived, Merger Sub will merge with and into the company, with the company continuing as the surviving corporation. As a result of the merger, the company will become a wholly owned subsidiary of Parent. We would de-list our common stock from Nasdaq and de-register our common stock under the Exchange Act as soon as reasonably practicable following the effective time of the merger, and at such time, we will no longer be a publicly traded company and will no longer file periodic reports with the SEC. If the merger is consummated, you will not own any shares of the capital stock of the surviving corporation.

Q:	What happens if the merger is not completed?
A:
If the merger agreement is not approved by our shareholders or if the merger is not consummated for any other reason, our shareholders will not receive any payment for their shares of common stock in connection with the merger. Instead, we will remain a public company, the common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and we will continue to file periodic reports with the SEC.

Under specified circumstances, we may receive payment from or be required to pay to Parent a termination fee upon or following the termination of the merger agreement, as described under “The Merger Agreement—Termination Fees” on page 66.
Q:	What will I receive if the merger is completed?
A:
Upon completion of the merger, you will be entitled to receive the merger consideration of $43.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $4,300.00 in cash in exchange for your shares of our common stock, less any applicable withholding taxes. Following the merger, you will not own shares in the surviving corporation.

Q:	How does the merger consideration compare to the market price of the company’s common stock prior to the public announcement of the merger agreement?
A:
The merger consideration represents a premium of approximately (i) 23% to our closing stock price on May 28, 2024, the last trading day before the public announcement of the merger agreement and (ii) 41% to the company’s 30-trading day volume-weighted average closing price through May 28, 2024.

Q:	What will the holders of company equity awards, such as Options, RSUs and Restricted Shares, receive in the merger?
A:
At the effective time of the merger, all of our then-outstanding equity awards will be treated as summarized below and as described in more detail under “The Merger Agreement—Treatment of Company Equity Awards” on page 52. These payments made in exchange for the cancellation of company equity awards will be made shortly following the effective time of the merger, without interest and subject to any applicable withholding tax.

Stock Options. Each then-outstanding and unexercised option to purchase shares of our common stock, whether vested or unvested, will be cancelled in exchange for an amount in cash, without interest, equal to the product of (i) the excess, if any, of $43.00 over the exercise price per share of our common stock subject to such option multiplied by (ii) the number of shares of our common stock subject to such option, net of any taxes withheld. Each option to purchase shares of our common stock with a per share exercise price greater than or equal to $43.00 (so called “underwater” or out-of-the money options), whether vested or unvested, will be cancelled without consideration.

Restricted Stock Units. Each then-outstanding RSU will be cancelled in exchange for an amount in cash, without interest, equal to the product of (i) $43.00 multiplied by (ii) the number of shares of our common stock subject to such RSU, net of any taxes withheld.
Restricted Share. Each then-outstanding award of Restricted Share will be cancelled in exchange for an amount in cash, without interest, equal to the product of (i) $43.00 multiplied by (ii) the number of shares of our common stock subject to such restricted stock award, net of any taxes withheld.
Q:	What will happen to the company’s Employee Stock Purchase Plan?
A:
Our amended 1999 Employee Stock Purchase Plan, which we refer to as the “ESPP,” will be terminated effective the earlier of (1) the end of the current offering period and (2) the fifth trading day immediately prior to the anticipated closing date. The accumulated contributions of each participant will be used to purchase shares of our common stock on a special exercise date shortly prior to the merger, and any remaining contributions that are not used to purchase shares of our common stock will be refunded without interest.

We have “frozen” the ESPP during the pendency of the merger, which means (1) we will not commence any new offering periods under the ESPP after the current offering period expires, (2) existing payroll deductions will continue in effect until shortly prior to the effective time of the merger (or, if earlier, the expiration of the current offering period), (3) payroll deductions may not be increased (other than increases made in accordance with payroll deduction elections that were in effect as of the date of the merger agreement), and (4) individuals cannot commence participation in the ESPP.
Q:	When do you expect the merger to be completed?
A:
We are working toward completing the merger as soon as possible after the date of the special meeting, and currently expect to consummate the merger during the second half of calendar year 2024. However, the exact timing of completion of the merger cannot be predicted because the merger is subject to conditions, including approval of the merger agreement by our shareholders and the receipt of regulatory approval. See “The Merger Agreement—Timing of the Merger” on page 51 and “The Merger Agreement—Conditions to Completion of the Merger” on page 63.

Q:	Are appraisal or dissenters’ rights available under Minnesota law?
A:
Yes. As a holder of our common stock, you are entitled to exercise dissenters’ rights under the Minnesota Business Corporation Act in connection with the merger if you timely take certain actions and meet certain conditions. See “The Merger—Dissenters’ Rights” on page 48.

Q:	Will I be subject to U.S. federal income tax upon the exchange of company common stock for cash pursuant to the merger?
A:
Generally, yes, if you are a U.S. holder. The exchange of our common stock for cash pursuant to the merger generally will require a U.S. holder to recognize a gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the amount of cash received by such U.S. holder pursuant to the merger plus the amount used to satisfy any applicable withholding taxes and (2) such U.S. holder’s adjusted tax basis in the shares of our common stock surrendered pursuant to the merger.

A Non-U.S. Holder (as defined in the section of this information statement captioned “The Merger—Material U.S. Federal Income Tax Consequences”) will generally not be subject to U.S. federal income tax on any gain resulting from the exchange of our common stock pursuant to the merger, unless such holder has certain connections to the United States. However, the merger could be a taxable transaction to such holder under non-U.S. tax laws applicable to such holder.
Backup withholding may apply to the cash payment made pursuant to the merger unless the holder or other payee provides a valid taxpayer identification number or other applicable IRS form and complies with certain certification procedures or otherwise establishes an exemption from backup withholding.
A more complete description of the U.S. federal income tax consequences of the merger is provided under “The Merger—Material U.S. Federal Income Tax Consequences” on page 46.

Q:	How do I attend the special meeting?
A:
You may attend the special meeting virtually exclusively at www.virtualshareholdermeeting.com/SRDX24SM. All shareholders, regardless of size, resources or physical location, eligible to attend the special meeting will be able to participate via webcast and will be able to communicate with us and ask questions before and during the special meeting.

Q:	What vote of company shareholders is required to approve the merger agreement?
A:
Approval of the merger agreement requires that shareholders holding a majority of the shares of our common stock outstanding at the close of business on the record date for the special meeting and entitled to be cast on such proposal vote “FOR” the merger proposal. A failure to vote your shares of our common stock or an abstention from voting will have the same effect as a vote “AGAINST” the merger proposal. If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct such broker, bank or other nominee how to vote your shares, such failure to instruct your broker, bank or other nominee will have the same effect as a vote “AGAINST” the merger proposal.

Q:	How does the company’s board of directors recommend that I vote?
A:	Our board of directors unanimously recommends that our shareholders vote “FOR” each of the proposals.
For a discussion of the factors that our board of directors considered in determining to recommend the approval of the merger agreement, please see the section entitled “The Merger—Reasons for our Board’s Recommendation in Favor of the Merger” on page 29. In addition, in considering the recommendations of our board of directors, you should be aware that some of our directors and executive officers have potential interests that may be different from, or in addition to, the interests of our shareholders generally. For a discussion of these interests, please see the section entitled “The Merger—Interests of our Directors and Executive Officers in the Merger” on page 42.
Q:	How do the company’s directors and officers intend to vote?
A:	We currently expect that our directors and officers will vote their shares in favor of the merger proposal and the golden parachute proposal, although they have no obligation to do so.
Q:
Why am I being asked to cast a non-binding advisory vote to approve certain “golden parachute” compensation that may be payable to the company’s named executive officers in connection with the consummation of the merger?

A:
Section 14A of the Exchange Act requires Surmodics to seek a non-binding, advisory vote regarding compensation that may be paid or become payable by Surmodics to its named executive officers in connection with the merger. If the merger agreement is approved by our shareholders and the merger is completed, the merger-related compensation will be paid to the Company’s named executive officers in accordance with the terms of their compensation agreements and arrangements, regardless of the outcome of the non-binding, advisory vote of our shareholders. See the section entitled “The Golden Parachute Proposal (Proposal #2)” on page 69.

Q:	What will happen if stockholders do not approve the Golden Parachute Proposal?
A:
Approval of the Golden Parachute Proposal is not a condition to completion of the merger. The vote with respect to the Golden Parachute Proposal is an advisory vote and will not be binding on Surmodics or Parent. If the merger proposal is approved by our shareholders and the merger is completed, the compensation that may be paid or become payable by Surmodics to its named executive officers in connection with the merger will or may be paid to Surmodics’ named executive officers pursuant to the terms of the applicable arrangement even if shareholders fail to approve the Golden Parachute Proposal.

Q:	What do I need to do now? How do I vote my shares of company common stock?
A:
We urge you to read this entire document carefully, including its appendices and the documents incorporated by reference, and to consider how the merger affects you. Your vote is important, regardless of the number of shares of our common stock you own. You’ll find voting instructions on page 17 of this proxy statement or on the enclosed proxy card or voting instruction card. You can vote your shares virtually at the special meeting or over the internet, by telephone or by mail.

Q:	Can I revoke my proxy?
A:
Yes. Any shareholder giving a proxy may revoke it at any time prior to its use at the special meeting by giving written notice of the revocation to the Secretary of the company, or by submitting a subsequent proxy by internet, telephone or by mail. Attendance and voting at the special meeting is sufficient to revoke a proxy. Proxies not revoked will be voted in accordance with the choices specified by shareholders on the proxy card for that purpose.

Q:	Will my shares of company common stock held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?
A:
No. Because any shares of our common stock you may hold in “street name” are legally held by a different shareholder (that is, your bank, broker or other nominee) than any shares of our common stock you hold of record, any shares of our common stock held in “street name” will not be combined for voting purposes with shares of our common stock you hold of record. Similarly, if you own shares of our common stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares of our common stock because they are held in a different form of record ownership. Shares of our common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Please indicate title or authority when completing and signing the proxy card. Shares of our common stock held in an individual retirement account must be voted under the rules governing the account. This means that, to ensure all your shares are voted at the special meeting, you should read carefully any proxy materials received and follow the instructions included therewith.

Q:	What does it mean if I get more than one proxy card or voting instruction card?
A:
If your shares of our common stock are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards and voting instruction cards you receive (or submit each of your proxies by telephone or the internet, if available to you) to ensure that all of your shares of our common stock are voted.

Q:	What happens if I sell my shares of company common stock before completion of the merger?
A:
In order to receive the merger consideration, you must hold your shares of our common stock through completion of the merger. Consequently, if you transfer your shares of our common stock before completion of the merger, you will have transferred your right to receive the merger consideration in the merger.

The record date for shareholders entitled to vote at the special meeting is earlier than the consummation of the merger. If you transfer your shares of our common stock after the record date but before the closing of the merger, you will have the right to vote at the special meeting but not the right to receive the merger consideration. We urge you to vote even if you have subsequently transferred your shares.
Q:	Should I send in my stock certificates or other evidence of ownership now?
No. If the merger is completed, the paying agent will send information to our shareholders of record explaining how to exchange shares of our common stock for the merger consideration. You should not send in your company stock certificates before you receive these transmittal materials. If your shares of our common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to receive the merger consideration. Do not send in your certificates now.
Q:	Where can I find the voting results of the special meeting?
A:
We intend to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that we file with the SEC are publicly available when filed. See “Where You Can Find More Information” on page 75.

Q:	Where can I find more information about the company?
A:	You can find more information about us from various sources described in the section entitled “Where You Can Find More Information” on page 75.

Q:	Who can help answer my other questions?
A:
If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement or the enclosed proxy card, please contact our proxy solicitor, MacKenzie Partners, Inc., which we refer to as “MacKenzie,” by telephone at (800) 322-2885 or by email at proxy@mackenziepartners.com.

THE SPECIAL MEETING
The Special Meeting
Date, Time, Place
We will hold a special meeting of shareholders virtually at www.virtualshareholdermeeting.com/SRDX24SM at     Central Time on   , 2024.
Purpose
The purpose of the special meeting is to consider and vote upon the following proposals:
1.
Merger Proposal. To approve the Merger Agreement, dated as of May 28, 2024 (as it may be amended from time to time), by and among the company, Parent and Merger Sub, pursuant to which the company would be acquired by way of a merger and become a wholly owned subsidiary of Parent. For more information on this proposal, see “The Merger Proposal (Proposal #1)” on page 68.

2.
Golden Parachute Proposal. To approve, in a non-binding advisory vote, certain compensation that may be paid or become payable to our named executive officers in connection with the merger. For more information on this proposal, see “The Golden Parachute Proposal (Proposal #2)” on page 69.

3.
Adjournment Proposal. To approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting. For more information on this proposal, see “The Adjournment Proposal (Proposal #3)” on page 70.

Our board of directors unanimously recommends our shareholders vote “FOR” each of these proposals.
Other Business
Neither management nor the board of directors knows of any matters to be presented at the special meeting other than the matters described above. Applicable Minnesota law and our bylaws prohibit the transaction at the special meeting of any business that is not stated in the notice of special meeting.
Admission
Only shareholders and authorized guests may attend the meeting.
Adjournment
Although it is not currently expected, we may adjourn the special meeting one or more times, including if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting. The meeting may be adjourned either (1) pursuant to a vote of our shareholders on the adjournment proposal or (2) as otherwise permitted by the Minnesota Business Corporation Act or our bylaws.
All references in our proxy materials to the special meeting include any adjournment or postponement of the special meeting.
Record Date – Who Can Vote – Shares Outstanding
Our board of directors has fixed   , 2024 as the record date for the special meeting. Shareholders of record as shown on our books at the close of business on the record date will be entitled to vote at the special meeting. Persons who were not shareholders on the record date will not be eligible to vote.
At the close of business on the record date, there were    shares of our common stock issued and outstanding. The common stock is our only outstanding class of capital stock.

How to Cast Your Vote
Your vote is important! Please cast your vote as soon as possible, using the instructions on the enclosed proxy card.
The company’s board of directors unanimously recommends that you vote “FOR” each of the proposals.
You may vote in one of the following ways:
By internet before the special meeting:
You may access the website at www.proxyvote.com to cast your vote 24 hours a day, 7 days a week. You will need your control number found in the proxy card or voting instruction card. Follow the instructions provided to obtain your records and create an electronic ballot.

By mail:
Mark, sign and date each proxy card or voting instruction card you receive and return it in the postage-paid envelope provided or to the location indicated on the proxy card or voting instruction card.

By telephone:	You may cast your vote by telephone at 1-800-690-6903. You will need your control number found on your proxy card or voting instruction card.
By internet at the special meeting:
You may attend the special meeting and vote your shares at www.virtualshareholdermeeting.com/SRDX24SM during the meeting. You will need your control number found in the proxy card or voting instruction card.

If you have any questions or need assistance voting, please contact MacKenzie, our proxy solicitor assisting us in connection with the special meeting, toll-free at (800) 322-2885 or by email at proxy@mackenziepartners.com.
Proxies will be voted as directed therein. If you sign and return the enclosed proxy card or submit a proxy by telephone or over the internet and do not specify how your shares are to be voted, your shares will be voted “FOR” the merger proposal, “FOR” the golden parachute proposal and “FOR” the adjournment proposal.
Revoking Your Proxy
Any shareholder of record giving a proxy may revoke it at any time prior to its use at the special meeting by giving written notice of the revocation to the Secretary of the company, or by submitting a subsequent proxy by internet, telephone or by mail. Attendance at the special meeting is not, by itself, sufficient to revoke a proxy unless written notice of the revocation or a subsequent proxy is delivered to the Secretary of the company before the revoked or superseded proxy is used at the special meeting. Proxies not revoked will be voted in accordance with the choices specified by shareholders on the proxy for that purpose.
If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also revoke your previous voting instructions by voting online during the special meeting.
Voting Intentions of Our Directors and Officers
We currently expect that each of our directors and executive officers will vote their shares in favor of the merger proposal and the golden parachute proposal, although they have no obligation to do so.
Voting Procedures and Technicalities
One Vote per Share
Each share of our common stock is entitled to one vote on each matter to be voted upon at the special meeting. Holders of our common stock are not entitled to cumulative voting rights.

Quorum
A “quorum” is the minimum number of shareholders who must be present at the special meeting for business to be conducted. The holders of least    shares of our common stock (which represents a majority of the voting power of the shares expected to be entitled to vote at the special meeting) will be a quorum for a vote to be taken on the merger proposal and the golden parachute proposal.
If a quorum is present when the special meeting is convened, the shareholders present may continue to transact business until adjournment, even if the withdrawal of shareholders originally present leaves less than a quorum.
Abstentions
If a shareholder indicates on their proxy that they wish to abstain from voting, including banks, brokers or other nominees holding their customers’ shares who cause abstentions to be recorded, these shares are considered present and entitled to vote at the special meeting and those shares will count toward determining whether or not a quorum is present at the meeting. An abstention will have the same effect as a vote against the merger proposal and the adjournment proposal, but will have no effect on the golden parachute proposal.
Broker Non-Votes
If a shareholder who holds their shares through a bank, broker or other nominee does not give instructions to the bank, broker or other nominee as to how to vote the shares, the bank, broker or other nominee has authority under applicable stock exchange rules to vote those shares for or against “routine” proposals. However, banks, brokers and other nominees without discretionary authority cannot vote on their customers’ behalf on “non-routine” proposals. All of the proposals to be considered at the special meeting are “non-routine.”
If a bank, broker or other nominee does not receive voting instructions as to a non-routine proposal and does not have discretionary authority to vote on the proposal, a “broker non-vote” may occur. Shares that are subject to broker non-votes are considered not entitled to vote, and therefore will not count toward determining whether or not a quorum is present at the meeting and will be ignored for purposes of determining the outcome of any vote on the golden parachute proposal or the adjournment proposal. However, a broker non-vote will have the same effect as a vote against the merger proposal.
Solicitation of Proxies
The company will pay all solicitation expenses in connection with this proxy statement and related proxy soliciting material of the board of directors, including the preparation and assembly of the proxies and soliciting material and the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock.
We have retained MacKenzie to assist our board of directors in the solicitation of proxies for the special meeting, and we expect to pay MacKenzie $20,000, plus reimbursement of out-of-pocket expenses. Proxies may be solicited by mail, personal interview, email, telephone, or via the internet by MacKenzie or, without additional compensation, by certain of our directors, officers and employees.

PARTIES
Surmodics
Surmodics, Inc. (referred to in this proxy statement as “we,” “us,” “our,” “Surmodics,” or the “company”) is a Minnesota corporation originally incorporated in June 1979.
Surmodics is a leading provider of performance coating technologies for intravascular medical devices and chemical and biological components for in vitro diagnostic immunoassay tests and microarrays. Surmodics develops and commercializes highly differentiated vascular intervention medical devices that are designed to address unmet clinical needs and engineered to the most demanding requirements. This key growth strategy leverages the combination of the company’s expertise in proprietary surface modification and drug-delivery coating technologies, along with its device design, development and manufacturing capabilities. The company’s mission is to improve the detection and treatment of disease. Surmodics is headquartered in Eden Prairie, Minnesota.
Our common stock is currently listed on Nasdaq under the ticker symbol “SRDX.”
The members of our board of directors are:
•	Susan E. Knight, Chair
•	José H. Bedoya
•	David R. Dantzker, M.D.
•	Lisa W. Heine
•	Ronald B. Kalich
•	Gary R. Maharaj
Our current executive officers are:
•	Gary R. Maharaj, President and Chief Executive Officer
•	Timothy J. Arens, Senior Vice President of Finance and Information Technology and Chief Financial Officer
•	Charles W. Olson, Senior Vice President and President, Medical Device Coatings
•	Teryl L.W. Sides, Senior Vice President and President, Vascular Interventions
•	Joseph J. Stich, Senior Vice President Human Resources and President, In Vitro Diagnostics
•	Gordon S. Weber, Senior Vice President of Legal, General Counsel and Secretary
Our principal executive offices are located at 9924 West 74th Street, Eden Prairie, Minnesota 55344, and our telephone number is +1 (952) 500-7000. Our investor website is surmodics.gcs-web.com. The information contained on, or accessible through, our website is not incorporated into this proxy statement. More information about the company, our board of directors, and our executive officers is available as described under “Where You Can Find More Information” on page 75.
BCE Parent
BCE Parent, LLC (referred to in this proxy statement as “Parent”) is a Delaware limited liability company controlled by funds affiliated with GTCR and will be capitalized, in part, by such funds. It was formed on May 23, 2024 for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement.
Merger Sub
BCE Merger Sub, Inc. (referred to in this proxy statement as “Merger Sub”) is a Minnesota corporation and a wholly owned subsidiary of Parent. Merger Sub was formed on May 23, 2024 solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, and it currently has no other business or operations. Upon completion of the merger, Merger Sub will cease to exist and the company will continue as the surviving corporation.

GTCR
GTCR LLC (referred to in this proxy statement as “GTCR”) is a Delaware limited liability company. GTCR is a leading private equity firm with a long track record of investment expertise across healthcare and healthcare technology. GTCR is not a party to the merger agreement, but Parent is controlled by the following funds affiliated with GTCR and will be capitalized, in part, by such funds: GTCR Strategic Growth Fund I/B LP, GTCR Strategic Growth Fund I/C LP and GTCR Strategic Growth Co-Invest I LP, each of which is a Delaware limited partnership (collectively, the “GTCR Funds”).
In connection with the merger, the GTCR Funds have agreed to capitalize Parent with up to $287,300,000, subject to the terms and conditions set forth in an equity commitment letter entered into by the GTCR Funds and Parent. For more information about the equity commitment letter, see “The Merger—Financing of the Merger.”
The principal executive offices for GTCR, Parent and Merger Sub are located at 300 North LaSalle, Suite 5600, Chicago, IL 60654, and its telephone number is (312) 382-2200.

THE MERGER
The Merger and its Effects
If the merger agreement is approved by our shareholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the company, and the separate corporate existence of Merger Sub will cease. The company will be the surviving corporation in the merger and will continue its corporate existence as a Minnesota corporation and a wholly owned subsidiary of Parent.
Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, each share of our common stock issued and outstanding immediately before the effective time of the merger (other than cancelled shares, dissenting shares and shares subject to restricted stock awards) will be converted into the right to receive $43.00 in cash, without interest and less any applicable withholding taxes. At the effective time of the merger, our current shareholders will cease to have ownership interests in the company or rights as its shareholders. Therefore, our current shareholders will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value.
Our common stock is currently registered under the Exchange Act and is quoted on Nasdaq under the symbol “SRDX.” As a result of the merger, the company will cease to be a publicly traded company and will be a wholly owned subsidiary of Parent. Following the consummation of the merger, our common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and the company will no longer be required to file periodic reports with the SEC with respect to our common stock, in each case in accordance with applicable law, rules and regulations.
Surmodics Without the Merger
If the merger agreement is not approved by our shareholders or if the merger is not consummated for any other reason, our shareholders will not receive any payment for their shares of our common stock. Instead, we will remain a public company, our common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and we will continue to file periodic reports with the SEC. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, general industry, economic and market conditions. If the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. From time to time, if the merger is not consummated, our board of directors will evaluate and review our business operations, properties, dividend policy and capitalization and, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize shareholder value. If the merger agreement is not approved by our shareholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.
If the merger agreement is terminated, under specified circumstances, we may receive from or be required to pay Parent a termination fee, as described under “The Merger Agreement—Termination Fees.”
Background to the Merger
The following chronology summarizes certain key events and contacts that led to the signing of the merger agreement. It does not purport to catalogue every conversation among our board of directors, members of our management, or the company’s representatives and other parties.
During the past several years, as part of the company’s ongoing strategic-planning process, our board and management regularly reviewed and assessed, among other things, the company’s long-term strategic goals and opportunities, the competitive environment for our products, short- and long-term performance in light of the company’s strategic plan, our liquidity and capital resources, and the market performance of our common stock, with the goal of enhancing shareholder value.
On October 26, 2022, at its first regularly scheduled meeting of our 2023 fiscal year, our board discussed the need to balance enhancing near-term shareholder value with investments in our strategic initiatives to create long-term shareholder value. These discussions included concerns about balancing the potential benefits that could be realized from successful development and commercialization of a portfolio of drug-coated balloon (“DCB”) devices, including our SurVeil DCB, and of a portfolio of medical devices for vascular interventional treatments, including our Pounce thrombectomy systems and Sublime radial access platform (the “VI Products”), against the significant risk, uncertainty and cost associated with those opportunities.
In October and November 2022, in response to the discussion at the October 2022 board meeting, our management worked informally with two investment banking firms, as potential financial advisors, to identify potential strategic options for enhancing shareholder value.
On December 1, 2022, at a regularly scheduled meeting of our board, Timothy J. Arens (our Chief Financial Officer) presented management’s perspective, informed by its work with the two investment banking firms, on several potential corporate actions for enhancing shareholder value, an overview of the potential advantages and disadvantages of each, and critical factors to be considered in those potential actions.
In December 2022 through early February 2023, the company’s management met with representatives of three potential financial advisors, including Jefferies, one of the two investment banks mentioned above and another investment bank, regarding potential transactions to enhance shareholder value.
On January 19, 2023, the company announced that it had received a letter from the U.S. Food and Drug Administration (the “FDA”) indicating that the premarket approval (“PMA”) application for the company’s SurVeil DCB was not then approvable in the form it had been submitted to the FDA. The price of the company’s common stock fell from $37.34 per share on the trading day before the announcement to close at $26.38 per share on the day of the announcement.
On January 30, 2023, in light of the decision of the FDA to request additional information and data related to the PMA application for the company’s SurVeil DCB product, the company initiated certain organizational changes designed to align its human resources with its business needs and to reduce its use of cash.
On February 9, 2023, at a regularly scheduled meeting of our board, Mr. Arens presented the perspectives of the three investment banking firms with which management recently had met regarding a potential asset sale of the company’s VI Products, a potential sale of the remaining company after the dispositions of the assets of the VI Products, the order and timetable of such potential transactions, and other potential alternatives that could enhance shareholder value. The board directed Mr. Arens to continue to work with the three investment banking firms to review various potential strategic alternatives.
On April 11, 2023, at a special meeting of our board, which was also attended in part by Mr. Arens and Gordon S. Weber (our Senior Vice President of Legal), Mr. Arens reported that management forecasted that the company eventually would need to borrow additional funds to implement its existing long-term strategy. Mr. Arens presented a variety of alternative potential transactions that management had developed with input from the three investment banking firms to enhance shareholder value or increase the company’s capital resources over the near term, noting the estimated time frame and potential values associated with each.
On June 17, 2023, the company received an unsolicited letter from a Party A, a financial sponsor, expressing interest in acquiring all outstanding shares of the company’s common stock at a cash purchase price in the range of $31.00 to $33.00 per share. The closing price of the company’s common stock was $25.08 per share on June 16, 2023, the last trading day before the letter was received.
Early on June 20, 2023, before the open of the United States stock markets, the company announced that the FDA had approved a revised PMA application for the company’s SurVeil DCB. The price of the company’s common stock closed at $29.12 per share on the day of the announcement.
On June 22, 2023, at a regularly scheduled meeting of our board, the board considered and discussed the unsolicited proposal received from Party A. At the meeting, Gary S. Maharaj (our Chief Executive Officer and one of our directors) also presented information on potential alternative strategic scenarios either to enhance long-term shareholder value by continuing to pursue the company’s strategic initiatives or to realize short-term shareholder value by pursuing one or more corporate transactions. Mr. Arens reported on the requirements and status of preparation for a variety of transactions to enhance near-term shareholder value or increase the company’s capital resources. Mr. Arens also reported on certain financial metrics in selected precedent transactions related to certain of the alternative strategic scenarios that he presented. The board unanimously directed the company’s management to reject the unsolicited indication of interest from Party A, after concluding that it did not adequately reflect the company’s value. The board also directed management to continue its development and analysis of various potential strategic alternatives. As a follow-up, shortly after the meeting, the chair of the board sent Mr. Maharaj a list of questions regarding different potential corporate transactions to enhance near-term shareholder value or increase the company’s capital resources that the board requested management to address at a subsequent special meeting of the board of directors.
On June 26, 2023, Mr. Maharaj notified Party A that our board had rejected its unsolicited proposal.
On July 20, 2023, at a special meeting of our board, which was also attended by Mr. Weber and in part by Mr. Arens and representatives of Jefferies, the board discussed various potential corporate transactions involving different groups of the company’s assets and different transaction structures, and their potential impact on shareholder value and timetables. The potential corporate transactions included, among others, a possible sale of the VI Products and a possible sale of the entire company in an equity transaction either following or in lieu of a sale of the VI Products. Mr. Weber reviewed the legal implications of the alternative corporate transactions and Mr. Arens discussed additional financial aspects of those transactions. Management also addressed the questions raised by the board following its June 22 board meeting. During the meeting, the board directed management to engage Jefferies as a financial advisor to the company given, among other things, Jefferies’ substantial experience in merger and acquisition transactions and familiarity with the industry in which the company operates. The board also directed management to initiate a process to seek to sell the assets of the VI Products in an initial transaction.
In August and early September 2023, Mr. Maharaj initiated informal discussions with representatives of two medical device companies regarding their interest in acquiring some or all of assets of the VI Products. Both parties were referred to Jefferies for inclusion in the subsequent process and were among the 19 potential acquirors described below.
Throughout August and September 2023, the company prepared marketing materials for the sale of the VI Products assets.
On September 21, 2023, at a regularly scheduled meeting of our board, the board received an update on the developments since its last meeting and approved the terms of Jefferies’ engagement to act as the company’s financial advisor in connection with a potential sale of the VI Products and a potential sale of the company as a whole, whether following or in lieu of a sale of the VI Products. Later that day, the company and Jefferies executed a formal letter agreement related to the engagement.
From September 21 to October 4, 2023, our management worked with Jefferies to continue preparing marketing materials for the sale of the assets of the VI Products and to identify parties potentially interested in acquiring such assets. In developing the list of potentially interested parties, given the state of development of the VI Products and the significant ongoing cash needs and medical device scale that would be needed for development and commercialization, management focused on operating companies with existing businesses that could be a complementary strategic fit.
On October 5, 2023, management authorized Jefferies to begin an outreach on behalf of the company to potentially interested parties, which outreach was commenced later that day. Ultimately, approximately 19 potential acquirors of the VI Products were contacted, all of which were strategic acquirors. Of the 19 parties contacted, five expressed interest in learning more about the VI Products and ultimately executed non-disclosure agreements with the company. Each of these non-disclosure agreements contained “standstill” restrictions that automatically ceased to apply upon the public announcement of certain transactions (including the merger). During October and November 2023, management met, together with Jefferies, with four of the five parties that had expressed interest in the VI Products and provided certain additional confidential information regarding the VI Products to those parties.
On October 23, 2023, our board held a special meeting, which was also attended in part by Messrs. Arens and Weber. At the meeting, the board received an update from Mr. Arens regarding the process and timing for a potential sale of the VI Products and for a potential sale of the entire company either following or in lieu of a sale of the VI Products.
By the end of November 2023, each of the four parties that had received a management presentation declined to proceed with a transaction. The fifth party, Party B, became engaged in the process later than the others, and had not yet indicated whether it was interested in receiving more information about the VI Products.
On December 5, 2023, our board held a regularly scheduled meeting, which was also attended in part by Messrs. Arens and Weber, Joel Suiter (our Director of Corporate Development), and representatives of Jefferies. At the meeting, Messrs. Maharaj, Arens, Suiter and Weber and Jefferies provided the board with an update on the VI Products sale process. Jefferies also discussed with the board various potential strategic alternatives for the company if the VI Products sale did not occur. Those alternatives included the potential sale of the company as a whole, including the VI Products. A discussion then ensued regarding certain risks and considerations associated with conducting a broadly marketed process for a sale of the company, including risks of management distractions at a critical time in the commercialization of the company’s SurVeil DCB product and VI Products, risks of widespread disclosure of the company’s trade secrets and other confidential information, and risks of maintaining the confidentiality of an auction process. At the conclusion of the meeting, the board authorized management to prepare materials regarding a potential sale of the entire company for evaluation by a selected group of potential counterparties discussed with the board at the meeting and to work with Jefferies to provide the materials to those parties if Party B declined to proceed with an acquisition of the VI Products.
On January 16, 2024, management representatives made a presentation to representatives of Party B regarding the VI Products.
On January 23, 2024, at a special meeting of our board, which was also attended in part by Mr. Arens, management provided an update on discussions with Party B regarding a potential acquisition of the VI Products and the anticipated timeframe for feedback from that party. Mr. Maharaj described the process management intended to take, if Party B declined to pursue an acquisition of the VI Products, to explore the interest of a selected group of counterparties in an acquisition of the company, as authorized by the board at its December 5, 2023 meeting. Management reviewed a preliminary draft of the projections that the company anticipated including in the materials to be provided to parties potentially interested in acquiring the company, which projections were subsequently refined and included in the confidential information package provided to interested parties.
On January 24, 2024, Party B informed the company that it did not intend to pursue an acquisition of the VI Products.
On January 24 and 25, 2024, management worked with Jefferies to identify a short list of financial sponsors that would be appropriate for a targeted outreach soliciting interest in an acquisition of the company as a whole, ultimately identifying three financial sponsors, including GTCR, Party C and Party D.
On January 25, 2024, in accordance with the company’s directives, Jefferies began contacting the three financial sponsors. Each of the three parties negotiated and executed a non-disclosure agreement with the company and, on February 9, 2024, received a confidential information package regarding the company. These non-disclosure agreements, and the non-disclosure agreements subsequently executed by Party E and Party A, each contained “standstill” restrictions that automatically ceased to apply upon the public announcement of certain transactions (including the merger). Party C very shortly thereafter declined to participate further in the process, but each of GTCR and Party D continued to engage and scheduled a meeting with management to learn more about the company.
On January 28, 2024, an investment bank acting on behalf of another third-party financial sponsor, Party E, separately reached out to the company to request a meeting regarding the future of the company. The company referred this unsolicited inquiry to Jefferies, and Party E executed a non-disclosure agreement with the company and received the confidential information package on February 9, 2024.
Company management, together with Jefferies, then met with each of GTCR, Party D and Party E between February 14 and 15, 2024 for management presentations. Shortly following the management presentations, Party D declined to participate further in the process.
In light of Parties C and D declining to participate further in the process, on February 23, 2024, Jefferies suggested to company management that a fifth financial sponsor, Party F, be contacted to maintain a competitive dynamic in the sale process. Party F was suggested because an acquisition of the company was believed to fit the investment profile for one of its funds. Mr. Maharaj agreed and Jefferies contacted Party F later that day. Party F signed a non-disclosure agreement with the company (which did not contain any “standstill” provision) and received the confidential information package on February 29, 2024. Ultimately, Party F indicated that it was not interested in an acquisition of the entire company.
On March 1, 2024, a process letter was sent to each of GTCR and Party E, requesting that preliminary non-binding indications of interest, including the per share price at which they would be willing to acquire the company, be submitted by March 18, 2024.

On March 18, 2024, GTCR submitted a written preliminary non-binding indication of interest to acquire the company at a price per share of $38.00 to $40.00. Also on March 18, 2024, Party E submitted a written preliminary non-binding indication of interest to acquire the company at a price per share of $41.50 to $43.50. Each indication of interest was expressly subject to completion of due diligence and the negotiation and execution of definitive transaction documents. The reported closing price per share of the company’s common stock on that date was $27.47.
On March 20, 2024, a special meeting of our board was held to review the two written proposals. Messrs. Arens, Suiter and Weber also attended, together with representatives of Jefferies and Faegre Drinker Biddle & Reath LLP (“Faegre Drinker”), outside counsel to the company. At the meeting, Jefferies discussed with the board certain preliminary financial analyses relating to the company and Faegre Drinker reviewed and led a discussion regarding the directors’ fiduciary duties in the context of a potential sale of the company. After discussion, the board directed Jefferies to invite Party E to engage in further due diligence and discussions with the company regarding a potential acquisition, but to communicate to GTCR that its proposal was insufficient for GTCR to advance in the process and encourage GTCR to increase its indicative value range. The board also directed that Mr. Maharaj participate in those conversations along with Jefferies.
The next day, in accordance with our board’s directives, Mr. Maharaj and representatives of Jefferies had calls with Party E and GTCR to convey the board’s feedback. On the call with GTCR, Mr. Maharaj indicated that GTCR’s proposal was below the range required to advance to the next stage of the process.
On March 25, 2024, GTCR submitted a revised written non-binding indication of interest to acquire the company at a price per share of $41.50 to $43.00. The reported closing price per share of the company’s common stock on that date was $27.44.
On March 26, 2024, a special meeting of our board was convened, with certain members of management and representatives of Jefferies and Faegre Drinker in attendance, to review the updated proposal from GTCR. Following discussion, the board directed management and Jefferies to invite GTCR also to engage in further due diligence and discussions regarding a potential acquisition. The board also considered the advantages and disadvantages of soliciting interest from potential strategic acquirors (that is, operating companies not owned by a financial sponsor) of the entire company. The board also considered outreach to additional financial sponsors and discussed with Jefferies the likelihood (or lack thereof) that other financial sponsors might be interested in a transaction at a higher valuation than GTCR or Party E. The board considered a list of potential strategic acquirors, ultimately directing Jefferies and Mr. Maharaj to contact a targeted group of at least three potential strategic acquirors to gauge their interest in an acquisition of the entire company.
Following the board meeting, in accordance with our board’s directives, company management worked with Jefferies to identify a short list of potential strategic acquirors for the additional outreach based on perceived strategic interest and ability to execute a transaction. Five potential strategic acquirors were selected, none of which had been involved in the earlier process exploring a sale of the VI Products.
On March 28, 2024, in accordance with our board’s directives, Jefferies began contacting the five potential strategic acquirors. Ultimately, only two parties – Party G and Party H – expressed interest in learning more about the opportunity to acquire the company. Party G executed a non-disclosure agreement on April 9, 2024, and Party H executed a non-disclosure agreement on April 15, 2024. Party G and Party H each received the confidential information package that had been provided to other interested parties.
On April 1, 2024, a virtual data room containing additional confidential due diligence information regarding the company was made available to GTCR and Party E.
On April 10, 2024, GTCR participated in an in-person due diligence meeting with company management in Eden Prairie, Minnesota.
On April 12, 2024, Party E notified Jefferies that it was withdrawing from the process and declined to further pursue an acquisition of the company based on Party E’s additional due diligence review.
Also on April 12, 2024, Jefferies received an unsolicited inbound inquiry from Party A, expressing interest in a possible acquisition of the company.
On April 16, 2024, a draft of the merger agreement prepared by Faegre Drinker was uploaded to the virtual data room and made available to GTCR. GTCR was requested to provide a detailed markup of the merger agreement prior to submission of a final written acquisition proposal.

On April 17, 2024, Party E contacted Mr. Maharaj to share its reasons for withdrawing from the process.
Later on April 17, 2024, our board met to review recent developments, including Party E’s stated reasons for its withdrawal from the process and the prospects that it might nonetheless reengage in negotiations, the progress that GTCR had made in its due diligence review, and the new unsolicited inquiry from Party A. At the conclusion of the meeting, the board determined to continue to advance discussions with Parties G and H and to commence discussions with Party A.
From April 17 to April 18, 2024, in an effort to reengage Party E in the process, company management had additional due diligence discussions and provided additional due diligence information to Party E.
On April 18, 2024, company management met virtually with each of Parties G and H for a management presentation. The following week, each of them communicated to Jefferies that they were not interested in participating further in the process.
On April 19, 2024, Party A signed a non-disclosure agreement with the company and shortly thereafter received the confidential information package.
On April 23, 2024, Party E communicated to Jefferies reaffirming its decision to withdraw from the process. Party E reiterated this decision in a call with Mr. Maharaj on April 25, 2024.
On April 24, 2024, representatives of GTCR visited the company’s facility in Ireland as part of its confirmatory due diligence.
Later on April 25, 2024, our board met with management and representatives of Jefferies and Faegre Drinker to receive an update on the process, including the progress made with GTCR and Party A, the decisions of Parties G and H not to proceed in the process, the unsuccessful attempt made to reengage with Party E, and process and timing considerations for managing interest from those parties that remained engaged.
On April 29, 2024, company management met virtually with Party A for a management presentation.
Early on May 1, 2024, before the open of the United States stock markets, the company publicly reported its second-quarter earnings and revised full-year forecast. The company also reported the completion of a limited market evaluation and commercial launch of two new mechanical thrombectomy systems for the peripheral venous and arterial vasculatures, the Pounce Venous Thrombectomy System and the Pounce LP Thrombectomy System. On that day, the company’s closing stock price was $33.33 per share, up from $25.69 the prior trading day.
The revised full-year forecast included in our second-quarter earnings release was developed in April 2024 as part of our ordinary course financial planning and analysis, as part of which our management reviewed the company’s actual fiscal year-to-date performance and expectations for the remainder of 2024 and developed a refined annual operating plan, which implied earnings before income tax, depreciation and amortization (EBITDA) 17% lower than the 2024 EBITDA included in the projections previously provided to bidders, primarily due to an increase in forecast operating expenses associated with our VI Products. In response to a request from GTCR regarding alignment between those projections and the year-to-date performance, we provided updated projections for fiscal year 2024 to conform to the refined annual operating plan, without changing the forecasts for future years (which remained the same). These updated projections, which are included in our projections summarized under “Certain Prospective Financial Information,” were provided to the GTCR on May 8, 2024. Our projections, as so updated, were also provided to our board and to Jefferies for its use and reliance in connection with its financial analyses and opinion summarized under “Opinion of Our Financial Advisor.”
On May 8, 2024, representatives of Kirkland & Ellis LLP (“K&E”), outside counsel to GTCR, sent a detailed markup of the merger agreement to representatives of Faegre Drinker. Among other things, the markup (1) provided that Parent would not be obligated to accept any “burdensome condition” in order to avoid any order under antitrust laws that would prevent, impair or delay the closing, (2) introduced the concept of a regulatory reverse termination fee payable by Parent in an amount equal to 5.0% of the company’s equity value, as an exclusive remedy in the case of a failure of the transaction to be completed due to antitrust impediments, (3) introduced provisions relating to Parent’s proposed debt financing, including the concept of a reverse termination fee payable by Parent, in an amount equal to 5.0% of the company’s equity value, as an exclusive remedy and cap on liability in the case of a failure to close due to Parent’s breach of the merger agreement, and (4) proposed an increase of the company termination fee from 2.5% to 3.5% of the company’s equity value.

On May 10, 2024, Faegre Drinker responded in writing to K&E’s markup by reserving comment on the document as a whole but communicating that certain items, including the four points noted above, were most likely to negatively distinguish GTCR’s bid when considered by the company’s board of directors and requested that K&E work with GTCR to include an improved markup as part of GTCR’s May 15 final written bid submission. With respect to the four points noted above, Faegre Drinker communicated that (1) if there is to be any condition on antitrust efforts relating to a “burdensome condition,” it must be a much higher standard such as a material adverse effect on the combined company, (2 & 3) the Parent regulatory reverse termination fee and Parent reverse termination fee should each be on the higher end of the market range (around 8% of the company’s equity value), and (4) the company termination fee should be no more than 3% of the company’s equity value.
On May 13, 2024, Party A submitted a preliminary written non-binding indication of interest to acquire the company at a price per share of $41.00. The indication of interest was expressly subject to completion of due diligence and the negotiation and execution of definitive transaction documents. The reported closing price per share of the company’s common stock on that date was $32.45.
On May 15, 2024, GTCR submitted an updated written non-binding indication of interest to acquire the company at $42.25 per share, the midpoint of the range provided in its most recent prior written non-binding indication of interest. The proposal was accompanied by an updated markup of the merger agreement, which reflected concessions on each of the items identified in Faegre Drinker’s May 10 communication to K&E, and by drafts of debt and equity commitment papers and a limited guarantee to be executed by certain GTCR funds in favor of the company. As part of the proposal, GTCR requested an exclusivity period of five business days to finalize due diligence and transaction documents, including the merger agreement. The reported closing price per share of the company’s common stock on that date was $33.56.
On May 17, 2024, our board met with management and representatives of Jefferies and Faegre Drinker to review the written indications of interest received earlier that week from Party A and GTCR. After discussion, the board directed Jefferies to communicate to Party A that its bid was meaningfully inferior to others received, both in terms of value and remaining due diligence required. The board also directed Jefferies to communicate to GTCR that the company would not be willing to engage in exclusive negotiations with GTCR at its current per share price and to encourage GTCR to submit an improved proposal. That evening, in accordance with the board’s directives, representatives of Jefferies conveyed these messages to representatives of Party A and to representatives of GTCR. Representatives of Faegre Drinker and representatives of Cleary Gottlieb Steen & Hamilton LLP, special antitrust counsel to GTCR, also connected by telephone to discuss certain matters relating to certainty and timing of closing of a transaction with GTCR.
On May 18, 2024, a representative of GTCR called a representative of Jefferies to revise GTCR’s acquisition proposal to $42.50 per share, an increase of 25 cents per share from GTCR’s May 15 proposal. The reported closing price per share of the company’s common stock on May 17, 2024, the most recent trading day, was $34.62. Following discussions among representatives of Jefferies and company management, Mr. Maharaj contacted GTCR to discuss the background for its revised proposal and to assess GTCR’s willingness to further increase the price in exchange for a period of exclusive negotiations.
On May 19, 2024, our board met with management and representatives of Jefferies and Faegre Drinker to discuss the revised GTCR proposal. Following discussion, the board directed Jefferies to communicate to GTCR that the company would be willing to enter exclusivity with GTCR if it increased its proposal to $43.00 per share. Following the meeting, in accordance with the board’s directives, representatives of Jefferies conveyed this message to GTCR.
On May 20, 2024, a representative of GTCR called a representative of Jefferies to deliver a further increased proposal of $43.00 per share, contingent upon exclusivity through May 28, 2024. Thereafter, representatives of K&E and Faegre Drinker negotiated the terms of an exclusivity agreement, which was executed that evening. Following execution of the exclusivity agreement, Faegre Drinker sent revised drafts of the merger agreement, the debt and equity commitment letters, and the guarantee to K&E. Additional due diligence materials, previously withheld given confidentiality considerations, were made available to K&E and GTCR in the virtual data room. The reported closing price per share of the company’s common stock on that date was $35.06.
Thereafter and continuing until the signing of the merger agreement on May 28, 2024, the parties and their representatives engaged in frequent communication to complete due diligence review by GTCR, its financing sources, and the underwriter of its third-party representations and warranties insurance policy, to negotiate and resolve remaining points in the transaction documents, and to align on future public communications relating to the transaction.

On May 23, 2024, K&E sent Faegre Drinker a revised draft of the merger agreement and certain other transaction documents. The revised draft of the merger agreement reflected, among other things, (1) a definition of “burdensome condition,” which limited Parent’s obligations under the antitrust-efforts covenant, tied to a $5 million revenue threshold, (2) a Parent Regulatory Termination Fee equal to 8.0% of the company’s equity value, (3) a Parent Termination Fee equal to 7.5% of the company equity value, and providing that it would serve as an exclusive remedy and cap on liability in the case of a failure to close due to Parent’s breach of the merger agreement, and (4) a company Termination Fee equal to 3.25% of the company’s equity value.
On May 24, 2024, representatives of GTCR spoke with representatives of Jefferies. Among other things, GTCR reconfirmed its proposed purchase price, subject to agreement on the other material terms in the transaction documents.
On May 27, 2024, our board of directors and the compensation committee of the board held a joint meeting that was attended by members of management and representatives of Jefferies and Faegre Drinker. Prior to the meeting, Jefferies provided the board with certain information regarding Jefferies’ material investment banking relationships during the preceding two-year period with GTCR and certain related entities (which information had been updated from information previously provided by Jefferies to the board). Also prior to the meeting, members of the board were provided with the proposed execution version of the merger agreement and other transaction-related documents. At this meeting, Faegre Drinker presented a summary of the material terms of the merger agreement and certain other legal matters, and reviewed with the directors their fiduciary duties under Minnesota law in connection with their consideration of the merger. Also at this meeting, Jefferies reviewed its financial analysis of the merger consideration with our board of directors and rendered an oral opinion, confirmed by delivery of a written opinion dated May 27, 2024, to our board of directors to the effect that, as of such date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as set forth in such opinion, the merger consideration to be received by holders of our common stock (other than, as applicable, Parent, Merger Sub and their respective affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders.
Following consideration and discussion of the proposed merger agreement and the transactions contemplated thereby, the compensation committee of the board unanimously approved the acceleration and cash-out of the company’s equity awards, as contemplated by the merger agreement. In addition, the board unanimously (1) declared that the merger agreement and the transactions contemplated thereby are fair, advisable and in the best interests of the company and its shareholders; (2) approved and declared the merger agreement advisable in accordance with the relevant provisions of the Minnesota Business Corporation Act, (3) directed that the approval of the merger agreement be submitted to a vote, as promptly as practicable, of the shareholders of the company, and (4) recommended that the company’s shareholders approve the merger agreement in accordance with relevant provisions of the Minnesota Business Corporation Act.
Later that day, representatives of K&E and GTCR communicated to representatives of Faegre Drinker and Jefferies that, in light of the Memorial Day holiday, GTCR would need to convene its investment committee for final approval of transaction on the following day.
After the close of the United States stock markets on May 28, 2024, representatives of K&E communicated to representatives of Faegre Drinker that GTCR had obtained the requisite investment committee approval and was prepared to execute the transaction documents. The merger agreement was executed that evening and announced with a joint press release early the following day, May 29, 2024. The reported closing price per share of the company’s common stock on May 28, 2024 was $35.10.

Reasons for our Board’s Recommendation in Favor of the Merger
In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, our board of directors consulted with our executive management and our outside legal and financial advisors.
In recommending that our shareholders vote in favor of the merger proposal, our board of directors also considered a number of factors potentially weighing in favor of the merger, including the following (which are not presented in order of relative importance):
•
Attractive Price. The relationship of the merger consideration of $43.00 in cash per share of our common stock to the historical trading ranges of our common stock and the potential trading range of the common stock absent announcement of the merger agreement. The possibility that absent such announcement it could take a considerable period of time before our common stock would trade at a price in excess of the merger consideration on a present-value basis, if at all, including considering the fact that the merger consideration constitutes a premium of approximately 41.1% volume-weighted average price per share of our common stock over the 30-day period ended on May 28, 2024, the date the merger agreement was executed and the last trading day prior to our announcement of entry into the merger agreement.

•	All-Cash Merger Consideration. The fact that the all-cash merger consideration will provide certainty of value and liquidity to our shareholders.
•
Other Strategic Alternatives. The belief of our board of directors, after a review of our current and historical financial condition, results of operations, prospects, business strategy, management team, competitive position, and the broader industry, including the potential impact (which cannot be quantified numerically) of those factors on the trading price of our common stock, that the value offered to our shareholders under the merger agreement is more certain and favorable to our shareholders than the potential value that might have resulted from the possible alternatives to the merger, including continuing execution of our current strategy as an independent public company. In particular, based on the results of the process to sell the assets relating to the VI Products and the subsequent process for a sale of the company as described in the section above entitled “—Background to the Merger,” the board of directors believes that other strategic alternatives to the merger available to the company at this time would not be superior to the company’s shareholders to the terms and conditions of the merger, taken as a whole.

•	Challenges and Risks. The challenges and risks that we have faced, and would likely continue to face, if we remained an independent, public company, including:
○
We incurred a net loss of $(1.5) million in our fiscal year ended September 30, 2023 and expect to continue to have net losses in the future. We expect to continue to incur significant sales and marketing, research and development, regulatory and other expenses as we continue our commercialization efforts to increase adoption of our products, expand existing relationships with our customers, pursue regulatory clearances or approvals for our planned or future products, conduct clinical trials and registry studies on our existing and planned or future products, and develop new products or add new features to our existing products.

○
Uncertainty as to whether or how the company could raise the additional capital necessary to cover such operating losses and to fund the necessary investment to implement our product development and commercialization strategy, particularly with respect to our VI Products.

○
Competitive considerations within the medical device industry, including the fact that some well-financed, highly competitive biotechnology companies are developing products for the same indications as the company’s products, which present strong competitive challenges to us and our business.

○
We may not be successful in implementing our Surveil DCB and VI Product development and commercialization strategies, which could lead to losses on the investments we are making in connection with this strategy, stranded assets, or asset write-downs, and may result in an adverse impact on our business, financial results, and financial condition.

○	The additional costs and burdens of being a public company.

○
The risks and uncertainties inherent in our ability to execute on our strategic plan and achieve management’s related financial projections, including the other risks and uncertainties described in the section entitled “risk factors” set forth in our Annual Report on Form 10-K for the fiscal year ended September 30, 2023.

○	Volatility in our financial performance resulting from various factors, including the factors described above.
•
Opinion of Our Financial Advisor. The opinion, dated May 27, 2024, of Jefferies to our board of directors as to the fairness, from a financial point of view and as of such date, of the merger consideration to be received by holders of our common stock (other than, as applicable, Parent, Merger Sub and their respective affiliates) pursuant to the merger agreement, which opinion was based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as further described under the heading “—Opinion of Our Financial Advisor.”

•	High Likelihood of Closing. The likelihood that the merger would be completed based on, among other things:
○	our board of directors’ belief that there were not likely to be significant antitrust or other regulatory impediments to the closing;
○
the agreement of Parent to use reasonable best efforts to take, all actions necessary, proper or advisable to consummate the merger as promptly as reasonably practicable, subject to certain exceptions;

○	our board of directors’ belief that the outside date provisions of the merger agreement allow for sufficient time to complete the merger;
○
the fact that the conditions to the closing of the merger are specific and limited in scope and that the definition of “material adverse effect” in the merger agreement contains certain carve-outs that make it less likely that adverse changes in our business between announcement and closing of the merger will provide a basis for Parent to refuse to consummate the merger;

○
our board of directors’ perception that GTCR and Parent are willing to devote the resources necessary to complete the merger in an expeditious manner based upon, among other things, the business reputation and capabilities of GTCR and the provisions of the merger agreement requiring Parent to pay us a reverse termination fee of $50,170,000 under specified circumstances, generally relating to a failure of the merger to be completed due to certain regulatory impediments, or a reverse termination fee of $47,030,000 in certain other circumstances, generally related to a failure by Parent to consummate the merger when required to do so pursuant to the terms of the merger agreement;

○	the fact that there is no financing condition to the completion of the merger in the merger agreement;
○
the representation of Parent that it has, through a combination of committed financing and existing cash and cash equivalents, all funds necessary for the payment of the aggregate merger consideration; and

○	the receipt of debt and equity commitment letters, the terms thereof and the reputation of the parties providing the commitment, which increase the likelihood of the financing being available.
•	Superior Offers. Our board of directors’ view that the terms of the merger agreement would not preclude or unreasonably deter a superior offer from another party, considering:
○
our board of directors’ right under the merger agreement to respond to third parties submitting unsolicited acquisition proposals by providing non-public information subject to an acceptable confidentiality agreement, and to engage in negotiations or substantive discussions with any such person, if our board of directors, prior to taking any such actions, determines in good faith (after consultation with its financial advisor and legal counsel, as applicable) that (i) the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law and (ii) the competing proposal either constitutes a superior proposal or is reasonably likely to constitute or result in a superior proposal;

○
our ability to terminate the merger agreement to enter into an alternative acquisition agreement that our board of directors determines to be a superior proposal, subject to certain conditions, including Parent’s matching right and payment of a termination fee to Parent; and

○
our board of directors’ belief that the termination fee of $20,380,000, representing approximately 3.25% of the equity value of the company, payable by the company under specified circumstances, generally relating to alternative acquisition proposals or an adverse change in the company’s board of directors’ recommendation in favor the merger, is reasonable in light of, among other things, the benefits of the merger to our shareholders, the typical size of such fees in similar transactions and the likelihood that a fee of such size would not be preclusive or unreasonably restrictive of other offers.

•
Shareholder Approval. The fact that the merger is subject to approval by our shareholders, and our board of directors’ right, under certain circumstances, to withhold, withdraw, rescind or adversely modify its recommendation that our shareholders approve the merger agreement.

•	Dissenters’ Rights. The availability of dissenters’ rights to our shareholders who comply with specified procedures under Minnesota law.
In its deliberations concerning the merger and the other transactions contemplated by the merger agreement, our board of directors also considered and balanced against the factors potentially weighing in favor of the merger a number of uncertainties, risks, restrictions and other factors potentially weighing against the merger, including the following (not necessarily in order of relative importance):
•
Opportunity Costs. The fact that the merger would preclude our shareholders from having the opportunity to realize the potential long-term value of the successful execution of our current strategy as an independent public company or to otherwise participate in any future earnings or growth or in any future appreciation in value of shares of our common stock.

•	Taxation. The fact that receipt of the all-cash merger consideration would be a taxable transaction to those of our shareholders that are treated as U.S. holders for U.S. federal income tax purposes.
•	No-Shop Restrictions. The restrictions in the merger agreement on our ability to actively solicit competing bids to acquire our company.
•
Deterrence of Termination Fee. The fact that, under specified circumstances, we may be required to pay fees and expenses in the event the merger agreement is terminated and the effect this could have on us, including:

○
the possibility that the $20,380,000 termination fee payable by us to Parent upon the termination of the merger agreement under certain circumstances could discourage other potential acquirors from making a competing proposal, although our board of directors believed that the termination fee was reasonable in amount and would not unduly deter any other party that might be interested in acquiring us; and

○	if the merger is not consummated, we will generally be required to pay our own expenses associated with the merger agreement and the transactions contemplated thereby.
•
Disruptions to Our Business. The significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to consummate the merger, which could disrupt our business operations. There are also restrictions on our conduct of business prior to completion of the merger, which could delay or prevent us from undertaking business opportunities that may arise or taking other actions with respect to our operations during the pendency of the merger, whether or not the merger is completed.

•
Impact on Key Relationships. The potential harm that the announcement and pendency of the merger, or the failure to complete the merger, may cause to our relationships with our employees (including making it more difficult to attract and retain key personnel and the possible loss of key management and other personnel), vendors, distributors, development partners and customers.

•
Failure to Satisfy Conditions. The fact that, although we expect the merger to be consummated if the merger proposal is approved by our shareholders, there can be no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied.

•	Financing Uncertainty. The risks and potential delays related to the financing of the merger.

•
Limitations on Remedies. The terms of the merger agreement that significantly limit our remedies if Parent fails to complete the merger when required to do so, whether as a result of a failure of its financing or otherwise.

•
Impact on Share Price. The fact that the market price of our common stock could be affected by many factors, including: (1) if the merger agreement is terminated, the reason or reasons for such termination and whether such termination resulted from factors adversely affecting us; (2) the possibility that, as a result of the termination of the merger agreement, possible acquirors may consider us to be an unattractive acquisition candidate; and (3) the possible sale of our common stock by short-term investors following an announcement that the merger agreement was terminated.

•
Interests of Insiders. The fact that certain of our directors and executive officers may have interests in the merger that may be deemed to be different from, or in addition to, those of our shareholders, as described under “—Interests of our Directors and Executive Officers in the Merger.”

•	Regulatory Approval. The fact that the completion of the merger would require antitrust clearance in the United States.
•
Litigation Risk. The inherent risk of litigation in relation to the sale of the company, including potential shareholder litigation in connection with the execution of the merger agreement and the consummation the merger.

After taking into account all of the factors set forth above, as well as others, our board of directors concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger to our shareholders.
The foregoing discussion of factors considered by our board of directors is not intended to be exhaustive but summarizes the material factors considered by our board of directors. In light of the variety of factors considered in connection with its evaluation of the merger, our board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Moreover, each member of our board of directors applied his or her own personal business judgment to the process and may have given different weight to different factors. Our board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. Our board of directors based its recommendation on the totality of the information presented. It should be noted that this explanation of the reasoning of our board of directors and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth under “Introduction—Forward-Looking Statements” on page iii.
Opinion of Our Financial Advisor
We retained Jefferies as financial advisor to Surmodics in connection with the merger. In connection with this engagement, our board of directors requested that Jefferies evaluate the fairness, from a financial point of view, of the merger consideration to be received by holders of our common stock (other than, as applicable, Parent, Merger Sub and their respective affiliates) pursuant to the merger agreement. At a meeting of our board of directors held on May 27, 2024 to evaluate the merger, Jefferies rendered an oral opinion, confirmed by delivery of a written opinion dated May 27, 2024, to our board of directors to the effect that, as of such date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as set forth in such opinion, the merger consideration to be received by holders of our common stock (other than, as applicable, Parent, Merger Sub and their respective affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders.
The full text of Jefferies’ opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Appendix B to this proxy statement and is incorporated herein by reference. Jefferies’ opinion was provided for the use and benefit of our board of directors (in its capacity as such) in its evaluation of the merger consideration from a financial point of view and did not address any other aspect of the merger or any other matter. Jefferies’ opinion did not address the relative merits of the merger or other transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to Surmodics, nor did it address the underlying business decision by Surmodics to engage in the merger. Jefferies’ opinion did not constitute a recommendation to our board of directors, and does not constitute a recommendation to any securityholder, as to how to vote or act with respect to the merger or any other matter. The following summary is qualified in its entirety by reference to the full text of Jefferies’ opinion.
In arriving at its opinion, Jefferies, among other things:
•	reviewed a proposed execution version, provided to Jefferies on May 27, 2024, of the merger agreement;
•	reviewed certain publicly available financial and other information relating to Surmodics;
•
reviewed certain information furnished to Jefferies by the management of Surmodics relating to the business, operations and prospects of Surmodics, including certain financial forecasts and estimates provided to or discussed with Jefferies by the management of Surmodics;

•
held discussions with members of the senior management of Surmodics regarding the business, operations and prospects of Surmodics and the other matters described in the second and third bullet points above;

•	reviewed the stock trading price history and implied trading multiples of Surmodics and certain publicly traded companies that Jefferies deemed relevant in evaluating Surmodics;
•	reviewed, to the extent publicly available, financial terms of certain transactions that Jefferies deemed relevant in evaluating the merger; and
•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.
In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Surmodics or that was publicly available to Jefferies (including, without limitation, the information described above) or otherwise reviewed by Jefferies. Jefferies relied on assurances of the management and other representatives of Surmodics that they were not aware of any facts or circumstances that would make such information incomplete, inaccurate or misleading. In its review, Jefferies did not make or obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor did Jefferies conduct a physical inspection of any of the properties or facilities, of Surmodics or any other entity and Jefferies was not furnished with, and assumed no responsibility to obtain or conduct, any such evaluations, appraisals or physical inspections. Jefferies also did not evaluate the solvency or fair value of Surmodics or any other entity under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Jefferies’ analyses and opinion did not consider any actual or potential arbitration, litigation, claims or possible unasserted claims, audits, investigations or other proceedings involving or affecting Surmodics or any other entity.
With respect to the financial forecasts and estimates provided to and reviewed by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. However, Jefferies was advised, and Jefferies assumed, that the financial forecasts and estimates relating to Surmodics that Jefferies was directed to utilize for purposes of its analyses and opinion were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Surmodics as to, and were an appropriate basis upon which to evaluate, the future financial performance of Surmodics and the other matters covered thereby. Jefferies expressed no opinion as to any financial forecasts or estimates or the assumptions on which they were based.
Jefferies relied upon the assessments of the management of Surmodics as to, among other things, (i) the potential impact on Surmodics of market, competitive, macroeconomic, geopolitical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the healthcare industry, including the medical device and manufacturing sector thereof, or the operations of Surmodics, (ii) the products, product candidates and services of, and technology, patents and other intellectual property utilized in, Surmodics’ business (including, without limitation, with respect to the development, manufacturing, commercialization and licensing of such products and product candidates), and (iii) existing and future agreements and other arrangements involving, and ability to attract, retain and/or replace, key employees, customers, suppliers, licensees, distributors and other commercial relationships of Surmodics. Jefferies assumed that there would not be any developments with respect to any such matters that would be meaningful in any respect to Jefferies’ analyses or opinion.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing, and which could be evaluated, as of the date of Jefferies’ opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies becomes aware after the date of its opinion. As our board of directors was aware, the credit, financial and stock markets, the industry and sectors in which Surmodics operates and the securities of Surmodics have experienced and may continue to experience volatility and disruptions and Jefferies expressed no view or opinion as to any potential effects of such volatility or disruptions on Surmodics or the merger.
Jefferies made no independent investigation of, and Jefferies expressed no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to Surmodics or the merger and Jefferies assumed the correctness in all respects meaningful to its analyses and opinion of all legal, regulatory, accounting and tax advice given to Surmodics and/or our board of directors, including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting Surmodics or the merger and legal, regulatory, accounting and tax consequences to Surmodics or its securityholders of the terms of, and transactions contemplated by, the merger agreement. Jefferies also assumed that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that, in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the merger or otherwise, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition would be imposed or occur that would have an adverse effect on Surmodics or the merger or that otherwise would be meaningful in any respect to Jefferies’ analyses or opinion. Jefferies further assumed that the final merger agreement, when signed by the parties thereto, would not differ from the proposed execution version reviewed by Jefferies in any respect meaningful to Jefferies’ analyses or opinion.
In connection with its engagement, at our board of directors’ direction, Jefferies was requested to contact selected third parties to solicit their potential interest in a possible acquisition of all or a part of Surmodics. Jefferies’ opinion did not address the relative merits of the merger or other transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to Surmodics, nor did it address the underlying business decision by Surmodics to engage in the merger or the terms of the merger agreement, including the form or structure of the merger or any term, aspect or implication of any agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from, the merger or otherwise. Jefferies’ opinion was limited to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by holders of our common stock (to the extent expressly specified in such opinion), without regard to individual circumstances of specific holders (whether by virtue of control, voting or consent, liquidity, contractual arrangements or otherwise) that may distinguish such holders or the securities of Surmodics held by such holders, and Jefferies’ opinion did not in any way address proportionate allocation or relative fairness among such holders, holders of any other securities of Surmodics or otherwise. Jefferies was not asked to, and its opinion did not, address the fairness, financial or otherwise, of any consideration to the holders of any class of securities, creditors or other constituencies of Surmodics or any other party. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any officers, directors or employees, or any class of such persons, in connection with the merger relative to the merger consideration or otherwise. Jefferies also expressed no view or opinion as to the prices at which shares of our common stock or any other securities of Surmodics may trade or otherwise be transferable at any time, including following announcement or consummation of the merger. The issuance of Jefferies’ opinion was authorized by the Fairness Committee of Jefferies LLC.
In connection with rendering its opinion to our board of directors, Jefferies performed a variety of financial and comparative analyses, including those described below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies and selected precedent transactions analyses summarized below, no company or transaction used as a comparison was identical or directly comparable to Surmodics or the merger. These analyses necessarily involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies or transactions concerned.

Jefferies believes that its analyses and the summary below must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies’ analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.
The estimates of the future performance of Surmodics in or underlying Jefferies’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of Surmodics. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or securities actually may be sold or acquired. Accordingly, the estimates used in, and the implied reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as Jefferies’ view of the actual value of Surmodics or its business or securities.
The merger consideration payable pursuant to the merger agreement was determined through negotiations between Surmodics and GTCR, and the decision by Surmodics to enter into the merger agreement was solely that of our board of directors. Jefferies’ opinion and financial analyses were only one of many factors considered by our board of directors in its evaluation of the merger consideration and should not be viewed as determinative of the views of our board of directors or Surmodics’ management with respect to the merger or the consideration payable in the merger.
The summary of the financial analyses described below under the heading “—Financial Analyses” is a summary of the material financial analyses reviewed with our board of directors and performed by Jefferies in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. The order in which the financial analyses summarized below appear does not necessarily reflect the relative importance or weight given to such analyses. For purposes of the analyses described below, the term (i) “EBITDA” means earnings before interest, taxes, depreciation and amortization and (ii) “adjusted EBITDA” means EBITDA, adjusted for certain non-recurring and non-cash items.
Financial Analyses
Selected Public Companies Analysis. Jefferies reviewed publicly available financial, stock market and operating information of Surmodics and the following six selected publicly traded companies with operations in the medical manufacturing industry that Jefferies considered generally relevant for purposes of analysis (collectively, the “selected companies”):
•	Asahi Intecc Co., Ltd.
•Integer Holdings Corporation
•Nolato AB (publ)
•Sotera Health Company
•Tecan Group AG
•UFP Technologies, Inc.
Jefferies reviewed, among other information, enterprise values, calculated as fully diluted equity values based on closing stock prices on May 24, 2024 plus total debt and less cash and cash equivalents and short-term investments, as multiples of calendar year 2024 and calendar year 2025 estimated EBITDA. Financial data of the selected companies were based on Wall Street research analysts’ estimates, public filings and other publicly available information. Financial data of Surmodics was based on financial forecasts and estimates of the management of Surmodics (as calendarized).
The overall low to high calendar year 2024 and calendar year 2025 estimated EBITDA multiples observed for the selected companies were 9.6x to 24.0x (with a median of 16.0x) and 8.9x to 21.7x (with a median of 14.5x), respectively. Jefferies then applied selected ranges of calendar year 2024 and calendar year 2025 estimated EBITDA multiples derived from the selected companies of 16.0x to 19.5x and 14.5x to 17.5x, respectively, to calendar year 2024 and calendar year 2025 estimated adjusted EBITDA of Surmodics, respectively.
This analysis indicated the following approximate implied per share equity value reference ranges for Surmodics, as compared to the merger consideration:
Implied Per Share Equity Value Reference Ranges Based On:		Merger Consideration
CY2024E Adjusted EBITDA	CY2025E Adjusted EBITDA
$21.50 - $26.20	$31.28 - $37.57	$43.00
Selected Precedent Transactions Analysis. Using publicly available information, Jefferies reviewed financial data relating to the following 15 selected transactions involving target companies with operations in the medical manufacturing industry that Jefferies considered generally relevant for purposes of analysis (collectively, the “selected transactions”):
Announced		Acquiror		Target
January 2024	•	Integer Holdings Corporation	•	Pulse Technologies, Inc.
October 2023	•	AMETEK, Inc.	•	Paragon Medical Corp.
July 2023	•	Elos Medtech AB	•	Klingel Holding GmbH
May 2023	•	DuPont de Nemours, Inc.	•	Spectrum Plastics Group
January 2023	•	Resonetics, LLC	•	Memry Corporation / SAES Smart Materials, Inc. (Nitinol Business)
February 2022	•	Altaris Capital Partners, LLC	•	Intricon Corporation
December 2021	•	Heraeus Holding GmbH	•	Norwood Medical
July 2021	•	Montagu Private Equity LLP	•	Intech Group
June 2021	•	Tecan Group AG	•	Paramit Corporation
January 2021	•	Schweitzer-Mauduit International, Inc.	•	Scapa Group Plc
January 2020	•	Montagu Private Equity LLP	•	RTI Surgical Holdings (Surgical OEM Business)
October 2019	•	Dentressangle SAS	•	Marle Group
May 2018	•	MedPlast, LLC	•	Integer Holdings Corporation (Advanced Surgical & Orthopedics Business)
April 2018	•	NN, Inc.	•	PMG Intermediate Holding Corporation
October 2017	•	BC Partners / The Public Sector Pension Investment Board / Ontario Teachers’ Pension Plan	•	CeramTec Group
Jefferies reviewed transaction values, based on the upfront value of the consideration paid or payable in the selected transactions (or, to the extent sufficient information was publicly available, the implied enterprise value of the target company), as a multiple of the latest 12 months revenue of the target companies as of the announcement date of the applicable selected transaction. Financial data of the selected transactions were based on public filings and other publicly available information. Financial data of Surmodics was based on financial forecasts and estimates of the management of Surmodics.
The overall low to high latest 12 months revenue multiples observed for the selected transactions was 1.3x to 6.9x (with a median of 3.5x). Jefferies then applied a selected range of latest 12 months revenue multiples derived from the selected transactions of 3.0x to 4.0x to the latest 12 months (as of March 31, 2024) revenue of Surmodics, excluding revenue recognized from one-time milestone payments.

This analysis indicated the following approximate implied per share equity value reference range for Surmodics, as compared to the merger consideration:
Implied Per Share Equity Value Reference Range	Merger Consideration
$23.73 - $31.62	$43.00
Discounted Cash Flow Analysis. Jefferies performed a discounted cash flow analysis of Surmodics by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that Surmodics was forecasted to generate during the last two quarters of the fiscal year ending September 30, 2024 through the full fiscal year ending September 30, 2028 based on financial forecasts and estimates of the management of Surmodics. For purposes of this analysis, stock-based compensation was treated as a cash expense. Jefferies calculated terminal values for Surmodics by applying to Surmodics’ fiscal year 2028 estimated adjusted EBITDA a selected range of adjusted EBITDA multiples of 13.0x to 15.0x. The present values (as of March 31, 2024) of the cash flows and terminal values were then calculated using a selected range of discount rates of 13.1% to 14.1%.
This analysis indicated the following approximate implied per share equity value reference range for Surmodics, as compared to the merger consideration:
Implied Per Share Equity Value Reference Range	Merger Consideration
$39.34 - $45.89	$43.00
Miscellaneous
Surmodics has agreed to pay Jefferies for its financial advisory services in connection with the merger an aggregate fee currently estimated to be approximately $7.5 million, of which a portion was payable upon delivery of Jefferies’ opinion to our board of directors and approximately $6 million is payable contingent upon consummation of the merger. In addition, Surmodics agreed to reimburse Jefferies for Jefferies’ expenses, including fees and expenses of counsel, incurred in connection with Jefferies’ engagement and to indemnify Jefferies and related parties against certain liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.
As our board of directors was aware, Jefferies and its affiliates in the past have provided, currently are providing, and in the future may provide, certain financial advisory or financing services to GTCR and/or certain of its affiliates and portfolio companies, for which services Jefferies and its affiliates have received and may receive compensation, including, during the approximate two-year period prior to the date of Jefferies’ opinion, having acted or acting as (i) financial advisor to GTCR and/or certain of its portfolio companies in connection with merger and acquisition transactions, (ii) joint bookrunner for equity and debt securities offerings of an entity in which GTCR has an equity investment, and (iii) joint lead arranger and/or joint bookrunner for credit facilities of a portfolio company of GTCR, an entity in which GTCR has an equity investment and a subsidiary of such entity, for which services described in the foregoing clauses (i) through (iii) Jefferies and its affiliates have received or expect to receive aggregate fees of approximately $15 million. Although Jefferies and its affiliates had not provided financial advisory or financing services to Surmodics unrelated to the merger during the two-year period prior to the date of Jefferies’ opinion for which Jefferies and its affiliates received compensation, Jefferies and its affiliates in the future may provide such services to Surmodics and/or its affiliates for which services Jefferies and its affiliates would expect to receive compensation. In the ordinary course of business, Jefferies and its affiliates may trade or hold securities or financial instruments (including loans and other obligations) of Surmodics, GTCR and/or their respective affiliates or portfolio companies or entities in which GTCR has an equity investment, as the case may be, for Jefferies’ own account and for the accounts of Jefferies’ customers and, accordingly, may at any time hold long or short positions or otherwise effect transactions in those securities or financial instruments.
Jefferies was selected as a financial advisor to Surmodics in connection with the merger because, among other things, Jefferies is an internationally recognized investment banking firm with substantial experience in merger and acquisition transactions and based on its familiarity with the industry in which Surmodics operates. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Certain Prospective Financial Information
We do not, as a matter of course, publicly disclose long-term projections or internal projections of our future financial performance, revenues, earnings, financial condition or other results given, among other reasons, the uncertainty of the underlying assumptions and estimates. In connection with its evaluation of the merger, our board of directors considered certain non-public unaudited prospective financial information prepared by our management relating to Surmodics for the fiscal years ending September 30, 2024 through 2028, which we refer to as our “projections.” Our projections, as finalized in May 2024, were also provided to GTCR as described under “Background to the Merger” and to Jefferies for its use and reliance in connection with its financial analyses and opinion summarized under “—Opinion of Our Financial Advisor.”
Our projections were not prepared with a view to public disclosure but are included in this proxy statement because such projections were made available to our board of directors, GTCR and Jefferies and were used in the process leading to the execution of the merger agreement. The inclusion of this information should not be regarded as an indication that our board of directors, our financial advisor or any other recipient of this information considered, or now considers, our projections to be material information of the company or necessarily predictive of actual future results nor should it be construed as financial guidance, and it should not be relied upon as such. The summary of our projections is not included in this proxy statement in order to induce any shareholder to vote in favor of the merger proposal or other proposals to be voted on at the special meeting or to influence any shareholder to make any investment decision, including whether or not to seek dissenters’ rights with respect to shares of our common stock.
Our projections should be evaluated, if at all, in conjunction with the limitations, assumptions and other factors disclosed in this proxy statement, and with the historical financial statements and other information regarding Surmodics contained in our public filings with the SEC, including the audited annual financial statements included in our Form 10-K for the year ended September 30, 2023 and the quarterly financial statements included in our Form 10-Q for the three months ended December 31, 2023 and the three months ended March 31, 2024.
Limitations on Our Projections
Our projections were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States (which we refer to as “GAAP”), the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, neither our independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
Although a summary of our projections and certain of the underlying assumptions is presented with numerical specificity, this information is not fact and should not be relied upon as necessarily predictive of actual future results. Our projections reflect numerous assumptions and estimates, many of which are highly uncertain or even speculative. Our projections cover an extended period, and such information by its nature becomes less predictive with each successive year (both because of the inherent limitations on predicting the more distant future and because the effects of assumptions or estimates that are not appropriate may compound and become magnified).
Our projections are forward-looking statements. Important factors that may affect actual results and cause our projections not to be achieved include general economic conditions, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures, changes in tax laws and the other factors described under “Introduction—Forward-Looking Statements.” As a result, there can be no assurance that our projections will be realized, and actual results may be materially better or worse than those contained in our projections. Neither the company nor any of its affiliates, directors, officers, advisers or other representatives has made or makes any representation to any of our shareholders regarding the ultimate performance of the company compared to the information contained in our projections or that our projections will be achieved.
Because our projections are based in part on assumptions about the development and commercialization of products that have not, or have only recently, been commercialized, they are not based solely on historical financial results or operational history.
Our projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the merger. Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise our projections to reflect circumstances existing after the date when we prepared our projections or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying our projections are shown to be not appropriate. We can give no assurance that, had our projections been prepared either as of the date of the merger agreement or as of the date of this proxy statement, similar estimates and assumptions would be used.
In light of the foregoing factors and the uncertainties inherent in our projections, shareholders are cautioned not to rely on our projections included in this proxy statement.
Certain Underlying Assumptions
Our projections reflect numerous assumptions and estimates, many of which are highly uncertain or even speculative. Among other things, some of these assumptions include:
•	Revenue from our coatings and diagnostics offerings grow at a combined compound annual growth rate (CAGR) of 6% between our 2023 and 2028 fiscal years.
•
Revenue from sales of our Pounce thrombectomy and Sublime radial access device platform products would increase rapidly at a CAGR of 84% between our 2023 and 2028 fiscal years as a result of the commercialization of new products, including our Pounce™ Venous thrombectomy system, growth in the number of customer accounts and expansion of our direct sales territories and begin to generate operating income in fiscal 2028.

•
Revenue from sales of our SurVeil drug-coated balloon would increase by more than 300% from the commercial launch of the product in our fiscal 2024 through our fiscal 2028, driven by increased market share and market penetration in the U.S. market.

•	Product gross margins would expand for Pounce thrombectomy, Sublime radial access and SurVeil DCB products.
•	Operating expenses, excluding product costs, would decrease from 77% of total revenue in our fiscal 2023 to 54% of total revenue in our fiscal 2028.
•
We would have no material income tax obligations in 2024 and would be able to utilize deferred tax assets and net operating losses to reduce our effective income tax rate to between 18% to 21% in the later years of our projections.

Our Projections
Our projections, as provided to relevant parties in May 2024, included the following estimates of our future financial performance:
	Fiscal year ending September 30,
(amounts in millions)	2024E	2025E	2026E	2027E	2028E
Total revenue	$123.6	$144.8	$178.9	$216.1	$254.9
Product costs	31.5	36.7	45.6	51.2	59.2
Gross profit(1)	92.1	108.2	133.3	164.8	195.7

Operating costs and expenses, excluding product costs	97.2	98.7	111.0	123.7	137.0
Operating (loss) income	$(5.1)	$9.5	$22.3	$41.2	$58.7

Adjusted EBITDA(2)	$16.7	$27.4	$42.1	$61.7	$80.0

Unlevered free cash flow(3)	$(2)	$6	$10	$31	$45
(1)	Gross profit is defined as total revenue less product costs.
(2)	Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income, net income or any other GAAP measure. See “Non-GAAP Financial Measures” below.
In addition to the management adjustments to calculate Adjusted EBITDA as reconciled at “Non-GAAP Financial Measures” below, Management provided incremental adjustments representing potential cost synergies resulting from the merger for fiscal year 2025 through fiscal year 2028 as follows: public company-related costs ranging from $3.9 million to $4.5 million annually and facility rent costs totaling $0.8 million per year.

(3)
Unlevered free cash flow, defined as adjusted EBITDA, less capital expenditures, cash taxes and projected changes in net working capital, was calculated by Jefferies for purposes of its discounted cash flow analysis based on our projections and additional information we provided, and was reviewed and approved for Jefferies’ use and reliance in connection with its financial analysis and opinion. Although the unlevered free cash flow calculations were not provided to GTCR, certain projected data underlying unlevered free cash flow was provided to GTCR. The unlevered free cash flow for 2024E represents only estimates for the last six months of that fiscal year, from April 1, 2024 through September 30, 2024. Unlevered free cash flow is a non-GAAP financial measure and should not be considered as an alternative to net income or operating income as a measure of operating performance or cash flows or as a measure of liquidity. See “Non-GAAP Financial Measures” below.

Non-GAAP Financial Measures
Certain of the measures included in or derived from our projections may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the company may not be comparable to similarly titled amounts used by other companies. These non-GAAP measures are included in this proxy statement because such information was made available to our board, Jefferies, GTCR and certain other parties and used in the process leading to the execution of the merger agreement, as described elsewhere in this proxy statement.
The non-GAAP financial measures include EBITDA, adjusted EBITDA and unlevered free cash flow.
Below is reconciliation of projected GAAP operating (loss) income to projected EBITDA and adjusted EBITDA.
	Fiscal year ending September 30,
(amounts in millions)	2024E	2025E	2026E	2027E	2028E
GAAP operating (loss) income	$(5.1)	$9.5	$22.3	$41.2	$58.7
Depreciation and amortization	8.7	10.7	10.6	10.8	11.0
Non-GAAP earnings before income tax, depreciation and amortization (EBITDA)	3.6	20.2	32.9	52.0	69.7

Management EBITDA adjustments
SurVeil DCB license fee revenue(1)	(4.1)	(2.8)	—	—	—
Stock-based compensation expense	8.4	8.0	8.6	9.1	9.8
Operating expenses(2)	9.7	2.0	0.6	0.6	0.5
Other(2)	(0.9)	—	—	—	—
Non-GAAP adjusted EBITDA	$16.7	$27.4	$42.1	$61.7	$80.0
(1)	SurVeil DCB license fee revenue adjustment represents revenue recognition on milestone payments received under the company’s Development and Distribution Agreement with Abbott.
(2)
Operating expenses adjustment includes clinical, regulatory and development expenses for certain precommercial medical devices in the company’s R&D pipeline, and certain professional and facility expenses, excluding stock-based compensation, depreciation and amortization expenses.

(3)	Other adjustment represents out-of-period performance coating royalties and license fee revenue related to a catch-up payment in the normal course of our customers reporting sales-based royalties.
Unlevered free cash flow was calculated by reducing projected adjusted EBITDA by projected cash taxes, capital expenditures and changes in net working capital. A reconciliation of unlevered free cash flow to a relevant GAAP measure was not provided to or relied upon by our board, Jefferies or GTCR in connection with the merger. Accordingly, and because our disclosure in this context of a non-GAAP measure is not subject to SEC rules that would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, no reconciliation of the unlevered free cash flow to a relevant GAAP financial measure is provided in this proxy statement.
Financing of the Merger
We anticipate that the total amount of funds necessary to consummate the merger and the related transactions will be funded through a combination of (1) equity financing to be provided by the GTCR Funds, which has agreed to capitalize Parent with up to $287,300,000, subject to the terms and conditions set forth in an equity commitment letter entered into by the GTCR Funds and Parent and (2) debt financing to be provided pursuant to a debt commitment letter among GTCR BC Purchaser, Inc., an affiliate of Parent, and the commitment parties, pursuant to which the commitment parties have agreed to provide Parent and its affiliates with up to $450,000,000 of borrowings under committed borrowing facilities to finance the merger and refinance certain existing indebtedness, including existing indebtedness of affiliates of Parent, subject to the terms and conditions set forth in such debt commitment letter. The merger is not conditioned upon receipt of financing by Parent.
Equity Commitment Letter
In connection with entry into the merger agreement, Parent has entered into an equity commitment letter with the GTCR Funds pursuant to which such GTCR Funds have collectively committed, on the terms and subject to the conditions set forth in the equity commitment letter, to provide equity financing in an aggregate amount of up to $287,300,000, or such lesser amount which, when aggregated with the aggregate value of any cash investment in Parent, directly or indirectly, by executives or other equityholders of the company at the closing, is sufficient to fund all amounts payable pursuant to the merger agreement.
Funding of the equity financing is subject to the conditions provided in the equity commitment letter, which include:
•
the satisfaction or written waiver by Parent of each of the conditions set forth in the merger agreement to Parent’s obligation to effect the merger (other than any conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the closing);

•
the proceeds of the debt financing (or, if alternative financing is being used pursuant to the merger agreement, such alternative financing) having been funded to Parent in accordance with the terms of the debt commitment letter (or any debt commitment letter relating to any alternative financing); and

•
the company having confirmed in a written notice delivered to Parent that all conditions set forth in the merger agreement to the company’s obligation to effect the merger have been satisfied (other than any conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the closing).

The company is an express third party beneficiary of the equity commitment letter for the purpose of, in accordance with the terms and conditions of the merger agreement, seeking specific performance of the GTCR Funds’ obligation to fund the equity commitment to Parent (as further described in “The Merger Agreement—Specific Enforcement”).
Subject to certain limitations, the obligations of the GTCR Funds to fund the equity financing under the equity commitment letter will terminate upon the earliest to occur of:
•
the closing of the merger and Parent’s obligations under the merger agreement and all other amounts required to be paid by Parent on the closing date pursuant to the terms of the merger agreement are fully funded;

•	the valid termination of the merger agreement in accordance with its terms; and
•
the assertation in writing by the company or any of its affiliates of certain prohibited claims (in generally any legal proceedings, other than certain permitted and retained claims as contemplated by the equity commitment letter) against Parent, Merger Sub or the GTCR Funds in connection with the equity commitment letter or the limited guarantee (as described below).

Guarantee
Concurrently with the execution of the merger agreement, the GTCR Funds executed and delivered a limited guarantee in favor of the company. The limited guarantee is in full force and effect and is a valid and binding obligation of the guarantors, enforceable against the guarantors in accordance with its terms. Pursuant to the limited guarantee, the GTCR Funds have agreed to guarantee the due and punctual payment and performance of Parent of the parent termination fee and the parent regulatory fee subject to (i) the terms and conditions set forth in the merger agreement and the limited guarantee and (ii) a maximum aggregate liability amount of $53,170,000 (the “maximum amount”).
Subject to specified exceptions, the limited guarantee will terminate and be of no further force and effect, and the company will have no rights under the limited guarantee, upon the earliest to occur of (i) the payment by the GTCR Funds of the maximum amount under the limited guarantee; (ii) full funding of the commitment under the equity commitment letter; (iii) the consummation of the closing; (iv) the date that is the 90th day after the termination of the merger agreement in accordance with its terms unless prior to the 90th day after such termination, the company has commenced a legal proceeding against Parent or the GTCR Funds under the terms of the limited guarantee; or (v) the company or any of its representatives institutes a legal proceeding or makes a claim (x) asserting that certain provisions of the limited guarantee are illegal, invalid or unenforceable or that the GTCR Funds are liable in excess or to a greater extent than the maximum amount or (y) arising under, or in connection with, the limited guarantee, the merger agreement, the equity commitment letter or the confidentiality agreement between the parties, or the transactions contemplated thereby, that does not constitute a retained claim in the limited guarantee.
Debt Commitment Letter
In connection with its entry into the merger agreement, GTCR BC Purchaser, Inc., an affiliate of Parent, has entered into a debt commitment letter with the commitment parties, pursuant to which the commitment parties have agreed to provide Parent and its affiliates with up to $450,000,000 of borrowings under committed borrowing facilities to finance the merger and refinance certain existing indebtedness, including existing indebtedness of affiliates of Parent, subject to the terms and conditions set forth in such debt commitment letter.
The obligations of the commitment parties to provide the debt financing under the debt commitment letter are subject solely to certain customary and express conditions set forth therein, including but not limited to, (i) the absence of a Company Material Adverse Effect (as defined in the merger agreement); (ii) the receipt of certain specified financial statements of the company and its subsidiaries; (iii) the delivery of documentation required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; (iv) the accuracy of certain representations in the merger agreement and customary specified representations in the debt commitment letter; and (v) the repayment and release of liens of certain existing indebtedness of the company and its subsidiaries and certain existing indebtedness of affiliates of Parent.
The commitment of the commitment parties under the debt commitment letter expires upon the earliest of (i) the earlier of 11:59 p.m., New York City time on the date that is five (5) business days after the outside date set forth in the merger agreement and subject to any automatic extension mechanic set forth in the merger agreement, (ii) the initial funding of the credit facilities provided for in the debt commitment letter, (iii) the consummation of the merger without the use or funding of the debt financing, and (iv) the valid termination of the merger agreement prior to the consummation of the merger.
Interests of our Directors and Executive Officers in the Merger
When considering the recommendation of our board of directors that you vote for the proposal to approve the merger agreement, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a shareholder. Our board of directors was aware of these interests in approving the merger agreement and the merger and in recommending that the merger agreement be approved by the shareholders of the company.
Our current executive officers are listed on page 72. For purposes of determining Golden Parachute Compensation, our “named executive officers” are:
•	Gary R. Maharaj, President and Chief Executive Officer
•	Timothy J. Arens, Senior Vice President of Finance and Information Technology and Chief Financial Officer
•	Charles W. Olson, Senior Vice President and President, Medical Device Coatings
•	Teryl L.W. Sides, Senior Vice President and President, Vascular Interventions
•	Gordon S. Weber, Senior Vice President of Legal, General Counsel and Secretary
The compensation that may become payable to our named executive officers in connection with the merger is subject to a non-binding advisory vote of the company’s shareholders, as described below in “The Golden Parachute Proposal (Proposal #2).”
Arrangements with Parent
As of the date of this proxy statement, no executive officer of the company has entered into an agreement with Parent or the surviving corporation or any of their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation or one or more of its affiliates following the consummation of the merger. Prior to or following the closing of the merger, however, the executive officers may discuss or enter into such agreements with Parent, the surviving corporation and/or any of their respective affiliates, regarding employment with, or the right to purchase or participate in the equity of, Parent or one or more of its affiliates.

Treatment of Company Equity Awards
Under the merger agreement, the equity-based awards held by our directors and executive officers under our equity incentive plans will be treated as follows:
Stock Options. At the effective time of the merger, each option to purchase shares of our common stock outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be cancelled with the holder becoming entitled to receive a cash payment, without interest, equal to the product of (1) the excess, if any, of $43.00 over the exercise price per share of our common stock subject to such option multiplied by (2) the number of shares of our common stock subject to such option, net of any taxes withheld. Each option to purchase shares of our common stock with a per share exercise price greater than or equal to $43.00 that is outstanding and unexercised immediately prior to the effective time of the merger, whether vested or unvested, will be cancelled without consideration.
Restricted Stock Units. At the effective time of the merger, each RSU outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be cancelled with the holder becoming entitled to receive a cash payment, without interest, equal to the product of (1) $43.00 multiplied by (2) the number of shares of our common stock subject to such RSU award at the effective time of the merger, net of any taxes withheld.
Restricted Stock. At the effective time of the merger, each restricted stock award that is outstanding immediately prior to the effective time of the merger will be cancelled with the holder becoming entitled to receive a cash payment, without interest, equal to the product of (1) $43.00 multiplied by (2) the number of shares of our common stock subject to such restricted stock award at the effective time of the merger, net of any taxes withheld.
For an estimate of the amounts that would be payable to each of our named executive officers in settlement of their outstanding equity awards, see the “Equity” column in the “Golden Parachute Compensation” table on page 45. All amounts payable with respect to the company equity awards will be subject to deduction for any required tax withholding.
Executive Officer Severance Arrangements
Maharaj Severance Agreement
We are party to a severance agreement, dated as of December 14, 2010, with Mr. Maharaj, which provides for certain severance benefits upon a qualifying termination that are enhanced following a “change of control” (as defined in Mr. Maharaj’s severance agreement), which would include the merger. Under Mr. Maharaj’s severance agreement, he will be eligible for the following severance benefits upon a termination of employment without “cause” or for “good reason” (each as defined in Mr. Maharaj’s severance agreement), in either case, on or within 12 months following a change of control:
•
a lump sum cash payment equal to two and one-half times the average annual base salary and cash bonuses paid to Mr. Maharaj and includible in Mr. Maharaj’s gross income for federal income tax purposes during the three most recent taxable years;

•	full accelerated vesting of all outstanding equity awards; and
•	continuation of life, medical and dental benefits for up to 18 months.
The severance benefits are subject to Mr. Maharaj timely executing and not revoking a release of claims in favor of the company.
Other Executive Officer Change of Control Agreements
Other than with respect to Mr. Maharaj, we are party to change of control agreements (referred to in this proxy statement as “CIC agreements”) with each of our executive officers. Under the CIC agreements, each of our executive officers will be eligible for the following severance benefits upon a termination of employment without “cause” (including the executive officer’s death or disability) or for “good reason,” in either case, on or within 12 months following a “change of control” (each as defined in the CIC agreement), which would include the merger:
•
a lump sum cash payment equal to two times the sum of (i) the executive officer’s annual base salary as of the date of termination and (ii) an amount equal to the executive officer’s target short-term incentive opportunity for the year in which the termination occurs;

•	full accelerated vesting of all outstanding equity awards; and
•	continuation of life, medical and dental benefits for up to 18 months.

The severance benefits are subject to the executive officer timely executing and not revoking a release of claims in favor of the company. Each executive officer is also required to continue to comply with the terms of the executive officer’s restrictive covenants, including perpetual confidentiality, assignment of inventions, non-competition and non-solicitation or customer, potential customers and employees.
Mr. Maharaj’s severance agreement and the CIC agreements further provide that if an executive officer receives any amount that is subject to the “golden parachute” excise tax imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of the payments to be made to the executive officer will be reduced to the extent necessary to avoid imposition of the excise tax, but only if the after-tax amount of the reduced payments exceeds the after-tax amount that the executive officer would receive without any such reduction following imposition of the excise tax and all income and related taxes. Based on preliminary calculations, we do not currently expect merger-related payments to be subject to the “golden parachute” excise tax or such “cutback” provisions.
Executive Transaction Bonus Program
In connection with the proposed merger, our board of directors adopted a new executive transaction bonus program and approved awards of cash bonuses thereunder (each, a “transaction bonus”) to certain of the company’s officers, including a $75,000 award to each executive officer. Each transaction bonus is governed by the executive transaction bonus program plan and a bonus agreement and is contingent upon a “change of control” (as defined therein), which would include the merger. In order to receive a transaction bonus, the executive officer must remain continuously employed through the effective date of the merger. The transaction bonuses, if earned, will be payable no later than the first regularly scheduled payroll payment occurring at least one full week after the effective date of the merger.
Quantification of Payments and Benefits to Named Executive Officers
In accordance with Item 402(t) of Regulation S-K under the Securities Act, the table below and its footnotes set forth the estimated amounts of payments and benefits that each named executive officer would receive if the individual experiences a qualifying termination in connection with a hypothetical closing of the merger on June 19, 2024, based on their compensation levels and outstanding equity awards and pursuant to the arrangements described above under “—Interests of our Directors and Executive Officers in the Merger.” This information is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of the company that is based on, or otherwise relates to, the merger, as described more fully above under “—Interests of our Directors and Executive Officers in the Merger.”
The amounts reflected in the table and the footnotes are determined using a per share price for the company’s common stock of $43.00, the merger consideration as specified in the merger agreement. The compensation summarized in the table and footnotes below in respect of the named executive officers is subject to a non-binding advisory vote of the company’s shareholders, as described below in “The Golden Parachute Proposal (Proposal #2)” on page 69.
The estimated amounts below are based on multiple assumptions that may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the merger. For purposes of calculating such amounts, the following assumptions were used: (i) a closing date of June 19, which is the assumed date of closing of the merger solely for purposes of the disclosures in this section; (ii) each executive officer of the company experiences a qualifying termination of employment (i.e., a termination of employment by the company and/or Parent without “cause” or by the executive officer for “good reason,” as such terms are defined in the relevant plans and agreements) at or immediately following the merger effective time; (iii) potential payments and benefits described in this section are not at a level subject to a “cutback” to avoid the “golden parachute” excise tax that may be imposed under Section 4999 of the Code; and (iv) each of the company’s executive officers has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary in order to receive such payments and benefits. In addition, certain amounts will vary depending on the actual date of closing of the merger, which is presently expected to occur in the second half of calendar year 2024. As a result, the actual amounts, if any, to be received by an applicable individual may differ in material respects from the amounts set forth in the following table and accompanying footnotes.

GOLDEN PARACHUTE COMPENSATION
Named Executive Officer	Cash(1) ($)	Equity(2) ($)	Perquisites/ Benefits(3) ($)	Total ($)
Gary R. Maharaj	$3,052,230	$3,534,772	$40,093	$6,627,095
Timothy J. Arens	$1,230,320	$1,031,634	$44,275	$2,306,229
Charles W. Olson	$1,156,800	$807,039	$39,915	$2,003,754
Teryl L.W. Sides	$1,410,396	$1,152,486	$42,502	$2,605,384
Gordon S. Weber	$1,156,800	$824,325	$18,123	$1,999,248
(1)
Amounts shown reflect the severance payments provided under the CIC agreements and Mr. Maharaj’s severance agreement, and the transaction bonuses, each as described above in the section entitled “—Executive Officer Severance Arrangements.” The severance benefits are considered to be “double-trigger” payments, which means that both the closing and a qualifying termination of employment must occur prior to any payment being provided to the named executive officer. Amounts in this column will not be payable unless the named executive officer’s employment is terminated by the employer without cause or by the named executive officer for good reason, in each case within 12 months following the closing. As described above in the section entitled “—Executive Officer Severance Arrangements,” the severance payments and benefits (A) to Mr. Maharaj will consist of (i) a lump sum cash payment equal to 2.5 times the average cash compensation paid to Mr. Maharaj and includible in Mr. Maharaj’s gross income for federal income tax purposes during the three most recent taxable years; (ii) full accelerated vesting of all outstanding equity awards; and (iii) continuation of life, medical and dental benefits for up to 18 months, and (B) to each named executive officer (other than Mr. Maharaj) will consist of (i) a lump sum cash payment equal to 2.0 times the sum of the executive officer’s annual base salary as of the date of termination plus an amount equal to the executive officer’s target short-term incentive opportunity for the year in which the termination occurs; (ii) full accelerated vesting of all outstanding equity awards; and (iii) continuation of life, medical and dental benefits for up to 18 months. The transaction bonuses are considered to be “single-trigger” payments, which means that only the closing must occur prior to the named executive officer becoming eligible to receive such payment. The estimated amount of each such payment included in the Cash column above is set forth in the table below:

Named Executive Officer	Cash Severance ($)	Transaction Bonus ($)
Gary R. Maharaj	$2,977,230	$75,000
Timothy J. Arens	$1,155,320	$75,000
Charles W. Olson	$1,081,800	$75,000
Teryl L.W. Sides	$1,335,396	$75,000
Gordon S. Weber	$1,081,800	$75,000
(2)
Amounts shown reflect the sum of the potential value that each named executive officer could receive in connection with the cancellation of unvested company stock option awards and company Restricted Shares upon the closing of the merger. None of our named executive officers held unvested RSUs as of the assumed closing date. The amounts in this column are considered to be “single-trigger,” which means that the amounts will vest and become payable solely as a result of continued employment through the effective time of the merger. Payments will be made in respect of the cancelled company equity awards no later than three business days after the effective time of the merger. The estimated amount of each such payment included in the Equity column above is set forth in the table below:

Named Executive Officer	Number of Shares Subject to Unvested Options (#)	Aggregated Value of Unvested Options ($)	Number of Unvested Restricted Shares (#)	Aggregate Value of Restricted Shares ($)	Value of All Unvested Equity Awards ($)
Gary R. Maharaj	171,258	$1,374,065	50,249	$2,160,707	$3,534,772
Timothy J. Arens	49,781	$402,243	14,637	$629,391	$1,031,634
Charles W. Olson	39,004	$312,152	11,509	$494,887	$807,039
Teryl L.W. Sides	55,701	$450,468	16,326	$702,018	$1,152,486
Gordon S. Weber	39,762	$319,247	11,746	$505,078	$824,325
(3)
Amounts shown reflect the estimated total cost to the company and/or Parent of the continued life, medical and dental benefits provided to the named executive officers under the CIC agreements and Mr. Maharaj’s severance agreement. The amounts shown in this column are “double-trigger” and will not be payable unless the named executive officer’s employment is terminated by the employer without cause or by the named executive officer for good reason, in each case, within 12 months following the closing.

Insurance and Indemnification of Directors and Executive Officers
Our directors and officers benefit from statutory indemnification under Minnesota law, indemnification and exculpation provisions in our bylaws, and directors and officers insurance that we maintain.
See “The Merger Agreement—Indemnification and Insurance” for a summary of the obligations of Parent and the surviving corporation with respect to insurance indemnification of directors and executive officers after the effective time of the merger.

Regulatory Approvals
HSR Waiting Period
Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act,” and the rules promulgated thereunder, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the U.S. Federal Trade Commission, which we refer to as the “FTC,” and the Antitrust Division of the U.S. Department of Justice, which we refer to as the “DOJ,” and all statutory waiting period requirements have been satisfied. Completion of the merger is subject to the expiration or termination of the applicable waiting period under the HSR Act.
Under the HSR Act, the merger may not be completed until the expiration or termination of a 30-calendar day waiting period after the filing of Premerger Notification and Report Forms under the HSR Act. The waiting period could be extended by refiling the Premerger Notification and Report Form or the DOJ or the FTC may extend the 30-day waiting period for a transaction notifiable under the HSR Act by issuing a Request for Additional Information and Documentary Material, which we refer to as a “second request.” If either agency issues a second request, the waiting period with respect to the merger will be extended until the 30th calendar day following the date of the filing parties’ substantial compliance with that second request. After expiration of the waiting period, absent agreement from the filing parties, the acquisition can be blocked only by court order.
At any time (regardless of whether before or after the expiration or termination of the statutory waiting periods under the HSR Act, or before or after the effective time of the merger), the FTC or the DOJ may take action under the antitrust laws, including seeking to enjoin the completion of the merger, to rescind the merger, or to conditionally permit completion of the merger subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. Although we do not believe that the merger will violate the antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.
Other Approvals
Applicable law or the terms and conditions of certain of our licenses and permits may impose requirements to notify or obtain approval of the applicable regulator in connection with the merger. However, the merger is not conditioned upon making or obtaining any such notices or approvals.
Transaction Litigation
It is common for transactions such as the merger to become subject to litigation. We undertake no duty to disclose any such litigation except as otherwise expressly required by law. The merger agreement provides that we would control the defense of any such litigation brought against us, subject to certain consultation and consent rights in favor of Parent. See “Coordination on Litigation.”
Our bylaws generally provide that the state or federal courts located in Hennepin County, Minnesota are the sole and exclusive forums for (i) any derivative action brought on behalf of the company, (ii) any action asserting a claim for breach of a fiduciary duty owed by any of our directors, officers, employees, or agents to us or our shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Minnesota Business Corporation Act, our articles of incorporation, or our bylaws, and (iv) any action asserting a claim governed by the internal affairs doctrine.
Material U.S. Federal Income Tax Consequences
The following is a general discussion of certain material U.S. federal income tax consequences of the merger to holders of our common stock whose shares are exchanged for cash pursuant to the merger.
This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a holder of shares of our common stock in light of such holder’s particular circumstances. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to U.S. federal income tax.
This discussion is based on the provisions of the Code, applicable U.S. Treasury Regulations promulgated under the Code, judicial opinions and administrative rulings and published positions of the Internal Revenue Service, which we refer to as the “IRS,” each as in effect as of the date of the merger agreement. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained. We have not, and do not intend to seek, any ruling from the IRS with respect to the merger.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes:
•	a citizen or individual resident of the United States;
•
a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•
a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration, and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.
The term “Non-U.S. Holder” refers to any beneficial owner of our common stock, other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, that is not a U.S. holder.
This discussion applies only to holders of shares of our common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, or that may apply to holders subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or non-U.S. currencies, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, tax-qualified retirement plans, banks and other financial institutions, mutual funds, U.S. expatriates or former citizens or long term residents of the United States, S corporations, or other pass-through entities, or investors in such S corporations or other pass-through entities, real estate investment trusts, regulated investment companies, holders who hold shares of our common stock as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction, holders who will hold (actually or constructively) an equity interest in Parent immediately after the merger, holders who acquired their shares of our common stock through the exercise of employee stock options, through a tax qualified retirement plan or other compensation arrangements, and dissenters (as defined under “Dissenters’ Rights”)).
If a partnership (including for this purpose any entity or arrangement treated as a partnership or flow-through entity for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are, for U.S. federal income tax purposes, a partner in a partnership holding shares of our common stock, you should consult your tax advisor.
This summary of U.S. federal income tax consequences is intended only as a general summary of certain material U.S. federal income tax consequences of the merger to holders and is not tax advice. Holders of our common stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the merger, including federal estate, gift and other non-income tax consequences, the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax and any other U.S. federal, and tax consequences under state, local, non-U.S. or other tax laws, including tax treaties.
Tax Consequences of the Merger to U.S. Holders
The receipt of cash by U.S. holders in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received plus the amount used to satisfy any applicable withholding taxes and (2) the U.S. holder’s adjusted tax basis in such shares.

Any such gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the shares of our common stock surrendered in the merger is greater than one year as of the date of the merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of our common stock at different times and different prices, such U.S. holder must determine its adjusted tax basis, gain or loss and holding period separately with respect to each block of our common stock.
Tax Consequences of the Merger to Non-U.S. Holders
Subject to the discussion below regarding backup withholding, a Non-U.S. Holder that receives cash for shares of our common stock pursuant to the merger generally will not be subject to U.S. federal income tax on any gain realized on the disposition, unless (i) such Non-U.S. Holder is an individual who is present in the United States for 183 or more days during the taxable year of the merger and certain other conditions are met; (ii) the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base within the United States); or (iii) such Non-U.S. Holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of our common stock at any time during the shorter of the five-year period preceding the merger or the period that the Non-U.S. Holder held our common stock, and the company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the merger or the period that the Non-U.S. Holder held our common stock. The company believes it has not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the merger.
If you are a Non-U.S. Holder who is an individual and has been present in the United States for 183 or more days during the taxable year of the merger and certain other conditions are satisfied, you will be subject to tax at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty) on any gain realized, which generally may be offset by certain United States source capital losses.
If you are a Non-U.S. Holder and your gain is effectively connected with a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base within the United States), you will be subject to U.S. federal income tax on any gain realized on a net basis in the same manner as U.S. holders. Non-U.S. Holders that are corporations may also be subject to a branch profits tax on their effectively connected income at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty), subject to adjustments.
Information Reporting and Backup Withholding
Payments made in exchange for shares of our common stock pursuant to the merger generally will be subject to information reporting and backup withholding at the applicable rate. To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return to the applicable exchange agent an Internal Revenue Service (“IRS”) Form W-9, certifying that such U.S. holder is a United States person, that the taxpayer identification number provided is correct and that such U.S. holder is not subject to backup withholding. A Non-U.S. Holder generally may establish an exemption from backup withholding by certifying its status as a non-United States person under penalties of perjury on an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8.
Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.
Holders should consult their own tax advisors regarding the application of U.S. federal income tax laws and non-U.S. tax laws, including information reporting and backup withholding, to their particular situations.
Dissenters’ Rights
The following is a summary of certain material terms of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act. The summary is not complete and must be read together with the actual statutory provisions, copies of which are attached as Appendix C. We encourage you to read Sections 302A.471 and 302A.473 carefully and in its entirety because the rights and obligations of the company and our shareholders are governed by the express terms of these statutory provisions and other applicable law, and not by this summary or any other information contained in this proxy statement. This summary may not contain all the information about these statutory provisions that is important to you.
Applicability
As a Minnesota corporation, the company is governed by the Minnesota Business Corporation Act. The Minnesota Business Corporation Act provides a shareholder who is entitled to vote and who objects to a merger with the right to dissent from such action and instead obtain payment for the “fair value” of his or her shares of our common stock. This right is set forth in Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act.
Exercising Dissenters’ Rights
Any company shareholder contemplating an attempt to assert and exercise dissenters’ rights in connection with the merger should review carefully the provisions of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (copies of which are attached as Appendix C), particularly the specific procedural steps required to perfect such rights. Dissenters’ rights are lost if the procedural requirements of Section 302A.473 are not fully and precisely satisfied.
In view of the complexity of these statutory provisions, any shareholders who may wish to pursue dissenters’ rights should consult their legal and financial advisors.
Filing Initial Notice of Dissent before the Special Meeting
Under Section 302A.473, subdivision 3, a shareholder who wishes to exercise dissenters’ rights, which we refer to as a “dissenter,” must file with us, before the vote on the merger proposal, a written notice of intent to demand the “fair value” of shares of our common stock owned by the shareholder.
The written notice of intent should be sent to the attention of Gordon S. Weber, Senior Vice President of Legal, General Counsel and Secretary, at Surmodics, Inc., 9924 West 74th Street, Eden Prairie, Minnesota 55344 and a copy (which copy will not constitute notice) should also be sent to the attention of Brandon Mason at Faegre Drinker Biddle & Reath LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402.
To be effective, the notice must be filed with us before the vote on the merger proposal. In addition, the shareholder must not vote his or her shares in favor of the merger. A vote against the merger does not in itself constitute such a written notice and a failure to vote does not affect the validity of a timely written notice. However, the submission of a properly signed blank proxy will constitute a vote in favor of approving the merger and a waiver of statutory dissenters’ rights.
Under Section 302A.471, subdivision 2, beneficial owners of shares who desire to exercise statutory dissenters’ rights must obtain and submit the registered owner’s written consent at or before the time the notice of intent to demand fair value is due.
Notice of Procedure from the company after Shareholder Approval
If the merger is approved by our shareholders, we will send to all dissenters who timely filed the necessary notice of intent to demand the fair value of their shares and who did not vote their shares in favor of such proposal a notice, which we refer to as a “notice of procedure,” containing certain information required by Section 302A.473, subdivision 4, including the address to which a dissenter must send a demand for payment and certificates representing shares in order to obtain payment for such shares and the date by which they must be received and a form to be used to certify the date on which the dissenter (or the beneficial owner on whose behalf the dissenter dissents) acquired such shares of stock (or an interest in them) and to demand payment.
Demand for Payment and Deposit of Shares
In order to receive the fair value of the shares under Section 302A.473, a dissenter must demand payment and deposit certificates representing shares within 30 days after our notice of procedure is given. Under Minnesota law, notice by mail is given by a corporation when deposited in the United States mail. A shareholder who fails to timely make demand for payment and to deposit certificates as required by Section 302A.473, subdivision 4, loses the right to receive the fair value of his or her shares under such section notwithstanding the timely filing of notice of intent to demand payment under Section 302A.473, subdivision 3.

Determination and Payment of “Fair Value”
Except as provided below, if demand for payment and deposit of stock certificates is duly made by a dissenter as required by the notice, then after our receipt of such demand or the effective date of the merger, whichever is later, we must pay the dissenter an amount which we estimate to be the fair value of the dissenter’s shares of our common stock, with interest, if any. For the purpose of a dissenter’s rights under Sections 302A.471 and 302A.473, “fair value” means the value of the shares of stock immediately before the effective date of such merger. It is possible that the fair value of shares of our common stock as determined pursuant to dissenters’ rights procedures may be determined to be less than the value of the merger consideration. Additionally, “interest” means interest commencing five days after the effective date of such merger until the date of payment, calculated at the rate provided in Minnesota Statutes Section 549.09 subdivision 1, paragraph (c), clause (1), which is currently 5.0%.
If a dissenter believes this payment is less than the fair value of the shares of our common stock, with interest, if any, such dissenter must give written notice to us of his or her own estimate of the fair value of the shares of stock, with interest, if any, within 30 days after the date we mail the payment, and must demand payment of the difference between his or her estimate and our payment. If such dissenter fails to give written notice of such estimate to us, or fails to demand payment of the difference, within the 30 day time period, such dissenter is entitled only to the amount of our payment.
We may withhold such payment with respect to shares of our common stock for which a dissenter demanding payment (or persons on whose behalf such dissenter acts) was not the beneficial owner as of the first public announcement date of the merger, which is May 29, 2024. As to each such dissenter who has validly demanded payment, following the effective date of such merger or the receipt of demand, whichever is later, we must mail our estimate of the fair value of such dissenter’s shares of stock and offer to pay this amount with interest, if any, to the dissenter upon receipt of such dissenter’s agreement to accept this amount in full satisfaction. If such dissenter believes that our offer is for less than the fair value of the shares of stock, with interest, if any, such dissenter must give written notice to us of his or her own estimate of the fair value of the shares of stock, with interest, if any, and demand payment of this amount. This demand must be mailed to us within 30 days after the mailing of our offer. If the dissenter fails to make this demand within the 30-day time period, such dissenter is entitled only to the amount we offered.
If we and a dissenter (including both a dissenter who held shares of our common stock on or prior to May 29, 2024, which was the date the merger was first publicly announced, and a dissenter who purchased shares of our common stock after such date who have complied with their respective demand requirements) do not settle the dissenter’s demand within 60 days after we receive the dissenter’s estimate of the fair value of his or her shares of stock, then we must file a petition in a court of competent jurisdiction in the county in which our registered office is located, requesting that the court determine the statutory fair value of stock with interest, if any. Our registered office is currently located in Hennepin County, Minnesota, but is subject to change at any time. All dissenters whose demands are not settled within the applicable 60 day settlement period must be made parties to this proceeding.
The court will then determine whether each dissenter in question has fully complied with the provisions of Section 302A.473, and for all dissenters who have fully complied and not forfeited statutory dissenters’ rights, will determine the fair value of the shares, taking into account any and all factors the court finds relevant (including, without limitation, the recommendation of any appraisers which may have been appointed by the court), computed by any method that the court, in its discretion, sees fit to use, whether or not used by us or a dissenter. The fair value of the shares as determined by the court is binding on all dissenters. However, under the statute, dissenters are not liable to us for the amount, if any, by which payments remitted to the dissenters exceed the fair value of such shares determined by a court, with interest. The costs and expenses of such a court proceeding are assessed against us, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment is found to be arbitrary, vexatious or not in good faith.
Under Section 302A.471, subdivision 2, a shareholder may not assert dissenters’ rights with respect to less than all of the shares of our common stock registered in such shareholder’s name, unless the shareholder dissents with respect to all shares beneficially owned by another person and discloses the name and address of such other person.
Limitation of Other Rights
Under Section 302A.471, subdivision 4, a shareholder has no right at law or in equity to have the merger agreement set aside or rescinded, except if approval or consummation of such merger agreement is fraudulent with respect to such shareholder or us.

THE MERGER AGREEMENT
The following is a summary of certain material terms of the merger agreement. The summary is not complete and must be read together with the actual merger agreement, a copy of which is attached as Appendix A. We encourage you to read the merger agreement carefully and in its entirety because the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement. This summary may not contain all the information about the merger agreement that is important to you.
Please note that the representations, warranties, covenants and agreements in the merger agreement were made only for purposes of the merger agreement, and may not represent the actual state of facts. See “Other Information—Legal and Cautionary Disclosures—Context for Assertions Embodied in Agreements” on page 74.
Structure and Corporate Effects of the Merger
At the effective time of the merger, Merger Sub will merge with and into the company, and the separate corporate existence of Merger Sub will cease. The company will be the surviving corporation in the merger and will continue its corporate existence as a Minnesota corporation and a wholly owned subsidiary of Parent.
At the effective time of the merger, the articles of incorporation and bylaws of the company will be amended and restated. Also at the effective time, the individuals holding positions as directors of Merger Sub immediately before the effective time of the merger will become the directors of the surviving corporation, and the individuals holding positions as officers of the company immediately before the effective time of the merger will continue as the officers of the surviving corporation, in each case until their resignation or removal or their respective successors are duly elected and qualified.
Timing of the Merger
The closing of the merger is expected to take place on the third business day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in the merger agreement (other than those conditions that by their nature only can be satisfied on the closing date of the merger, but subject to the satisfaction or waiver of such conditions). These conditions are described under “Conditions to Completion of the Merger.” We and Parent may mutually agree in writing on another date or time for the closing to take place. The date on which the anticipated closing occurs is sometimes referred to as the closing date.
At the closing, we will file articles of merger with the Secretary of State of the State of Minnesota. The merger will become effective at the time when the articles of merger are filed or at such later date or time as may be agreed in writing by us and Parent and specified in the articles of merger.
As of the date of the filing of this proxy statement, we expect to complete the merger in the second half of calendar year 2024. However, completion of the merger is subject to the satisfaction or waiver of the conditions to the completion of the merger, and factors outside of our control or the control of Parent may delay the completion of the merger, or prevent it from being completed at all. There can be no assurances as to whether or when the merger will be completed.
Effect of the Merger on our Common Stock
Each share of our common stock that is issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $43.00 in cash, without interest and less any applicable withholding taxes, except for (1) any shares that are directly or indirectly owned by Parent, any of its subsidiaries, or any of our subsidiaries (which we refer to in this proxy statement as cancelled shares), (2) any dissenting shares, and (3) any Restricted Shares. At the effective time of the merger, the shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder thereof will cease to have any rights with respect thereto, except the right to receive the merger consideration.
At the effective time of the merger, each cancelled share will be cancelled and cease to exist, and no consideration will be delivered in exchange for such cancellation.
In this proxy statement, we use the term “dissenting shares” to describe shares of our common stock issued and outstanding immediately prior to the effective time of the merger that are held by a record or beneficial holder who (1) has not voted in favor of approval of the merger agreement, (2) has properly demanded and perfected such holder’s right to dissent from the merger and to be paid the fair value of such shares in accordance with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, and (3) as of the effective time of the merger, has not effectively withdrawn or lost such dissenters’ rights. At the effective time of the merger, any dissenting shares will not be converted into or represent the right to receive the merger consideration, but if such holder complies in all respects with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, such holder will be entitled to the payment of the fair value of such dissenting shares determined in accordance with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (including interest determined in accordance with Section 302A.473 of the Minnesota Business Corporation Act). However, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to dissent under such statutory provisions, then the right of such holder to be paid the fair value of such holder’s dissenting shares will cease and such dissenting shares will be deemed to have been converted as of the effective time of the merger into, and to have become exchangeable solely for the right to receive, the merger consideration, without interest thereon and subject to any applicable withholding taxes. For more information regarding dissenters’ rights, see “The Merger—Dissenters’ Rights.”
Any shares subject to a restricted share award will be treated as described under “Treatment of Company Equity Awards.”
At the effective time of the merger, each share of common stock of Merger Sub outstanding immediately prior to the effective time of the merger will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the surviving corporation.
Payment for Common Stock in the Merger
Substantially concurrently with or prior to the effective time of the merger, Parent will, or will take all steps necessary to enable and cause Merger Sub to, deposit cash in U.S. dollars sufficient to pay the aggregate merger consideration with our transfer agent (Broadridge Corporate Issuer Solutions, Inc.) or another reputable financial institution jointly selected by Parent and the company, which we refer to as the “paying agent,” in trust for the benefit of the holders of our common stock.
Promptly after the effective time of the merger, Parent will cause the paying agent to mail to each holder of record of shares of our common stock whose shares were converted into the right to receive the merger consideration (1) a letter of transmittal and (2) instructions for effecting the surrender of certificates or book-entry shares formerly representing shares of our common stock in exchange for the merger consideration. Upon surrender of certificates (or effective affidavits of loss in lieu of certificates and, if required, the posting of a bond) or book-entry shares, as applicable, to the paying agent together with the letter of transmittal, completed and executed in accordance with the instructions to the letter of transmittal, and such other documents as may customarily be required by the paying agent, the holder of such certificates (or effective affidavits of loss in lieu of certificates) or book-entry shares will be entitled to receive the merger consideration for all such shares, and such shares will be cancelled.
Treatment of Company Equity Awards
Stock Options. At the effective time of the merger, each option to purchase shares of our common stock outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be cancelled with the holder becoming entitled to receive a cash payment, without interest, equal to the product of (1) the excess, if any, of $43.00 over the exercise price per share of our common stock subject to such option multiplied by (2) the number of shares of our common stock subject to such option, net of any taxes withheld. Each option to purchase shares of our common stock with a per share exercise price greater than or equal to $43.00 that is outstanding and unexercised immediately prior to the effective time of the merger, whether vested or unvested, will be cancelled without consideration.
Restricted Stock Units. At the effective time of the merger, each RSU outstanding immediately prior to the effective time of the merger will be cancelled with the holder becoming entitled to receive a cash payment, without interest, equal to the product of (1) $43.00 multiplied by (2) the number of shares of our common stock subject to such RSU award at the effective time of the merger, net of any taxes withheld.
Restricted Shares. At the effective time of the merger, each Restricted Share that is outstanding immediately prior to the effective time of the merger will be cancelled with the holder becoming entitled to receive a cash payment, without interest, equal to the product of (1) $43.00 multiplied by (2) the number of shares of our common stock subject to such Restricted Share at the effective time of the merger, net of any taxes withheld.

Treatment of Company Employee Stock Purchase Plan
With respect to our Employee Stock Purchase Plan, or ESPP, the merger agreement provides that:
•
the plan will be “frozen” during the pendency of the merger, which means (1) we will not commence any new offering periods under the ESPP after the current offering period expires, (2) existing payroll deductions will continue in effect until shortly prior to the effective time of the merger (or, if earlier, the expiration of the current offering period), (3) payroll deductions may not be increased (other than increases made in accordance with payroll deduction elections that were in effect as of the date of the merger agreement), and (4) individuals cannot commence participation in the ESPP;

•
if the closing occurs prior to the end of the offering period in existence under the ESPP as of the date of the merger agreement, a new exercise date will be established under the ESPP that is no later than five business days immediately prior to the anticipated closing date (at which time the accumulated contributions of the participants in the current offering periods will be used to purchase shares of our common stock, and the participants’ purchase rights under such offerings will terminate immediately thereafter);

•
the amount of the accumulated contributions of each participant under the ESPP as of immediately prior to the effective time of the merger, to the extent not used to purchase shares of our common stock in accordance with the terms and conditions of the ESPP, will be refunded (without interest); and

•	the ESPP will be terminated effective the earlier of (1) the end of the current offering period and (2) the fifth trading day immediately prior to the anticipated closing date.
Representations and Warranties; Material Adverse Effect
The merger agreement contains representations and warranties of the company, subject to certain exceptions in the merger agreement, in the confidential disclosure letter delivered to Parent in connection with the merger agreement and in certain of our public filings, as to, among other things:
•	organization, good standing and qualification to do business with respect to us and our subsidiaries in each of their jurisdictions of organization;
•	capitalization and ownership of subsidiaries;
•	corporate authority and governmental and third party consents and approvals relating to the execution, delivery and performance of the merger agreement;
•	the SEC filings and financial statements of Surmodics;
•	the absence of material adverse changes;
•	litigation, investigations and other proceedings;
•	disclosure documents required to be filed with the SEC or otherwise disseminated by Surmodics to Surmodics shareholders in connection with the Surmodics special meeting (including this document);
•	broker’s or finder’s fees;
•	employee benefit plans and other agreements, plans and policies with or concerning employees;
•	tax matters;
•	environmental matters;
•	compliance with applicable laws, including anti-corruption laws;
•	compliance with healthcare regulations;
•	intellectual property;
•	technology and privacy;
•	employment matters;
•	material contracts;

•	real property;
•	insurance policies;
•	the receipt by our board of an opinion from our financial advisor; and
•	customers and suppliers.
The merger agreement also contains representations and warranties of Parent and Merger Sub, subject to certain exceptions in the merger agreement, as to, among other things:
•	organization, good standing and qualification to do business;
•	liabilities and conduct of operations of Merger Sub;
•	corporate authority and governmental and third party consents and approvals relating to the execution, delivery and performance of the merger agreement;
•	the accuracy and completeness of information supplied for the purposes of this document;
•	the availability of the funds necessary to consummate the merger;
•	broker’s and finder’s fees;
•	ownership of shares of Surmodics’ stock;
•	the absence of litigation affecting the merger;
•	the absence of certain arrangements; and
•	independent investigations.
Some of the representations and warranties in the merger agreement are qualified by materiality or knowledge qualifications or a “material adverse effect” qualification with respect to either us or Parent, as discussed below.
For purposes of the merger agreement, a “material adverse effect” with respect to us means any effect, event, condition, change, occurrence, development or state of facts or circumstances that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), assets, operations, liabilities or results of operations of us and our subsidiaries, taken as a whole; provided that none of the following shall constitute, or be taken into account in determining whether there has been, a material adverse effect (except, in the case of the items described in the first five bullets below, to the extent such condition has had a materially disproportionate effect on us and our subsidiaries, taken as a whole, compared to other participants in the industries in which we and our subsidiaries conduct business):
•	changes in conditions in the economy or capital or financial markets generally;
•	changes in general legal, tax, regulatory, political, social, economic, financial or business conditions;
•	general market or economic conditions in the industry or industries in which Surmodics operates;
•	changes in applicable law following the date of the merger agreement;
•	changes in the United States generally accepted accounting principles or other accounting principles or the interpretation thereof, in each case, following the date of the merger agreement;
•
any change in our stock price or trading volume, any decrease in the ratings or ratings outlook for us or any of our subsidiaries, or any failure by us to meet (or the publication of any report regarding) any projections, forecasts, budgets, estimates or outlook of or relating to us or any of our subsidiaries, including with respect to revenues or earnings or other internal or external financial or operating projections (it being agreed that the underlying facts and circumstances giving rise to the foregoing occurrences may, to the extent otherwise permitted, be taken into account in determining whether a company material adverse effect has occurred);

•
the announcement or pendency of the merger agreement or the transactions, the execution, announcement, performance or existence of the merger agreement to the extent related to the identity of Parent or any of its affiliates, representatives or financing sources;

•
the taking or not taking of any action at the express written request of or with the express written consent of, Parent or Merger Sub (including any actual or potential loss or impairment after the date of the merger agreement of any contract or business relationship as a result of any of the foregoing); and

•
the threat, occurrence, escalation, outbreak or worsening of, or actions taken in response to, any natural disaster, force majeure event, state of emergency, pandemic, epidemic, acts of God, acts of war, police or military action, armed hostilities, sabotage or terrorism.

For purposes of the merger agreement, a “material adverse effect” with respect to Parent means any change, event, occurrence, development or state of facts that, individually or in the aggregate, has had or would reasonably be expected to prevent or materially impair or delay, the ability of Parent or Merger Sub to perform its obligations under the merger agreement.
Conduct of Business Pending the Merger
The merger agreement provides that, during the pre-closing period, except as Parent otherwise consents (such consent not to be unreasonably withheld, conditioned or delayed), as expressly permitted or required pursuant to the merger agreement or set forth in the confidential disclosure letter, or required by applicable law or judgment, we will use, and cause our subsidiaries to:
•	conduct our businesses in the ordinary course of business;
•	use commercially reasonable efforts to maintain and preserve in all material respects our current business organization;
•
use commercially reasonable efforts to maintain and preserve in all material respects our relationships and goodwill with suppliers, contractors, distributors, customers, partners, employees, licensors, licensees and others having material business relationships with the company or its subsidiaries;

•	use commercially reasonable efforts to retain the services of our employees and business associates and agents; and
•	use commercially reasonable efforts to comply in all material respects with applicable laws.
The merger agreement also provides that, during the period from the date of the merger agreement to the closing date, except as Parent otherwise consents (such consent not to be unreasonably withheld, conditioned or delayed), as expressly permitted or required pursuant to the merger agreement or set forth in the confidential disclosure letter or as required by applicable law or judgment, we will not, and will cause our subsidiaries not to, subject in each case to certain specified exceptions:
•
acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, properties, rights, or interests (other than the purchase or acquisition of off-the-shelf software, inventory, supplies and materials in the ordinary course of business), securities or any businesses;

•
sell, assign, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire, transfer or dispose of, or create or incur any lien on, any of the assets (including the owned intellectual property), securities (other than permitted investments or other marketable securities), properties, rights, interests or businesses (other than any sale, lease or license of inventory or non-exclusive licenses to the owned intellectual property, in each case in the ordinary course of business) of Surmodics or any of its subsidiaries;

•	amend or propose to amend our charter documents or materially amend or propose to materially amend any of the organizational documents of any of our subsidiaries;
•
declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise (or any combination thereof) with respect to any of our securities or enter into any agreement with respect to the voting of our securities;

•	purchase, redeem or otherwise acquire, or authorize or agree to purchase, redeem or acquire, any of our securities;
•	split, combine, subdivide or reclassify any of our securities;

•
except (1) for shares issuable upon the exercise or conversion of options or RSUs outstanding on the date of the merger agreement or awarded after such date without violating this agreement, or (2) with respect to Parent’s and Merger Sub’s participation in the transactions, issue, sell, grant, dispose of, pledge, deliver, transfer or otherwise encumber or authorize, propose or agree to the issuance, sale, grant, disposition, pledge, delivery, transfer or encumbrance by us of, any of our securities;

•
incur or assume any indebtedness for borrowed money in excess of $500,000 in the aggregate (other than trade payables or ordinary course indebtedness on company credit cards) or guarantee, endorse or otherwise become responsible for any such indebtedness, except under credit facilities existing on the date of the merger agreement or in the ordinary course of business;

•	except as required by law or the existing terms of an existing employee benefit plan;
•	grant or increase any severance, termination pay or similar compensation to any current or former director, employee, agent or consultant of the company or any of its subsidiaries;
•
increase or accelerate, or commit to increase or accelerate the compensation, bonus or other benefits of any current or former director, employee, agent or consultant of the company or any of its subsidiaries;

•
adopt, enter into or establish any new employee benefit plan or amend or terminate any existing employee benefit plan or any plan, program, policy, agreement, contract or arrangement that would be an employee benefit plan if it were in effect on the closing date;

•	provide for the grant of options, RSUs, restricted shares or any other equity-based compensation awards;
•
loan or advance any money or other property to any present or former director or employee of the company or any of its subsidiaries (except for advances in the ordinary course of business for (x) commissions and (y) anticipated business expenses);

•
negotiate, modify, extend, terminate, or enter into any labor agreement or recognize or certify any labor union, works council, or other labor organization as the bargaining representative of the company or any of its subsidiaries;

•
waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

•
hire, engage or terminate (other than for “cause”) any director, officer, independent contractor, employee, agent or consultant of the company or any of its subsidiaries whose annualized target compensation opportunities exceeds $250,000 or, in the case of such individuals providing services to the vascular intervention business line, $100,000;

•
make, change or rescind any material tax election (other than extending the due date for filing a tax return), change any annual tax accounting period, adopt or change any method of tax accounting, amend any material tax return that would reasonably be expected to materially increase taxes payable by the company or its subsidiaries, enter into any closing agreement with respect to any material tax, or settle or compromise any material tax claim, audit or assessment, in each case, except as required by concurrent changes in GAAP;

•
agree to or otherwise settle, compromise or otherwise resolve in whole or in part certain legal actions for an amount of $250,000 individually or $500,000 or more in the aggregate, or settle any action if any such settlement would impose any material non-monetary obligation or restriction on the company or any of its subsidiaries or on the ability of the company or any of its subsidiaries to own or operate any of their respective assets, licenses, operations, rights, product lines, businesses or interests therein or require any material changes to the business of the company or its subsidiaries from time to time;

•
make or commit to make capital expenditures that are in an amount not greater than, in the case of the vascular intervention business, $50,000 individually or $300,000 in the aggregate and, for all other business lines, $200,000 individually or $1,000,000 in the aggregate, other than, in each case, any capital expenditure (or series of related capital expenditures) that is consistent in all material respects with the company’s annual capital expenditure budget for periods following the date of this agreement, as provided to Parent prior to the date of the merger agreement, or delay the funding or execution of any material capital expenditures in a manner that is inconsistent with such annual capital expenditure budget;

•
make any loans, advances or capital contributions to, or investments in, any other person (other than the company and its subsidiaries), whether or not in the ordinary course of business that are, as applicable, (1) with respect to the vascular intervention business, in any amount or (2) with respect to all other business lines, in an amount greater than $250,000 individually or $1,000,000 in the aggregate, in each case excluding advances to employees in the ordinary course of business for (x) commissions and (y) anticipated business expenses;

•
enter into any agreement, arrangement or commitment that materially limits or otherwise restricts the company or any of its subsidiaries from time to time from engaging or competing in any line of business or in any geographic area or otherwise enter into any agreements, arrangements or commitments imposing material changes or restrictions on its assets, operations or business, in the case of all business lines other than the vascular intervention business, except in the ordinary course of business;

•
enter into any material lease or sublease of real property (whether as lessor, sublessor, lessee or sublessee) or materially modify, materially amend, terminate or fail to exercise any right to renew any company lease, in the case of all business lines other than the vascular intervention business, except in the ordinary course of business;

•	materially change the company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act;
•	announce, implement or effect any reduction-in-force, employee layoff, furlough, or similar action that would reasonably be expected to implicate the WARN Act;
•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Surmodics (other than the merger);
•
enter into any contract that, if entered as of the date of the merger agreement, would have been considered a material contract, or terminate, amend, or modify in any material respect any such contract, subject to certain exceptions;

•
license any owned intellectual property in a manner which would reasonably be likely to allow a person accused of infringement of any owned intellectual property to invoke a defense of patent misuse, (2) fail to renew (to the extent renewable at the company’s option) or terminate any material In-licensed Intellectual property contract, or (3) disclose to any third party, other than in the ordinary course of business pursuant to a confidentiality agreement or other legally binding confidentiality undertaking, any material nonpublic or confidential trade secret of Surmodics or any of its subsidiaries;

•
solely with respect to the vascular intervention business line of Surmodics, incur costs in excess of $600,000 on a monthly basis relating to the type of expenses that the company has identified as, and recorded to the ledger account for, materials and external costs associated with development of products, including outsourced clinical costs;

•
engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate or majority owner of Surmodics or other person covered by Item 404 of Regulation S-K promulgated or under the Exchange Act that would be required to be disclosed under such Item 404; or

•	agree or commit to take any of the actions precluded by the merger agreement.
No Solicitation; Alternative Proposals
We and our board of directors will generally not be permitted to solicit or participate in discussions regarding any inquiry, indication of interest or proposal that would reasonably be expected to lead to a takeover proposal. For purposes of the merger agreement:
•
“takeover proposal” means any indication of interest, offer or proposal (other than an indication of interest, offer or proposal made or submitted by Parent or one or more of its affiliates) contemplating or otherwise relating to any transaction or series of transactions involving: (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which the company is a constituent corporation and (i) in which a person or “group” (as defined in the Exchange Act) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities or voting power of any class of voting securities of Surmodics or any surviving entity or (ii) in which we issue securities representing more than 20% of the outstanding securities of any class of voting securities of the company; (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets in each case that constitute or account for 20% or more of the consolidated net revenues, net income or assets of the Surmodics; or (c) any liquidation or dissolution of the company.
•
“superior proposal” means an unsolicited, bona fide written takeover proposal (provided, that for purposes of this definition, references to 20% in the definition of “takeover proposal” shall be deemed to be references to 50%) made by a third party that the company’s board of directors determines in good faith, after consultation with the company’s outside legal counsel and financial advisor, taking into account all legal, financial, regulatory, financing and other aspects of the takeover proposal and the third party making such takeover proposal, including the form of consideration, financing terms (including certainty of financing), requirement to obtain shareholder approval of such person’s shareholders as a condition to consummate, the likelihood of consummation, and other factors, (x) is reasonably capable of being consummated in accordance with its terms, (y) is not subject to any financing condition and in respect of which it has been demonstrated to the satisfaction of the company’s board of directors, acting in good faith (after consultation with the company’s outside counsel and the company’s financial advisor) and (z) if consummated, would be on more favorable terms than the merger (after giving effect to all adjustments to the terms thereof which may be offered by Parent (including pursuant to the merger agreement)).

Except as permitted by the merger agreement, during the pre-closing period, the merger agreement requires that we will not and will cause our controlled affiliates and our and their directors and executive officers not to, and will use our reasonable best efforts to cause our other representatives not to, directly or indirectly:
•
initiate, solicit, or knowingly encourage or facilitate (including through the furnishing of any nonpublic information) the submission or announcement of, or otherwise cooperate with or assist in, any takeover proposal or any inquiry, indication of interest or proposal that would reasonably be expected to lead to a takeover proposal;

•
participate in any discussions or negotiations with any person with respect to any takeover proposal or any inquiry, indication of interest or proposal that would reasonably be expected to lead to a takeover proposal or furnish to any person information or data or provide to any person access to the businesses, properties, assets or personnel of Surmodics or any of its subsidiaries, in each case for the purpose of encouraging or facilitating, or that would reasonably be expected to lead to, a superior proposal;

•	adopt, approve, endorse or recommend any takeover proposal or any proposal that would reasonably be expected to lead to a takeover proposal;
•
enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any takeover proposal (other than an acceptable confidentiality agreement) or any contract requiring the company to abandon, terminate or fail to consummate the transactions;

•	submit any takeover proposal to a vote of our shareholders;
•	subject to the merger agreement, grant any waiver or amendment or release under any standstill or any confidentiality agreement in any way related to a takeover proposal; or
•	resolve, agree or publicly propose to do any of the foregoing.
Notwithstanding these restrictions, which we refer to as “no-shop restrictions,” or anything else to the contrary in the merger agreement, if at any time prior to the time the requisite shareholder vote is obtained we receive a bona fide written takeover proposal that was not solicited in violation of the merger agreement, we and our representatives will be permitted to participate in discussions regarding such takeover proposal.
In addition, prior to the time, but not after, the requisite shareholder vote is obtained, we and our representatives may enter into and participate in discussions or negotiations with such third party in response to an unsolicited bona fide written takeover proposal made after the date of the merger agreement that has not been withdrawn and that did not result from a breach of no-shop restrictions by us, our subsidiaries, or representatives and may furnish access and nonpublic information to such third party if (A) our board has determined in good faith, after consultation with outside legal counsel and our financial advisor, that such takeover proposal is likely to constitute a superior proposal; (B) any nonpublic information furnished to such third party is (1) subject to an executed confidentiality agreement in a customary form that is no less favorable to us than the confidentiality agreement with Parent and that does not contain any provision that would prevent us from complying with our obligation to provide disclosure to Parent required pursuant to the merger agreement and (2) is furnished to Parent substantially concurrently with (but not more than 24 hours after) such nonpublic information is furnished to such person.
Furthermore, during the pre-closing period, we shall promptly (and in any event within 24 hours after the occurrence thereof) advise Parent of the receipt of any takeover proposal or any inquiries, proposals or offers with respect to a takeover proposal, or any non-public information with regard to a takeover proposal that is requested from, or any discussions or negotiations sought to be initiated regarding such takeover proposal that is made or submitted by any person during the pre-closing period, specifying the material terms and conditions thereof (including the identity of the party making the takeover proposal, inquiry, proposal offer or request and unredacted copies of the takeover proposal) and all material related documents (including all financing commitments and other documents relating to any financing), and if such takeover proposal or any portion thereof was not provided in writing, a summary of the material terms and conditions thereof, and thereafter shall advise and confer with Parent and keep Parent reasonably informed, on a prompt basis (and in any event within 24 hours after the occurrence of any material changes), regarding any material changes to the status or material terms of any such inquiries, proposal or offers (including any modifications to the financial or other material terms and conditions of such takeover proposal). Notwithstanding the foregoing, the company shall not, and shall cause its subsidiaries and its and their respective representatives to not, provide any commercially sensitive non-public information to any competitor in connection with the actions contemplated by the merger agreement, except in a manner consistent with the company’s past practices in dealing with the disclosure of such information in the context of considering takeover proposals prior to the date of the merger agreement and subject to the limitations placed on Parent, Merger Sub and/or their representatives with respect to such information in connection with the transactions contemplated by the merger agreement.
Notwithstanding anything to the contrary in this agreement, prior to the time, but not after, the requisite shareholder vote is obtained, our board of directors or any committee thereof may modify, waive, amend or release any existing standstill obligations owed by any person to Surmodics or any of its subsidiaries if our board or such committee has determined in good faith, after consultation with outside legal counsel and financial advisor, as applicable, that the failure to do so would be inconsistent with our board’s or such committee’s fiduciary duties under applicable law.
Change in Board Recommendation
As described under “The Merger—Reasons for our Board’s Recommendation in Favor of the Merger,” and subject to the provisions described below, our board of directors has unanimously recommended that our shareholders vote “FOR” the proposal to approve the merger agreement.
The merger agreement provides that, except as described below, our board may not (any of the following, a “company adverse change recommendation”):
•
fail to take, withhold, withdraw (or amend, modify or qualify in a manner adverse to Parent), or publicly propose to withhold, withdraw (or amend, modify or qualify in a manner adverse to Parent), the board’s recommendation in favor of the merger;

•	fail to include the board recommendation and other board actions in the proxy statement;
•	adopt, approve, recommend or declare advisable, or publicly propose to adopt, approve, recommend or declare advisable or recommend the adoption of, any takeover proposal;
•
following the commencement of any tender offer or exchange offer that constitutes a takeover proposal, fail to recommend, in a solicitation/recommendation statement on Schedule 14D-9 under the Exchange Act, against any takeover proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act and issue a press release expressly reaffirming the board actions within ten business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer within ten business days after Parent requests a reaffirmation of the board actions (or if our special meeting is to occur prior to the tenth business day, such period ending on the earlier of (x) the business day prior to our special meeting and (y) the third business day after such request);

•
following the public announcement of a takeover proposal or the public announcement of an intention to make a takeover proposal, other than the commencement of a tender or exchange offer, fail to issue a press release expressly reaffirming the board actions within ten business days after Parent requests a reaffirmation thereof (or if our special meeting is to occur prior to the tenth day, such period ending on the earlier of (x) the business day prior to our special meeting and (y) the third business day after such request); or
•	resolve, agree or publicly propose to do any of the foregoing.
Notwithstanding any of the restrictions described above and in “—No Solicitation; Alternative Proposals,” at any time prior to the time the requisite shareholder vote is obtained, our board may, in response to a superior proposal received on an unsolicited basis or an intervening event, (x) make a change in recommendation and/or (y) terminate the merger agreement in order to enter into a definitive agreement providing for the implementation of a superior proposal. Our board is permitted to take these actions solely if:
•
we have provided to Parent prior written notice at least four business days in advance advising Parent that we intend to take such action (and specifying, in reasonable detail, the reasons for such action and the material terms and conditions of any such superior proposal or details of such intervening event, as applicable);

•
during such four business day period, if requested by Parent in good faith, we have engaged in good faith negotiations with Parent regarding changes to the terms of the merger agreement intended by Parent so that an adverse recommendation change would no longer be necessary or to cause such takeover proposal to no longer constitute a superior proposal, as applicable; and

•
our board of directors has considered any adjustments to the merger agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by Parent, and has determined in good faith (after consultation with its outside legal counsel and financial advisors, as applicable) that, after giving effect to such proposed changed terms, the failure to make the adverse recommendation change or terminate the merger agreement, would be reasonably likely to be inconsistent with its fiduciary obligations of our board of directors under applicable law.

As used in the merger agreement, “intervening event” means a material event, fact, development or occurrence (other than any event, fact, development or occurrence resulting from a breach of the merger agreement by us) that (i) was not known by or reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) to our board of directors prior to the execution of the merger agreement and (ii) does not relate to (A) any takeover proposal or any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a takeover proposal, (B) the fact, in and of itself, that we meet or exceed any internal or analysts’ expectations or projections for the results of operations for any period ending on or after the date of the merger agreement (provided that this clause (B) shall not prevent or otherwise affect any such event, fact development or occurrence underlying the company meeting or exceeding such metrics from being taken into account in determining whether an intervening event has occurred), and (C) any changes after the date of the merger agreement in the market price or trading volume of our common stock (provided that the exception in this clause (C) shall not prevent or otherwise affect any such event, fact, development or occurrence underlying such change in market price or trading value from being taken into account in determining whether an intervening event has occurred).
Company Shareholders’ Meeting
Subject to the relevant provisions of the merger agreement, including our board of directors’ right to change its recommendation in favor of the merger and our right to terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal, as described in the section entitled “Change in Board Recommendation,” we have agreed to (1) convene and hold the special meeting as promptly as reasonably practicable, (2) recommend that our shareholders vote to approve the merger agreement, and (3) use our commercially reasonable efforts to solicit from our shareholders proxies in favor of the approval of the merger agreement. The adoption of the merger agreement and related transactions and a non-binding advisory vote on executive compensation will be the only matters (other than procedural matters) that we may propose to be acted on by you at the special meeting, unless other items are proposed and consented to by Parent.
Post-Closing Employee Matters
The merger agreement provides that for a period of one year following the effective time of the merger (or until the employment of a company employee terminates, if earlier), Parent, the surviving corporation or any of their respective subsidiaries will provide to each employee of the company who remains employed by the surviving corporation or one of its subsidiaries after the effective time of the merger, whom we refer to as “company employees”:
•	a salary or hourly wage rate that is at least as favorable, in the aggregate, as provided to such company employee immediately prior to the effective time of the merger;
•	a target short-term bonus or commission opportunity that is at least as favorable as provided to such company employee immediately prior to the effective time of the merger; and
•
employee benefits (excluding, defined benefit pension, equity or equity based, employee stock purchase, nonqualified retirement or deferred compensation, severance, retention, change in control or similar compensation or benefits and retiree or post-employment health and welfare benefits (referred to as “excluded benefits”)) that are either (A) no less favorable in the aggregate as those provided to similarly situated employees of Parent or its subsidiaries, (B) substantially comparable in the aggregate to those provided to such company employee immediately prior to the effective time of the merger or (C) some combination of (A) or (B).

From and after the effective time of the merger, the surviving corporation will honor all employment, severance and termination plans and contracts, including those set forth in the disclosure letter delivered to Parent, in each case in accordance with their terms.
For purposes of vesting, eligibility to participate and solely with respect to vacation, paid-time off and severance, level of benefits under analogous employee benefit plans maintained by Parent in which such continuing employees become participants, each company employee will be credited with such continuing employee’s years of employment or service with the company or any of its subsidiaries, to the same extent and for the same purpose as such Company employee was entitled, before the effective time of the merger, to credit for such service under any similar employee benefit plan in which such Company employee participated immediately prior to the effective time of the merger, other than with respect to the excluded benefits or to the extent such recognition would result in a duplication of benefits or compensation. In addition, (i) each company employee will be immediately eligible to participate, without any waiting period, in all Parent employee benefit plans providing group welfare benefits that replace a comparable company employee benefit plan in which such company employee participated as of the effective time of the merger (except to the extent any waiting period under the comparable company employee benefit plan would not have been satisfied); (ii) Parent will use commercially reasonable efforts to cause any pre-existing conditions exclusions and actively at work requirements under any corresponding group health or similar plan of Parent providing medical, dental, pharmaceutical, or vision benefits to be waived with respect to continuing employees and their eligible dependents to the same extent waived under the comparable company employee benefit plan; and (iii) any eligible expenses incurred by and credited to a company employee and his or her covered dependents under a company employee benefit plan providing group health benefits during the portion of the plan year in which the effective time of the merger occurs may be taken into account under the corresponding benefit plan of Parent for purposes of satisfying the analogous deductible, coinsurance and maximum out-of-pocket requirements applicable to such company employee and his or her covered dependents for the applicable plan year, as if such amounts had been paid in accordance with such Parent plan.
Indemnification and Insurance
Parent and we have agreed to use reasonable best efforts to purchase a “tail” or “runoff” officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the effective time of the merger covering our directors and officers currently covered by our officers’ and directors’ liability insurance policy. The merger agreement contemplates that the new policy, subject to certain exceptions, will be no less favorable than our policy currently in effect with respect to coverage, deductibles and amounts and will last for six years following the effective time of the merger and that its price will not exceed 300% of the amount per annum we paid in our last full fiscal year prior to the date of the merger agreement.
From and after the effective time of the merger, Parent will cause the surviving corporation to fulfill and honor all obligations of the company and our subsidiaries pursuant to (1) each indemnification agreement in effect between us and our officers and directors that was made available to Parent and included on the disclosure schedules, and (2) any indemnification provision and any exculpation provision set forth in our charter documents in effect on the date of the merger agreement, in each case, to the fullest extent permitted by applicable law. Any beneficiaries of such indemnification are the “indemnified parties.”

From the effective time of the merger through the sixth anniversary of the date of the merger agreement, the charter documents of the surviving corporation will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each indemnified party as are set out in our charter documents in effect as of the date of the merger agreement.
Except as otherwise required by applicable law, from and after the effective time of the merger, the surviving corporation (and any successor corporation) will indemnify and hold harmless, and provide advancement of expenses to, each indemnified party in respect of acts or omissions in their capacity as a director or officer of the company or our subsidiaries or as an officer, director, employee, fiduciary or agent of another enterprise if the indemnified party was serving in such capacity at our request, to the fullest extent permitted by applicable law or provided under our charter documents, any indemnification agreements and any other governing documents of the company and our subsidiaries in effect on the date of the merger agreement.
Financing Cooperation
Pursuant to the merger agreement, the company will use commercially reasonable efforts to provide, and will cause its subsidiaries and representatives to use commercially reasonable efforts to provide, in each case at Parent’s sole cost and expense, such reasonable cooperation as is customary for the type of financings contemplated by the debt commitment letter and reasonably requested by Parent, including:
•
furnishing Parent and its debt financing sources with financial statements and updating and correcting any financial statement provided by the company if the company has knowledge that any of the representations contained in the merger agreement relating to the financial statements are not true and correct in all material respects;

•	reasonably assisting Parent and its debt financing sources in the preparation of customary offering memorandum or information memorandum for any portion of the debt financing;
•
reasonably cooperating with the marketing efforts of Parent and its debt financing sources for any portion of the debt financing, provided that such information shall be of the type and in the form customarily prepared by the company or that may be prepared on the basis of information readily available to the company and without undue burden;

•
to the extent required by the debt financing, assisting in the preparation and execution of one or more definitive financing documentation and the schedules and exhibits thereto, in each case, customarily required to be delivered under such definitive financing documentation (including any Investment Company Act diligence) so long as such agreements and documents do not become effective prior to the closing;

•
providing within three business days prior to the closing (to the extent requested by the debt financing sources at least ten business days prior to the closing) documentation and other information reasonably requested by the debt financing sources under applicable “know your customer” and anti-money laundering rules and regulations;

•
to the extent required by the debt financing, facilitating the pledging of, granting of security interests in, and obtaining perfection of any liens on collateral of the company and its subsidiaries (including, for the avoidance of doubt, providing stock certificates and stock powers with respect to outstanding certificated shares of the company and its subsidiaries) to be effective no earlier than closing, including the “Patriot Act” and the requirements of 31 C.F.R. Sec. 1010.230; and

•
providing duly executed payoff letters in form and substance reasonably acceptable to Parent (with drafts thereof at least three business days prior to closing) with respect to the payoff amounts of the portion of any indebtedness not permitted to remain outstanding after the closing, which such payoff letter shall (A) specify that upon payment of such amounts, such portion of such indebtedness shall be paid in full, (B) provide for the termination of all obligations under the definitive agreement with respect to such portion of the indebtedness (other than customary surviving (including indemnification and other obligations that expressly survive pursuant to the terms of such indebtedness) obligations) and (C) provide (1) that the holders of such indebtedness shall return all possessory and original collateral upon the closing subject to receipt of the payoff amounts referred to therein, (2) for the termination of all financing statements (or authorization for the company or its designees to terminate such financing statements) and for the delivery or filing of other applicable releases, notices or terminations, and (3) the delivery of such other documentation necessary to evidence the release and termination of all guarantees, security interest and liens related thereto, in each case upon payment in full of the applicable indebtedness.
The financing cooperation efforts described above are conditioned upon certain limitations set forth in the merger agreement. Parent is required to promptly reimburse the company for all reasonable and documented out-of-pocket costs and expenses incurred by the company, its subsidiaries and affiliates related to the financing cooperation described above and Parent and Merger Sub must indemnify and hold harmless the company (subject to certain limitations set forth in the merger agreement), its subsidiaries and affiliates from and against any and all damages, claims, awards and judgments suffered by them in connection with the performance of their financing cooperation obligations set forth above.
Efforts to Complete the Merger
We and Parent have each agreed to use our respective commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate, as promptly as practicable, the merger and the other transactions contemplated by the merger agreement.
These commercially reasonable efforts include taking certain steps to secure necessary consents, approvals, waivers and authorizations of governmental authorities and third parties.
Coordination on Litigation
We have agreed to promptly advise Parent of any material developments regarding any litigation that may be commenced or threatened against any party to the merger agreement or any of its affiliates relating to the merger agreement, the merger, or any of the other transactions contemplated by the merger, which we refer to as the “transaction litigation.” We will be entitled to control the defense or settlement of any transaction litigation brought against us, any of our subsidiaries or any of their or our representatives, but the merger agreement prohibits us from compromising, settling or coming to a settlement arrangement regarding any transaction litigation without Parent’s written consent (which may not be unreasonably withheld, delayed or conditioned).
Other Covenants and Agreements
The merger agreement contains additional covenants, including, among others, covenants relating to the filing of this proxy statement, elimination of any applicable takeover statutes, and exemptions of dispositions of our securities in connection with the merger under Rule 16b-3 of the Exchange Act.
Conditions to Completion of the Merger
Each party’s obligation to complete the transactions contemplated by the merger agreement is subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions:
•	the approval of the merger agreement by our shareholders;
•
the expiration of the waiting period applicable to the consummation of the merger under the HSR Act and no voluntary agreement being in effect with either the Federal Trade Commission or Antitrust Division of the Department of Justice not to consummate the transaction for any period of time; and

•
the absence of any judgment, ruling, order, writ, injunction or decree or any governmental authority, nor any statute, code, decree, law, healthcare law, act, ordinance, rule, regulation or order of any governmental authority or other legal restraint or prohibition, that is in effect that would make the merger illegal or otherwise prevent or prohibit its consummation.

The obligations of Parent and Merger Sub to complete the merger are further subject to the satisfaction or waiver (to the extent permitted by applicable law) at the effective time of the merger of the following additional conditions:
•	the accuracy of the representations and warranties of the company, subject to the following standards:
○
being true and correct in all material respects as of the closing (except for any such representations and warranties expressly made as of an earlier date, which representations and warranties must be true on and as of that earlier date), with regard to our organization and good standing, bylaws, securities of the company, board recommendation, adoption of the merger agreement, authorization to enter into the merger agreement and broker’s or finder’s fees;

○
being true and correct in all respects except for inaccuracies that are de minimis as of the closing (except for any such representations and warranties expressly made as of an earlier date, which representations and warranties must be true on and as of that earlier date), with regard to our outstanding capitalization; and

○
with regard to all other representations and warranties, being true and correct in all respects as of the closing (except for any such representations and warranties expressly made as of an earlier date, which representations and warranties must be true on and as of that earlier date), other than as have not had a material adverse effect (disregarding any qualifications based on the word “material” in any representations and warranties);

•	our having performed and complied in all material respects with our obligations required to be performed or complied with under the merger agreement at or prior to the closing;
•	the absence, since the date of the merger agreement, of a material adverse effect; and
•	our having delivered to Parent and Merger Sub a certificate, dated as of the closing date and signed by one of our executive officers, certifying to the satisfaction of the foregoing conditions.
Our obligation to complete the merger is further subject to the satisfaction or waiver (to the extent permitted by applicable law) at the effective time of the merger of the following additional conditions:
•
The representations and warranties of Parent and Merger Sub set forth in the merger agreement that (i) are not made as of a specific date shall be true and correct as of the closing; or (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “parent material adverse effect” set forth in such representations and warranties) has not had and would not reasonably be expected to have, individually or in the aggregate, a parent material adverse effect.

•	Parent and Merger Sub having performed and complied in all material respects with their obligations required to be performed or complied with under the merger agreement at or prior to the closing; and
•	Parent and Merger Sub having delivered to us a certificate, dated as of the closing date and signed by an executive officer, certifying to the satisfaction of the foregoing conditions.
Expenses
In general, all fees and expenses incurred in connection with the merger, the merger agreement, and all related transactions shall be paid by the party incurring such fees or expenses, whether or not the merger or any of the other related transactions are consummated. However, Parent has agreed to pay all filing fees under the HSR Act and any other merger control law that may be applicable and will bear and timely pay all fees and expenses associated with any financing for the transactions contemplated by the merger agreement, subject to the cap on Parent’s and Merger Sub’s liabilities, as described under “Limitations on Remedies,” and all transfer, documentary, sales, use, stamp, registration and other similar taxes imposed with respect to the transactions contemplated by the merger agreement (other than any such taxes required solely by reason of a request by a holder of shares that payment of the merger consideration be made to a person other than the registered holder of such shares).
Termination
In general, the merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the proposal to approve the merger agreement by our shareholders, (1) by the mutual written consent of the company and Parent or (2) by written notice of either the company or Parent in certain circumstances as summarized in the table below:
	If this circumstance occurs....	Then the merger agreement may be terminated by...
1.
If the merger has not become effective on or before the outside date (the outside date is February 28, 2025; provided, if certain regulatory approvals have not been received by that date, then the outside date will be automatically extended for up to 270 days in total, under specified circumstances).

Either us or Parent, except this termination right is not available to a party whose material breach of any provision of the merger agreement primarily results in or causes the failure of the transactions contemplated by the merger agreement to be consummated by such time.

	If this circumstance occurs....	Then the merger agreement may be terminated by...
2.
If any judgment issued by a court of competent jurisdiction or by a governmental authority, or law or other legal restraint or prohibition, in each case making the consummation of the merger illegal or restraining, enjoining, prohibiting or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable.

Either us or Parent, except this termination right is not available to a party if the issuance of such judgment, legal restrain or prohibition was primarily caused by or resulted primarily from the material breach of such party (or in the case of Parent, Merger Sub) of any provision of the merger agreement.

3.	If our shareholders do not approve the merger agreement when a final vote is taken on the merger proposal at the special meeting.
Either us or Parent, except this termination right is not available to a party if the failure to obtain the required company shareholder approval was primarily caused by or resulted primarily from the material breach of such party (or in the case of Parent, Merger Sub) of any provision of the merger agreement.

4.
If, prior to the time that our shareholder vote is obtained, (i) our board of directors makes an adverse recommendation change (as described above under “Change in Board Recommendation”); (ii) our board of directors approves, adopts or recommends a takeover proposal; or (iii) we fail to include the board recommendation in this proxy statement.
Parent.
5.
In order to accept a superior proposal that did not result from a breach of the merger agreement, including the no-shop restrictions, and enter into a definitive agreement providing for such superior proposal immediately following or concurrently with the termination of the merger agreement, subject to having complied with certain procedures, including payment of the termination fee.
Us, unless our shareholders have approved the merger proposal.
6.
If (a) there is a breach or inaccuracy in our representations and warranties, or if we have failed to perform any of our covenants or agreements in the merger agreement; (b) such breach, inaccuracy or failure would give rise to the failure of certain closing conditions; and (c) such breach, inaccuracy or failure, is not capable of being cured prior to the outside date or, if curable, is not cured within the earlier of the outside date or 20 business days of written notice to us of such breach, inaccuracy or failure and Parent’s intention to terminate.

Parent, except this termination right is not available to Parent at any time when there is also a material breach or inaccuracy in any of its or Merger Sub’s representations, warranties, covenants or agreements such that the closing conditions pursuant to the merger agreement could not be satisfied.

7.
If (a) there is a breach or inaccuracy in Parent’s or Merger Sub’s representations and warranties, or if Parent or Merger Sub has failed to perform any of its covenants or agreements in the merger agreement; (b) such breach, inaccuracy or failure would give rise to the failure of certain closing conditions; and (c) such breach, inaccuracy or failure is not capable of being cured prior to the outside date or, if curable, is not cured within the earlier of the outside date or 20 business days of written notice to Parent of such breach, inaccuracy or failure and our intention to terminate.

Us, except this termination right is not available to us at any time when there is also a material breach or inaccuracy in any of our representations, warranties, covenants or agreements such that the closing conditions pursuant to the merger agreement could not be satisfied.

8.
If (a) all of the mutual conditions precedent to the merger and the conditions to Parent’s and Merger Sub’s obligations to effect the merger have been satisfied or waived (other than those conditions that by their nature only can be satisfied at the closing but which are then capable of being satisfied at the closing on such date) under the merger agreement; (b) Parent fails to consummate the merger by the time the closing should have occurred in accordance with the merger agreement; (c) we have confirmed to Parent in writing that we stand ready, willing and able to consummate the merger at such time of the written notice and at all times during the two business day period immediately thereafter; and (d) the closing has not been consummated by the end of such two-business-day period.
Us.
If the merger agreement is terminated as described above, the merger agreement will become void and of no effect, without any liability of any party to any other party, except for certain specified provisions of the merger agreement that survive such termination, and subject to the limitations set forth in the provisions of the merger agreement related to termination fees, specific performance and non-recourse for non-parties, nothing in the merger agreement will relieve us from liability for any fraud or intentional breach of this Agreement.

Termination Fees
In certain circumstances, we or Parent may be obligated to pay the other a fee in connection with the termination of the merger agreement, as described below. No more than one termination fee will be payable under the merger agreement. In general, payment of a termination fee under the circumstances in which it is payable will preclude the parties from other remedies under the merger agreement, except that the company termination fee will not relieve us from any liability for fraud or intentional breach.
Termination Fee Payable by the Company
We will be required to pay Parent a termination fee in an amount equal to $20,380,000 (the “company termination fee”):
•	if Parent terminates the merger agreement for any of the following (i.e., circumstance 4 in the table above under “Termination” on page 64:
○	our board of directors makes an adverse recommendation change (as described above under “Change in Board Recommendation” on page 59;
○	our board of directors approves, adopts or recommends a takeover proposal; or
○	we fail to include the board recommendation in this proxy statement;
•	if we terminate the merger agreement in order to accept an unsolicited bona fide superior proposal (i.e., circumstance 5 in the table above under “Termination” on page 64; or
•
if (1) the merger agreement is terminated by us or Parent for the failure to close before the outside date (i.e., circumstance 1 in the table above under “Termination” on page 64 or for the failure to obtain shareholder approval (i.e., circumstance 3 in the table above under “Termination” on page 64, or the merger agreement is terminated by Parent for our material, uncured breach of the merger agreement (i.e., circumstance 6 in the table above under “Termination” on page 64; (2) after the execution and delivery of the merger agreement but before such termination, a takeover proposal is made to our board of directors or becomes publicly known and is not withdrawn at least three business days prior to the completion of the shareholder meeting (if circumstance 3) or before the termination (if circumstance 1 or 6), and (3) within 12 months after the termination, we consummate any takeover proposal or enter into a definitive agreement providing for any transaction contemplated by any takeover proposal.

Termination Fees Payable by Parent
Parent will be required to pay us a termination fee in an amount equal to $47,030,000 (the “parent termination fee”):
•	if we terminate the merger agreement for Parent’s material, uncured breach of the merger agreement (i.e., circumstance 7 in the table above under “Termination” on page 64; or
•	if we terminate the merger agreement for Parent’s failure to close (i.e., circumstance 8 in the table above under “Termination” on page 64.
Parent will be required to pay us a termination fee in an amount equal to $50,170,000 (the “parent regulatory termination fee”):
•
if the merger agreement is terminated by us or Parent for (a) the failure to close before the outside date (i.e., circumstance 1 in the table above under “Termination” on page 64, if all of the mutual conditions precedent to the merger (other than limited conditions pertaining to certain regulatory impediments, and those conditions that by their nature can only be satisfied at the closing but which are then capable of being satisfied at the closing on such date) have been satisfied or waived; or (b) a final and nonappealable order, injunction, judgment or law is in effect enjoining or otherwise prohibiting the merger (i.e., circumstance 2 in the table above under “Termination” on page 64, as a result of a judgment issued pursuant to any antitrust law.

Limitations on Remedies
The merger agreement provides that any claim or cause of action based upon, arising out of, or related to the merger agreement may only be brought against persons that are expressly named as parties to the merger agreement, and only with respect to the specific obligations set forth in the merger agreement. In addition, we have specifically waived any claims or rights against any financing source, agreed not to support any suit, action or proceeding made against any financing source, and agreed to cause dismissal or termination of any suit, action or proceeding against any financing source by or on behalf of the company, its subsidiaries and representatives, in each case, relating to the merger agreement, related financing documentation and related transactions.
If paid, the payment of any termination fees (as described above under “Termination Fees”) are deemed to be liquidated damages in a reasonable amount that will compensate the recipient for any and all losses or damages suffered or incurred by the non-paying party in connection with the merger, merger agreement, and related transactions. Upon payment of any such termination fee, the party paying such termination fee shall not have any further liability, whether pursuant to a claim in contract or tort, at law or in equity or otherwise, except that these provisions do not relieve us from any liability for fraud or intentional breach of the merger agreement.
Regardless of whether the termination fees are payable, the aggregate liability of Parent and Merger Sub under the merger agreement is limited to an amount equal to the parent termination fee or parent regulatory termination fee, as applicable, plus up to $3,000,000 of enforcement costs.
Specific Enforcement
Parent, Merger Sub and we are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the performance of terms and provisions of the merger agreement. Importantly, however, we are not entitled to enforce or seek enforcement of Parent obligations to cause the equity financing to be consummated or to consummate the merger unless certain circumstances are met, including (1) the merger agreement has not been validly terminated; (2) all conditions precedent have been satisfied or waived by Parent (other than those conditions that by their nature only can be satisfied at the closing but which are then capable of being satisfied at the closing on such date, and those conditions the failure of which to be satisfied is caused by or results from a breach by Parent); (3) Parent fails to consummate the closing by the closing date; (4) the debt financing has been or will be funded pursuant to the terms of the debt commitment letter at the closing if the equity financing is funded at the closing; (5) the company has irrevocably confirmed in writing to Parent that it would take such actions required by the merger agreement to cause the closing to occur if specific performance is granted and the equity and debt financings are funded; and (6) Parent has failed to consummate the closing within 2 business days following receipt of such written notice; except that the company is not permitted or entitled to receive both a grant of specific performance as discussed above and the termination fee from Parent as described in “Termination Fees.”
Assignment
Except as provided in the following sentence, the merger agreement may not be assigned, in whole or in part, by any of the parties to the merger agreement without the prior written consent of the other parties to the merger agreement.
However, Parent may assign all or any of its rights or obligations under the merger agreement to any of its direct or indirect wholly-owned subsidiary without our written consent or collaterally assign its rights, interests or obligations under the merger agreement to any of its affiliates, for collateral security purposes to debt financing sources or to any third-party acquirer of Parent or us.
No assignment by any party to the merger agreement will relieve such party of any of its obligations under the merger agreement.
Amendment and Modification
The merger agreement may be amended at any time by an instrument in writing signed on behalf of each of Parent, Merger Sub, and the company, except that after the merger agreement has been adopted by our shareholders, any amendment that requires further shareholder approval may not be made without such further approval. At any time prior to the effective time of the merger, the parties may extend the time for performance of any obligations, to the extent permitted by law, waive any inaccuracies in the representations and warranties of the parties, and to the extent permitted by law, waive compliance with any of the agreements or conditions in the merger agreement.
Amendments or waivers to certain sections of the merger agreement that may be materially adverse to the financing sources of Parent and Merger Sub must be approved by such financing sources.
Governing Law
The merger agreement will be governed by and construed in accordance with the laws of the State of Minnesota.

THE MERGER PROPOSAL (PROPOSAL #1)
The information below regarding the merger proposal should be read together with the rest of this proxy statement, especially “The Special Meeting” on page 16, “The Merger” on page 21, “The Merger Agreement” on page 51, and the copy of the merger agreement attached as Appendix A.
Vote on Approval of the Merger Agreement
We are asking you to approve a proposal to approve the merger agreement and thereby adopt the merger agreement as a plan of merger. A copy of the merger agreement is attached as Appendix A. For a discussion of the terms and conditions of the merger agreement, see the section entitled “The Merger Agreement” on page 51. For a discussion of other considerations related to the merger, see the section entitled “The Merger” on page 21.
Vote Required for Approval
To be approved, the merger proposal must receive the affirmative vote of holders of at least     shares of our common stock, which represents a majority of all shares of our common stock outstanding as of the record date.
Abstentions, broker non-votes, and shares not present will all have the effect of a vote against this proposal.
Board Recommendation
Our board of directors unanimously recommends that you vote “FOR” approval of the merger proposal. For a summary of the reasons for our board of directors’ recommendation, see “The Merger—Reasons for our Board’s Recommendation in Favor of the Merger.”

THE GOLDEN PARACHUTE PROPOSAL (PROPOSAL #2)
The information below regarding the golden parachute proposal should be read together with the rest of this proxy statement, especially “The Special Meeting” on page 16 and “The Merger—Interests of our Directors and Executive Officers in the Merger” on page 42.
Non-Binding Advisory Vote on Merger-Related Compensation of Named Executive Officers
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Rule 14A-21(c) promulgated under the Exchange Act, the company is required to submit a proposal to our shareholders to approve, on an advisory, non-binding basis, the “golden parachute” compensation payments that will or may be made by the company to its named executive officers in connection with the merger. This proposal, commonly known as a “say on golden parachute” proposal, gives shareholders the opportunity to vote on an advisory, non-binding basis on the “golden parachute” compensation payments that will or may be paid or become payable to its named executive officers in connection with the merger.
For purposes of this proposal, our named executive officers are the persons identified in the table under the “Golden Parachute Compensation” on page 45. Their merger-related compensation that is the subject of the golden parachute proposal is set forth in “The Merger—Interests of our Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Named Executive Officers,” including the footnotes to the table and related narrative discussion.
Our board of directors encourages you to review carefully the “golden parachute” compensation information disclosed in this proxy statement.
Our board of directors unanimously recommends that the company’s shareholders vote to approve the following resolution:
RESOLVED, that the shareholders approve, on a nonbinding, advisory basis, the compensation that will or may be paid or become payable to our named executive officers in connection with the merger, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the related narrative disclosures.
The vote on this proposal is separate and apart from the vote on the proposal to approve the merger agreement, and is not a condition to completion of the merger. Accordingly, you may vote to approve the merger agreement and vote not to approve the golden parachute proposal and vice versa.
This proposal gives our shareholders the opportunity to express their views on the merger-related compensation of our named executive officers. Because the vote on this proposal is advisory only, it will not be binding on the company or the executive officers. Accordingly, if the merger proposal is approved and the merger is consummated, the compensation payments that are contractually required to be paid by the company to its named executive officers will be paid, subject only to the terms of their compensation agreements and arrangements, regardless of the outcome of this non-binding advisory vote of the company’s shareholders.
Vote Required for Approval
Because the golden parachute proposal is a non-binding advisory vote, and not a binding act of our shareholders, we will consider the proposal to be approved if more shares are voted “FOR” the proposal than “AGAINST.” For the vote to occur, a quorum must be present at the convening of the special meeting.
An abstention will have no effect on this proposal. Assuming a quorum is present, a broker non-vote or a failure to vote shares will have no effect on this proposal.
Board Recommendation
Our board of directors unanimously recommends that you vote “FOR” approval of the golden parachute proposal.

THE ADJOURNMENT PROPOSAL (PROPOSAL #3)
The information below regarding the adjournment proposal should be read together with the rest of this proxy statement, particularly “The Special Meeting—Adjournment” on page 16.
Vote on Adjournment of the Special Meeting to a Later Date or Dates
We are asking our shareholders to approve adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting. The adjournment proposal is in addition to, and not in lieu of, any authority under the Minnesota Business Corporation Act or our bylaws to adjourn the meeting without a vote of shareholders in appropriate circumstances.
If our shareholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously returned properly executed proxies voting against adoption of the merger agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the merger agreement such that the proposal to approve the merger agreement would be defeated, we could adjourn the special meeting without a vote on the adoption of the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement. Additionally, we may seek to adjourn the special meeting if a quorum is not present at the special meeting.
Vote Required for Approval
For the adjournment proposal to be approved, the proposal must receive the affirmative vote of holders of the greater of (a)     shares (which represents a majority of the minimum number of shares entitled to vote that would constitute a quorum) and (b) a majority of all shares of our common stock represented at the special meeting, virtually or by proxy, and entitled to vote at the special meeting. A quorum may, but need not, be present.
An abstention will have the effect of a vote against this proposal, but a broker non-vote or a failure to vote shares will have no effect on this proposal.
Board Recommendation
Our board of directors unanimously recommends that you vote “FOR” approval of the adjournment proposal.
In making its recommendation, our board of directors considered a variety of factors including:
•
In certain circumstances, an adjournment of the special meeting may be the most efficient way to obtain the shareholder approval necessary for the consummation of the merger, which our board of directors believes is in the best interests of our company and our shareholders, as described under “Reasons for our Board’s Recommendation in Favor of the Merger.”

•
If a quorum is not present at the meeting for logistical or other reasons, the adjournment proposal could allow us to postpone the votes on the merger proposal and golden parachute proposal without needing to incur the costs or delay associated with calling another, separate special meeting.

•
If defeat of the merger proposal appears likely, an adjournment could be used to ensure that our shareholders have had an adequate opportunity to consider the consequences of the vote, particularly given the adverse effects that defeat of the merger proposal could have on our company, including as described under “The Merger—Surmodics Without the Merger.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
5% Holders
The following table provides information concerning persons known to the company to be the beneficial owners of more than 5% of the company’s outstanding common stock as of June 19, 2024. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated.
Name and Address of Beneficial Owner	Amount and Nature of Shares Beneficially Owned	Percent of Class(1)
Trigran Investments, Inc. 630 Dundee Rd., Suite 230 Northbrook, IL 60062	2,358,300(2)	16.5%
Morgan Stanley 1585 Broadway New York, NY 10036	1,152,945(3)	8.1%
Blackrock, Inc. 50 Hudson Yards New York, NY 10001	1,080,288(4)	7.6%
Beryl Capital Management LLC 225 Avenue I, Suite 205 Redondo Beach, CA 90277	1,058,564(5)	7.4%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	859,287(6)	6.0%
Soleus Capital Master Fund, L.P. 104 Field Point Road, 2nd Floor Greenwich, CT 06830	771,700(7)	5.4%
(1)
In accordance with the requirements of the SEC, Percent of Class for a person or entity is calculated based on outstanding shares plus shares deemed beneficially owned by that person or entity by virtue of the right to acquire such shares as of June 19, 2024, or within sixty days of such date.

(2)
Based on a Schedule 13G/A filed on February 9, 2024 by Trigran Investments, Inc., which reported shared voting power, and shared dispositive power, on behalf of itself and its affiliates Trigran Investments, L.P., Douglas Granat, Lawrence A. Oberman, Steven G. Simon, Bradley F. Simon and Steven R. Monieson, as follows: shared voting power—2,220,165 shares; and shared dispositive power— 2,358,300 shares.

(3)
Based on a Schedule 13G filed on February 9, 2024 by Morgan Stanley, which reported shared voting power and shared dispositive power on behalf of (i) itself as follows: shared voting power—1,152,491 shares; and shared dispositive power—1,152,945 shares; and (ii) its affiliate Morgan Stanley Capital Services LLC as follows: shared voting power—1,127,759 shares; and shared dispositive power— 1,127,759 shares.

(4)
Based on a Schedule 13G/A filed on January 26, 2024 by BlackRock, Inc., which reported sole voting power and sole dispositive power as follows: sole voting power—1,072,584 shares; and sole dispositive power—1,080,288 shares.

(5)
Based on a Schedule 13G filed on June 10, 2024 by Beryl Capital Management LLC, which reported shared voting power and shared dispositive power on behalf of (i) itself and its affiliates Beryl Capital Management LP and David A. Witkin as follows: shared voting power—1,058,564 shares; and shared dispositive power—1,058,564 shares; and (ii) its affiliate Beryl Capital Partners II LP as follows: shared voting power—902,104 shares; and shared dispositive power—902,104 shares.

(6)
Based on a Schedule 13G/A filed on February 13, 2024 by The Vanguard Group, which reported shared voting power, sole dispositive power, and shared dispositive power as follows: shared voting power—22,441 shares; sole dispositive power—831,477 shares; and shared dispositive power—27,810 shares.

(7)
Based on a Schedule 13G/A filed on February 2, 2024 by Soleus Capital Master Fund, L.P., which reported shared voting power and shared dispositive power, on behalf of itself and its affiliates Soleus Capital, LLC, Soleus Capital Group, LLC, and Guy Levy, as follows: shared voting power—771,700 shares; and shared dispositive power—771,700 shares.

Directors and Executive Officers
The following table sets forth the number of shares of common stock beneficially owned as of June 19, 2024, by each named executive officer of the company, by each current director of the company and by all directors and executive officers (including the named executive officers) as a group. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated.
Name of Beneficial Owner or Identity of Group	Current Holdings(1)	Acquirable Within 60 Days(2)	Aggregate Number of Common Shares Beneficially Owned	Percent of Class(3)
Gary R. Maharaj	192,134	282,492	474,626	3.3%
Timothy J. Arens	75,641	77,559	153,200	1.1%
Charles W. Olson	53,051	70,071	123,122	*
Teryl L.W. Sides	36,784	71,576	108,360	*
Gordon S. Weber	22,389	38,930	61,319	*
Susan E. Knight	32,232	29,687	61,919	*
José H. Bedoya	28,054	25,217	53,271	*
David R. Dantzker, M.D.	38,221	25,217	63,438	*
Ronald B. Kalich	37,375	25,217	62,592	*
Lisa W. Heine	12,550	22,582	35,132	*
All executive officers and directors as a group (11 persons)	590,551	745,185	1,335,736	8.9%
*	Less than 1%
(1)	Includes RSUs that are vested on June 19, 2024, or will become vested within 60 days thereafter.
(2)	Includes shares issuable upon the exercise of stock options that are exercisable on June 19, 2024, or within 60 days thereafter.
(3)	See footnote (1) to preceding table.

OTHER INFORMATION
Receiving the Merger Consideration
If the merger is completed, the paying agent will send information to our shareholders of record explaining how to exchange shares of our common stock for the merger consideration. You should not send in your company stock certificates before you receive these transmittal materials. If your shares of our common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to receive the merger consideration. Do not send in your certificates now.
Notice of Internet Availability of Proxy Materials for the Special Meeting
This proxy statement and other related proxy materials for the special meeting are available at www.virtualshareholdermeeting.com/SRDX24SM.
Householding
We may deliver just one proxy statement to two or more shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. Each shareholder will receive a separate proxy card. This practice, which is commonly referred to as “householding,” is permitted by Rule 14a-3(e)(1) under the Exchange Act. It helps to reduce costs, clutter and paper waste for the company and our shareholders.
However, we will promptly deliver a separate copy if requested by any shareholder at a shared address subject to householding. Requests for additional copies of this proxy statement should be directed to our proxy solicitor, MacKenzie, by telephone at (800) 322-2885, by email at proxy@mackenziepartners.com, or by mail to 1407 Broadway, 27th Floor, New York, New York 10018.
In addition, shareholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy of any future proxy materials by contacting the company at Gordon S. Weber, Senior Vice President of Legal, General Counsel and Secretary, at Surmodics, Inc., 9924 West 74th Street, Eden Prairie, Minnesota 55344 (if your shares are registered in your own name) or your bank, broker or other nominee (if your shares are registered in their name).
Shareholder Proposals
If the merger is completed, we will have no public shareholders and there will be no public participation in any future meetings of our shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholders’ meetings.
We will hold our 2025 annual meeting of shareholders only if the merger has not already been completed. Any appropriate proposal submitted by a shareholder of the company and intended to be presented at the 2025 annual meeting of shareholders, and desired to be included in our proxy statement and related materials for that annual meeting, must be received by the company by August 20, 2024 to be considered for inclusion in the company’s proxy statement and related materials for the 2025 annual meeting. Notice of a shareholder proposal or director nomination intended to be presented at the 2025 annual meeting, but not included in the company’s proxy statement and related materials, must be received by the company on or before November 10, 2024. In addition to satisfying the foregoing requirements, in order to comply with the universal proxy rules, a shareholder who intends to solicit proxies in support of director nominees for election at the 2025 annual meeting, other than the company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than December 10, 2024.
Legal and Cautionary Disclosures
No Determination by Securities Regulators
Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this proxy statement, including the merger, or determined if the information contained in this proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.
No Solicitation Where Prohibited
This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction.

Sources of Information
We have supplied all information relating to the company. GTCR has supplied, and we have not independently verified, all of the information relating to GTCR, Parent, Merger Sub and the financing sources.
Other Information Not Authorized by the Company
We have not authorized anyone to provide any information other than that which is contained or incorporated by reference in this proxy statement. We have not authorized any other person to provide you with different or additional information and we take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Further, you should not assume that the information contained or incorporated by reference in this proxy statement, or in any document incorporated by reference, is accurate as of any date other than the respective dates thereof.
For your convenience, we have included certain website addresses and other contact information in this proxy statement. However, information obtained from those websites or contacts is not part of this proxy statement (except for any particular documents specifically incorporated by reference into this proxy statement, as set forth under “Where You Can Find More Information—Incorporation by Reference”).
Subsequent Developments
This proxy statement is dated    , 2024. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders does not and will not create any implication to the contrary. Our business, financial condition, results of operations and prospects may have changed since those dates.
We may (and in certain limited circumstances may be legally required to) update this proxy statement prior to the special meeting, including by filing documents with the SEC for incorporation by reference into this proxy statement without delivering them to our shareholders. Therefore, you should monitor and review our SEC filings until the special meeting is completed. However, although we may update this proxy statement, we undertake no duty to do so except as otherwise expressly required by law.
Context for Assertions Embodied in Agreements
The merger agreement and other agreements are being included or incorporated by reference into this proxy statement only to provide our shareholders with information regarding their respective terms, and not to provide investors with any other factual information regarding the parties, their affiliates, or their respective businesses. In particular, you should not rely on the assertions embodied in the representations, warranties, and covenants contained in these agreements, or any descriptions of them, as characterizations of any actual state of facts. The representations, warranties, and covenants in each of these agreements (1) were made only for purposes of that agreement and solely for the benefit of the parties to that agreement (and not for the benefit of our shareholders), (2) were made only as of specified dates and do not reflect subsequent information, (3) are subject to limitations agreed upon by the parties to such agreement, including in certain cases being subject to a confidential disclosure letter or schedules that modify, qualify, and create exceptions to such representations, warranties, and covenants, (4) may also be subject to a contractual standard of materiality different from that generally applicable under federal securities laws, and (5) may have been made for the purposes of allocating risk between the parties to that agreement instead of establishing matters of fact.
Forward-Looking Statements
This proxy statement contains a variety of forward-looking statements, which are subject to a number of risks and uncertainties. We caution you not to place undue reliance on forward-looking statements. See “Introduction—Forward-Looking Statements.”
Note Regarding Trademarks
Surmodics, SurVeil, Pounce, and Sublime are registered trademarks of Surmodics. This proxy statement also may include other trademarks, trade names, or service marks of Surmodics or other owners. All trademarks, trade names, and service marks, regardless of whether designated with an applicable ®, ™ or SM symbol, are the property of their respective owners who may assert their rights to the fullest extent under applicable law.

WHERE YOU CAN FIND MORE INFORMATION
Incorporation by Reference
The SEC allows us to “incorporate by reference” into this document the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this document. These documents contain important information about the company and our financial condition.
We incorporate by reference (1) the documents listed below and (2) any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this document to the date of the special meeting (including any adjournment or postponement thereof):
•	Our annual report on Form 10-K for the fiscal year ended September 30, 2023;
•	Our quarterly reports on Forms 10-Q for the fiscal quarters ended December 31, 2023 and March 31, 2024;
•
Portions of our definitive proxy statement for the 2024 annual meeting, filed on December 18, 2023 that are incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended September 30, 2023; and

•	Our current reports on Form 8-K, to the extent filed and not furnished with the SEC, filed on February 12, 2024 and May 29, 2024.
The documents incorporated by reference into this proxy statement are available to you as described below under “SEC Filings.”
SEC Filings
We file annual reports, quarterly reports, proxy statements, and other documents with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including the company, that file electronically with the SEC. The public may obtain any documents that we file with the SEC at http://www.sec.gov.
We make available, free of charge, copies of our annual report on Form 10-K, proxy statement, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act on our website, www.surmodics.com, as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC. We are not including the information on our website as a part of, or incorporating it by reference into, this proxy statement.
In addition, you may obtain a copy of the reports, without charge, by writing or telephoning us at: Surmodics, Inc., 9924 West 74th Street, Eden Prairie, Minnesota 55344, Attn: Corporate Secretary, +1 (952) 500-7000. In order to ensure timely delivery of such documents before the special meeting, any such request should be made promptly to us. We undertake to send any information so requested (other than exhibits to incorporated documents that are not themselves specifically incorporated by reference into such document) by first class mail or another equally prompt means within one business day of receiving your request.

APPENDIX A
EXECUTION VERSION
MERGER AGREEMENT

among

BCE PARENT, LLC
(“Parent”)
BCE MERGER SUB, INC.
(“Merger Sub”)

and
SURMODICS, INC.
(the “Company”)

Dated as of May 28, 2024

A-i

Exhibit A:	Definitions
Exhibit B:	Form of Articles of Incorporation of the Surviving Corporation
A-ii

MERGER AGREEMENT
This Merger Agreement (this “Agreement”) is dated as of May 28, 2024 among BCE Parent, LLC, a Delaware limited liability company (“Parent”), BCE Merger Sub, Inc., a Minnesota corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Surmodics, Inc., a Minnesota corporation (the “Company”). Capitalized terms not otherwise defined herein shall have the meaning set forth in Exhibit A attached hereto. This Agreement is a plan of merger within the meaning of the Minnesota Business Corporation Act, Chapter 302A of the Minnesota Statutes (the “MBCA”).
RECITALS
A. Parent desires to acquire the Company, with such acquisition to be structured as a merger (the “Merger”) pursuant to which (i) Merger Sub would be merged with and into the Company, (ii) the Company would survive the Merger as a wholly owned Subsidiary of Parent, and (iii) each outstanding share of common stock, par value $0.05 per share (collectively, the “Shares”), of the Company would be cancelled and converted into the right to receive cash in the amount of $43.00, without interest (the “Merger Consideration”), in each case subject to the terms and conditions of this Agreement and the applicable provisions of the MBCA.
B. The board of directors of the Company (the “Company Board”) has unanimously (a) declared this Agreement and the Transactions to be advisable and in the best interests of the Company and its shareholders, (b) approved this Agreement in accordance with Section 302A.613, Subd. 1, of the MBCA, and (c) recommended the shareholders of the Company approve this Agreement in accordance with Section 302A.613, Subd. 2, of the MBCA.
C. The boards of directors of Parent and Merger Sub have approved and declared advisable this Agreement and the Transactions, and Parent, as the sole shareholder of Merger Sub, has by resolution duly approved this Agreement.
D. Prior to or concurrently with the execution of this Agreement, and as a condition to the willingness of, and material inducement to, the Company to enter into this Agreement, Parent has delivered to the Company (i) an Equity Commitment Letter between Parent and each of GTCR Strategic Growth Fund I/B LP, GTCR Strategic Growth Fund I/C LP and GTCR Strategic Growth Co-Invest I LP, each a Delaware limited partnership (the “Guarantors”) confirming the Guarantors’ respective commitments to provide Parent with the Equity Financing (the “Equity Commitment Letter”) and (ii) a limited guarantee in favor of the Company with respect to the performance by Parent of certain of its obligations hereunder, duly executed by each Guarantor and the Company and dated as of the date hereof (the “Guarantee”).
AGREEMENT
The parties hereto agree as follows:
ARTICLE 1
THE MERGER AND THE CLOSING
Section 1.1 The Merger. Subject to the terms and conditions of this Agreement and in compliance with the MBCA, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. For purposes of this Agreement, (a) the corporation surviving the Merger after the Effective Time is sometimes referred to as the “Surviving Corporation” and (b) the Company and Merger Sub are collectively referred to as the “Constituent Corporations.”
Section 1.2 Merger Closing.
(a) The consummation of the Transactions (the “Closing”) shall take place on the third Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 6 (other than any such conditions that by their nature only can be satisfied on the Closing Date, which shall be required to be so satisfied or waived on the Closing Date) or such other time, place and date as Parent and the Company may mutually agree in writing. The date on which the closing is to occur is referred to as the “Closing Date.”
(b) The Closing shall be effected, to the extent practical and legally permissible, remotely by teleconference or other means of telecommunication following the electronic delivery of documents and instruments to be held in escrow pending authorization to release at the Closing. Subject to the foregoing, the designated location of the Closing shall be offices of Faegre Drinker Biddle & Reath LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402 or at such other location that the parties may agree.

(c) At the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Minnesota articles of merger (the “Articles of Merger”), in such form as required by, and executed in accordance with, the relevant provisions of the MBCA and shall make all other filings or recordings required under the MBCA (if any). The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Minnesota, or at such later time as Parent and the Company shall agree and specify in the Articles of Merger (the date and time the Merger becomes effective, the “Effective Time”).
Section 1.3 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation, or otherwise, to take, and shall take, all such lawful and necessary action.
ARTICLE 2
EFFECT OF THE MERGER
Section 2.1 Effect of Merger; Organizational Documents; Directors and Officers.
(a) The Merger shall have the effects set forth in this Agreement and in Section 302A.641 of the MBCA.
(b) At the Effective Time, in accordance with Section 302A.611, Subd. 1(d), of the MBCA, the articles of incorporation of the Company shall be amended and restated in their entirety to be identical to the form attached as Exhibit B and, from and after the Effective Time, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter duly amended.
(c) From and after the Effective Time, the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation (except that all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation), until thereafter duly amended.
(d) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until the earlier of their resignation or removal or their respective successors are duly elected or appointed and qualified, as the case may be.
(e) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until the earlier of their resignation or removal or until their respective successors have been duly elected or appointed and qualified, as the case may be.
Section 2.2 Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any holder of shares of the capital stock of Merger Sub, each share of common stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
Section 2.3 Conversion of Company Capital Stock.
(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any holder of Shares the following shall occur:
(i) Each Share outstanding immediately prior to the Effective Time (other than (A) any Shares to be cancelled pursuant to Section 2.3(a)(ii), (B) any Dissenting Shares, and (C) any Restricted Shares) shall be converted automatically into the right to receive from Parent the Merger Consideration. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate representing any such Shares or of any Book-Entry Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate or such Book-Entry Shares in accordance with Section 2.5, without interest and subject to any withholding of Taxes required by applicable Law.
(ii) Each Share owned by Merger Sub, Parent, the Company or any direct or indirect wholly owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment shall be made with respect thereto.

Section 2.4 Dissenters’ Rights.
(a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held of record or beneficially by a Person who has not voted in favor of approval of this Agreement and who is entitled to demand and properly demands and perfects such holder’s dissenter’s rights with respect to such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Sections 302A.471 and 302A.473 of the MBCA (the “Dissenters’ Rights”), shall not be converted into or represent the right to receive the Merger Consideration for such Dissenting Shares but instead shall be entitled only to payment of the fair value (including interest determined in accordance with Section 302A.473 of the MBCA) of such Dissenting Shares in accordance with the Dissenters’ Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Dissenters’ Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration, upon surrender of such Dissenting Shares in accordance with Section 2.5, without interest and subject to any withholding of Taxes required by applicable Law.
(b) The Company shall provide prompt notice to Parent and its counsel of any demands, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law that are received by the Company for Dissenters’ Rights with respect to any Shares, and Parent shall have the right to participate in and control and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand (including by providing any estimate of the fair value of any shares), or agree to do any of the foregoing.
(c) If the Surviving Corporation makes any payment with respect to the Dissenting Shares to the holders thereof pursuant to the Dissenters’ Rights, then any portion of the Merger Consideration relating to such Dissenting Shares held in the Exchange Fund shall be delivered by the Paying Agent to the Surviving Corporation upon demand.
Section 2.5 Exchange of Certificates.
(a) Paying Agent. The Company’s transfer agent (currently Broadridge Corporate Issuer Solutions, Inc.), its successor or another reputable financial institution jointly selected by Parent and the Company prior to the Effective Time shall act as agent (the “Paying Agent”) for the payment of the aggregate Merger Consideration in accordance with the terms of this Section 2.5. Parent shall, or shall take all steps necessary to enable and cause Merger Sub to, deposit with the Paying Agent at the Closing and prior to, or substantially concurrently with, the Effective Time, the cash necessary to pay for the Shares converted into the right to receive the Merger Consideration pursuant to Section 2.3 (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall, pending its disbursement to such holders, be invested in Permitted Investments by the Paying Agent as directed by Parent; provided that no gain or loss thereon shall affect the amounts payable hereunder and Parent shall take all actions necessary to ensure that the Exchange Fund includes at all times cash sufficient to satisfy Parent’s obligations under this Agreement. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to Parent or as Parent otherwise directs, and no part of such net profits shall accrue to the benefit of holders of the Shares.
(b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each Person who was a holder of record of Shares immediately prior to the Effective Time, whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.3, (i) a letter of transmittal in customary form for use in effecting the surrender of stock certificates that immediately prior to the Effective Time represented Shares (each, a “Certificate”) or uncertificated Shares represented by book-entry (“Book-Entry Shares”) (which transmittal letter shall include customary provisions with respect to the use of an “agent’s message” for Book-Entry Shares being surrendered through the facilities of The Depository Trust Company and which shall also specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent); and (ii) instructions for use in surrendering the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate or a Book-Entry Share for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably and customarily be required by the Paying Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share, net of applicable Taxes withheld pursuant to Section 2.8, and the Certificate or Book-Entry Shares so surrendered shall then be cancelled. If payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate(s) formerly representing Shares are registered in the transfer records of the Company, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall be made only to the Person in whose name such Book-Entry Shares are registered. Until surrendered in accordance with this Section 2.5, subject to the Dissenters’ Rights, each Certificate and Book-Entry Share shall be deemed at all times from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive in respect of the Shares previously represented by such Certificate or Book-Entry Share pursuant to this Article 2. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article 2.
(c) No Further Ownership Rights in Shares. The Merger Consideration paid upon the surrender for exchange of Certificates and Book-Entry Shares in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates and Book-Entry Shares. From and after the Effective Time, the stock transfer books of the Company shall be closed and the Surviving Corporation shall not permit any further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article 2, except as otherwise provided by Law.
(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares at the first anniversary of the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article 2 shall thereafter only be entitled to receive from Parent and the Surviving Corporation (subject to abandoned property, escheat or similar Laws, as general creditors thereof) payment of their claim for Merger Consideration. To the extent permitted by applicable Law, none of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent or the Paying Agent, the posting by such Person of a bond in such reasonable amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.
Section 2.6 Equity-Based Compensation Plans and Awards.
(a) Treatment of Restricted Shares. Each Restricted Share that is outstanding immediately prior to the Effective Time shall terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump-sum cash payment, without interest, equal to the Merger Consideration, net of any Taxes withheld pursuant to Section 2.8. Following the Effective Time, no Restricted Share that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Restricted Share shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.6(a) in exchange for such Restricted Share in accordance with this Section 2.6(a). The consideration payable under this Section 2.6(a) to each former holder of a Restricted Share that was outstanding immediately prior to the Effective Time shall be paid by the Surviving Corporation (failing which, Parent) to such former holder as soon as practicable following the Effective Time (but in any event not later than three Business Days thereafter), net of any Taxes withheld pursuant to Section 2.8.
(b) Treatment of RSUs. Each RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump-sum cash payment, without interest, equal to the Merger Consideration, net of any Taxes withheld pursuant to Section 2.8. Following the Effective Time, no RSU that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such RSU shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.6(b) in exchange for such RSU in accordance with this Section 2.6(b). The consideration payable under this Section 2.6(b) to each former holder of a RSU that was outstanding immediately prior to the Effective Time shall be paid by the Surviving Corporation (failing which, Parent) (through its payroll, if applicable) to such former holder as soon as practicable following the Effective Time (but in any event not later than three Business Days thereafter), net of any Taxes withheld pursuant to Section 2.8.
(c) Treatment of Options. With respect to each Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, (A) if the exercise price of such Option is equal to or greater than the Merger Consideration, such Option shall terminate and be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect; and (B) if the exercise price of such Option is less than the Merger Consideration, such Option shall terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive, in accordance with this Section 2.6(c), a lump-sum cash payment, without interest, in the amount of the aggregate Option Consideration with respect to such Option, as applicable. Following the Effective Time, no Option that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of an Option shall cease to have any rights with respect thereto, except to receive the consideration (if any) set forth in this Section 2.6(c) in exchange for such Option, as applicable, in accordance with this Section 2.6(c). The consideration (if any) payable under this Section 2.6(c) to each former holder of an Option that was outstanding immediately prior to the Effective Time shall be paid by the Surviving Corporation (failing which, Parent) through its payroll, if applicable, to such former holder as soon as practicable following the Effective Time (but in any event not later than three Business Days thereafter), net of any Taxes withheld pursuant to Section 2.8.
(d) Treatment of Company ESPP. The Company shall take all actions necessary pursuant to the Company’s 1999 Employee Stock Purchase Plan (the “ESPP”) to provide that (i) no new offering periods under the ESPP, other than the offering period in effect under the ESPP on the date of this Agreement, shall be authorized, continued or commenced following the date of this Agreement, (ii) there will be no increase in the amount of payroll deduction elections permitted to be made by the participants under the ESPP during the current offering period, except those made in accordance with payroll deduction elections that are in effect or duly pending as of the date of this Agreement, (iii) no individuals shall commence participation in the ESPP following the date of this Agreement, (iv) the ESPP shall terminate effective as of the earlier of (A) the end of the current offering period and (B) the fifth trading day immediately prior to the anticipated Closing Date (the “ESPP Cut-Off Date”), and (v) the amount of the accumulated contributions of each participant under the ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase Company ESPP Shares in accordance with the terms and conditions of the ESPP (as amended pursuant to this Section 2.6(d)), be refunded to such participant as promptly as practicable following the ESPP Cut-Off Date (without interest). The accumulated contributions of the participants in the current offering period shall be used to purchase Shares as of no later than the ESPP Cut-Off Date, and the participants’ purchase rights under such offerings shall terminate immediately after such purchase. Unless earlier terminated, automatically by virtue of the Merger and without further action, the ESPP shall automatically terminate by virtue of the Merger as of immediately prior to (and contingent upon the occurrence of) the Effective Time.
(e) Plan Matters. The Company and the Company Board (and any committee thereof) are permitted to take such action as may be necessary or desirable to give effect to this Section 2.6. Each of the Company’s 2009 Equity Incentive Plan and 2019 Equity Incentive Plan shall hereby be terminated as of the Effective Time, automatically and without the necessity of any further action.
Section 2.7 Adjustments to Prevent Dilution. If the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted.
Section 2.8 Withholding Rights. Parent, Merger Sub, the Paying Agent, the Company and its Subsidiaries shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts, if any, as Parent, Merger Sub, the Paying Agent, the Company or its Subsidiary is required to deduct and withhold with respect to the making of such payment under the applicable Law. To the extent that amounts are so withheld by Parent, Merger Sub, the Paying Agent or the Company, such amount shall be (i) paid over to the appropriate Tax Authority; and (ii) treated for all purposes of this Agreement as having been paid to the former holder of the Company Security in respect of which such deduction and withholding was made by Parent, Merger Sub, the Paying Agent or the Company.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as (a) disclosed in any report filed by the Company with the SEC from October 1, 2022 and at least two Business Days prior to the date of this Agreement (including the exhibits and schedules thereto but other than (i) any information that is contained in the “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” or “Quantitative and Qualitative Disclosures About Market Risk,” except in each case to the extent such information consists of factual historical or current statements; and (ii) any information in any other sections of such reports that are forward-looking statements, or other statements that are similarly predictive or forward-looking in nature), or (b) set forth on the confidential disclosure letter delivered by the Company to Parent on the date hereof (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:
Section 3.1 Organization.
(a) The Company is a corporation duly organized, validly existing and in good standing under the MBCA. Each Subsidiary of the Company is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization. The Company and each of its Subsidiaries (i) has all requisite corporate or limited liability company power and authority necessary to enable it to own, operate and lease its properties and assets and to carry on its business as now conducted, (ii) possesses all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities (including pursuant to FDA or Healthcare Laws) to be obtained, in each case necessary for the lawful conduct of its business as now conducted (collectively, “Permits”), and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation, limited liability company or other legal entity, as applicable, authorized to do business in each jurisdiction where such qualification or licensing is necessary, except in each case as has not had a Company Material Adverse Effect.
(b) The Company’s Articles of Incorporation and Bylaws that are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the year ended September 30, 2023 (the “Company Charter Documents”) are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. All such Company Charter Documents are in full force and effect, and the Company is not in violation in any material respect of any of the provisions thereof.
Section 3.2 Capitalization.
(a) The authorized capital stock of the Company consists solely of 50,000,000 shares, of which 45,000,000 have been designated as Shares, 450,000 have been designated as Series A Preferred Stock, $0.05 par value per share, and 4,550,000 are undesignated. As of May 24, 2024 (the “Reference Date”), (i) 14,261,434 Shares were outstanding (including 195,900 Restricted Shares), and (ii) no shares of Series A Preferred Stock were outstanding. All outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive or similar rights under any provision of the MBCA and the Company Charter Documents or any agreement to which the Company is a party or by which the Company is otherwise bound.
(b) As of the close of business on the Reference Date, 1,576,056 Shares were reserved for issuance upon exercise of outstanding Options, 121,670 Shares were reserved for issuance upon exercise of outstanding RSUs, 473,582 Shares were reserved for future awards under the Stock Incentive Plans, 62,282 Shares were reserved for future issuance under the ESPP, and a further 15,552 Shares are estimated to be subject to outstanding purchase rights under the ESPP (assuming that the closing price per Share as reported on the purchase date for the current offering period was equal to $35.15 and employee contributions continue until such purchase date at the levels in place as of the Reference Date). Since the close of business on the Reference Date, except for any issuances that may be made after the date hereof in accordance with Section 5.1, there have been no new issuances of Options or Restricted Shares.
(c)
(i) Section 3.2(c)(i) of the Company Disclosure Letter sets forth a true, complete and accurate list of all outstanding Options, RSUs and Restricted Shares as of the close of business on the Reference Date, indicating for each: (i) the name of the holder thereof, (ii) the date of grant, (iii) the number of vested and unvested shares subject thereto, (iv) the vesting, exercisability or settlement schedules (as applicable), (v) for each Option, the type of Option, expiration date and exercise price, (vi) the Stock Incentive Plan under which the applicable Option, RSU or Restricted Shares were granted and (vii) for the ESPP the maximum number of Shares issuable at the end of the current offering period, subject to the assumptions set forth in Section 3.2(b).
(ii) The Company has made available to Parent complete and accurate copies of all (x) Stock Incentive Plans; (y) forms of agreements evidencing Options or RSUs; and (z) forms of agreements governing Restricted Shares.
(d) All Options, RSUs and Restricted Shares (i) have been validly and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof, or a duly authorized executive officer of the Company to whom such authority has been delegated) and granted in compliance with all applicable Laws and the terms of the applicable Stock Incentive Plans and (ii) are recorded on the consolidated financial statements of the Company in accordance with generally accepted accounting principles.
(e) Except as set forth in this Section 3.2 or the corresponding sections of the Company Disclosure Letter:
(i) As of the date hereof there are no issued, reserved for issuance, outstanding or authorized (A) shares of capital stock of or other voting securities of or ownership interests in the Company; (B) securities of the Company or its Subsidiaries convertible into or exchangeable or exercisable for, or measured by reference to shares of capital stock or other voting securities of or ownership interests in the Company; (C) warrants, calls, options, preemptive or other rights to acquire from the Company, or other obligation of the Company to issue, transfer, dispose or sell any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for, or measured by reference to, capital stock or other voting securities or ownership interests in the Company; or (D) restricted shares, equity or equity-based compensation awards, stock options, stock appreciation rights, performance units, contingent value rights, “phantom” stock, profit participation or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of or ownership interests in the Company (the items in clauses (A) through (D) being referred to collectively as the “Company Securities”);
(ii) As of the date hereof there are no outstanding contractual obligations or commitments of the Company or any of its Subsidiaries relating to any Company Securities, including any agreement requiring the registration for sale of any Company Securities, any subscription rights, anti-dilutive rights, rights of first refusal or any similar rights with respect to any Company Securities, or requiring the Company or any of its Subsidiaries (or any outstanding obligations of the Company or any of its Subsidiaries) to repurchase, redeem or otherwise acquire any of the Company Securities.
(iii) The Company is not a party to any voting agreement with respect to the voting of any Company Securities. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which shareholders of the Company may vote. There are no voting trusts or other Contracts with respect to the voting of any Company Securities. There are no declared or accrued but unpaid dividends or distributions with respect to the Company Securities.
Section 3.3 Authorization; No Conflict.
(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and, subject to the Required Company Shareholder Vote, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly authorized and approved by the Company Board. No further corporate proceeding on the part of the Company is necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, except for the approval of this Agreement by the holders of a majority of the outstanding Shares (the “Required Company Shareholder Vote”).
This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, assuming due and valid authorization, execution and delivery thereof by Parent and Merger Sub, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally and equitable principles of general applicability, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).
(b) Neither the execution and delivery of this Agreement by the Company nor the performance or consummation by the Company of the Transactions will (i) result in a violation or breach of, contravene or conflict with the Company Charter Documents or any articles of incorporation or bylaws (or equivalent document) of any of the Company’s Subsidiaries; (ii) conflict with, result in a modification, violation, or breach of, increased liability under or conflict with any provisions of, or result in the loss of any material benefit under or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or accelerate the performance required by, or result in a right of termination, amendment, cancelation or acceleration under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties, rights or assets owned or operated by the Company or any of its Subsidiaries or require any consent, notice or approval under any of the terms, conditions or provisions of any Company Material Contract; or (iii) subject to receipt of the Required Company Shareholder Vote and obtaining or making the Consents referred to in Section 3.3(c), violate any judgment, ruling, order, writ, injunction or decree of any Governmental Authority (“Judgment”) or any statute, code, decree, law, Healthcare Law, act, ordinance, rule, regulation or order of any Governmental Authority (“Law”) binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, in each case applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, with respect to events described in the foregoing clauses (ii) and (iii) as would not reasonably be expected to (A) prevent or materially impair or delay the ability of the Company to carry out its obligations under this Agreement and to consummate the Transactions or (B) otherwise have a Company Material Adverse Effect.
(c) No Consent with or of any United States federal, state or local governmental or regulatory authority, court, body or instrumentality or any governmental, quasi-governmental, administrative, self-regulatory or regulatory authority, court, body or instrumentality outside of the United States, including any political subdivision thereof or any public or private arbitrator or arbitral body (each, a “Governmental Authority”) is necessary to be obtained or made by the Company or any of its Subsidiaries in connection with the Company’s execution and delivery of this Agreement or the consummation by the Company of the Transactions, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business; (ii) the filing with the SEC of a proxy statement in definitive form relating to the Company Shareholders Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) and compliance with other applicable requirements of the Exchange Act; (iii) such reports under Section 13 or 16 of the Exchange Act as may be required in connection with this Agreement and the Transactions; (iv) compliance with the rules of Nasdaq; (v) such Consents as may be required under any applicable foreign or state securities, “blue sky” or takeover law; (vi) such Consents as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (vii) the other Consents with or of Governmental Authorities set forth in Section 3.3(c) of the Company Disclosure Letter; and (viii) such other Consents which if not obtained or made would not reasonably be expected to (A) prevent or materially impair or delay the ability of the Company to carry out its obligations under this Agreement and to consummate the Transactions or (B) otherwise have a Company Material Adverse Effect.
(d) The Company Board has duly and unanimously adopted and, prior to the execution of this Agreement has not subsequently rescinded or modified in any way, resolutions (i) declaring that this Agreement and the

Transactions are fair, advisable and in the best interests of the Company and its shareholders; (ii) approving and declaring advisable this Agreement in accordance with Section 302A.613, Subd. 1, of the MBCA; (iii) directing that the approval of this Agreement be submitted to a vote, as promptly as practicable, of the shareholders of the Company, and (iv) recommending that the Company’s shareholders approve this Agreement in accordance with Section 302A.613, Subd. 2, of the MBCA (such recommendation, the “Board Recommendation” and such actions by the Company Board in this Section 3.3(d), collectively, the “Board Actions”).
(e) Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.7, the Company has taken all action, if any, reasonably necessary to exempt the Merger from, or otherwise render inapplicable to this Agreement, the Merger and the Transactions pursuant to the following: (i) the restrictions on a “control share acquisition” (as defined in Section 302A.011, Subd. 38, of the MBCA) set forth in Section 302A.671 of the MBCA; (ii) the restrictions on “business combinations” with an “interested shareholder” (each as defined in Section 302A.011, Subd. 46 and Subd. 49, respectively, of the MBCA) set forth in Section 302A.673 of the MBCA; (iii) the “fair price requirement” set forth in Section 302A.675 of the MBCA; (iv) Chapter 80B of the Minnesota Statutes; (v) other similar anti-takeover statute or regulation in Minnesota; (vi) any anti-takeover provision in the Company Charter Documents, or (vii) to the Knowledge of the Company, any other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws that would reasonably be expected to be applicable to the Merger or the other Transactions, nor will any such Laws restrict, impair or delay the ability of Parent or Merger Sub after the Closing to vote or otherwise exercise all rights as a shareholder of the Company.
Section 3.4 Subsidiaries. A correct and complete list of all Subsidiaries of the Company and their respective jurisdictions of organization is set forth in Section 3.4 of the Company Disclosure Letter. Each of the Company’s Subsidiaries is wholly owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens). All of the outstanding capital stock or other voting securities of, or ownership interests in, each of the Company’s Subsidiaries, has been duly authorized, validly issued, fully paid and non-assessable, as applicable. No Person, other than the Company and its Subsidiaries, owns any equity interest in any Subsidiary of the Company, including any interest of the types described in the definition of “Company Securities” in Section 3.2(e) (substituting “Subsidiary of the Company” for each reference to “the Company” in such definition) (such interests, the “Company Subsidiary Securities”). There are no contractual obligations or commitments of the Company or any of its Subsidiaries relating to any Company Subsidiary Securities, including any agreement requiring the registration for sale of any Company Subsidiary Securities, any subscription rights, anti-dilutive rights, rights of first refusal or any similar rights with respect to any Company Subsidiary Securities, or requiring the Company or any of its Subsidiaries (or any outstanding obligations of the Company or any of its Subsidiaries) to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for (i) such Subsidiaries, (ii) any marketable securities held either as part of routine treasury management or in connection with an Employee Benefit Plan, or (iii) securities that have no carrying value in the Financial Statements and which do not impose any capital call obligation on the Company or any Subsidiaries, the Company does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, other equity or ownership interest or any other capital stock of any other Person and is not obligated to make any material future investment in or capital contribution to any third party. The Company has made available to Parent complete and correct copies of the articles of incorporation or bylaws (or equivalent document) of each of the Company’s Subsidiaries, including all amendments thereto, as in effect on the date of this Agreement. All such organizational and governing documents are in full force and effect, and none of the Company’s Subsidiaries is in violation in any material respect of any of the provisions thereof.
Section 3.5 SEC Reports and Financial Statements.
(a) Since October 1, 2021, the Company has filed with or furnished to the SEC on a timely basis all forms, reports, schedules, certifications, registration statements, definitive proxy statements and other documents required to be filed or furnished by the Company with or to the SEC. All such registration statements, forms, reports, schedules, certifications, registration statements, definitive proxy statements and other documents, as they have been supplemented, modified or amended since the date of filing, are referred to herein as the “Company SEC Reports.” As of their respective dates, and giving effect to any supplements, modifications or amendments thereto, (i) the Company SEC Reports complied, or if filed or furnished after the date hereof, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules thereunder; and (ii) none of such Company SEC Reports contained, or if filed or furnished after the date hereof, will contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b) The balance sheets, and the related statements of operations, stockholders’ equity, and cash flows (including, in each case, any related notes and schedules thereto) of the Company contained in the Company SEC Reports (collectively, the “Company Financial Statements”) complied, or if filed or furnished after the date hereof, will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present fairly in all material respects the financial position and the results of operations and cash flows of the Company as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments, none of which would reasonably be expected to be material, individually or in the aggregate). Except as disclosed or reflected in the Company Financial Statements as of and for the periods ended December 31, 2023 and March 31, 2024, the Company and its Subsidiaries do not have any liabilities or obligations of any kind (whether absolute, contingent, absolute, fixed, accrued, determined, determinable or otherwise) required to be recorded, accrued or reflected on a balance sheet in accordance with GAAP, other than (i) liabilities or obligations incurred in the Ordinary Course of Business since March 31, 2024 (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, misappropriation or violation of Law); (ii) liabilities or obligations that have not had a Company Material Adverse Effect; or (iii) liabilities or obligations incurred in connection with the Transactions.
(c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the intended results, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company SEC Reports.
(d) The Company and, to the Knowledge of the Company, each of its executive officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by (or if filed after the date hereof, will be accompanied by) the certifications, if any, required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied (or if filed after the date hereof, will comply) in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.
(e) The Company maintains a system of disclosure controls and procedures and internal control over financial reporting designed in material compliance with Rules 13a-15 and 15d-15 promulgated under the Exchange Act, and such system is sufficient to provide reasonable assurance that (x) information required to be disclosed by the Company and its Subsidiaries in its filings with the SEC pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (y) the Company’s financial reporting and preparation of financial statements is in accordance with GAAP. Neither the Company nor, to the Knowledge of the Company, the Company’s auditors has been made aware of (i) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data or any material weaknesses in Internal Controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls, in each case that has not been resolved.

(f) Since October 1, 2021, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.
(g) The Company has made available (including via the EDGAR system, as applicable) to Parent all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, in the prior two years. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.
(h) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K promulgated under the Exchange Act, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions.
Section 3.6 Absence of Material Adverse Changes, etc. Since March 31, 2024 until the date of this Agreement, there has not been or occurred any event, change, occurrence or development of a state of facts that has had a Company Material Adverse Effect. From March 31, 2024, except as contemplated hereby, (a) the business of the Company and its Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business; and (b) there has not been any action or event that would have constituted a material breach of Section 5.1 had such action or event occurred after the date of this Agreement without the consent of Parent (other than actions or events of the kind set forth in Section 5.1(b)(ii), Section 5.1(b)(vii), Section 5.1(b)(ix) and Section 5.1(b)(xx) that have been taken or occurred in the Ordinary Course of Business).
Section 3.7 Litigation. There are no, and for the past three years, there have been no, (a) Actions pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any present or former officer, director, manager or employee of the Company or any of its Subsidiaries (solely in such individual’s capacity as such) or any property or asset of the Company or its Subsidiaries; or (b) Judgments outstanding (or, to the Knowledge of the Company, threatened to be imposed) against the Company or any of its Subsidiaries, in each case that has had a Company Material Adverse Effect or would reasonably be expected to prevent or materially impair or delay the ability of the Company to carry out its obligations under this Agreement and to consummate the Transactions.
Section 3.8 Disclosure Documents. Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated by the Company to the Company’s shareholders in connection with the Merger (the “Company Disclosure Documents”), including the Proxy Statement, and any amendments or supplements thereto, when first filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the regulations promulgated thereunder and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 3.9 Broker’s or Finder’s Fees. Except for Jefferies LLC, no agent, broker, investment banker, financial advisor or similar Person or firm acting on behalf of the Company or under the Company’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission from any of the parties hereto in connection with any of the Transactions. The Company has made available to Parent a true and complete copy (subject to any redactions shown therein) of all agreements between the Company and Jefferies LLC pursuant to which Jefferies LLC would be entitled to any payment in connection with the Transactions.
Section 3.10 Employee Plans.
(a) Section 3.10(a) of the Company Disclosure Letter sets forth a complete and accurate list of all material Employee Benefit Plans. For purposes of this Agreement, “Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA whether or not subject to ERISA, and each plan, program, contract, policy, agreement or arrangement (including any employment agreement) providing for equity or equity-based, incentive, bonus, deferred compensation, severance, termination, retention, change of control, health, welfare, vacation, paid time off, fringe or other benefit or compensation plan, program, contract, policy, agreement or arrangement, in each case that is maintained, sponsored or contributed or required to be contributed to by the Company or any of its Subsidiaries or under or with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation (including on account of an ERISA Affiliate); provided that base wages or salary are not “Employee Benefit Plans.”
(b) (i) Except for any non-compliance or failure that has not had a Company Material Adverse Effect, each Employee Benefit Plan has been established, maintained, funded, operated and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) no event has occurred that would reasonably be expected to subject the Company or any of its Subsidiaries to any material Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or any other applicable Law; (iii) no Actions or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened with respect to any Employee Benefit Plan; and (iv) all material contributions, reimbursements, and premium and benefit payments with respect to each Employee Benefit Plan that are due have been made or paid, and all material contributions, distributions, reimbursements, and premium and benefit payments not yet due have been made, paid or properly accrued.
(c) Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received a determination letter from the IRS to the effect that such Employee Benefit Plan is qualified, or is maintained on a pre-approved plan document for which the pre-approved plans sponsor has received a current opinion letter from the IRS, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Employee Benefit Plan.
(d) No Employee Benefit Plan is, and none of the Company or any of its Subsidiaries currently or within the last six years has sponsored, maintained, contributed to, had any obligation to contribute to, or otherwise had any current or contingent liability or obligation (including on account of an ERISA Affiliate) under or with respect to any: (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or other plan that is or was ever subject to Section 412 of the Code or Title IV of ERISA; (ii) a “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA); (iii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.
(e) None of the Employee Benefit Plans promises or provides, and the Company and its Subsidiaries have no current or potential obligation to provide for, retiree, post-employment, or post-service medical or other welfare benefits to any Person, except as required by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA or other similar applicable state Law.
(f) Without limiting the generality of the foregoing, with respect to each Employee Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States law also applies) (a “Non-U.S. Plan”): (i) each Non-U.S. Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, (ii) each Non-U.S. Plan intended to meet the requirements for favorable Tax treatment meets such requirements, and (iii) no Non-U.S. Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), and (iv) there are no material unfunded or underfunded liabilities with respect to any Non-U.S. Plan, nor are any reasonably expected.
(g) Except as otherwise provided in this Agreement or pursuant to an Employee Benefit Plan disclosed in Section 3.10(a) of the Company Disclosure Letter, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event, including, but not limited to, a termination of employment) could: (i) entitle any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries to any payment of compensation or benefits, (ii) accelerate the time of payment, funding or vesting, or increase the amount of, compensation or benefits due or payable to any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries, or (iii) result in any payments or benefits that would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.
(h) Neither the Company nor any Subsidiary has any current or contingent obligation under any contract, agreement, plan or arrangement to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes, including those imposed under Section 409A or Section 4999 of the Code (or any corresponding provisions of state, local or foreign Tax law).

(i) Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder.
Section 3.11 Taxes.
(a) Except as would not have a Company Material Adverse Effect, (i) all Tax Returns required to be filed by, or on behalf of, the Company or any of its Subsidiaries have been timely filed, in accordance with applicable Law, and all such Tax Returns are true, correct and complete; (ii) the Company and each of its Subsidiaries has paid in full on a timely basis all Taxes required to be paid by it (whether or not shown to be due on any Tax Returns) or has established in accordance with GAAP an adequate accrual therefor in the Company Financial Statements; and (iii) there are no Liens (other than Permitted Liens) on any of the assets or properties of the Company or any of its Subsidiaries with respect to Taxes.
(b) No audit or other proceeding by any Governmental Authority is pending or, to the Knowledge of the Company, threatened in writing with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries, except for such audits and proceedings that would not have a Company Material Adverse Effect.
(c) All deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the Company Financial Statements, except for such deficiencies that would not have a Company Material Adverse Effect.
(d) Neither the Company nor any of its Subsidiaries has (i) been included in any “consolidated,” “affiliated,” “unitary” or “combined” group provided for under the Law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period (other than a group of which the Company or one of its Subsidiaries was the common parent); or (ii) incurred any liability for the payment of any Taxes for or to any other Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or foreign Law), as a transferee or successor, by Contract, or otherwise.
(e) Neither the Company nor any of its Subsidiaries has been a United States real property holding company within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(f) During the past two years, neither the Company nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
(g) Neither the Company nor any of its Subsidiaries is a party to, or is bound by, or has any obligation under, any Tax Sharing Agreement, other than customary Tax indemnification or allocation provisions in Contracts not relating primarily to Taxes, pursuant to which it will have any obligation to make any payments in respect of Taxes after the Effective Time.
(h) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of any state, local or foreign Law) has been entered into by or with respect to the Company or any of its Subsidiaries. Other than as a result of extending the due date for filing a Tax Return, there are no outstanding agreements, waivers or arrangements extending the statutory period of limitation for any claim for or collection of Taxes of the Company or any of its Subsidiaries.
(i) Neither the Company nor any of its Subsidiaries (A) are, or have been, subject to Tax in a country other than the country in which it is organized or (B) currently have, or have had, a permanent establishment (as defined in any applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized.
(j) Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period (or portion thereof) beginning after the Closing Date of as a result of any (A) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period ending on or before the Closing Date, (B) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, or (C) installment sale, intercompany transaction or open transaction disposition made on or prior to the Closing Date.

(k) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (as in effect at the relevant time) (or any comparable Laws of any state, local or foreign jurisdiction).
Section 3.12 Environmental Matters.
(a) Each of the Company and its Subsidiaries is and for the past five years has been in compliance with all applicable Environmental Laws in all material respects, which compliance includes obtaining, maintaining and complying with all Permits, notices, approvals and authorizations, if any, required under Environmental Laws in connection with the ownership or operation of the Company’s business, except in each case for any non-compliance that has not had a Company Material Adverse Effect.
(b) There are no pending or, to the Knowledge of the Company, threatened, Actions, demands, claims, investigations, proceedings, information requests, or notices against the Company or any of its Subsidiaries or any property currently, or to the Knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries alleging non-compliance with or liability under any Environmental Law that, if decided adversely to the Company, will have or would reasonably be expected to have a Company Material Adverse Effect.
(c) The Company and its Subsidiaries (and any other Person to the extent giving rise to liability for the Company or its Subsidiaries) have not treated, stored, released, used, transported, arranged for disposal or disposed of, or exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Substances in a manner or under conditions that would reasonably be expected to give rise to any liability under any Environmental Laws that has had or would reasonably be expected to have a Company Material Adverse Effect.
(d) The Company and its Subsidiaries have provided to Parent copies of all material environmental assessments, audits and reports in their possession or reasonable control.
Section 3.13 Compliance with Laws.
(a) Except as has not had a Company Material Adverse Effect, each of the Company and its Subsidiaries is, and since October 1, 2021, has been, in compliance with all Laws applicable to the Company or any of its Subsidiaries or by which any of them or their respective businesses or properties is bound. Since October 1, 2021, no Governmental Authority has issued any notice or written notification (i) of any administrative, civil or criminal investigation or audit by a Governmental Authority relating to the Company or any of its Subsidiaries’ alleged non-compliance with Laws or (ii) stating that the Company or any of its Subsidiaries is not in compliance with any Law, in each case, except where any such non-compliance has not had a Company Material Adverse Effect.
(b) Except as has not had a Company Material Adverse Effect, (i) the Company and its Subsidiaries have all Permits necessary for the ownership and operation of their businesses as currently conducted, and each such Permit is in full force and effect; (ii) the Company and its Subsidiaries are, and for the past three years have been, in compliance with the terms of all Permits necessary for the ownership and operation of their businesses; and (iii) for the past three years neither the Company nor any of its Subsidiaries, to the Knowledge of the Company, has received notice from any Governmental Authority alleging any conflict with or breach of any such Permit, the substance of which has not been resolved. There are no pending or, to the Knowledge of the Company, threatened revocation, withdrawal, suspension, cancellation, termination or modification (excluding ordinary course renewals) of any Permit.
Section 3.14 FCPA and Anti-Corruption.
(a) Neither the Company nor any of its Subsidiaries, nor any of their respective directors, managers, or officers or, to the Company’s Knowledge, any employee, agent, or representative of the Company or any of its Subsidiaries acting on behalf of the Company or any of its Subsidiaries, has directly or indirectly engaged in any activity or taken any action in material violation of the Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986, the U.K. Bribery Act, any applicable Law enacted in connection with, or arising under, the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Officials in International Business Transactions and any other applicable Law that relates to bribery or corruption (collectively, “Anti-Bribery Laws”).

(b) Neither the Company nor any of its Subsidiaries, nor any of their respective directors, managers, or officers or, to the Company’s Knowledge, any employee, agent, or representative of the Company or any of its Subsidiaries acting on behalf of the Company or any of its Subsidiaries (i) has been or is a Sanctioned Person, (ii) has (acting for or on behalf of the Company or any of its Subsidiaries) transacted business with or for the benefit of a Sanctioned Person in material violation of Sanctions or otherwise materially violated applicable Sanctions, or (iii) has committed a material violation of any applicable Ex-Im Law.
(c) Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any Representative of the Company or any of its Subsidiaries acting on behalf of the Company or any of its Subsidiaries, have in the last five years been the subject of any material allegations, Actions, or Judgments, or made any material voluntary disclosures to any Governmental Authority, involving a material violation by the Company of applicable Anti-Bribery Laws, Sanctions, or Ex-Im Laws.
Section 3.15 Healthcare Regulations.
(a) Since October 1, 2021, the Company and its Subsidiaries have held in full force and effect and continue to hold, and have been and are operating in compliance in all material respects with, all material Permits of the U.S. Food and Drug Administration (the “FDA”), International Organization for Standardization and Healthcare Laws required for the conduct of their respective businesses as then conducted.
(b) Since October 1, 2021, the Company and its Subsidiaries have operated and are currently in compliance in all material respects with applicable Laws administered or enforced by the FDA and all other applicable Healthcare Laws. Since October 1, 2021, there has been no false or misleading information or significant omission in any applications, submissions, or reports submitted by the Company or any of its Subsidiaries to any Governmental Authority, including the FDA, in violation in any material respect of any applicable Law. Except as would not be material, each Company and Subsidiary Product is being and since October 1, 2021 has been, developed, manufactured, imported, exported, processed, labeled, packaged, assembled stored, distributed, and marketed in compliance with all applicable Healthcare Laws, ISO standards, and FDA Laws relating to investigational use, marketing approval, and quality compliance set forth in 21 C.F.R. Part 800, et. seq., as applicable, and all applicable provisions of any similar state or non-U.S. requirements.
(c) Since October 1, 2021, neither the Company nor any of its Subsidiaries has received any written notice from the FDA or any other Governmental Authority or Person alleging that any operation or activity of the Company or any of its Subsidiaries is in violation of or non-compliance with any applicable Law (including Healthcare Laws) in any material respect, nor received any “warning letters,” “untitled letters,” or similar communications from the FDA. There are no significant deviations, notes to file, or other quality or manufacturing deficiencies that may reasonably be expected to materially and adversely impact the quality, saleability or marketability of any Product manufactured or sold by the Company or its Subsidiaries. Since October 1, 2021, there have been no material recalls, detentions, withdrawals, seizures, field notifications or corrections, field alerts, or termination or suspension of manufacturing requested in writing by a Governmental Authority relating to the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, public health notification, safety alert or suspension or termination of manufacturing, testing, or marketing of any Product; or (ii) a change in the labeling of any Product suggesting a compliance issue or risk, in either case. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no customer has a pending complaint or notified the Company or any of its Subsidiaries of quality compliance or non-conformance related to any Product and no customer has any current or threatened claim or cause of action against the Company to indemnify the customer for losses related to product manufacturing quality or the recall of products produced, manufactured, distributed or supplied by the Company or its Subsidiaries.
(d) The clinical, pre-clinical and other studies and tests conducted by, or on behalf of or sponsored by the Company or any of its Subsidiaries, since October 1, 2021, were and, if still pending, are being conducted in all material respects in accordance with applicable Healthcare Laws. Since October 1, 2021, no investigational device exemption filed by or on behalf of the Company or any of its Subsidiaries with the FDA has been terminated or suspended by the FDA, and the FDA has not commenced, or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of the Company or any of its Subsidiaries.
(e) Since October 1, 2021, neither the Company nor any of its respective officers, directors, employees or Person acting on behalf of the Company or its Subsidiaries has been (i) excluded, debarred or suspended, or threatened in writing with exclusion, debarment or suspension under the FDA debarment authority under 21 U.S.C. § 335a or any Healthcare Law, (ii) convicted of any crime or engaged in any conduct for which debarment is mandated or authorized by 21 U.S.C. § 335a or 42 U.S.C. § 1320a–7, (iii) convicted of or pled nolo contendere to sufficient facts regarding any violation of a Healthcare Law, (iv) have entered into any corporate integrity agreement, deferred prosecution agreement, non-prosecution agreement, or similar agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Healthcare Law, (v) received any subpoena or civil investigative demand from any Governmental Authority related to compliance with FDA or Healthcare Laws, or (vi) to the Knowledge of the Company, have made, or are in the process of making, or are considering making a voluntary self-disclosure as may be required or permitted under any Healthcare Law.
(f) The Company and its Subsidiaries maintain, and have at all times since October 1, 2021 maintained, a compliance program having the material elements of an effective corporate compliance and ethics program. There are no material concerns related to compliance with Healthcare Laws, including compliance complaints or reports outstanding, ongoing internal compliance investigations or compliance corrective actions outstanding. All marketing activities (including all compensation and expenditures related thereto) and Product Promotional Materials are and have been in material compliance with applicable Healthcare Laws.
(g) Since October 1, 2021, neither the Company nor its Subsidiaries have knowingly and willfully, offered, paid, solicited or received anything of value, paid directly or indirectly, overtly or covertly, in cash or in kind, in violation of any Healthcare Law. All contracts and arrangements with third parties for which products or services are reimbursable, directly or indirectly, under any federal reimbursement program, e.g., Medicare and Medicaid, are in material compliance with all Healthcare Laws.
(h) No clinical provider, employee, or contractor engaged by the Company or Subsidiaries has or currently receives any compensation, in whole or in part, that varies with the volume or value of referrals. The Company and its Subsidiaries have been and are in material compliance with reporting and disclosure obligations related to financial relationships with covered recipients including the Open Payments Program, the Physician Payment Sunshine Act, Healthcare Laws, and analogous state equivalents. To the extent applicable, all licensed professionals who are required to hold a license, approval, permit, or accreditation to perform licensed services on behalf of the Company or Subsidiaries have been and are in compliance with such requirements, and all such licenses, approvals, permits, and accreditations, and to the Knowledge of the Company, are in full force and effect and not subject to any suspension, revocation or cancellation.
(i) Neither the Company nor any Subsidiary is or has ever been subject to the HIPAA as a “business associate” or “covered entity,” as defined in regulations promulgated thereunder.
Section 3.16 Intellectual Property. Except as has not had a Company Material Adverse Effect:
(a) The Company or one of its Subsidiaries owns, or the Company and its Subsidiaries license, sublicense or otherwise possesses valid and sufficient rights to all Intellectual Property necessary for or used to conduct the business of the Company and its Subsidiaries, as currently conducted (including as of the date hereof) (together with the Owned Intellectual Property, the “Company Intellectual Property”). For purposes of this Agreement, the term “Intellectual Property” means any and all intellectual and industrial property and proprietary rights, including (i) patents, patent applications, trademarks, service marks, trade names, trade styles, and other indicia of source, together with the goodwill associated with any of the foregoing, copyrights, works of authorship, and copyrighted works (including website content and advertising materials), Internet domain names, social media handles and accounts, and designs and trade secrets; (ii) applications for and registrations of the foregoing (including divisionals, extensions, provisional, continuations, continuations-in-part, reissues, re-examinations, foreign counterparts and renewals), domain names and designs; and (iii) trade secrets, inventions (whether patentable or not), discoveries, utility models, processes, formulae, algorithms, methods, confidential information, schematics, technology, know-how, computer software programs and applications, code, data, databases, systems and documentation (clause (iii), “Trade Secrets”).
(b) Section 3.16(b) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of all material Company Registered Intellectual Property, including the jurisdictions in which each such asset has been issued or registered or in which any application for such issuance and registration has been filed. The Company exclusively owns, free and clear of any and all Liens (other than Permitted Liens), all of the Company Registered Intellectual Property and other Owned Intellectual Property. For purposes of this Agreement, the term “Company Registered Intellectual Property” means all applications for and registrations for any patents (including divisions, continuations, continuations-in-part and renewals), trademarks, service marks, domain names, and copyrights that are currently active as of the date of this Agreement, in each case owned by the Company or any of its Subsidiaries. All of the Owned Intellectual Property is valid, subsisting and enforceable and is not subject to any challenge, opposition, nullity proceeding or outstanding Judgment adversely affecting the validity or enforceability of, or the Company and its Subsidiaries’ exclusive ownership or use of, or rights in or to, any such Intellectual Property (other than validity and enforceability challenges raised by intellectual property examiners as part of the ex parte examination of intellectual property applications).
(c) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate, impair or modify (i) any license or sublicense agreement or any other Contract as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries grants rights to or otherwise authorizes a third party to use any Intellectual Property owned by the Company or any of its Subsidiaries (“Out-licensed Intellectual Property Contract”); or (ii) any license or sublicense agreement or any other Contract as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is granted rights to or otherwise authorized to use any third-party Intellectual Property (“In-licensed Intellectual Property Contract”); or (iii) any right of the Company or any of its Subsidiaries to develop, use, sell, or dispose of, or to bring any action for the infringement of, any Company Intellectual Property, except in each case as would not reasonably be expected to (A) materially and adversely affect the ability of the Company to carry out its obligations under this Agreement, and to consummate the Transactions; or (B) otherwise have a Company Material Adverse Effect.
(d) The conduct of the Company’s and its Subsidiaries’ businesses as conducted on the date hereof does not materially infringe, violate or constitute a misappropriation of any Intellectual Property of any third party and has not, in the prior six years, infringed, violated, or constituted a misappropriation of any Intellectual Property of any third party. There is not pending any Action, and within the prior six years, neither the Company nor any of its Subsidiaries has received any written claim or notice from any Person (including by way of a cease and desist letter or an unsolicited offer for a license in lieu of bringing a claim of infringement) (i) alleging any such infringement, violation or misappropriation; or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Company Intellectual Property (other than validity and enforceability challenges raised by intellectual property examiners in connection with the ex parte examination of intellectual property applications that are disclosed on Section 3.16(b) of the Company Disclosure Letter).
(e) To the Company’s Knowledge, no third party is (or has in the past three years been) infringing, violating or misappropriating any of the Owned Intellectual Property in any material respect. Within the prior three years, neither the Company nor any of its Subsidiaries has sent any written claim or notice to any Person (including by way of a cease and desist letter or an unsolicited offer for a license in lieu of bringing a claim of infringement) alleging any such infringement, violation or misappropriation.
(f) No Governmental Authority, university, college, research institute or other Person (other than the Company or its Subsidiaries) owns, or has any claim or right to any ownership interest or right to license, any material Owned Intellectual Property. Each Person who has materially participated in the authorship, conception, creation, reduction to practice, or development of any material Intellectual Property for, on behalf of, or under the direction or supervision of the Company or any of its Subsidiaries, has executed a valid and enforceable agreement pursuant to which such Person has (i) agreed to not disclose and to hold in confidence all confidential information of the Company and its Subsidiaries and (ii) assigned to the Company or its

Subsidiaries all of such Person’s rights, title and interest in and to such Intellectual Property (except where exclusive ownership of such Intellectual Property vested automatically in the Company, whether by operation of applicable Laws or otherwise). No such Person has performed services for a Governmental Authority or any university, college, research institute or other educational institution related to the Company’s or its Subsidiaries’ business as conducted during the period of time during which such Person was also performing services for the Company or its Subsidiaries. No Trade Secrets included in the Owned Intellectual Property have been accessed or disclosed (or authorized to be access or disclosed) by or to any Person, other than pursuant to a written confidentiality and non-disclosure agreement. To the Company’s Knowledge, no Person is in material breach of any agreement referenced in this Section 3.16(f).
(g) Neither the Company nor any of its Subsidiaries have licensed any Owned Intellectual Property in a manner which allows a Person accused of infringement of any Owned Intellectual Property to invoke a defense of patent misuse. With respect to each application for a patent constituting Owned Intellectual Property (a “Company Owned Patent”), (i) there is no prior art that would prevent (or would have prevented) a patent from issuing or that might render such patent invalid or unenforceable, (ii) such application has been diligently prosecuted in a timely manner, and (iii) such patent application was filed in the name of the proper inventor(s), each inventor shown on such patent application has assigned to the Company all of such inventor’s right, title and interest in and to the patent application, patents issuing therefrom and the invention(s) claimed thereby, and each such inventor was properly compensated for such assignment, if required by the Laws of the jurisdiction in which such patent application was filed. The applications for all Company Owned Patents were duly and properly filed with the United States Patent and Trademark Office or foreign or international patent authority; none of the Company, any of its Subsidiaries, or any prior owner of any of the Company Owned Patents has engaged in any conduct, or omitted to perform any act, the result of which would invalidate any of such patents or render any of them unenforceable, including by (i) making any public disclosure, sale or offer for sale, prior to filing the application for any such patent, (ii) making intentional misrepresentations or misstatements of information, or intentionally failing to disclose information, during the prosecution of the application for any such patent, (iii) failing to disclose prior art in connection with the prosecution of any such patent, or (iv) failing to work or use patents in jurisdictions requiring patents to be worked or used.
Section 3.17 Technology and Privacy. Except as has not had a Company Material Adverse Effect:
(a) In the last three years there has been no failure or breakdown of, or unauthorized access to or unauthorized use of, any core information technology systems of the Company or any of its Subsidiaries or any other Company System, in each case, that has resulted in a material disruption or material interruption in the operation of the business of the Company or any of its Subsidiaries that has not been substantially repaired or remedied. The Company and its Subsidiaries have in place commercially reasonable disaster recovery and business continuity plans and procedures. The Company Systems are (i) sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted in all material respects and (ii) free from any unauthorized “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm”, or any other malicious or similar code.
(b) The Company and its Subsidiaries have in place policies and procedures regarding data security, privacy, and the storage, transfer, use or processing of personal information that are commercially reasonable. The Company and its Subsidiaries are in material compliance with all such policies and other Data Privacy and Security Requirements. In the last three years there has been (A) no loss or theft of data or security breach relating to any Trade Secrets or data in the possession, custody or control of the Company or any of its Subsidiaries or used in the business of the Company and its Subsidiaries; (B) no material violation of any security policy regarding any such Trade Secrets or data; (C) no material unauthorized access or unauthorized use of any such Trade Secrets or data; (D) no disclosure in violation of Law of any personal information in the possession, custody or control of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice of any claims of, or investigations or inquiries related to, or been charged with or required to notify any Person or Governmental Authority of, or been party to any Action regarding, any violation of any Data Privacy and Security Requirement or regarding any Security Incident. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of any Data Privacy and Security Requirement.

Section 3.18 Employment Matters.
(a) Except as has not had a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is the subject of, nor, to the Company’s Knowledge, is there threatened, any proceeding seeking to compel the Company or its Subsidiaries to bargain with any labor union, works council, or labor organization. There are no pending or, to the Company’s Knowledge, threatened material labor strikes, walkouts, work stoppages, slow-downs, lockouts, picketing, handbilling, unfair labor practice charges, labor grievances, labor arbitrations, or other material labor disputes involving the Company or any of its Subsidiaries, nor have there been any such material disputes within the past three years. Neither the Company nor any of its Subsidiaries is a party to or bound by, nor currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any labor union, works council, or other similar organization (each, a “Labor Agreement”). To the Company’s Knowledge, there are no union organizing activities against or affecting the Company or any of its Subsidiaries, nor have there been any such activities within the past three years.
(b) The Company and each of its Subsidiaries is, and for the past three years has been, in compliance with all applicable Laws relating to labor, employment and employment practices, including all applicable Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), harassment, discrimination, retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable Laws (collectively, the “WARN Act”)), employee notices, workers’ compensation, labor relations, employee leave issues, pay transparency, restrictive covenants, affirmative action and unemployment insurance, except to the extent any failure to comply with applicable Laws has not had a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or is otherwise bound by, any consent decree with any Governmental Authority relating to employees or employment practices. No material Action brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of any employees of the Company is pending or, to the Knowledge of the Company, threatened.
(c) Except as would reasonably be expected to be material to the Company and its Subsidiaries, to the Knowledge of the Company: no current or former employee or independent contractor of the Company or any of its Subsidiaries is in any material respect in violation of any valid term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, or other restrictive covenant obligation (A) owed to the Company or any of its Subsidiaries, or (B) owed to any third party with respect to such individual’s right to be employed or engaged by the Company or any of its Subsidiaries.
(d) For the past three years, the Company and each of its Subsidiaries has promptly and appropriately investigated all material sexual harassment, or other discrimination, retaliation or policy violation allegations of which any of them are or have been aware. With respect to each such allegation with potential merit, the Company or its applicable Subsidiary has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company and its Subsidiaries do not reasonably expect any material liabilities with respect to any such allegations. To the Knowledge of the Company, there are no material allegations relating to officers, directors, employees, contractors, or agents of the Company or any of its Subsidiaries that would indicate a breach of fiduciary duty or that, if known to the public, would bring the Company or any of its Subsidiaries into material disrepute.
Section 3.19 Material Contracts.
(a) Section 3.19(a) of the Company Disclosure Letter sets forth a list of all written Company Material Contracts in effect as of the date of this Agreement. As used in this Agreement, “Company Material Contract” means
(i) each Contract to which the Company or any of its Subsidiaries is a party that is material to the Company and its Subsidiaries taken as a whole and that (A) materially restricts, prohibits or purports to limit the ability of the Company or any of its Subsidiaries to compete in or conduct its business in any geographical area or in the type or line of business in which the Company or any of its Subsidiaries is engaged, (B) requires the Company or any of its Subsidiaries to conduct any business on a “most favored nations” basis with any third party or similar provisions where the pricing, discounts or benefits to any customer or other business relation of the Company or any of its Subsidiaries changes based on the pricing, discounts or benefits offered to other customers or business relations, (C) grants a right of first refusal or right of first offer or similar right for any line of business or assets of the Company or any of its Subsidiaries, (D) provides for “exclusivity” or any similar requirement with respect to any obligation or geographical area in favor of any third party, or (E) restricts the Company or any of its Subsidiaries from soliciting, hiring, engaging, retaining or employing any Person’s current or former employees in any material respect;
(ii) (A) any Contract to which the Company or any of its Subsidiaries is a party that, by its terms, provides for annual payments or receipts after the date hereof in excess of $3,000,000 or (B) any other material Contract with a Material Customer or Material Supplier;
(iii) any Contract which by its terms obligates the Company or any of its Subsidiaries to make any future capital commitment or capital expenditure in excess of $3,000,000;
(iv) each Contract to which the Company or any of its Subsidiaries is a party relating to indebtedness for borrowed money or any financial guaranty, in each case with respect to a principal amount in excess of $3,000,000;
(v) each Contract to which the Company or any of its Subsidiaries is a party that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of assets in the ordinary course of business) or businesses (whether by merger, sale of stock, sale of assets or otherwise) that (A) has not yet been consummated, (B) has outstanding any material purchase price adjustment, “earn-out,” deferred or contingent payment or similar obligations on the part of the Company or any of its Subsidiaries or (C) pursuant to which a material claim for indemnification is reasonably likely to still be made by or against the Company or any of its Subsidiaries;
(vi) each Contract to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries has continuing guarantee, royalty payments, achievement of results payments, milestone payments, “earn-out” or other contingent payment obligations (other than performance guarantee obligations provided for in the ordinary course of business consistent with past practice), in each case that would reasonably be expected to result in payments in excess of $3,000,000;
(vii) each Contract to which the Company or any of its Subsidiaries is a party that obligates the Company or any of its Subsidiaries to make, after the date hereof, any capital commitment, loan or expenditure, in an amount in excess of $3,000,000 or, in respect of the vascular intervention business line, $1,000,000;
(viii) other than with respect to Options, RSUs and Restricted Shares, each Contract that requires or permits the Company or any of its Subsidiaries, or any successor or acquirer thereto, to make any payment to another Person as a result of a change of control of the Company or any of its Subsidiaries or gives another Person a right to receive or elect to receive such a payment, in each case, in an amount in excess of $3,000,000;
(ix) each Contract for the employment or engagement of any individual on a full-time, part-time, consulting or other basis providing annual compensation opportunities in excess of $250,000 (other than any at-will contract that may be terminated by the Company or any of its Subsidiaries upon 30 days or less advance notice without any payments or liability);
(x) each Contract to which the Company or any of its Subsidiaries is a party with any Governmental Authority, in each case that could result in payments in excess of $3,000,000 (other than for or in respect of any Tax);
(xi) each Contract to which the Company or any of its Subsidiaries is a party that relates to the formation, creation, operation, management or control of any legal partnership, strategic alliance, joint venture entity or other similar agreement or arrangement pursuant to which the Company or any of its Subsidiaries has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person;
(xii) any material stockholder, investor rights or registration rights agreement;

(xiii) any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or Person in each case pursuant to which the Company of one of its Subsidiaries has any material outstanding obligation;
(xiv) any material agreement or series of related agreements relating to consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries, in each case, excluding intercompany contribution agreements and intercompany intellectual property license agreements;
(xv) each material (A) Out-licensed Intellectual Property Contract, (B) In-licensed Intellectual Property Contract (C) Contract for the acquisition, divestiture or development of Intellectual Property, and (D) Contract relating to or affecting the Company’s or its Subsidiaries’ ability to own, register, use, transfer, license, disclose, enforce or otherwise exploit any Owned Intellectual Property, and any concurrent use, consent to use, or co-existence agreements; in each case of (A)-(D), other than any (1) third party off-the-shelf, commercially available and/or “shrink-wrap” software agreements for which the annual fee does not exceed $250,000, (2) non-exclusive licenses granted to or by customers, vendors, distributors, or resellers in the Ordinary Course of Business, and (3) invention assignment, consulting agreements and employment agreements in the Ordinary Course of Business (provided that the agreements referenced in (1)-(3) shall be deemed to be Material Contracts but shall not be required to be listed on Section 3.19(a)(xv) of the Company Disclosure Letter); and
(xvi) each Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
(b) Each Company Material Contract is valid, binding and enforceable on each of the Company and its Subsidiaries that is party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and except where the failure to be binding, enforceable or in full force and effect, has not had a Company Material Adverse Effect. As of the date hereof, neither the Company nor its Subsidiaries has received written notice, or to the Knowledge of the Company, oral notice that (i) the Company or its Subsidiaries has breached, violated or defaulted under any Company Material Contract, except for breaches, violations or defaults that have not had a Company Material Adverse Effect or (ii) such Person intends to terminate, or not renew, any Company Material Contract. The execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions and the compliance with the provisions of this Agreement will not result in a breach or violation of, or default under, in any material respect, any Company Material Contract, except for such breaches, violations or defaults that would not reasonably be expected to (A) prevent or materially impair or delay the ability of the Company to carry out its obligations under this Agreement and to consummate the Transactions or (B) otherwise have a Company Material Adverse Effect.
Section 3.20 Properties.
(a) The Company or one of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, in each case subject to Permitted Liens. There are no Liens (other than Permitted Liens) on any such tangible property or assets. The Contracts pursuant to which the Company leases or occupies the Leased Real Property are referred to herein as “Company Leases.”
(b) Section 3.20(b) of the Company Disclosure Letter sets forth a complete and accurate list of (i) the street address of the real property owned by the Company or any of its Subsidiaries in fee simple (or the jurisdictional equivalent) (the “Owned Real Property”) and (ii) the street address of the real property leased or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”).
(c) Except as would not have a Company Material Adverse Effect, (A) the Company or one of its Subsidiaries has good and valid title (or the jurisdictional equivalent) to the Owned Real Property, and a valid leasehold interest in the Leased Real Property, in each case subject to any Permitted Liens, and (B) the Owned Real Property and Leased Real Property are adequate and sufficient to support the operations of the Company and its Subsidiaries as presently conducted.
Section 3.21 Insurance. Except as has not had a Company Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance with reputable insurers in such amounts and against such risks as the management of the Company has in good faith, reasonably determined to be prudent, appropriate and adequate for the businesses and operations of the Company and its Subsidiaries and sufficient to comply with applicable Laws; (b) all material insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement are in full force and effect on the date hereof, all premiums due on such policies have been paid by the Company or its Subsidiaries; (c) no written notice of cancellation or termination has been received with respect to such insurance policies, other than in connection with ordinary renewals; and (d) neither the Company or any of its Subsidiaries is in breach or default under such policies where such breach or default would permit cancellation, termination or modification of such insurance policies.
Section 3.22 Opinion of the Company’s Financial Advisor. The Company Board has received an opinion from Jefferies LLC to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, procedures, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received by the holders of Shares pursuant to this Agreement is fair, from a financial point of view, to such holders (other than, as applicable, Parent, Merger Sub and their respective Affiliates). A signed, correct and complete copy of such opinion will promptly be made available to Parent, for informational purposes only and solely on a non-reliance basis, following receipt thereof by the Company Board.
Section 3.23 Customers and Suppliers. Section 3.23 of the Company Disclosure Letter lists the ten largest customers of the Company and its Subsidiaries (determined on the basis of gross revenues recognized by the Company and its Subsidiaries for the fiscal year 2023) (each, a “Material Customer”) and the five largest suppliers of the Company and its Subsidiaries (determined on the basis of gross spend by the Company and its Subsidiaries for the fiscal year 2023) (each, a “Material Supplier”). Since the October 1, 2023 to the date hereof, there has not been (i) any material change in the business relationship of the Company and any Material Customer or Material Supplier, or (ii) any material change in any material term of the agreements or related arrangements with any Material Customer or Material Supplier. Since October 1, 2023 to the date hereof, the Company has not received any written or, to the Knowledge of the Company, oral notice from any Material Customer or Material Supplier that such Material Customer or Material Supplier intends to terminate, materially reduce spend or not renew, its relationship with the Company or its Subsidiaries.
Section 3.24 No Additional Representations. Neither the Company nor any of its Subsidiaries, Affiliates or Representatives is making any representation or warranty on behalf of the Company of any kind or nature whatsoever, oral or written, express or implied (including any relating to financial condition, results of operations, prospects, assets or liabilities of the Company or any of its Subsidiaries), except as expressly set forth in this Article 3 (as modified by the Company Disclosure Letter) or in any certificate delivered in connection with this Agreement, and the Company hereby disclaims any and all such other representations and warranties. Except as set forth in this Article 3 or in any certificate delivered in connection with this Agreement and without limiting the broad nature of the disclaimer set forth in the prior sentence, no representation or warranty is made or implied as a result of the Company making available to Parent and Merger Sub any management presentations, information, documents, projections, forecasts and other material in the “Project Edgar” dataroom hosted by Intralinks (the “Data Room”) or otherwise.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:
Section 4.1 Organization. Each of Parent and Merger Sub is a corporation organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Parent and Merger Sub has all requisite corporate or limited liability company power and authority and possesses all licenses, franchises, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such licenses, franchises, permits, authorizations and approvals, the lack of which has not had a Parent Material Adverse Effect.
Section 4.2 Merger Sub. Merger Sub is a wholly owned, direct Subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions. Since the date of its incorporation and prior to the Effective Time, Merger Sub has not carried, and will not carry, on any business or conduct any operations and has not incurred, and will not incur, any material liability, except in each case in connection with the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 4.3 Authorization; No Conflict.
(a) Each of Parent and Merger Sub has the requisite corporate or limited liability company power and authority to enter into and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by the respective Boards of Directors of Parent and Merger Sub, and by Parent as the sole shareholder of Merger Sub, and no other corporate or limited liability company proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of each of Parent and Merger Sub, assuming due and valid authorization, execution and delivery thereof by the Company, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b) The respective Board of Directors of each of Parent and Merger Sub have, by resolutions duly adopted, and not subsequently rescinded or modified in any way, approved and declared the advisability of this Agreement and the Transactions.
(c) Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the performance or consummation by Parent or Merger Sub of the Transactions will (i) result in a violation or breach of or conflict with the articles of incorporation, bylaws or other charter documents of Parent or Merger Sub; (ii) result in a modification, violation or breach of or conflict with any provisions of, or result in the loss of any material benefit under or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets owned or operated by Parent or Merger Sub under any of the terms, conditions or provisions of any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets may be bound; or (iii) subject to obtaining or making the Consents referred to in Section 4.3(d) below, violate any Judgment or Law applicable to Parent or Merger Sub or any of their respective properties or assets other than any such event or events described in items (ii) or (iii) that have not had a Parent Material Adverse Effect.
(d) No Consent with or of any Governmental Authority is necessary to be obtained or made by Parent, Merger Sub or any other Subsidiary of Parent in connection with Parent’s or Merger Sub’s execution and delivery of this Agreement or the consummation by Parent or Merger Sub of the Transactions, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business; (ii) the filing with the SEC of such reports under Sections 13 or 16 of the Exchange Act as may be required in connection with this Agreement and the Transactions; (iii) compliance with the rules of Nasdaq; (iv) compliance with any such Consents as may be required under the HSR Act and (v) such other Consents which if not obtained a Parent Material Adverse Effect.
Section 4.4 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in Company Disclosure Documents will, on the date such documents are first published, sent, mailed or given to the holders of Shares, or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they shall be made, not misleading. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Proxy Statement.
Section 4.5 Source of Funds.
(a) Parent has delivered to the Company a correct and complete copy, as of the date of this Agreement, of a fully executed debt commitment letter, together with all exhibits, schedules, attachments, annexes and other supplements thereto (the “Debt Commitment Letter”) and a redacted fee letter (the “Fee Letter”) from the Debt Financing Sources identified in the Debt Commitment Letter (“Lenders ”) to provide, subject to the terms and conditions therein, debt financing to Parent (or an Affiliate of the Parent) in the aggregate amount set forth therein (the “Debt Financing”) and the Equity Commitment Letter (together with the Debt Commitment Letter, the “Commitment Letters”) to provide, subject to the terms and conditions therein, equity financing to Parent in the aggregate amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). Parent has delivered to the Company the Guarantee to provide, subject to the terms and conditions therein, a guarantee in favor of the Company with respect to performance by Parent of certain of its obligations, which is in full force and effect and is a valid and binding obligation of each Guarantor, enforceable against such Guarantor in accordance with its terms (subject to the Bankruptcy and Equity Exception) and as of the date hereof no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of any Guarantor under such Guarantee.
(b) As of the date of this Agreement, the Commitment Letters have not been amended or modified and the respective commitments contained therein have not been withdrawn, terminated or rescinded in any respect and, to the knowledge of Parent, no such withdrawal, termination or rescission is contemplated. As of the date of this Agreement, there are no side letters or other written contracts which would (x) reduce the aggregate amount of net cash proceeds of the Debt Financing (after giving credit to Parent’s, the Company’s and all of their respective Subsidiaries’ cash, cash equivalents, marketable securities and other sources of readily available liquidity (“Liquidity Sources” )) to be less than the amount of cash proceeds required to be paid by Parent to satisfy all of Parent’s express payment obligations under this Agreement that are required to be paid on the Closing Date by Parent (such amount the “Required Amount”) or (y) adversely affects the conditionality of the Debt Financing in any material respect, other than as expressly set forth in the Debt Commitment Letter. As of the date of this Agreement, the Commitment Letters, in the form so delivered to the Company by Parent, are valid and binding obligations of Parent (or an Affiliate of Parent) and, to the knowledge of Parent, the other parties thereto, except as may be limited by the Bankruptcy and Equity Exception. Except as expressly set forth in the Commitment Letters, there are no conditions precedent to the obligations of the counterparties thereto to provide the Required Amount of the Financing. Assuming that the Financing is funded in accordance with the terms of the Commitment Letters, the Financing (together with all Liquidity Sources) shall provide the Required Amount.
Section 4.6 Broker’s or Finder’s Fees. No agent, broker, investment banker, financial advisor or similar Person or firm acting on behalf of Parent, Merger Sub or any Parent Subsidiary or under Parent’s, Merger Sub’s or any Parent Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission or reimbursement of expenses from any of the parties hereto in connection with any of the Transactions.
Section 4.7 Ownership of Shares. None of Parent, Merger Sub or Parent’s Subsidiaries (a) directly or indirectly owns, beneficially or otherwise, any Shares; (b) is, or has in the last four years been, an “interested shareholder” (or an affiliate or associate thereof) under Section 302A.011, Subd. 49, of the MBCA; or (c) is party to any agreement, arrangement, or understanding that would be required to be disclosed under Item 1005(e) of Regulation M-A under the Exchange Act.
Section 4.8 Absence of Litigation. As of the date hereof, there are no Actions pending or, to the Knowledge of Parent, threatened, to which Parent or Merger Sub or their respective executive officers or directors in such capacity is a party, or, to the Knowledge of Parent, that materially affects the assets of Parent or Merger Sub, except where such Actions have not had a Parent Material Adverse Effect. As of the date hereof, there are no material Judgments outstanding (or, to the Knowledge of Parent, threatened) against Parent or Merger Sub, except for such outstanding or threatened Judgments that have not had a Parent Material Adverse Effect.
Section 4.9 Absence of Certain Arrangements. Other than this Agreement, none of Parent or Merger Sub or any of their respective Affiliates has entered into any Contracts, undertakings, commitments, agreements or obligations or understandings (a) relating to (i) this Agreement or the Transactions; (ii) the Company or (iii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company (i) agrees to vote to adopt this Agreement or approve the Merger or (ii) agrees to vote against any Superior Proposal.
Section 4.10 Independent Investigation. In entering into this Agreement and each of the other documents and instruments relating to the Transactions, Parent and Merger Sub represent, warrant, acknowledge and agree that, except for the specific representations and warranties of the Company contained in this Agreement (including any that are subject to the Company Disclosure Letter and the Company SEC Reports), it has not relied upon the accuracy or completeness of any representation or warranty, either express or implied, with respect to the Company or its Affiliates or their business, operations, technology, assets, liabilities, results of operations, financial condition, prospects, projections, budgets, estimates or operational metrics, or as to the accuracy or completeness of any of the information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided (including in any management presentations, information or descriptive memorandum, certain “electronic data rooms” maintained by the Company, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Parent and Merger Sub or any of their respective Affiliates, stockholders or Representatives made or provided by the Company, its Affiliates or any of its or their respective stockholders, controlling persons or Representatives.
Section 4.11 No Additional Representations. Neither Parent nor Merger Sub nor any of their respective Subsidiaries, Affiliates or Representatives is making any representation or warranty on behalf of Parent or Merger Sub of any kind or nature whatsoever, oral or written, express or implied (including any relating to financial condition, results of operations, prospects, assets or liabilities of Parent, Merger Sub or any of their respective Subsidiaries), except as expressly set forth in this Article 4 or in any certificate delivered in connection with this Agreement, and Parent and Merger Sub hereby disclaim any and all such other representations and warranties.
ARTICLE 5
COVENANTS
Section 5.1 Conduct of Business by the Company Pending the Effective Time.
(a) Except as (1) Parent shall otherwise consent (such consent not to be unreasonably withheld, conditioned or delayed); (2) such action is expressly permitted or required pursuant to this Agreement or listed on Section 5.1 of the Company Disclosure Letter; or (3) required by any applicable Law or Judgment, between the date of this Agreement and the Effective Time, the Company shall, and shall cause its Subsidiaries to, (i) conduct business in the Ordinary Course of Business; and (ii) use commercially reasonable efforts to maintain and preserve intact the material aspects of their business organizations, to maintain their business relationships and goodwill with suppliers, contractors, distributors, customers, partners, employees, licensors, licensees and others having material business relationships with the Company or its Subsidiaries, to retain the services of the employees and business associates and agents of the Company and its Subsidiaries and to comply in all material respects with all applicable Laws and the requirements of all Company Material Contracts.
(b) Without limiting the generality of the foregoing Section 5.1(a), and except as (1) Parent shall otherwise consent (such consent not to be unreasonably withheld, conditioned or delayed); (2) such action is expressly permitted or required pursuant to this Agreement or listed on Section 5.1 of the Company Disclosure Letter; or (3) required by any applicable Law or Judgment, between the date of this Agreement and the Effective Time, the Company shall not, and shall cause its Subsidiaries not, to do any of the following:
(i) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), in one transaction or any series of related transactions, directly or indirectly, (A) any assets, properties, rights, or interests (other than, (i) for all acquisitions outside of the vascular intervention business, in the Ordinary Course of Business, and (ii) with respect to the vascular intervention business, the purchase or acquisition of off-the-shelf software, inventory, supplies and materials in the Ordinary Course of Business), (B) securities (other than Permitted Investments or other marketable securities), or (C) any businesses.
(ii) sell, assign, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire (or take any action that would reasonably be likely to result in a cancellation, abandonment or lapse of), transfer or dispose of, or create or incur any Lien (other than Permitted Liens) on, any of the assets (including the Owned Intellectual Property), securities (other than Permitted Investments or other marketable securities), properties, rights, interests or businesses (other than any sale, lease or license of inventory or non-exclusive licenses to the Owned Intellectual Property, in each case in the Ordinary Course of Business) of the Company or any of its Subsidiaries;
(iii) amend or propose to amend the Company Charter Documents or materially amend or propose to materially amend any of the organizational documents of any Subsidiary of the Company;

(iv) declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise (or any combination thereof) with respect to any Company Securities or enter into any agreement with respect to the voting of Company Securities (except, in each case, with respect to Company Securities outstanding under any Stock Incentive Plan, in the Ordinary Course of Business or as required by the applicable Stock Incentive Plan);
(v) purchase, redeem or otherwise acquire, or authorize or agree to purchase, redeem or acquire, any Company Securities (except, with respect to Company Securities outstanding under any Stock Incentive Plan, in the Ordinary Course of Business in connection with a separation from service or as required by the applicable Stock Incentive Plan in effect as of the date hereof);
(vi) split, combine, subdivide or reclassify any Company Securities (except, with respect to Company Securities outstanding under any Stock Incentive Plan, as required by the applicable Stock Incentive Plan in effect as of the date hereof);
(vii) except (A) for Shares issuable upon the exercise or conversion of Options or RSUs outstanding on the date hereof or awarded after the date hereof without violating this Agreement, or (B) with respect to Parent’s and Merger Sub’s participation in the Transactions, issue, sell, grant, dispose of, pledge, deliver, transfer or otherwise encumber or authorize, propose or agree to the issuance, sale, grant, disposition, pledge, delivery, transfer or encumbrance by the Company of, any Company Securities;
(viii) incur or assume any indebtedness for borrowed money in excess of $500,000 in the aggregate (other than trade payables or ordinary course indebtedness on Company credit cards) or guarantee, endorse or otherwise become responsible (whether directly, contingently or otherwise) for any such indebtedness, except under credit facilities existing on the date hereof or in the Ordinary Course of Business;
(ix) except as required by Law or the existing terms of an Employee Benefit Plan listed on Section 3.10(a) of the Company Disclosure Letter, (A) grant or increase any severance, termination pay or similar compensation to any current or former director, employee, agent or consultant of the Company or any of vesting, funding or payment of any its Subsidiaries; (B) increase or accelerate, or commit to increase or accelerate the compensation, bonus or other benefits of any current or former director, employee, agent or consultant of the Company or any of its Subsidiaries; (C) adopt, enter into or establish any new Employee Benefit Plan or amend or terminate any existing Employee Benefit Plan or any plan, program, policy, agreement, Contract or arrangement that would be an Employee Benefit Plan if it were in effect on the Closing Date; (D) provide for the grant of Options, RSUs, Restricted Shares or any other equity-based compensation awards; (E) loan or advance any money or other property to any present or former director or employee of the Company or any of its Subsidiaries (except for advances in the Ordinary Course of Business for (x) commissions and (y) anticipated business expenses); (F) negotiate, modify, extend, terminate, or enter into any Labor Agreement or recognize or certify any labor union, works council, or other labor organization as the bargaining representative of the Company or any of its Subsidiaries; (G) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor; or (H) hire, engage or terminate (other than for “cause”) any director, officer, independent contractor, employee, agent or consultant of the Company or any of its Subsidiaries whose annualized target compensation opportunities exceeds $250,000 or, in the case of such individuals providing services to the vascular intervention business line, $100,000;
(x) make, change or rescind any material Tax election (other than extending the due date for filing a Tax Return), change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any material Tax Return that would reasonably be expected to materially increase Taxes payable by the Company or its Subsidiaries, enter into any closing agreement with respect to any material Tax, or settle or compromise any material Tax claim, audit or assessment, in each case, except as required by concurrent changes in GAAP;
(xi) agree to or otherwise settle, compromise or otherwise resolve in whole or in part any Action for an amount of $250,000 individually or $500,000 or more in the aggregate (excluding any amounts paid or reimbursed by any insurance policy) or any of its obligations or liability in excess of such amount; provided, however, neither the Company nor any of its Subsidiaries shall settle any Action (regardless of the amount involved) if any such settlement would impose any material non-monetary obligation or restriction on the Company or any of its Subsidiaries from time to time or on the ability of the Company or any of its Subsidiaries to own or operate any of their respective assets, licenses, operations, rights, product lines, businesses or interests therein or require any material changes to the business of the Company or its Subsidiaries from time to time;
(xii) make or commit to make capital expenditures that are in an amount not greater than, in the case of the vascular intervention business, $50,000 individually or $300,000 in the aggregate and, for all other business lines, $200,000 individually or $1,000,000 in the aggregate, other than, in each case, any capital expenditure (or series of related capital expenditures) that is consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date of this Agreement, as provided to Parent prior to the date hereof, or delay the funding or execution of any material capital expenditures in a manner that is inconsistent with such annual capital expenditure budget;
(xiii) make any loans, advances or capital contributions to, or investments in, any other Person (other than the Company and its Subsidiaries), whether or not in the Ordinary Course of Business that are, as applicable, (A) with respect to the vascular intervention business, in any amount or (B) with respect to all other business lines, in an amount greater than $250,000 individually or $1,000,000 in the aggregate, in each case excluding advances to employees in the Ordinary Course of Business for (x) commissions and (y) anticipated business expenses;
(xiv) enter into any agreement, arrangement or commitment that materially limits or otherwise restricts the Company or any of its Subsidiaries from time to time from engaging or competing in any line of business or in any geographic area or otherwise enter into any agreements, arrangements or commitments imposing material changes or restrictions on its assets, operations or business, in the case of all business lines other than the vascular intervention business, except in the Ordinary Course of Business;
(xv) enter into any material lease or sublease of real property (whether as lessor, sublessor, lessee or sublessee) or materially modify, materially amend, terminate or fail to exercise any right to renew any Company Lease, in the case of all business lines other than the vascular intervention business, except in the Ordinary Course of Business;
(xvi) materially change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act;
(xvii) announce, implement or effect any reduction-in-force, employee layoff, furlough, or similar action that would reasonably be expected to implicate the WARN Act;
(xviii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);
(xix) (A) enter into any Contract that, if in effect on the date hereof, would have been a Company Material Contract; (B) terminate or amend or modify in any material respect any Company Material Contract or any Contract that, if in effect on the date hereof, would have been a Company Material Contract, (C) waive in any material respect any term of, or waive any material default under, or release, settle or compromise any material claim against the Company or any of its Subsidiaries or material liability or obligation owing to the Company or any of its Subsidiaries under, any Company Material Contract or any Contract that, if in effect on the date hereof, would have been a Company Material Contract, in each case other than or (D) enter into any material Contract that contains a change of control provision or any similar provision that would by its terms require a material payment to the other party or parties thereto as a result of the Merger or the Transactions (including in combination with any other event or circumstance), in each of clauses (A) through (C), other than other than (x) customer and vendor purchase orders entered into in the Ordinary Course of Business, (y) contracts of a type described in Section 3.19(a)(ii), Section 3.19(a)(iii), Section 3.19(a)(ix), Section 3.19(a)(x), Section 3.19(a)(xiii), Section 3.19(a)(xv), or Section 3.19(a)(xvi) entered into in the Ordinary Course of Business, and (z) Contracts entered into the Ordinary Course of Business that would be Company Material Contracts only pursuant to one or more clause of this Section 5.1(b)(xix);
(xx) (A) license any Owned Intellectual Property in a manner which would reasonably be likely to allow a Person accused of infringement of any Owned Intellectual Property to invoke a defense of patent misuse, (B) fail to renew (to the extent renewable at the option of the Company) or terminate any material

In-licensed Intellectual Property Contract, or (C) disclose to any third party, other than in the Ordinary Course of Business pursuant to a confidentiality agreement or other legally binding confidentiality undertaking, any material non-public or confidential Trade Secret of the Company or any of its Subsidiaries;
(xxi) solely with respect to the vascular intervention business line of the Company, incur costs in excess of $600,000 on a monthly basis relating to the type of expenses that the Company has identified as, and recorded to the ledger account for, materials and external costs associated with development of products, including outsourced clinical costs;
(xxii) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate or majority owner of the Company or other Person covered by Item 404 of Regulation S K promulgated or under the Exchange Act that would be required to be disclosed under such Item 404; or
(xxiii) agree or commit to take any of the actions precluded by this Section 5.1(b).
Section 5.2 Preparation of Proxy Statement; Company Shareholders Meeting.
(a) As promptly as reasonably practicable after (x) the expiration of the 10 calendar day period contemplated without receipt of comments from the SEC on the preliminary form of the Proxy Statement or (y) receipt of confirmation from the SEC that they have no further comments on the preliminary form of the Proxy Statement (as applicable), the Company shall duly set a record date for, call, give notice of, convene and hold a special meeting of shareholders of the Company (such special meeting, including any postponement or adjournment thereof, the “Company Shareholders Meeting”) for purposes of obtaining the Required Company Shareholder Vote. The Company shall comply with the MBCA, the Company Charter Documents, the Exchange Act and the rules and regulations of Nasdaq in connection with the Company Shareholders Meeting, including preparing and delivering the Proxy Statement to the Company’s shareholders as required pursuant to the Exchange Act and Section 5.2(b) below. Once the Proxy Statement is distributed, the Company shall not change the record date for the Company Shareholder Meeting without the prior written consent of Parent. Unless a Company Adverse Recommendation Change has occurred in accordance with this Agreement, the Company shall recommend approval and adoption of this Agreement, the Merger and the other Transactions by the Company’s stockholders and use its commercially reasonable efforts to solicit from its shareholders proxies in favor of approval of this Agreement and obtain the Required Company Shareholder Vote. Subject to the provisions of this Agreement, the Company will cause a “broker search” to be conducted in accordance with Rule 14a-13 of the Exchange Act as promptly as practicable after the date hereof in a manner to enable the record date for the Company Stockholder Meeting to be set so that the Company Stockholder Meeting can be held reasonably promptly following the effectiveness of the Proxy Statement.
(b) As promptly as reasonably practicable after the date hereof (and in any event within 30 days following the date hereof), the Company, with the reasonable assistance of Parent, shall prepare, and the Company shall file with the SEC, the preliminary Proxy Statement relating to the Merger and the Transactions in form and substance reasonably satisfactory to each of the Company and Parent. Subject to Section 5.7(d)(ii), the Proxy Statement shall reflect the Board Recommendation and shall include a description of the other Board Actions. Parent shall reasonably cooperate with the Company in the preparation of the preliminary Proxy Statement and the definitive Proxy Statement and shall furnish to the Company the information relating to it and Merger Sub required by the Exchange Act. The Company shall use its reasonable best efforts to promptly resolve all comments from the SEC with respect to the Proxy Statement and, after consultation with Parent, respond as promptly as practicable to any comments of the SEC and to cause the Proxy Statement in definitive form to be timely mailed to the Company’s shareholders. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that Parent or the Company discover that it shall have become false or misleading in any material respect; provided, upon any such discovery, the discovering party shall promptly notify the non-discovering parties hereto, and to the extent required by applicable Law, the Company shall file as promptly as practicable with the SEC and disseminate to the shareholders of the Company an appropriate amendment or supplement containing such information. The Company agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Law. The Company shall promptly provide Parent and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from the SEC or its staff (including any request by the SEC or its staff for any amendments or supplements to the preliminary Proxy Statement or the definitive Proxy Statement), and the Company shall cooperate, with reasonable assistance from Parent, in filing with the SEC or its staff, and if required, the Company shall mail to its shareholders, as promptly as reasonably practicable, such amendment or supplement. Parent and its counsel shall be given a reasonable opportunity to review and provide comments to the Company any written responses to such SEC comments. The Company shall provide Parent with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto prior to filing with the SEC or disseminating to the stockholders of the Company. The Proxy Statement shall comply in all material respects with all applicable requirements of Law.
Section 5.3 Public Statements. Each of Parent and the Company agrees that no public release or announcement concerning the Transactions shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law, court process or any listing rules of Nasdaq or other national securities exchanges or trading markets; provided, however, that these restrictions shall not apply to any Company communications regarding (or any Parent communications in response thereto) (a) a Company Adverse Recommendation Change or (b) releases or announcements to the extent they are substantially similar to previous releases or announcements made by the Company or Parent in compliance herewith. The parties shall issue a joint press release, mutually acceptable to the Company and Parent, promptly upon execution and delivery of this Agreement.
Section 5.4 Antitrust Law and Other Consents; Further Actions.
(a) Parent, Merger Sub and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Transactions as promptly as practicable. Without limiting the generality of the foregoing, each party to this Agreement shall (i) make or obtain as soon as practicable all Consents (if any) required to be made with or given to any Governmental Authority by such party in connection with this Agreement or the Transactions; and (ii) use commercially reasonable efforts to make or obtain as soon as practicable each other Consent (if any) of any third party (including any Governmental Authority) required, proper or advisable to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such party in connection with this Agreement or the Transactions; provided, that in no event will Parent, Merger Sub or the Company be obligated to pay prior to the Effective Time any material fee, penalty or other material consideration to any third party to obtain any consent pursuant to this Section 5.4.
(b) Without limiting the generality of Section 5.4(a), as promptly as practicable after the date of this Agreement (but in no event later than the tenth Business Day after the date hereof), each of Parent and the Company shall file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the United States Department of Justice, as applicable, pursuant to the HSR Act, together with a request for early termination of the applicable waiting period under the HSR Act, and shall promptly make any further filings pursuant thereto that may be necessary.
(c) Parent, the Company (and any of their respective Affiliates) shall promptly make an appropriate response to and comply with any additional requests for information under Antitrust Laws, including requests for production of documents and production of witnesses for interviews, by any Governmental Authority that is related to the Transactions. Each of the Parent and the Company shall consult with each other prior to any substantive meetings, by telephone or in person, with the staff of any Governmental Authority and each of the Parent and the Company shall have the right to have a representative present at any such meeting to the extent permitted by such Governmental Authority. Parent shall advise the Company promptly of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with any Governmental Authority under Antitrust Laws in connection with the Transactions. The Parent shall have the right to (i) direct all matters (including with respect to process, strategy and communications) with any Governmental Authorities, including the strategy for obtaining any necessary approval of any Governmental Authority, and (ii) lead all meeting and communications (including any negotiations) with any Governmental Authority; provided, however, that Parent will consult and cooperate with the Company and will consider in good faith the views of the Company in connection with all process, strategy and communications with any Governmental Authorities. In furtherance and not in limitation of the foregoing, Parent shall use its commercially reasonable efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law as promptly as practicable. For the avoidance of doubt, Parent may commit to or agree with any Governmental Authority if it is necessary, proper, or advisable to achieve the objectives of this Agreement (i) to enter into any timing agreement, stop the clock, stay, toll or extend any applicable waiting period, or pull and refile, under the HSR Act or any other applicable Antitrust Laws, or (ii) not to consummate the Merger or the Transactions for any period of time; provided that, in each case, taking any such action, in Parent’s good faith judgment, will increase the likelihood of Closing before the Outside Date.
(d) Notwithstanding anything to the contrary in this Agreement, Parent shall take, and shall cause its Subsidiaries to take all action necessary to avoid the entry or to effect the dissolution of, or vacate or lift, any Judgment under Antitrust Laws that would otherwise have the effect of preventing, impairing or delaying the Effective Time or the Closing, including (i) selling, licensing, divesting or disposing of or holding separate any entities, assets, Intellectual Property or businesses (including, after the Effective Time, the Surviving Corporation or any of its Subsidiaries); (ii) terminating, amending or assigning existing relationships or contractual rights and obligations; (iii) changing or modifying any course of conduct regarding future operations; (iv) otherwise taking actions that would limit its freedom of action with respect to, or its ability to retain, one or more of their respective businesses, assets or rights or interests therein; and (v) committing to take any such actions in the foregoing clauses (each of clauses (i), (ii), (iii) or (iv), a “Divestiture Action”); provided, however, that notwithstanding the foregoing or anything to the contrary in this Agreement, Parent shall not be required to take or commit to or cause to be taken any Divestiture Action if doing so would result in a Burdensome Condition. The Company and its Affiliates shall not take any Divestiture Action except at the direction of Parent. For the avoidance of doubt, the Company and any of its Subsidiaries shall not be required to, take any action with respect to any applicable Antitrust Law unless such action is conditioned on the completion of the Merger.
(e) The obligations of the parties hereto under Section 5.4(b) through Section 5.4(d) are the sole obligations of the parties hereto with respect to subject matter contained in this Section 5.4 and no other provision of this Agreement shall be deemed to expand or modify such obligations.
Section 5.5 Notification of Certain Matters. Prior to the Effective Time, the Company shall provide prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall provide prompt notice to the Company, of (a)(i) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions; (ii) any notice or other communication from any Governmental Authority in connection with the Transactions; (iii) any Actions commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or Parent and Merger Sub, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions; or (b) any material failure of Parent and Merger Sub or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement; or (ii) limit the remedies available to the party receiving such notice; provided, further, that a party’s good faith failure to comply with this Section 5.5 shall not provide any other party the right not to effect the Transactions, except to the extent that any other provision of this Agreement independently provides such right.
Section 5.6 Access to Information; Confidentiality.
(a) During the Pre-Closing Period, the Company shall afford, and shall cause the officers, directors and employees of the Company and its Subsidiaries to afford, the officers, employees and agents of Parent and Merger Sub reasonable access during normal business hours, to the officers, employees, properties, facilities, books, records, correspondence (in each case, whether in physical or electronic form), Contracts and other assets of the Company and its Subsidiaries as Parent shall reasonably request as long as such access does not materially interfere with the conduct of the Company’s business, and shall promptly furnish Parent and Merger Sub (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication received by the Company from the SEC concerning compliance with securities laws with respect to matters unrelated to the Transactions; and (ii) all other information concerning its business, properties and personnel, in each case (A) as Parent through its officers, equity holders, Affiliates, employees or agents may reasonably request; (B) that are in the possession, custody or control of the Company; and (C) the disclosure of which would not (x) violate any Law or Judgment, or (y) result in a waiver of attorney-client privilege, work product doctrine or similar privilege, provided, that the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company shall reasonably cooperate with Parent to allow the disclosure of such information (or as much of it as possible) in a manner that would not violate clause (C). Any such request shall be solely for the purpose of, and any information obtained pursuant to this provision shall be used solely for, facilitating the consummation of the Transactions in accordance with the terms of this Agreement or preparing for the post-Closing operation of the Company. Parent, Merger Sub and their respective officers, employees and agents will hold any such information that is non-public in confidence in accordance with the Confidentiality Agreement.
(b) The provisions of the confidentiality agreement dated February 2, 2024 between GTCR LLC and the Company (the “Confidentiality Agreement”) shall remain in full force and effect in accordance with its terms; provided that if the Effective Time occurs, then the Confidentiality Agreement shall automatically terminate upon the Effective Time without further action.
(c) During the Pre-Closing Period, the Company shall promptly deliver to Parent the financial statements delivered pursuant to Sections 4.1(a), 4.1(c) and 4.1(d) of that certain Credit, Security and Guaranty Agreement, dated as of October 14, 2022, by and among Surmodics, Inc., Surmodics Shared Services, LLC, Surmodics MD, LLC, Surmodics Coating MFG, LLC, Surmodics IVD, Inc., Normedix, Inc., Surmodics MD Operations, LLC, Midcap Funding IV Trust, MidCap Financial Trust and the lenders party thereto.
Section 5.7 No Solicitation.
(a) During the Pre-Closing Period, except as permitted by Section 5.7(b), the Company shall not, shall cause its Subsidiaries not to, and shall not authorize or permit its and its Subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to (and shall direct and use commercially reasonable efforts to cause its and its Subsidiaries’ Representatives to not), directly or indirectly, (i) initiate, solicit, or knowingly encourage or facilitate (including through the furnishing of any nonpublic information) the submission or announcement of, or otherwise cooperate with or assist in, any Takeover Proposal or any inquiry, indication of interest or proposal that would reasonably be expected to lead to a Takeover Proposal; (ii) participate in any discussions or negotiations with any Person with respect to any Takeover Proposal or any inquiry, indication of interest or proposal that would reasonably be expected to lead to a Takeover Proposal or furnish to any Person information or data or provide to any Person access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries, in each case for the purpose of encouraging or facilitating, or that would reasonably be expected to lead to, a Superior Proposal; (iii) adopt, approve, endorse or recommend any Takeover Proposal or any proposal that would reasonably be expected to lead to a Takeover Proposal; (iv) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Takeover Proposal (other than an Acceptable Confidentiality Agreement) or any Contract requiring the Company to abandon, terminate or fail to consummate the Transactions (v) submit any Takeover Proposal to a vote of the shareholders of the Company; (vi) subject to the last sentence of Section 5.7(b), grant any waiver or amendment or release under any standstill or any confidentiality agreement in any way related to a Takeover Proposal, or (vii) resolve, agree or publicly propose to do any of the foregoing. Notwithstanding the foregoing, nothing contained in this Section 5.7(a) or elsewhere in this Agreement shall prohibit the Company or the Company’s Board from stating and disclosing to the Company’s shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that in no event shall the foregoing affect the obligations of the Company or the Company Board and the rights of Parent under or with respect to Section 5.7(c)(i).
(b) Notwithstanding anything to the contrary in Section 5.7(a) or elsewhere in this Agreement, but subject to compliance with the other provisions of this Section 5.7, prior to the time, but not after, the Required Company Shareholder Vote is obtained, the Company and its Representatives (i) may enter into and participate in discussions or negotiations with such third party and its Representatives in response to an unsolicited bona fide written Takeover Proposal made after the execution of this Agreement that has not been withdrawn and that did not result from a material breach of this Agreement, including Section 5.7(a), by the Company, any of its Subsidiaries or its or their Representatives, and (ii) may furnish access and nonpublic information to such third party, in each case of (i) and (ii) if (A) the Company Board has determined in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that such Takeover Proposal is reasonably likely to constitute or result in a Superior Proposal; (B) any nonpublic information furnished to such third party is (1) subject to an executed confidentiality agreement in a customary form that is no less favorable to the Company than the Confidentiality Agreement (except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of, or amendment to, any Takeover Proposal)

and that does not contain any provision that would prevent the Company from complying with its obligation to provide disclosure to Parent required pursuant to this Section 5.7 (“Acceptable Confidentiality Agreement”) and (2) furnished to Parent substantially concurrently with (but not more than 24 hours after) such nonpublic information is furnished to such Person (to the extent such nonpublic information has not been previously furnished or made available by the Company to Parent). During the Pre-Closing Period, the Company shall promptly (and in any event within 24 hours after the occurrence thereof) advise Parent of the receipt of any Takeover Proposal or any inquiries, proposals or offers with respect to a Takeover Proposal, or any non-public information with regard to a Takeover Proposal that is requested from, or any discussions or negotiations sought to be initiated regarding such Takeover Proposal that is made or submitted by any Person during the Pre-Closing Period, specifying the material terms and conditions thereof (including the identity of the party making the Takeover Proposal, inquiry, proposal offer or request and unredacted copies of the Takeover Proposal) and all material related documents (including all financing commitments and other documents relating to any financing), and if such Takeover Proposal or any portion thereof was not provided in writing, a summary of the material terms and conditions thereof, and thereafter shall advise and confer with Parent and keep Parent reasonably informed, on a prompt basis (and in any event within 24 hours after the occurrence of any material changes), regarding any material changes to the status or material terms of any such inquiries, proposal or offers (including any modifications to the financial or other material terms and conditions of such Takeover Proposal). Notwithstanding the foregoing, the Company shall not, and shall cause its Subsidiaries and its and their respective Representatives to not, provide any commercially sensitive non-public information to any competitor in connection with the actions contemplated by this Section 5.7(b), except in a manner consistent with the Company’s past practices in dealing with the disclosure of such information in the context of considering Takeover Proposals prior to the date of this Agreement and subject to the limitations placed on Parent, Merger Sub and/or their Representatives with respect to such information in connection with the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, prior to the time, but not after, the Required Company Shareholder Vote is obtained, the Company Board or any committee thereof may modify, waive, amend or release any existing standstill obligations owed by any Person to the Company or any of its Subsidiaries if the Company Board or such committee has determined in good faith, after consultation with outside legal counsel and financial advisor, as applicable, that the failure to do so would be inconsistent with the Company Board’s or such committee’s fiduciary duties under applicable Law.
(c) Upon the execution of this Agreement, the Company and each of the Company’s Subsidiaries shall, and shall cause its respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Person that relate to any Takeover Proposal or any inquiry or indication of interest that would reasonably be expected to lead to a Takeover Proposal or any request for nonpublic information relating to the Company with respect to any Takeover Proposal or any inquiry or indication of interest that would reasonably be expected to lead to a Takeover Proposal. The Company shall also promptly terminate all physical and electronic data room access previously granted to any such Person or its Representatives and, if applicable, shall request each Person that has executed a confidentiality agreement prior to the date hereof in connection with a possible Takeover Proposal to return to the Company or destroy any confidential information that has been provided to such Person or its Representatives.
(i) Except as permitted pursuant to Section 5.7(c)(ii), neither the Company Board nor any committee thereof shall (A) fail to take, withhold, withdraw (or amend, modify or qualify in a manner adverse to Parent), or publicly propose to withhold, withdraw (or amend, modify or qualify in a manner adverse to Parent), the Board Actions; (B) fail to include the Board Recommendation and other Board Actions in the Proxy Statement; (C) adopt, approve, recommend or declare advisable, or publicly propose to adopt, approve, recommend or declare advisable or recommend the adoption of, any Takeover Proposal; (D) following the commencement of any tender offer or exchange offer that constitutes a Takeover Proposal, fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act, against any Takeover Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act and issue a press release expressly reaffirming the Board Actions within ten Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer within ten Business Days after Parent requests a reaffirmation of the Board Actions (or if the Company Shareholders Meeting is to occur prior to the tenth Business Day, such period ending on the earlier of (x) the Business Day prior to the Company Shareholder Meeting and (y) the third Business Day after such request); (E) following the public announcement of a Takeover

Proposal or the public announcement of an intention to make a Takeover Proposal, other than the commencement of a tender or exchange offer contemplated by clause (D), fail to issue a press release expressly reaffirming the Board Actions within ten Business Days after Parent requests a reaffirmation thereof (or if the Company Shareholders Meeting is to occur prior to the tenth Day, such period ending on the earlier of (x) the Business Day prior to the Company Shareholders Meeting and (y) the third Business Day after such request) or (F) resolve, agree or publicly propose to do any of the foregoing (any action described in this Section 5.7(c)(i) being referred to as an “Company Adverse Recommendation Change”).
(ii) Notwithstanding anything to the contrary contained in Section 5.7(c)(i) or elsewhere in this Agreement, if (I) at any time after the execution of this Agreement and prior to the time, but not after, the Required Company Shareholder Vote is obtained, the Company receives an unsolicited bona fide, written Takeover Proposal from a third party that did not result from a non-de minimis breach of this Section 5.7 that the Company Board or any committee thereof has determined in good faith, after consultation with the Company’s outside legal counsel and financial advisor, is a Superior Proposal (after giving effect to all of the revisions to the terms of this Agreement which may be offered by Parent, including pursuant to clause (3) below), or (II) there has been an Intervening Event, then the Company Board or any committee thereof prior to the time, but not after, the Required Company Shareholder Vote is obtained (x) may make a Company Adverse Recommendation Change or (y) in the case of a Superior Proposal, may terminate this Agreement in accordance with Section 7.1(d) in order to enter into a definitive agreement providing for the implementation of such Superior Proposal at any time prior to the time, but not after, the Required Company Shareholder Vote is obtained, in each case, if the Company Board or such committee has determined in good faith, after consultation with outside legal counsel and financial advisor, as applicable, that the failure to make such Company Adverse Recommendation Change or the failure to terminate this Agreement would be inconsistent with the Company Board’s or such committee’s fiduciary duties under applicable Law; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless concurrently with such termination the Company pays the Company Termination Fee and otherwise complies with the provisions of Section 7.1 and Section 7.4; and provided, further, that (1) in the case of a Superior Proposal, the Company Board or such committee may not effect a Company Adverse Recommendation Change pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless such Takeover Proposal (and any precursor thereto) did not result from a non-de minimis breach by the Company, its Subsidiaries or any of their Representatives (as if they were bound hereby) of its obligations under this Section 5.7, (2) the Company shall have provided prior written notice to Parent at least five Business Days in advance of its intention to take such action with respect to such Superior Proposal or Intervening Event, as applicable, which notice shall include, as applicable, (a) the terms and conditions of such Superior Proposal and attaching a copy of the most current draft of any written agreement relating to such Superior Proposal (it being understood and agreed that any amendment to any material term or condition of such Superior Proposal shall require a new written notice to Parent and an additional three Business Day notice period) or (b) the facts and circumstances in reasonable detail of the Intervening Event, (3) the Company shall have given Parent four Business Days after Parent’s receipt of the written notice of such Superior Proposal or Intervening Event to propose revisions to the terms of this Agreement or make another proposal and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and shall have taken into account any changes to the terms of this Agreement proposed by Parent, (4) in the event of any material revision to any Takeover Proposal (it being understood that any change to the financial terms or form of consideration (or material terms relating to conditionality, termination and termination fees, regulatory efforts or financing) shall be deemed a material revision), the Company shall be required to deliver a new written notice to Parent in accordance with clause (2) and the Company shall be required to comply again with the requirement of this Section 5.7(c)(ii); provided that the new notice period shall be two Business Days, (5) in the event the Intervening Event to which this provision applies thereafter changes in any material respect, the Company shall be required to deliver a new written notice to Parent in accordance with clause (2) and to comply again with the requirements of this Section 5.7(c)(ii); provided that the new notice period shall be two Business Days, and (6) after considering the results of such negotiations and giving effect to such proposed revisions or other proposal if any, the Company Board or any committee thereof shall have determined in good faith, after consultation with the Company’s outside legal counsel and financial advisor, as applicable (a) that such Superior Proposal continues to meet the definition of “Superior Proposal” or (b) the Intervening Event continues to warrant a Company Adverse Recommendation Change and, after consultation with the Company’s outside legal counsel, that the failure to make such Company Adverse Recommendation Change or the failure to terminate this Agreement would be inconsistent with the Company Board’s or any committee thereof’s fiduciary duties under applicable Law.
Section 5.8 State Takeover Laws. Each of the Company and the Company Board shall, to the extent permitted by applicable Law, (a) take all actions reasonably necessary so that no “control share acquisition,” “business combination,” “fair price,” “moratorium” or other anti-takeover or similar Law becomes applicable to the Transactions and (b) if any such anti-takeover or similar Law becomes applicable to the Transactions, to take all actions necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Transactions.
Section 5.9 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions or cancellations or deemed dispositions or cancellations of Shares, Options, RSUs and Restricted Shares in connection with the Transactions (including derivative securities of such shares) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.10 Defense of Actions. The Company shall control the defense or settlement of any Action against the Company or any of its directors relating to this Agreement or the Transactions (other than any Action in connection with or arising out of or otherwise related to a demand of dissenters’ rights under applicable Law, which shall be governed by Section 2.4); provided that the Company shall give Parent prompt written notice of any such Action of which the Company is aware of (including by providing copies of all pleading with respect thereto), keep Parent reasonably informed regarding any such Action and give Parent the opportunity to participate, at Parent’s expense, in such Action; provided that the Company agrees that it shall consult with Parent with respect to the defense, settlement and prosecution of any such Actions and shall not settle any such Actions without the prior written consent of Parent, which shall not be unreasonably withheld, delayed or conditioned (except that no prior written consent is required to the extent the settlement is fully covered by the Company’s insurance policies). For purposes of this Section 5.10, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Actions by the Company, and Parent may offer comments or suggestions with respect to such Actions (which the Company shall consider in good faith) but will not be afforded any decision-making power or other authority over such Actions except for the settlement or compromise consent set forth in the preceding sentence.
Section 5.11 Stock Exchange Delisting. The Company shall cause the Company Securities to be delisted from the Nasdaq as soon as practicable following the Effective Time and to be deregistered under the Exchange Act as promptly as practicable after such delisting in compliance with applicable Law and the rules and regulations of the Nasdaq. Prior to the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Law and the rules and policies of Nasdaq to enable the delisting of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.12 Employee Benefits Matters.
(a) For a period of one year following the Closing Date (or until the date of termination of the relevant Company Employee, if earlier), Parent shall cause the Surviving Corporation or its applicable subsidiary to provide to each Company Employee, including any individual on an approved leave of absence immediately prior to the Effective Time, (i) a salary or hourly wage rate that is at least as favorable, in the aggregate, as provided to such Company Employee immediately prior to the Effective Time; (ii) a target short-term bonus or commission opportunity that is at least as favorable, in the aggregate, as provided to such Company Employee immediately prior to the Effective Time; and (iii) employee benefits (excluding, defined benefit pension, equity or equity based, employee stock purchase, nonqualified retirement or deferred compensation, severance, retention, change in control or similar compensation or benefits and retiree or post-employment health and welfare benefits (the “Excluded Benefits”)) that are either (x) no less favorable in the aggregate as those provided to similarly situated employees of Parent or its subsidiaries, (y) substantially comparable in the aggregate to those provided to such Company Employee under the Employee Benefit Plans set forth on Section 3.10(a) of the Company Disclosure Letter or (z) some combination of (x) or (y). Notwithstanding anything to the contrary set forth herein, and subject to the conditions of Section 5.12(b), after the Effective Time, nothing in this Section 5.12(a) shall preclude the Surviving Corporation from terminating the employment of any Company Employee for any lawful reason.
(b) From and after the Effective Time, the Surviving Corporation shall honor all employment, severance and termination plans and Contracts, including those set forth on Section 5.12(b) of the Company Disclosure Letter, in each case in accordance with their terms; provided, that this Section 5.12(b) shall not prevent the amendment or termination of any specific Employee Benefit Plan or Contract in accordance with the terms thereof.
(c) For purposes of vesting, eligibility to participate and solely with respect to vacation, paid-time off and severance, level of benefits under the employee benefit plans or programs of Parent providing benefits to any Company Employees after the Effective Time that replace an analogous Employee Benefit Plan (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company or any of its Subsidiaries and its predecessors before the Effective Time, to the same extent and for the same purpose as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Employee Benefit Plan in which such Company Employee participated immediately prior to the Effective Time; provided that the foregoing shall not apply to (y) the extent that its application would result in a duplication of benefits or compensation, or (z) to any of the Excluded Benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting period, in any and all New Plans providing group welfare benefits that replace a comparable Employee Benefit Plan in which such Company Employee participated as of the Effective Time except to the extent any waiting period in effect under the comparable Employee Benefit Plan in which such Company Employee participated immediately prior to the Effective Time would not have been satisfied; (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits to any Company Employee, commercially reasonable efforts shall be taken such that all pre-existing condition exclusions and actively-at-work requirements of such New Plan may be waived for such Company Employee and his or her covered dependents to the same extent waived under the comparable Employee Benefit Plan in which such Company Employee participated immediately prior to the Effective Time; and (iii) any eligible expenses incurred by and credited to such Company Employee and his or her covered dependents under an Employee Benefit Plan providing group health benefits during the portion of the plan year in which the Effective Time occurs may be taken into account under the corresponding New Plan for purposes of satisfying the analogous deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan to the same extent and for the same purpose as credited under the corresponding Employee Benefit Plan.
(d) Nothing in this Section 5.12 shall be construed to establish, modify or amend any Employee Benefit Plan of the Company or any of its Subsidiaries or other benefit or compensation agreement, plan, program, arrangement or document unless this Agreement explicitly states that the provision “amends” such Employee

Benefit Plan of the Company or any of its Subsidiaries or other agreement, plan, program, arrangement or document. Without limiting the generality of Section 8.6, nothing in this Section 5.12 shall be construed as giving any Person (including any Company Employee or dependent or beneficiary thereof) any right, remedy or claim under or in respect of this Section 5.12.
(e) From and after the date of this Agreement until the Closing, the Company shall give Parent the opportunity to review and comment on any material broad-based communications to be distributed to or shared with employees relating to the Merger or terms of employment after the Merger (and shall consider in good faith any comments so provided by Parent).
Section 5.13 Indemnification and Insurance.
(a) Parent and Merger Sub agree that all rights to advancement of expenses, indemnification and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of the Company or any officer, director, manager, partner, governor or similar of any of the Company’s Subsidiaries (each an “Indemnified Party”) as provided in the Company Charter Documents or the corresponding documents of any Company Subsidiary as in effect on the date of this Agreement, or pursuant to any other indemnification agreements in effect on the date of this Agreement and set forth on Section 5.13 of the Company Disclosure Letter (collectively, the “Existing Indemnification Rights”) shall survive the Merger from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs. From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to, an Indemnified Party with respect to (x) all acts or omissions by them in their capacities as such at any time at or prior to the Effective Time or (y) any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities, and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to the Merger, this Agreement, and any Transactions, in their capacities as such, in either case, to the fullest extent permitted by the Existing Indemnification Rights. The articles of incorporation and bylaws of the Surviving Corporation and of its Subsidiaries shall contain, and Parent shall cause the articles of incorporation and bylaws of the Surviving Corporation and each of its Subsidiaries to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each Indemnified Party than are set forth in the Company Charter Documents or the corresponding documents of the applicable Company Subsidiary as in effect on the date of this Agreement.
(b) Parent shall either (i) cause to be maintained in effect, for a period of six years after the Effective Time, the directors’ and officers’ liability insurance policy that is in effect at the date of this Agreement and has been provided to Parent prior to the date hereof (the “D&O Insurance”) covering acts or omissions at or prior to the Effective Time with respect to those Persons who are covered by the D&O Insurance as of the Effective Time, or (ii) obtain, in consultation with the Company, a prepaid (or “tail”) directors’ and officers’ liability insurance policy covering acts or omissions occurring at or prior to the Effective Time for a period of six years after the Effective Time, with respect to those Persons who are covered by the D&O Insurance as of the Effective Time on terms with respect to such coverage and amounts no less favorable to such indemnified Persons than those of the D&O Insurance; provided, that (A) Parent may substitute one or more policies of a reputable and financially sound insurance company for the D&O Insurance, so long as such substitute policies have at least the same coverage and amounts and contain terms and conditions which are no less favorable (in the aggregate) to the Persons currently covered by the D&O Insurance; (B) Parent shall not be required to pay any annual premium for the D&O Insurance or any substitutes with respect thereto in excess of 300% of the amount paid by the Company for coverage for the period of twelve months most recently commenced prior to the date of this Agreement (the “Maximum D&O Premium”); and (C) if the premium for the D&O Insurance or any substitutes therefor exceeds such amount, Parent shall purchase a substitute policy with the greatest coverage available for the Maximum D&O Premium. Parent shall provide a copy of such D&O Insurance to each director and officer of the Company.
(c) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.13.
(d) The obligations of Parent and the Surviving Corporation under this Section 5.13 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.13 applies without the written consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.13 applies shall be third party beneficiaries of this Section 5.13, each of whom may enforce the provisions of this Section 5.13).
(e) The provisions of this Section 5.13 are intended to be in addition to the rights otherwise available to the current and former officers and directors of the Company by Law, charter, statute, bylaw or agreement (with each such charter, statute, bylaw or agreement having been provided to Parent prior to the date hereof).
Section 5.14 Financing.
(a) Parent’s Financing Covenants.
(i) From the date hereof until the Closing Date, Parent will use commercially reasonable efforts to (i) satisfy on a timely basis all conditions applicable to Parent obtaining the Financing set forth in the Commitment Letters that are within the control of Parent or any of its Affiliates and (ii) enter into definitive financing agreements with respect to the Debt Financing that are in form and substance reasonably satisfactory to Parent and on the terms and conditions contained in the Debt Commitment Letter or on other commercially reasonable terms and conditions.
(ii) Parent shall not, without the prior written consent of the Company, agree to, or permit any withdrawal, rescindment, amendment, replacement, supplement or modification to be made to, or any waiver of any provision or remedy pursuant to or consent under, the Debt Commitment Letter, in each case, if such withdrawal, rescindment, amendment, replacement, supplement, modification or waiver would (i) reduce the aggregate amount of net cash proceeds of the Debt Financing below the Required Amount; (ii) impose material additional conditions or other material terms or otherwise materially expand, amend or modify any of the conditions to the receipt of the Debt Financing that that would reasonably be expected to (A) delay or prevent the Closing or (B) make the timely funding of the Debt Financing or the satisfaction of the conditions to obtaining the Debt Financing less likely to occur in any material respect; or (iii) expand, amend, or modify any other terms to the Debt Financing in a manner that would reasonably be expected to (A) delay or prevent the Closing or (B) make the timely funding of the Debt Financing or the satisfaction of the conditions to obtaining the Debt Financing less likely to occur. Parent shall furnish to the Company true and complete copies of any amendment, replacement, supplement, modification, consent or waiver relating to the Debt Commitment Letter promptly following execution thereof. For the avoidance of doubt, it is understood and agreed that, subject to the limitations set forth in this Section 5.14 and in the Debt Commitment Letter, Parent may amend, restate, amend and restated, supplement, modify or replace the Debt Commitment Letter, including to add or replace additional lenders, lead arrangers, syndication agents or similar entities or reallocate commitments or reassign titles so long as the aggregate amount of the Debt Financing is not reduced below the Required Amount.
(iii) Promptly following request from the Company, Parent shall keep the Company informed on a current basis and in reasonable detail of the status of (A) its efforts to arrange the Debt Financing and (B) material developments concerning the timing of the closing of the Debt Financing contemplated by the Commitment Letters. Without limiting the generality of the foregoing, Parent must give the Company prompt notice (A) of any actual material breach (or threatened (in writing) material breach) or actual and material default (or any event or circumstance that, with notice or lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to the Debt Commitment Letter, the Fee Letter or definitive agreements related to the Debt Financing; (B) of the receipt by Parent, its Representatives or their respective Affiliates of any oral or notice or communication from any Debt Financing Source with respect to any (1) actual or threatened and material breach, default, termination or repudiation (whether in whole or in part) by any party to the Debt Commitment Letter or the Fee Letter of any provisions of the Debt Commitment Letter or the Fee Letter; or (2) dispute or disagreement between or among any parties to the Debt Commitment Letter (other than disputes and disagreements in the ordinary course of negotiations relating to the Debt Financing) or the Fee Letter; or (C) if for any reason Parent at any time believes that it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter or the Fee Letter. Notwithstanding the foregoing, Parent shall not be required to provide any information to the extent that the provision thereof would violate or waive any attorney-client or other privilege, constitute attorney work product or violate or contravene any law, rule or regulation, or any obligation of confidentiality (not created in contemplation hereof) binding on Parent.
(iv) If any portion of the Debt Financing for any reason becomes unavailable (other than by reason of a breach of this Agreement by the Company), and such portion is reasonably necessary to consummate the transactions contemplated hereby, Parent shall (i) notify the Company of such unavailability and (ii) use commercially reasonable efforts to obtain, as promptly as practicable following the occurrence of such event, alternative financing, including from alternative sources reasonably acceptable to Parent, with terms and conditions in the aggregate not less favorable in any material respect to Parent than the terms and conditions contained in the Commitment Letters as determined in the reasonable judgment of Parent (the “Alternative Financing”). Parent shall deliver to the Company complete copies of any Debt Commitment Letter or redacted fee letter pursuant to which any such alternative debt source shall have committed to provide any portion of the alternative debt financing. For purposes of this Agreement, references to the “Debt Commitment Letter” and “Fee Letter” shall include such documents as permitted to be amended, modified or replaced by this Section 5.14 and references to the “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as permitted to be amended, modified or replaced by this Section 5.14. Subject to Section 8.9(b), in no event shall the receipt or availability of the Debt Financing or any Alternative Financing be a condition to performance of Parent’s obligations under this Agreement.
(v) Notwithstanding anything to the contrary, in no event shall the commercially reasonable efforts of Parent be deemed or construed to require Parent to, and no Parent shall be required to (x) seek any equity financing from any source other than those party to the Equity Commitment Letter, (y) pay any fees in excess of those contemplated by the Debt Financing as of the date of this Agreement (whether to secure the waiver of any conditions contained therein or otherwise) or (y) agree to conditionality or economic terms of the Debt Financing that are materially less favorable (as reasonably determined by Parent in good faith) to Parent than those contemplated by the Debt Commitment Letter as of the date of this Agreement. In no event shall the Parent be deemed to have breached, or have any liability for any breach of, its covenants or agreements in this Section 5.14(a) if the Closing occurs.
(vi) Parent’s obligations under this Section 5.14(a) are the sole obligations of the Parent with respect to the Financing and no other provision of this Agreement shall be deemed to expand or modify such obligations.
(b) Company Financing Covenants. Prior to the Closing, the Company shall, and shall cause the Company’s Subsidiaries and its and their respective Representatives to, upon the reasonable request, and at the sole cost and expense, of Parent and subject to all of the further limitations set forth below, use their respective commercially reasonable efforts in connection with the arrangement, syndication and borrowings contemplated by any Debt Financing, including:
(i) furnishing Parent and its Debt Financing sources with the Company Financial Statements (including the Financial Statements identified in paragraph 7 of Exhibit D to the Debt Commitment Letter);
(ii) updating and correcting any Company Financial Statement provided by Company or its Affiliates if the Company has knowledge that any of the representations contained in this Agreement relating to the Company Financial Statements are not true and correct in all material respects;,
(iii) reasonably assisting Parent and its Debt Financing Sources in the preparation of customary offering memorandum or information memorandum for any portion of the Debt Financing,
(iv) reasonably cooperating with the marketing efforts of Parent and its Debt Financing Sources for any portion of the Debt Financing, provided that such information shall be of the type and in the form customarily prepared by the Company or that may be prepared on the basis of information readily available to the Company and without undue burden,

(v) to the extent required by the Debt Financing, assisting in the preparation and execution of one or more definitive financing documentation and the schedules and exhibits thereto, in each case, customarily required to be delivered under such definitive financing documentation (including any investment company act diligence) so long as such agreements and documents do not become effective prior to the Closing,
(vi) providing within three (3) Business Days prior to the Closing (to the extent requested by the Debt Financing Sources at least ten (10) Business Days prior to the Closing) documentation and other information reasonably requested by the Debt Financing Sources under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the requirements of 31 C.F.R. §1010.230,
(vii) to the extent required by the Debt Financing, facilitating the pledging of, granting of security interests in, and obtaining perfection of any liens on collateral of the Company and its Subsidiaries (including, for the avoidance of doubt, providing stock certificates and stock powers with respect to outstanding certificated shares of the Company and its Subsidiaries (if any)) to be effective no earlier than Closing; and
(viii) providing duly executed payoff letters in form and substance reasonably acceptable to Parent (with drafts thereof at least three (3) Business Days prior to Closing) with respect to the payoff amounts of the portion of any indebtedness not permitted to remain outstanding after the Closing, which such payoff letter shall (A) specify that upon payment of such amounts, such portion of such indebtedness shall be paid in full, (B) provide for the termination of all obligations under the definitive agreement with respect to such portion of the indebtedness (other than customary surviving (including indemnification and other obligations that expressly survive pursuant to the terms of such indebtedness) obligations) and (C) provide (1) that the holders of such indebtedness shall return all possessory and original collateral upon the Closing subject to receipt of the payoff amounts referred to therein, (2) for the termination of all financing statements (or authorization for the Company or its designees to terminate such financing statements) and for the delivery or filing of other applicable releases, notices or terminations, and (3) the delivery of such other documentation necessary to evidence the release and termination of all guarantees, security interest and liens related thereto, in each case upon payment in full of the applicable indebtedness.
(ix) The Company’s obligations under this Section 5.14(b) and Section 5.6(c) are the sole obligations of the Company with respect to the Financing and no other provision of this Agreement shall be deemed to expand or modify such obligations.
provided, however, that (v) nothing herein shall require any action that would (1) conflict with or violate any organizational and governing documents or any Laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any Contract to which the Company or any of its Subsidiaries is a party, (2) provide access to or disclose information where the Company determines that such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege or contravene any Law or Contract, (3) waive or amend any terms of this Agreement or any other Contract to which the Company or any of their respective Subsidiaries is a party or (4) subject the Company or any of its Affiliates or Representatives to any actual or potential personal liability prior to the Closing Date, (w) no directors and managers of the Company or any of its Subsidiaries shall be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained that would be effective prior to the Closing, (x) neither the Company nor any of its Affiliates shall be required to pay any commitment or other fee or incur any cost, expense or other liability that is not reimbursed by Parent in connection with the Debt Financing at or prior to the Closing, (y) nothing herein shall require such cooperation to the extent it would materially interfere with the business or operations of the Company and (z) none of the Company or any of their respective Subsidiaries shall be required to deliver or obtain legal opinions of legal counsel with respect to the Debt Financing (but shall be required to provide information to assist Parent in obtaining such opinions). Parent shall, promptly after any valid termination of this Agreement or at Closing pursuant to Section 7.1, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company, its Subsidiaries, Affiliates and Representations in connection with the cooperation contemplated by this Section 5.14(b) (the “Financing Cooperation Expenses”) (other than amounts that would have been incurred in connection with the transactions contemplated by this Agreement regardless of the Debt Financing). All non-public information regarding the Company provided to Parent, its Affiliates or its Representatives pursuant to this Section 5.14(b) shall be kept confidential by them in accordance with the Confidentiality Agreement, except for disclosure to potential Debt Financing Sources or rating agencies as required in connection with the Debt Financing (subject, as a condition precedent to any such disclosure, to such potential Debt Financing Sources’ agreement to comply with customary confidentiality provisions in respect of such information). The Company hereby consents to the reasonable use of the Company’s logos in connection with the Debt Financing, provided that (A) such logos are used in a manner that is not intended to or likely to harm or disparage the Company or the reputation or goodwill of the Company and (B) the Company shall be provided the opportunity to approve in advance the use of any such logos. Neither the Company nor any of its respective Subsidiaries shall have any liability whatsoever to Parent in respect of any information provided pursuant to this Section 5.14(b) except to the extent arising or resulting from the fraud, gross negligence or willful misconduct of the Company or its respective Subsidiaries.
(c) Financing Cooperation Liabilities. Parent and Merger Sub shall indemnify and hold harmless each of the Company and its respective Subsidiaries and its respective Affiliates and Representatives from and against any and all damages, claims, awards, and judgments (in each case, excluding lost profits and losses from any consequential, indirect, special or punitive damages (as opposed to direct or actual damages)) suffered or incurred by them in connection with the performance of their respective obligations under this Section 5.14 and any information utilized in connection therewith except to the extent arising or resulting from the fraud, gross negligence or willful misconduct of the Company and its respective Subsidiaries and its respective Affiliates and Representatives.
ARTICLE 6
CONDITIONS
Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver at the Closing of each of the following conditions:
(a) Shareholder Approval. This Agreement shall have been duly approved at the Company Shareholder Meeting by the Required Company Shareholder Vote.
(b) No Injunctions or Restraints. No Judgment issued, adopted, or enforced, by a court of competent jurisdiction or by a Governmental Authority, nor any Law or other legal restraint or prohibition, shall be in effect that would make the Merger illegal or otherwise prevent or prohibit the consummation thereof.
(c) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or been terminated and there shall not be in effect any voluntary agreement with either the Federal Trade Commission or Antitrust Division of the Department of Justice not to consummate the Transactions for any period of time.
Section 6.2 Conditions to Parent’s and Merger Sub’s Obligation to Effect the Merger. The respective obligation of Parent and Merger Sub to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, waiver at the Closing of each of the following additional conditions:
(a) Representations and Warranties. (i) (A) the representations and warranties of the Company set forth in Section 3.1(a) (solely with respect to the first sentence therein), Section 3.1(b), Section 3.2(d), Section 3.3(a), Section 3.3(d), Section 3.3(e), and Section 3.9 shall be true and correct in all material respects (without giving duplicative effect to any limitation as to “materiality” or “Company Material Adverse Effect” or similar qualifiers set forth in such representations and warranties) as of the Closing as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (B) the representations and warranties of the Company set forth in Section 3.2(a), Section 3.2(b), Section 3.2(c)(i) and Section 3.2(e)(i) shall be true and correct in all respects (without giving duplicative effect to any limitation as to “materiality” or “Company Material Adverse Effect” or similar qualifiers set forth in such representations and warranties) as of the Closing as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except for any inaccuracies that are de minimis (taking into account both amount and nature), and (ii) all of the Company’s other representations and warranties set forth in this Agreement that (A) are not made as of a specific date shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or similar qualifiers set forth in such representations and warranties) as of the Closing, in each case, except where the failure of such representations or warranties to be true and correct has not had a Company Material Adverse Effect; or (B) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving duplicative effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) has not had a Company Material Adverse Effect.
(b) Covenants. The Company shall have performed or complied with in all material respects the covenants and obligations required to be performed or complied with by it under this Agreement at or prior to the Closing.
(c) Certificate. Parent shall have received a certificate executed by an executive officer of the Company confirming on behalf of the Company that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d) shall have been satisfied.
(d) Company Material Adverse Effect. Since the date hereof, there shall not have occurred a Company Material Adverse Effect.
Section 6.3 Conditions to the Company’s Obligation to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, waiver at to the Closing of each of the following additional conditions:
(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement that (i) are not made as of a specific date shall be true and correct as of the Closing; or (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Covenants. Parent and Merger Sub shall have performed or complied with in all material respects the covenants and obligations required to be performed or complied with by it under this Agreement at or prior to the Closing.
(c) Certificate. The Company shall have received a certificate executed by an executive officer of Parent confirming on behalf of Parent and Merger Sub that the conditions set forth in Section 6.3(a) and Section 6.3(b) shall have been satisfied immediately prior to closing.
ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER
Section 7.1 Termination. This Agreement may be terminated:
(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time; or
(b) by either the Company or Parent as follows:
(i) if the Effective Time shall not have occurred on or before February 28, 2025 (the “Outside Date”); provided, however, that (A) if, as of the date that is five (5) Business Days prior to the Outside Date, all of the conditions to the Closing set forth in Article 6 other than any Regulatory Conditions have been satisfied or validly waived (if permitted by Law) (in each case, other than those conditions that by their terms can only be satisfied at the Closing, each of which are reasonably capable of being satisfied at the Closing or validly waived at the Closing), the Outside Date shall automatically be extended for one 90-day period (such extended Outside Date, the “Extended Outside Date”), (ii) if, as of the date that is five (5) Business Days prior to the Extended Outside Date, all of the conditions to the Closing set forth in Article 6 other than any Regulatory Condition have been satisfied or validly waived (if permitted by Law) (in each case, other than those conditions that by their terms can only be satisfied at the Closing, each of which are reasonably capable of being satisfied at the Closing or validly waived at the Closing), the Outside Date shall automatically be extended for one additional 90-day period (such extended Outside Date, the “Second Extended Outside Date”), and (iii) if, as of the date that is five (5) Business Days prior to the Second Extended Outside Date, all of the conditions to the Closing set forth in Article 6 other than any Regulatory Condition have been satisfied or validly waived (if permitted by Law) (in each case, other than those conditions that by their terms can only be satisfied at the Closing, each of which are reasonably capable of being satisfied at the Closing or validly waived at the Closing), the Outside Date shall automatically be extended for one additional 90-day period (such extended Outside Date, the “Third Outside Date”); provided, further, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) is not available to any party hereto whose material breach of any provision of this Agreement primarily results in or causes the failure of the Transactions contemplated by this Agreement to be consummated by such time;
(ii) if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition, in each case making the consummation of the Merger illegal or restraining, enjoining, prohibiting or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate pursuant to this Section 7.1(b)(ii) shall not be available if the issuance of such Judgment, legal restrain or prohibition was primarily caused by or resulted primarily from the material breach of such party (or in the case of Parent, Merger Sub) of any provision of this Agreement;
(iii) if the Required Company Shareholder Approval has not been obtained at the Company Shareholders Meeting after the Company Shareholders Meeting (including any adjournments and postponements) has been finally completed; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to any party if the failure to obtain the Required Company Shareholder Approval was primarily caused by or resulted primarily from the material breach of such party (or in the case of Parent, Merger Sub) of any provision of this Agreement;
(c) by Parent, prior to the time the Required Company Shareholder Vote is obtained, if (i) a Company Adverse Recommendation Change shall have occurred (whether or not in compliance with Section 5.7); (ii) the Company Board shall have (A) approved, adopted or recommended any Takeover Proposal; or (B) approved or recommended, or entered into or allowed the Company to enter into, a merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive Contract (other than an Acceptable Confidentiality Agreement) providing for a Takeover Proposal; or (iii) the Company shall have distributed the Proxy Statement and failed to include the Board Recommendation therein;
(d) by the Company, prior to, but not after, the time the Required Company Shareholder Vote is obtained, in accordance with Section 5.7(c)(ii), provided that the Company, concurrently with such termination, pays the Company Termination Fee to Parent or its designee in accordance with the applicable provisions of Section 7.4 and enters into a definitive acquisition agreement with respect to such Superior Proposal;
(e) by Parent, prior to the Effective Time, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause any of the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied; and (ii) is incapable of being cured prior to the Outside Date or, if curable prior to the Outside Date, the Company shall not have cured such breach before the earlier of (x) the Outside Date and (y) the date that is twenty Business Days after receipt of written notice thereof from Parent stating Parent’s intention to terminate this agreement pursuant to Section 7.1(e); provided that neither Parent nor Merger Sub is then in breach of any representation, warranty, covenant or agreement under this Agreement such that any condition set forth in Article 6 would not be satisfied at the time Parent would otherwise exercise such termination right;
(f) by the Company, prior to the Effective Time, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, which breach or failure to perform (i) shall have had a Parent Material Adverse Effect; and (ii) is incapable of being cured prior to the Outside Date or, if curable prior to the Outside Date, the Company shall not have cured such breach before the earlier of (x) the Outside Date and (y) the date that is twenty Business Days after receipt of written notice thereof from Parent stating Parent’s intention to terminate this agreement pursuant to Section 7.1(f); provided that the Company is not then in breach of any representation, warranty, covenant or agreement under this Agreement such that any condition set forth in Article 6 would not be satisfied at the time Company would otherwise exercise such termination right; or
(g) by the Company, prior to the Effective Time, if all (A) of the conditions set forth in Article 6 have been and continue to be satisfied or waived (other than those conditions that by their nature only can be satisfied at the Closing, each of which is capable of being satisfied assuming a Closing would occur at such time), (B) Parent, in violation of the terms of this Agreement, fails to consummate the Merger in accordance with Section 1.2 on the date on which the Closing should have occurred pursuant to Section 1.2(a), (C) following such failure by Parent to consummate the Merger in accordance with Section 1.2 in violation of the terms of this Agreement, the Company has provided irrevocable written notice to Parent that the Company is ready, willing and able to consummate the Closing on such date of such notice and at all times during the two Business Day period immediately thereafter and (D) Parent fails to consummate the Merger within such two Business Day period after delivery by the Company to Parent of the notice described in clause (C).
Section 7.2 Notice of Termination. The party desiring to terminate this Agreement shall deliver written notice of such termination to the other party, setting forth in such notice the provision of Section 8.1 pursuant to which such party is terminating this Agreement.
Section 7.3 Effect of Termination. Upon the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and of no effect without any liability of any party to another party except for the provisions of (a) this Section 7.3; (b) Section 7.4 (Fees and Expenses); (c) Section 7.5 (Amendment); (d) Section 7.6 (Waiver); and (e) Article 8 (General Provisions) (and the definitions of any capitalized terms used in such sections), which shall survive such termination; provided that nothing herein shall relieve the Company from liability for any fraud or intentional breach of this Agreement. The Confidentiality Agreement shall not be affected by the termination of this Agreement and shall continue in full force and effect in accordance with its terms.
Section 7.4 Fees and Expenses.
(a) Except as set forth in this Section 7.4, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated. Parent shall bear and timely pay (i) all filing fees associated with any Antitrust Laws, (ii) all fees and expenses associated with any financing for the Transactions, and (iii) all transfer, documentary, sales, use, stamp, registration and other similar Taxes imposed with respect to the Transaction (other than any such Taxes required solely by reason of a request by a holder of Shares that payment of the Merger Consideration be made to a Person other than the registered holder of such Shares).
(b) The Company shall pay Parent a termination fee equal to $20,380,000 (the “Company Termination Fee”), in the event that this Agreement is terminated:
(i) by Parent pursuant to Section 7.1(c);
(ii) by the Company pursuant to Section 7.1(d); or
(iii) by either Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(e) so long as, (A) before the date of such termination, a Takeover Proposal shall have been made to the Company Board or management of the Company or publicly announced or otherwise become publicly known, or any Person shall have publicly announced a Takeover Proposal (and not publicly irrevocably withdrawn at least three Business Days prior to the completion of the Company Shareholder Meeting in the case of a termination pursuant to Section 7.1(b)(iii) or prior to the date of termination in the case of a termination pursuant to Section 7.1(b)(i) or Section 7.1(e)) and (B) within twelve months after the date of termination, either a Takeover Proposal is consummated or the Company shall have entered into a definitive agreement for a Takeover Proposal; provided, however, that, for purposes of this Section 7.4(b)(iii), all references to “20%” in the definition of “Takeover Proposal” shall be deemed to be references to “50%”.
(c) Parent shall pay the Company a termination fee equal to $47,030,000 (the “Parent Termination Fee”), in the event that this Agreement is terminated by the Company pursuant to Section 7.1(f) or Section 7.1(g), within two Business Days after such termination.
(d) Parent shall pay to the Company a termination fee of $50,170,000 (the “Parent Regulatory Termination Fee” and, together with the Company Termination Fee and Parent Termination Fee, each, a “Termination Fee”), in the event that this Agreement is terminated by either Parent or the Company pursuant to (i) Section 7.1(b)(i), if at the time of such valid termination, all of the conditions set forth in Article 6 (other than the conditions set forth in (1) Section 6.1(b) (solely to the extent the applicable Judgment arises pursuant to any Antitrust Laws), (2) Section 6.1(c) or (3) any conditions that, by their nature, can only be satisfied at the Closing but would be capable of satisfaction if the Closing were to occur on the date of such termination) have been satisfied or waived on or prior to the date of such termination, or (ii) Section 7.1(b)(ii) as a result of a Judgment issued pursuant to any Antitrust Law.
(e) Any fee due under Section 7.4(b)(i) shall be paid to Parent by wire transfer of same-day funds within three Business Days after the date of termination of this Agreement. Any fee under Section 7.4(b)(ii) shall be paid to Parent by wire transfer of same-day funds concurrently with the termination. Any fee due under Section 7.4(b)(iii) shall be paid to Parent by wire transfer of same-day funds within three Business Days after the date on which the last applicable event referenced therein occurs.
(f) No more than one Company Termination Fee may be payable under this Article 7. Parent (for itself and its Affiliates) hereby agrees that, upon any termination of this Agreement under circumstances in which Parent is entitled to the Company Termination Fee under Section 7.1(b), Parent and its Affiliates are precluded from any other remedy against the other parties hereto, at law or in equity or otherwise, and neither Parent nor any of its Affiliates may seek (and the parties hereto will cause its Affiliates not to seek) to obtain any recovery, Judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company, its Subsidiaries or Affiliates, or any of their respective Representatives, partners, managers, members, or shareholders in connection with this Agreement or the Transactions. Notwithstanding the foregoing, this Section 7.4(f) shall not relieve the Company from any liability for fraud or intentional breach of this Agreement.
(g) Notwithstanding anything to the contrary in this Agreement, the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company or any of its Related Parties (collectively, the “Company Related Parties”) against Parent, Merger Sub, the Guarantors or any of their respective Related Parties (collectively, the “Parent Related Parties”) or the Lender-Related Parties for all losses, damages, liabilities, obligations, costs or expenses in respect of or relating in any way to (i) any breach or threatened breach of this Agreement, any Debt Commitment Letter, the Guarantee and any other agreement, instrument, certificate or other document entered into among the parties hereto pursuant to the terms of this Agreement or otherwise in connection with the Merger and the other transactions contemplated hereby and thereby (and the termination of this Agreement or failure to consummate any of the transactions contemplated by this Agreement (including the Closing, the funding of the Debt Financing or the funding of any other monies hereunder)), (ii) any failure or threatened or attempted failure of Parent or Merger Sub to comply with the obligations under this Agreement, any Debt Commitment Letters, the Guarantee or any other agreement, certificate or other document entered into among the parties hereto pursuant to the terms of this Agreement or otherwise in connection with the Merger and the other transactions contemplated hereby and thereby, (iii) any failure to consummate any of the transactions contemplated by this Agreement (including the Closing, the funding of the Debt Financing or the funding of any other monies hereunder) or (iv) this Agreement, any Debt Commitment Letter the Guarantee and any other agreement, instrument, certificate or other document entered into among the parties hereto pursuant to the terms of this Agreement, the Merger or the failure of the Merger or any of the other transactions contemplated hereby or thereby to be consummated or the termination of this Agreement, in each case, including in any Action under any legal theory, whether sounding in law (whether for breach of contract, in tort or otherwise) or in equity, in each case, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent, by the enforcement of any assessment or by any Action, by virtue of any Law, pursuant to any theory of law or equity (whether for breach of contract, in tort or otherwise) (such agreements and related matters, collectively, the “Transaction-Related Matters”) shall be, at the election of the Company, (x) to seek specific performance or injunctive relief in accordance with this Agreement or (y) to terminate this Agreement and, solely to the extent payable in accordance herewith, receive payment of the Parent Termination Fee or the Parent Regulatory Termination Fee (in each case, pursuant to this Agreement or the Guarantee). Upon payment of the Parent Termination Fee to the Company pursuant to Section 7.4(c) or the Parent Regulatory Termination Fee pursuant to Section 7.4(d) following a valid termination of this Agreement by the Company, solely to the extent payable in accordance herewith, none of the Parent Related Parties shall have any liability or obligation of any nature whatsoever to the Company or any other Company Related Party for any Transaction-Related Matter. Further, under no circumstances shall (i) the maximum aggregate liability of Parent and Merger Sub (and the Guarantors in accordance with, and subject to the limitations in, the Guarantee) for all Transaction-Related Matters exceed an aggregate amount equal to the sum of the Parent Termination Fee or the Parent Regulatory Termination Fee, as applicable, plus any document out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the other party hereto in connection with an Action to enforce this Agreement that results in a final, non-appealable judgment against the paying party hereto for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expenses was required to be paid (but excluding) the payment date (such sum, the “Parent Liability Cap”) or (ii) any Company Related Party be entitled to recover any recovery or award or damages of any kind in excess of the Parent Liability Cap

(including damages for the loss of the benefit of the bargain, opportunity cost, loss of premium, time value of money or otherwise, or any consequential, special, expectancy, indirect or punitive damages). For the avoidance of doubt, in no circumstance shall Parent be required to pay both the Parent Termination Fee and the Parent Regulatory Termination Fee.
(h) The parties acknowledge that the agreements contained in this Section 7.4 are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement. Each party hereto further acknowledges that none of the Parent Termination Fee, the Parent Regulatory Termination Fee or the Company Termination Fee, if, as and when paid in accordance with the terms of this Section 7.4, is a penalty, but each is instead liquidated damages in a reasonable amount that will compensate the recipient of such fee in circumstances in which such fee is payable for the efforts and resources expended, and opportunities foregone, while negotiating this Agreement, and for such recipient’s reliance on this Agreement, and on the expectation of the consummation of the transactions contemplated hereby, which amounts would otherwise be impossible to calculate with precision. Accordingly, if the Company or Parent, as the case may be, fails to promptly pay any amount due pursuant to this Section 7.4, it shall also reimburse any documented out-of-pocket costs and expenses (including reasonable and documented attorneys fees) incurred by the other party hereto in connection with an Action to enforce this Agreement that results in a final, non-appealable judgment against the paying party for such amount (such costs and expenses, “Enforcement Costs”); provided, that in no event shall the Enforcement Costs of a paying party exceed an aggregate amount equal to $3,000,000.
Section 7.5 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of this Agreement and the Transactions by the respective Boards of Directors or shareholders of the parties hereto; provided, however, that after any approval of this Agreement and the Transactions by the holders of Shares, no amendment that requires further shareholder approval under applicable Law after shareholder approval hereof shall be made without such required further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
Section 7.6 Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE 8
GENERAL PROVISIONS
Section 8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) when delivered (with confirmation of delivery) if sent, fees prepaid, via a reputable nationwide express courier service; or (iii) on the date of transmission (with no transmission failure message generated) if sent by electronic mail (or the first Business Day following such transmission if sent either after normal business hours of the recipient or on a date that is not a Business Day), in each case to the intended recipient as set forth below:
if to the Company:

Surmodics, Inc.
9924 West 74th Street
Eden Prairie, Minnesota 55344
Attn: Gordon S. Weber
Telephone:	(952) 500-7000
Email:	gweber@surmodics.com

with a copy (which will not constitute notice) to:

Faegre Drinker Biddle & Reath LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Attn:	Michael A. Stanchfield
Nicole Leimer
Brandon C. Mason
Telephone:	(612) 766-7000
Email:	mike.stanchfield@faegredrinker.com
nicole.leimer@faegredrinker.com
brandon.mason@faegredrinker.com

if to Parent or Merger Sub:

c/o GTCR LLC
300 North LaSalle, Suite 5600
Chicago, IL 60654
Attn:	Constantine S. Mihas
Sean L. Cunningham
Luke Marker
Email:	cmihas@gtcr.com
sean.cunningham@gtcr.com
luke.marker@gtcr.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP
333 W Wolf Point Plaza
Chicago, IL 60654
Attn:	Sanford E. Perl, P.C.
Michael Weed, P.C.
Christopher M. Thomas, P.C.
Neil K. Vohra
Telephone:	(312) 862-2000
Email:	sperl@kirkland.com
michael.weed@kirkland.com
christopher.thomas@kirkland.com
neil.vohra@kirkland.com
Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.
Section 8.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article 2, Section 5.13, and Article 8.
Section 8.3 Interpretations. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” The word “or” shall not be deemed to be exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. References to documents or information “made available” or “provided” to Parent or similar terms shall include documents or information (i) publicly available on the SEC EDGAR database at least two Business Days prior to date of this Agreement or

(ii) uploaded at least one Business Day prior to the execution of this Agreement in the Data Room and continuously available to Parent and its representatives. All amounts required to be paid hereunder shall be paid in United States currency in the manner and at the times set forth herein. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any Law shall be deemed to refer to such Law as from time to time amended and also to all rules and regulations promulgated thereunder and interpretations thereof, unless the context requires otherwise. Any reference to any Contract or other document means such Contract or document as from time to time amended, modified or supplemented and includes all exhibits, schedules or other attachments thereto. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
Section 8.4 Governing Law; Jurisdiction; Waiver of Jury Trial.
(a) This Agreement, and any dispute or claim or cause of action (whether in contract or tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) arising out of, relating to, or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Minnesota without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Minnesota.
(b) The parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in Hennepin County, Minnesota, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any such court with respect to any dispute arising out of, relating to or in connection with this Agreement or any Transaction, including the Merger; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any Transaction, including the Merger, in any court other than any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions in any state or federal court located in Hennepin County, Minnesota, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.1 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the Transactions, including the Merger.
(c) Each of the parties hereto hereby irrevocably waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action or liability directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto hereby (i) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any such action or liability, seek to enforce the foregoing waiver; and (ii) acknowledges that it has been induced to enter into this agreement and the transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.4(c).
Section 8.5 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of email or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Receipt of a party’s executed signature page to this Agreement by email or other electronic transmission with permission to release such signature page shall constitute effective execution and delivery of this Agreement by such party. The parties consent to the use of electronic signatures, which shall have the same effect as original manual signatures.

Section 8.6 Assignment; Third-Party Beneficiaries. This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent without the Company’s prior consent; provided, however, that no assignment shall release Parent of its obligations hereunder; provided, further, that notwithstanding anything herein to the contrary, the Parent may, without the consent of any other party, collaterally assign its rights, interests or obligations hereunder, in whole or in part, to any of its Affiliates, for collateral security purposes the Debt Financing Sources or to any third-party acquirer of Parent or the Company. This Agreement is not intended to, and will not, confer upon any Person other than the parties hereto any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 5.13 and (b) from and after the Effective Time, the rights of holders of Company Securities to receive the consideration set forth in Article 2 in accordance with the terms and conditions thereof.
Section 8.7 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.
Section 8.8 Entire Agreement. This Agreement (including the Annex and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at Closing) and the Confidentiality Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that the Company Disclosure Letter is not incorporated by reference into, and shall not be deemed to constitute a part of, this Agreement or the “agreement of merger” for purposes of Chapter 302A of the MBCA.
Section 8.9 Enforcement; Specific Performance.
(a) Subject to Section 8.9(b) and except as otherwise provided herein, the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Subject to Section 8.9(b), it is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity.
(b) Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to cause Parent to consummate the Closing in accordance with the terms and conditions hereof and to fully enforce the terms of the Equity Commitment Letter against the Guarantors and to cause the Equity Financing to be funded on the terms and conditions of the Equity Commitment Letter if any only if (and only for so long as) each of the following is satisfied: (i) this Agreement has not been validly terminated, (ii) all conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived by Parent (other than those conditions that by their nature only can be satisfied at the Closing, each of which is capable of being satisfied assuming a Closing would occur at such time, and those conditions the failure of which to be satisfied is caused by or results from a breach by Parent of this Agreement), (iii) Parent fails to consummate the Closing at the time provided by Section 1.2, (iv) the Debt Financing (including any Alternative Financing that has been obtained in accordance with Section 5.14(a)(iv)) has been funded in accordance with the terms of any Debt Commitment Letter or will be so funded in accordance with the terms of any Debt Commitment Letter at the Closing if the Equity Financing is funded at the Closing, (v) the Company has irrevocably confirmed in writing to Parent that, if specific performance is granted and the Equity Financing and Debt Financing are funded, the Company would take such actions required of it by this Agreement to cause the Closing to occur and (vi) Parent has failed to consummate the Closing within two Business Days following receipt of such written notice. Without limiting the foregoing, it is understood and agreed by the parties hereto that only the Company (and not any of the other Company Related Parties) may exercise the rights and remedies set forth in this Section 8.9(b). Each of Parent and each Merger Sub acknowledges and agrees that the Company may pursue both a grant of specific performance under this Section 8.9 and the payment of the Parent Termination Fee or Parent Regulatory Termination Fee, as applicable; provided that in no event shall the Company be permitted or entitled to receive both (i) a grant of specific performance actually resulting in the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof and (ii) the Parent Termination Fee or Parent Regulatory Termination Fee, as applicable. The Company, on behalf of itself and its Subsidiaries, agrees not to bring any action or proceeding seeking specific performance against any of the Debt Financing Sources relating to or in any way arising out of this Agreement, the Debt Financing, any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder.
Section 8.10 Disclosure Letter. The inclusion of any information in the Company Disclosure Letter shall not be deemed to be an admission or acknowledgment to any third party, in and of itself, that such information is required by the terms hereof to be disclosed, is material or is outside the Ordinary Course of Business. Each section of the Company Disclosure Letter qualifies (i) the correspondingly numbered representation and warranty or covenant and (ii) other sections of this Agreement to the extent reasonably apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections.
Section 8.11 Non-Recourse.
(a) Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equity holders, controlling Persons, shareholders, Representatives, Affiliates, members, managers, general or limited partners or assignees of the Company, Parent or Merger Sub or any of their respective Affiliates shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Merger Sub under this Agreement or of or for any action, suit, arbitration, claim, litigation, investigation, or proceeding based on, in respect of, or by reason of, the Transactions (including the breach, termination or failure to consummate such Transactions), in each case whether based on Contract, tort, fraud, strict liability, other Laws or otherwise, at law or in equity, and whether by piercing the corporate veil, by a claim by or on behalf of a party hereto or another Person or otherwise.
(b) The Company (on behalf of itself and any Person claiming by, through, or on behalf of the Company) agrees that it shall not institute, and shall not permit any of its Representatives or Affiliates to bring, make or institute any action, claim or proceeding (whether based in contract, tort, fraud, strict liability, other Laws or otherwise, at law or in equity) arising under or in connection with this Agreement or any other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby against any of the Parent Related Parties and none of the Parent Related Parties shall have any liability or obligations (whether based in contract, tort, fraud, strict liability, other applicable Laws or otherwise) to the Company, the Company’s Subsidiaries, any of their respective Representatives or Affiliates (or any Person claiming by, through or on behalf of the Company or its Affiliates) or any of their respective successors, heirs or representatives arising out of or relating to this Agreement or any other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby, other than, in each case, Parent and Merger Sub to the extent provided herein, GTCR LLC pursuant to the Confidentiality Agreement or the Guarantors pursuant to the Equity Commitment Letter or the Guarantee (in each case, in accordance with the terms set forth therein). Without limiting the generality of the foregoing, to the maximum extent permitted under applicable Law (and subject only to the specific contractual provisions of this Agreement or an agreement executed or delivered in connection herewith), the Company (on behalf of itself and any person claiming by, through or on behalf of the Company) hereby waives, releases and disclaims any and all rights in respect of any such actions, claims, proceedings, obligations and liabilities.
Section 8.12 Legal Representation. In any dispute, proceeding or Action arising under or in connection with this Agreement, each member of the Company Board shall have the right, at their election, to retain the firm of Faegre Drinker Biddle & Reath LLP to represent the Company Board or any of its members in such matter, and each party hereto, for itself, its Affiliates and its and their respective successors and assigns, hereby irrevocably waives and consents to any such representation in any such matter and the communication by such counsel to the Company Board or any of its members in connection with any such representation of any fact known to such counsel arising by reason of such counsel’s prior representation of the Company or the Company Board. Each party hereto, for itself, its Affiliates and its and their respective successors and assigns, irrevocably acknowledges and agrees that all privileged communications between the Company Board and counsel, including Faegre Drinker Biddle & Reath LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement which, immediately prior to the Closing, would be deemed to be privileged communications of the Company Board and its counsel shall continue after the Closing to be privileged communications between the Company Board and such counsel.
Section 8.13 Miscellaneous Debt Financing Provisions. Notwithstanding anything in this Agreement to the contrary, each party hereto, on behalf of itself, its Subsidiaries and each of its controlled Affiliates hereby: (a) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court, (b) agrees that any such proceeding shall be governed by, construed and enforced in accordance with the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Debt Commitment Letter or other applicable definitive document relating to the Debt Financing, (c) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon any party hereto or its controlled Affiliates in any such proceeding shall be effective if notice is given in accordance with Section 8.1, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any proceeding brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that none of the Debt Financing Sources will have any liability to any party hereto or any of its Subsidiaries or any of their respective controlled Affiliates or representatives (in each case, other than Parent and its Subsidiaries) relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (h) other than Parent and its Subsidiaries (including, following the Closing, the Company), (A) waives any and all rights or claims against the Debt Financing Sources in connection with this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or equity, contract, tort or otherwise, and (B) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any proceeding or legal or equitable action against any Debt Financing Source in connection with this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, and (i) agrees that the Debt Financing Sources are express third party beneficiaries of, and may rely upon and enforce, any of the provisions of Section 7.4(g), Section 8.6, the last sentence of Section 8.9(b), and this Section 8.13, and that such provisions (or any other provision of this Agreement the amendment, modification or alteration of which has the effect of modifying such provisions) shall not be amended in any way adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.
[Signature Pages Follow]

IN WITNESS WHEREOF, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above.
PARENT:

BCE PARENT, LLC

By:	/s/ Sean Cunningham
Name: Sean Cunningham
Title: President

MERGER SUB:

BCE MERGER SUB, INC.

By:	/s/ Sean Cunningham
Name: Sean Cunningham
Title: President

IN WITNESS WHEREOF, the Company caused this Agreement to be executed as of the date first written above.
COMPANY:

SURMODICS, INC.

By:	/s/ Gary R. Maharaj
Name: Gary R. Maharaj
Title: President and Chief Executive Officer

Exhibit A
Definitions
As used in this Agreement, the following terms have the following meanings:
“Action” means any claims, charges, complaints, actions, suits, arbitrations, inquiries, proceedings, injunctions, demands, litigations, citations, summons, subpoenas, audits or investigations of any nature, whether at law or in equity, by or before any Governmental Authority.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided that for purposes of this agreement, GTCR LLC, any funds, entities and portfolio companies controlled, managed or advised, directly or indirectly, by GTCR LLC or any of its Affiliates shall not be Affiliates of Parent or Merger Sub. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“Antitrust Law” means the HSR Act and any other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition.
“Business Days” means each day other than a Saturday, Sunday or a day on which the Office of the Minnesota Secretary of State is closed.
“Burdensome Condition” means any Divestiture Action that would, individually or in the aggregate with all other Divestiture Actions, that would have, if given pro forma effect for such Divestiture Action (ignoring any proceeds received from such Divestiture Action), resulted in the reduction of more than $5,000,000 of revenue generated during the 2023 fiscal year of Parent or the Company, as applicable.
“Code” means the Internal Revenue Code of 1986.
“Company Employees” means the employees of the Company as of the Effective Time who remain so employed immediately after the Effective Time.
“Company Material Adverse Effect” means any effect, condition, change, event, occurrence, development or state of facts or circumstances that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), assets, operations, liabilities or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect (except, in the case of clauses (a) through (e) below, to the extent such condition has had a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses):
(a) changes in conditions in the economy or capital or financial markets generally;
(b) changes in general legal, Tax, regulatory, political, social, economic, financial or business conditions;
(c) general market or economic conditions in the industry or industries in which the Company operates;
(d) changes in applicable Law following the date hereof;
(e) changes in GAAP or other accounting principles or the interpretation thereof, in each case, following the date hereof;
(f) in and of itself or as a consequence thereof, any change in the Company’s stock price or trading volume, any decrease in the ratings or ratings outlook for the Company or any of its Subsidiaries, or any failure by the Company to meet (or the publication of any report regarding) any projections, forecasts, budgets, estimates or outlook of or relating to the Company or any of its Subsidiaries, including with respect to revenues or earnings or other internal or external financial or operating projections (it being agreed that the underlying facts and circumstances giving rise to the foregoing occurrences may, to the extent otherwise permitted, be taken into account in determining whether a Company Material Adverse Effect has occurred);

(g) the announcement or pendency of this Agreement or the Transactions, the execution, announcement, performance or existence of this Agreement to the extent related to the identity of Parent or any of its Affiliates, Representatives or financing sources; provided, that with respect to references to Company Material Adverse Effect in the representations and warranties expressly set forth in Section 3.3 and Section 3.19(b), the exception set forth in this clause (g) shall not apply;
(h) the taking or not taking of any action at the express written request of or with the express written consent of, Parent or Merger Sub (including any actual or potential loss or impairment after the date hereof of any Contract or business relationship as a result of any of the foregoing); and
(i) the threat, occurrence, escalation, outbreak or worsening of, or actions taken in response to, any natural disaster, force majeure event, state of emergency, pandemic, epidemic, acts of God, acts of war, police or military action, armed hostilities, sabotage or terrorism.
“Company Systems” means the computer systems, software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased, licensed or relied on by the Company or any of its Subsidiaries, including in connection with the operation of their businesses.
“Consent” means any consent, approval, order or authorization of, or registration, declaration or filing.
“Contract” means any contract, agreement, arrangement, instrument, commitment, loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, or obligation.
“Data Privacy and Security Requirements” means, to the extent relating to data privacy, protection, security, or data breach notification requirements, all (i) applicable Laws, (ii) written rules, policies and procedures of the Company or any of its Subsidiaries, (iii) mandated industry standards that are applicable to the Company or the applicable Subsidiary operates and, to the extent applicable to the business of the Company or any of its Subsidiaries, PCI DSS, and (iv) contractual requirements to which the Company or the applicable Subsidiary is subject.
“Debt Financing Sources” means the agents, arrangers, lenders and other entities that have or will commit to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or any other financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements, credit agreements or similar documents entered into in connection therewith, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.
“Environmental Laws” means any applicable federal, state, local or foreign Laws or other legal requirements pertaining to pollution, protection of the environment or human health or safety (with respect to exposure to Hazardous Substances).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means each Person treated at a relevant time with the Company or any of its Subsidiaries as a “single employer” pursuant to Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.
“Exchange Act” means the Securities Exchange Act of 1934.
“Ex-Im Laws” means all applicable Laws, rules and regulations relating to export, re-export, transfer or import controls (including the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import Laws administered by U.S. Customs and Border Protection).
“Hazardous Substances” means any pollutant, contaminant, hazardous or toxic substance, hazardous or toxic waste, asbestos, per- and polyfluoroalkyl substances or petroleum products, and any other chemical, waste, substance or material listed in or regulated or identified in any Environmental Law.
“Healthcare Laws” means all regulatory Laws applicable to the Company and its Subsidiaries, including: (i) all Laws administered by a Governmental Authority, including the FDA, related to the manufacture, development, testing, labeling, marketing, promotion, storage, distribution, registration or sale of any Products including the Federal Food, Drug, and Cosmetic Act (the “FDCA”), and requirements relating to medical device good manufacturing practices, quality controls, requirements for establishment registrations and product listing, procedures governing compliance audits, corrective actions, complaint handling and recalls, and all applicable state Laws related to the foregoing, (ii) the Public Health Service Act, (iii) all Laws relating to healthcare fraud and abuse, false claims, patient inducements, and kickbacks, including the Federal Anti-Kickback Statute, (iv) the federal Civil and Criminal False Claims Act, (v) the Physician Payments Sunshine Act, (vi) the Federal Civil Monetary Penalties Law, (vii) the Patient Protection and Affordable Care Act, (viii) the Exclusion Laws (42 U.S.C. § 1320a-7), (ix) the Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Health Act (collectively, “HIPAA”), (x) all Laws related to facility, provider and personnel licensure, certification, approvals, permits and accreditations, and (xi) other similar Laws, in each case to the extent applicable to the Company and its Subsidiaries and governing the marketing, labeling, promotion, sale or advertising of medical devices.
“Independent Contractor” means any Person who has performed services for the Company as an independent contractor or consultant and who has received (or will receive for 2024) a Form 1099-MISC from the Company reporting any compensation received by such Person in exchange for the services performed by such Person for the Company.
“Intervening Event” means a material event, fact, development or occurrence (other than any event, fact, development or occurrence resulting from a breach of this Agreement by the Company) that (i) was not known by or reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) to the Company Board prior to the execution of this Agreement and (ii) does not relate to (A) any Takeover Proposal or any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a Takeover Proposal, (B) the fact, in and of itself, that the Company meets or exceeds any internal or analysts’ expectations or projections for the results of operations for any period ending on or after the date hereof (provided that the exception in this clause (B) shall not prevent or otherwise affect any such event, fact, development or occurrence underlying the Company meeting or exceeding such metrics from being taken into account in determining whether an Intervening Event has occurred) and (C) any changes after the date hereof in the market price or trading volume of the Shares (provided that the exception in this clause (C) shall not prevent or otherwise affect any such event, fact, development or occurrence underlying such change in market price or trading value from being taken into account in determining whether an Intervening Event has occurred).
“IRS” means the United States Internal Revenue Service.
“International Organization for Standardization (“ISO”)” means the globally recognized standards ISO 13485:2016 applicable to medical device quality management systems and ISO 9001:2015 applicable to the general framework, establishment, maintenance and continuous improvement of a quality management system.
“Knowledge” and similar phrases mean the actual knowledge of each of (a) in the case of the Company, Gary R. Maharaj, Charles W. Olson, Joseph J. Stich, Timothy J. Arens, Teryl L.W. Sides and Gordon S. Weber; and (b) in the case of Parent or Merger Sub, its directors and officers.
“Lien” means any mortgage, deed of trust, hypothecation, pledge, lien (statutory or otherwise), lease, sublease, license, claim, security interest, charge or encumbrance or transfer restriction of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest) and, with respect to capital stock, any option or other right to purchase or any restriction on voting or other rights.
“Nasdaq” means The Nasdaq Stock Market LLC, a Delaware limited liability company, as operator of the Nasdaq Global Select Market on which the Shares are listed.
“Option” means any option or warrant granted to a current or former employee, director or Independent Contractor of the Company or any predecessor thereof to purchase Shares pursuant to any of the Stock Incentive Plans.
“Option Consideration” means, with respect to each Share issuable under a particular Option, whether vested or unvested, an amount (not less than zero) equal to (a) the Merger Consideration; less (b) the exercise price payable in respect of each Share issuable under such Option.
“Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries, consistent with past practice.
“Owned Intellectual Property” means any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent Material Adverse Effect” means any change, event, occurrence, development or state of facts that, individually or in the aggregate, has had or would reasonably be expected to prevent, or materially impair or delay, the ability of either Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Transactions.
“Permitted Liens” means (a) mechanics’, carriers’, materialmens’, workers’, repairers’, landlords’ and similar Liens related to any amounts not yet due and payable or that are being contested in good faith, (b) Liens for Taxes not yet due and payable or the amount of which is being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP by the party responsible for payment thereof, (c) Liens securing rental payments not yet delinquent or that did not arise due to such delinquency, in each case, under capital lease agreements, (d) Liens on real property (including recorded or unrecorded easements, rights of way, covenants, conditions, licenses, reservations, zoning ordinances and similar restrictions affecting real property) that (i) are matters of record, (ii) would be disclosed by a current, accurate survey or physical inspection of such real property, (iii) do not materially interfere with the present uses of such real property or (iv) are otherwise set forth in the title commitments made available to Parent on or prior to the date hereof, (e) zoning, building codes, environmental and other land use laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property that are not violated by the current use or occupancy of such real property or the operation of the business of the Company as currently conducted, (f) to the extent terminated in connection with the Closing, Liens securing payment, or any other obligations, of the Company for indebtedness, (g) Liens constituting a lease, sublease or occupancy agreement that give any Person any right to occupy any real property, (h) in the case of leased property, any right, interest, Lien or title of a lessor or sublessor under the lease, sublease or occupancy agreement or in the property being leased and any Liens to which the lessor’s or sublessor’s interest is subject, (i) non-exclusive licenses of Company Intellectual Property granted by the Company or its Subsidiaries to customers or vendors in the Ordinary Course of Business, (j) Liens arising under worker’s compensation, unemployment insurance, social security, retirement or similar laws, (k) purchase money Liens, (l) Liens referred to in, or securing liabilities reflected in, the Company Disclosure Letter, and (m) except with respect to Intellectual Property, Liens that would not reasonably be expected to significantly impair the marketability, value or current use by the Company of the assets subject to such Liens.
“Permitted Investments” means any (a) direct obligations of the United States or any agency thereof or obligations guaranteed by the United States or any agency thereof; (b) commercial paper with a rating of at least A-1 by Standard & Poor’s, or P-2 by Moody’s Investors Services, Inc., that is scheduled to mature not more than 90 days after the date of issue and that is issued by a corporation organized under the Laws of the United States or any state thereof; (c) time deposits (including certificates of deposit that are scheduled to mature not more than 90 days after the date of issue) with or issued by a bank or trust company organized under the Laws of the United States or any state thereof having a combined capital and surplus of at least $500 million; or (d) money market funds that invest only in securities described in clauses (a) through (c) above.
“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.
“Pre-Closing Period” means the period commencing with the execution and delivery of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms.
“Products” means any item or any service that is designed, created, manufactured, managed, performed, or otherwise used, offered, or handled by or on behalf of the Company or any of its Subsidiaries, including, but not limited to invitro diagnostic devices, 510k cleared or pre-marked approved medical devices in each case subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. et seq.) and all applicable regulations and similar state laws.
“Product Promotional Materials” means the sales, marketing, advertising, promotional, media materials, sales training materials, trade show materials (including displays) and videos, including materials containing clinical data, if any, to the extent used by the Company or any of its Subsidiaries for the commercialization of the Products.
“Regulatory Conditions” means, collectively, the conditions to Closing set forth in Section 6.1(b) (but only if the applicable Law is an Antitrust Law) and Section 6.1(c).

“Related Parties” means, with respect to any Party, such Party’s Affiliates and the former, current and future directors, officers, managers, members, stockholders, equityholders, partners, employees, incorporators, lenders, agents, advisors, attorneys, representatives, Affiliates, affiliated (or commonly advised) funds, successors and permitted assigns of the foregoing.
“Restricted Share” means any Share that has been issued as a restricted stock award pursuant to any of the Stock Incentive Plans and that remains unvested and subject to forfeiture thereunder.
“RSU” means each restricted stock unit or deferred stock unit that has been issued pursuant to any of the Stock Incentive Plans.
“Sanctioned Person” means any Person who is the target of Sanctions, including by virtue of being (a) listed on any Sanctions-related list of designated or blocked persons; (b) a Governmental Authority of, resident in, or organized under the laws of a country or territory that is the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine); or (c) 50% or more owned or controlled by any of the foregoing.
“Sanctions” means trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures, including those administered, enacted or enforced by (a) the United States (including the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations or (d) His Majesty’s Treasury, in each case that are applicable to the Company.
“SEC” means the United States Securities and Exchange Commission.
“Security Incident” means any actual or material suspected (i) breach of security, phishing incident, ransomware or malware attack, unauthorized access, or other cyber or security incident, in each case of or affecting any of the Company Systems or any Trade Secrets owned or processed by or on behalf of the Company or any of its Subsidiaries, including in a manner which materially disrupts the operation of the Company’s and its Subsidiaries’ businesses, or (ii) incident in which any Trade Secrets owned or processed by or on behalf of the Company or any of its Subsidiaries were accessed, modified, compromised, shared, sold, transferred, disclosed or used by a Person in an unauthorized manner.
“Stock Incentive Plans” means the Company’s 2009 Equity Incentive Plan and 2019 Equity Incentive Plan.
“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity; or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.
“Superior Proposal” means an unsolicited, bona fide written Takeover Proposal (provided, that for purposes of this definition, references to 20% in the definition of “Takeover Proposal” shall be deemed to be references to 50%) made by a third party that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, taking into account all legal, financial, regulatory, financing and other aspects of the Takeover Proposal and the third party making such Takeover Proposal, including the form of consideration, financing terms (including certainty of financing), requirement to obtain shareholder approval of such Person’s shareholders as a condition to consummate, the likelihood of consummation, and other factors, (x) is reasonably capable of being consummated in accordance with its terms, (y) is not subject to any financing condition and in respect of which it has been demonstrated to the satisfaction of the Company Board, acting in good faith (after consultation with the Company’s outside counsel and the Company’s financial advisor) and (z) if consummated, would be on more favorable terms than the Merger (after giving effect to all adjustments to the terms thereof which may be offered by Parent (including pursuant to Section 5.7(a))).
“Takeover Proposal” means any indication of interest, offer or proposal (other than an indication of interest, offer or proposal made or submitted by Parent or one or more of its Affiliates) contemplating or otherwise relating to any transaction or series of transactions involving: (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which the Company is a constituent corporation and (i) in which a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities or voting power of any class of voting securities of the

Company or any surviving entity or (ii) in which the Company issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company; (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets in each case that constitute or account for 20% or more of the consolidated net revenues, net income or assets of the Company; or (c) any liquidation or dissolution of the Company.
“Taxes” means all taxes, charges, fees, levies or other assessments in the nature of a tax including income, franchise, profits, corporation, capital gains, capital stock, estimated, production, environmental, goods and services, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, unemployment, severance, occupation, import, custom, stamp, capital, alternative, add-on minimum or other governmental taxes, imposed by Tax Authority, including any interest, penalties, fines or additions to tax applicable or related thereto.
“Tax Authority” means any Governmental Authority or subdivision or agency thereof exercising any authority to impose, regulate or administer the imposition of Taxes.
“Tax Return” means any return, election, report, claim for refund, declaration, statement, certificate, bill, schedule or other document, together with all amendments, attachments and supplements thereto, that are filed or are required to be filed with any Tax Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing, indemnity or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or Subsidiaries).
“Transactions” means the Merger and the other transactions contemplated by this Agreement.
“Treasury Regulations” means the regulations promulgated under the Code.
The following terms have the meanings set forth in the sections of this Agreement indicated below:
Acceptable Confidentiality Agreement	Section 5.6(b)
Action	Definitions
Affiliate	Definitions
Agreement	Preamble
Alternative Financing	Section 5.14(a)
Anti-Bribery Laws	Section 3.14(a)
Antitrust Laws	Definitions
Articles of Merger	Section 1.2(c)
Bankruptcy and Equity Exception	Section 3.3(a)
Board Actions	Section 3.3(d)
Board Recommendation	Section 3.3(d)
Book-Entry Shares	Section 2.5(b)
Burdensome Condition	Definitions
Business Days	Definitions
Certificate	Section 2.5(b)
Closing	Section 1.2(a)
Closing Date	Section 1.2(a)
Code	Definitions
Commitment Letters	Section 4.5(a)
Company	Preamble
Company Adverse Recommendation Change	Section 5.7(c)(i)
Company Board	Recitals
Company Charter Documents	Section 3.1(b)

Company Disclosure Documents	Section 3.8
Company Disclosure Letter	Article 3
Company Employees	Definitions
Company Financial Statements	Section 3.5(b)
Company Intellectual Property	Section 3.16(a)
Company Leases	Section 3.20(a)
Company Material Adverse Effect	Definitions
Company Material Contract	Section 3.19(a)
Company Registered Intellectual Property	Section 3.16(b)
Company Related Parties	Section 7.4(g)
Company SEC Reports	Section 3.5(a)
Company Securities	Section 3.2(e)
Company Shareholders Meeting	Section 5.2(a)
Company Subsidiary Securities	Section 3.4
Company Systems	Definitions
Company Termination Fee	Section 7.4(b)
Confidentiality Agreement	Section 5.6(b)
Consent	Definitions
Constituent Corporations	Section 1.1
Contract	Definitions
D&O Insurance	Section 5.13(a)
Data Privacy and Security Requirements	Definitions
Data Room	Section 3.24
Debt Commitment Letter	Section 4.5(a)
Debt Financing	Section 4.5(a)
Debt Financing Sources	Definitions
Dissenters’ Rights	Section 2.4(a)
Dissenting Shares	Section 2.4(a)
Divestiture Action	Section 5.4(d)
Effective Time	Section 1.2(c)
Employee Benefit Plan	Section 3.10(a)
Enforcement Costs	Section 7.4(h)
Environmental Laws	Definitions
Equity Commitment Letter	Recitals
Equity Financing	Section 4.5(a)
ERISA	Definitions
ERISA Affiliate	Definitions
ESPP	Section 2.6(d)
ESPP Cut-Off Date	Section 2.6(d)
Exchange Act	Definitions
Exchange Fund	Section 2.5(a)
Excluded Benefits	Section 5.12(a)
Ex-Im Laws	Definitions
Existing Indemnification Rights	Section 5.13(a)
Extended Outside Date	Section 7.1(b)(i)
FDA	Section 3.15(a)
FDCA	Definitions
Fee Letter	Section 4.5(a)
Financing	Section 4.5(a)
Financing Cooperation Expenses	Section 5.14(b)
GAAP	Section 3.5(b)

Governmental Authority	Section 3.3(c)
Guarantee	Recitals
Guarantors	Recitals
Hazardous Substances	Definitions
Healthcare Laws	Definitions
HIPAA	Definitions
HSR Act	Section 3.3(c)
Indemnified Party	Section 5.13(a)
Independent Contractor	Definitions
In-licensed Intellectual Property	Section 3.16(c)
Intellectual Property	Section 3.16(a)
Internal Controls	Section 3.5(e)
International Organization for Standardization (ISO)	Definitions
Intervening Event	Definitions
IRS	Definitions
Judgment	Section 3.3(b)
Knowledge	Definitions
Labor Agreement	Section 3.18(a)
Law	Section 3.3(b)
Leased Real Property	Section 3.20(b)
Lenders	Section 4.5(a)
Lien	Definitions
Liquidity Sources	Section 4.5(b)
Material Customer	Section 3.23
Material Supplier	Section 3.23
Maximum D&O Premium	Section 5.13(a)
MBCA	Preamble
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
Nasdaq	Definitions
Option	Definitions
Option Consideration	Definitions
Ordinary Course of Business	Definitions
Out-licensed Intellectual Property Contract	Section 3.16(b)(c)
Outside Date	Section 7.1(b)(i)
Owned Intellectual Property	Definitions
Owned Real Property	Section 3.20(b)
Parent	Preamble
Parent Liability Cap	Section 7.4(g)
Parent Material Adverse Effect	Definitions
Parent Regulatory Termination Fee	Section 7.4(d)
Parent Related Parties	Section 7.4(g)
Parent Termination Fee	Section 7.4(b)
Paying Agent	Section 2.5(a)
Permits	Section 3.1(a)
Permitted Investments	Definitions
Permitted Liens	Definitions
Person	Definitions
Pre-Closing Period	Definitions
Product Promotional Materials	Definitions

Products	Definitions
Proxy Statement	Section 3.3(c)
Reference Date	Section 3.2(a)
Regulatory Conditions	Definitions
Related Parties	Definitions
Representatives	Section 5.7(a)
Required Amount	Section 4.5(b)
Required Company Shareholder Vote	Section 3.3(a)
Restricted Share	Definitions
RSU	Definitions
Sanctioned Person	Definitions
Sanctions	Definitions
Sarbanes-Oxley Act	Section 3.5(d)
SEC	Definitions
Second Extended Outside Date	Section 7.1(b)(i)
Security Incident	Definitions
Shares	Recitals
Stock Incentive Plans	Definitions
Subsidiary	Definitions
Superior Proposal	Definitions
Surviving Corporation	Section 1.1
Takeover Proposal	Definitions
Tax	Definitions
Tax Authority	Definitions
Tax Return	Definitions
Tax Sharing Agreements	Definitions
Termination Fee	Section 7.4(d)
Third Outside Date	Section 7.1(b)(i)
Trade Secrets	Section 3.16(a)
Transaction-Related Matters	Section 7.4(g)
Transactions	Definitions
Treasury Regulations	Definitions
WARN Act	Section 3.18(b)

Exhibit B
AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF
SURMODICS, INC.
Surmodics, Inc., a corporation organized and existing under the laws of the State of Minnesota (the “Corporation”), hereby certifies that the members of the Board of Directors and the Shareholders of the Corporation, by written consent, approved the Amended and Restated Articles of Incorporation to read in their entirety as attached hereto as Annex 1. This amendment has been approved pursuant to Minnesota Statutes, Chapters 302A.
I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in section 609.48 as if I had signed this amendment under oath.
Surmodics, Inc.

By:
Name:
Its:

Annex 1
AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SURMODICS, INC.
ARTICLE ONE
NAME
The name of the corporation is Surmodics, Inc. (the “Corporation”).
ARTICLE TWO
REGISTERED OFFICE
The address of the Corporation’s registered office in the State of Minnesota is 1010 Dale Street, N. Saint Paul, Minnesota 55117. The name of the registered agent at that address is National Registered Agents, Inc.
ARTICLE THREE
CAPITAL STOCK
The total number of shares of stock which the Corporation has authority to issue is one thousand (1,000) shares of Common Stock, par value $0.01 per share.
ARTICLE FOUR
RIGHTS OF SHAREHOLDERS
4.1 No shares of any class or series of the Corporation will entitle the holders to any preemptive rights provided under applicable law to subscribe for or purchase additional shares of that class or series or any other class or series of the Corporation now or hereafter authorized or issued.
4.2 There will be no cumulative voting by the shareholders of the Corporation.
4.3 An action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written action signed, or consented to by authenticated electronic communication, by shareholders having voting power equal to the voting power that would be required to take the same action at a meeting of the shareholders at which all shareholders were present.
ARTICLE FIVE
WRITTEN ACTIONS BY DIRECTORS
Any action, other than an action requiring shareholder approval, may be taken by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take the same action at a meeting of the Board of Directors at which all directors are present.
ARTICLE SIX
AMENDMENT OF ARTICLES OF INCORPORATION
Any provision contained in these Articles of Incorporation may be amended, altered, changed or repealed by the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote or such greater percentage as may be otherwise prescribed by the laws of the State of Minnesota.
ARTICLE SEVEN
LIMITATION OF DIRECTOR LIABILITY
To the fullest extent permitted by Chapter 302A of the Minnesota Statutes, as amended, a director of the Corporation will not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE SEVEN shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

APPENDIX B
Opinion of Jefferies LLC
May 27, 2024
The Board of Directors
Surmodics, Inc.
9924 West 74th Street
Eden Prairie, Minnesota 55344
The Board of Directors:
We understand that Surmodics, Inc., a Minnesota corporation (“Surmodics”), BCE Parent, LLC, a Delaware limited liability company (“BCE”) and an affiliate of GTCR LLC (“GTCR”), and BCE Merger Sub, Inc., a Minnesota corporation and wholly owned subsidiary of BCE (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, (i) Merger Sub will be merged with and into Surmodics (the “Merger”) and (ii) each outstanding share of the common stock, par value $0.05 per share, of Surmodics (“Surmodics Common Stock”) will be converted in the Merger into the right to receive $43.00 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Consideration to be received in the Merger by holders of Surmodics Common Stock (other than, as applicable, BCE, Merger Sub and their respective affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.
In arriving at our opinion, we have, among other things:
(i)	reviewed a proposed execution version, provided to us on May 27, 2024, of the Merger Agreement;
(ii)	reviewed certain publicly available financial and other information relating to Surmodics;
(iii)
reviewed certain information furnished to us by the management of Surmodics relating to the business, operations and prospects of Surmodics, including certain financial forecasts and estimates provided to or discussed with us by the management of Surmodics;

(iv)	held discussions with members of the senior management of Surmodics regarding the business, operations and prospects of Surmodics and the other matters described in clauses (ii) and (iii) above;
(v)	reviewed the stock trading price history and implied trading multiples of Surmodics and certain publicly traded companies that we deemed relevant in evaluating Surmodics;
(vi)	reviewed, to the extent publicly available, financial terms of certain transactions that we deemed relevant in evaluating the Merger; and
(vii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.
In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Surmodics or that was publicly available to us (including, without limitation, the information described above) or otherwise reviewed by us. We have relied on assurances of the management and other representatives of Surmodics that they are not aware of any facts or circumstances that would make such information incomplete, inaccurate or misleading. In our review, we have not made or obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor have we conducted a physical inspection of any of the properties or facilities, of Surmodics or any other entity and we have not been furnished with, and assume no responsibility to obtain or conduct, any such evaluations, appraisals or physical inspections. We also have not evaluated the solvency or fair value of Surmodics or any other entity under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, our analyses and opinion do not consider any actual or potential arbitration, litigation, claims or possible unasserted claims, audits, investigations or other proceedings involving or affecting Surmodics or any other entity.

The Board of Directors
Surmodics, Inc.
May 27, 2024

With respect to the financial forecasts and estimates provided to and reviewed by us, we note that projecting future results of any company is inherently subject to uncertainty. However, we have been advised, and we have assumed, that the financial forecasts and estimates relating to Surmodics that we have been directed to utilize for purposes of our analyses and opinion have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Surmodics as to, and are an appropriate basis upon which to evaluate, the future financial performance of Surmodics and the other matters covered thereby. We express no opinion as to any financial forecasts or estimates or the assumptions on which they are based.
We have relied upon the assessments of the management of Surmodics as to, among other things, (i) the potential impact on Surmodics of market, competitive, macroeconomic, geopolitical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the healthcare industry, including the medical device and manufacturing sector thereof, or the operations of Surmodics, (ii) the products, product candidates and services of, and technology, patents and other intellectual property utilized in, Surmodics’ business (including, without limitation, with respect to the development, manufacturing, commercialization and licensing of such products and product candidates), and (iii) existing and future agreements and other arrangements involving, and ability to attract, retain and/or replace, key employees, customers, suppliers, licensees, distributors and other commercial relationships of Surmodics. We have assumed that there will not be any developments with respect to any such matters that would be meaningful in any respect to our analyses or opinion.
Our opinion is based on economic, monetary, regulatory, market and other conditions existing, and which can be evaluated, as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. As you are aware, the credit, financial and stock markets, the industry and sectors in which Surmodics operates and the securities of Surmodics have experienced and may continue to experience volatility and disruptions and we express no view or opinion as to any potential effects of such volatility or disruptions on Surmodics or the Merger.
We have made no independent investigation of, and we express no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to Surmodics or the Merger and we have assumed the correctness in all respects meaningful to our analyses and opinion of all legal, regulatory, accounting and tax advice given to Surmodics and/or the Board of Directors of Surmodics (the “Board”), including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting Surmodics or the Merger and legal, regulatory, accounting and tax consequences to Surmodics or its securityholders of the terms of, and transactions contemplated by, the Merger Agreement. We also have assumed that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that, in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Merger or otherwise, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on Surmodics or the Merger or that otherwise would be meaningful in any respect to our analyses or opinion. We further have assumed that the final Merger Agreement, when signed by the parties thereto, will not differ from the proposed execution version reviewed by us in any respect meaningful to our analyses or opinion.
In connection with our engagement, at your direction, we were requested to contact selected third parties to solicit their potential interest in a possible acquisition of all or a part of Surmodics. Our opinion does not address the relative merits of the Merger or other transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Surmodics, nor does it address the underlying business decision by Surmodics to engage in the Merger or the terms of the Merger Agreement, including the form or structure of the Merger or any term, aspect or implication of any agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from, the Merger or otherwise. Our opinion is limited to the fairness, from a financial point of view and as of the date hereof, of the Consideration to be received by holders of Surmodics Common Stock (to the extent expressly specified herein), without regard to individual circumstances of specific holders (whether by virtue of control, voting or consent, liquidity, contractual arrangements or otherwise)

The Board of Directors
Surmodics, Inc.
May 27, 2024

that may distinguish such holders or the securities of Surmodics held by such holders, and our opinion does not in any way address proportionate allocation or relative fairness among such holders, holders of any other securities of Surmodics or otherwise. We have not been asked to, and our opinion does not, address the fairness, financial or otherwise, of any consideration to the holders of any class of securities, creditors or other constituencies of Surmodics or any other party. Furthermore, we express no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Consideration or otherwise. We also express no view or opinion as to the prices at which shares of Surmodics Common Stock or any other securities of Surmodics may trade or otherwise be transferable at any time, including following announcement or consummation of the Merger. The issuance of our opinion has been authorized by the Fairness Committee of Jefferies LLC.
It is understood that our opinion is for the use and benefit of the Board (in its capacity as such) in its evaluation of the Consideration from a financial point of view. Our opinion does not constitute a recommendation as to how the Board or any securityholder should vote or act with respect to the Merger or any other matter.
We have been engaged to act as financial advisor to Surmodics in connection with the Merger and will receive a fee for our services, of which a portion is payable upon delivery of this opinion and the principal portion is contingent upon consummation of the Merger. In addition, Surmodics has agreed to reimburse us for expenses incurred in connection with our engagement and to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement.
As the Board is aware, we and our affiliates in the past have provided, currently are providing, and in the future may provide, certain financial advisory or financing services to GTCR and/or certain of its affiliates and portfolio companies, for which services we and our affiliates have received and may receive compensation, including, during the approximate two-year period prior to the date hereof, having acted or acting as (i) financial advisor to GTCR and/or certain of its portfolio companies in connection with merger and acquisition transactions, (ii) joint bookrunner for an equity offering of an entity in which GTCR has an equity investment, and (iii) joint lead arranger and/or joint bookrunner for credit facilities of a portfolio company of GTCR, an entity in which GTCR has an equity investment and a subsidiary of such entity. Although we and our affiliates have not provided financial advisory or financing services to Surmodics unrelated to the Merger during the past two years for which we and our affiliates received compensation, we and our affiliates in the future may provide such services to Surmodics and/or its affiliates for which services we and our affiliates would expect to receive compensation. In the ordinary course of business, we and our affiliates may trade or hold securities or financial instruments (including loans and other obligations) of Surmodics, GTCR and/or their respective affiliates or portfolio companies or entities in which GTCR has an equity investment, as the case may be, for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions or otherwise effect transactions in those securities or financial instruments.
Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received in the Merger by holders of Surmodics Common Stock (other than, as applicable, BCE, Merger Sub and their respective affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.
Very truly yours,
JEFFERIES LLC

APPENDIX C
DISSENTERS’ RIGHTS UNDER THE MINNESOTA BUSINESS CORPORATION ACT
302A.471 RIGHTS OF DISSENTING SHAREHOLDERS.
Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:
(a) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:
(1) alters or abolishes a preferential right of the shares;
(2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;
(3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;
(4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or
(5) eliminates the right to obtain payment under this subdivision;
(b) a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;
(c) a plan of merger, whether under this chapter or under chapter 322C, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;
(d) a plan of exchange, whether under this chapter or under chapter 322C, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;
(e) a plan of conversion is adopted by the corporation and becomes effective;
(f) an amendment of the articles in connection with a combination of a class or series under section 302A.402 that reduces the number of shares of the class or series owned by the shareholder to a fraction of a share if the corporation exercises its right to repurchase the fractional share so created under section 302A.423; or
(g) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.
Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.
(b) A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3. Rights not to apply. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.
(b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.
(c) Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.613, subdivision 4, or 302A.621, is limited in accordance with the following provisions:
(1) The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange, NYSE MKT LLC, the Nasdaq Global Market, the NASDAQ Global Select Market, the Nasdaq Capital Market, or any successor to any such market.
(2) The applicability of clause (1) is determined as of:
(i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or
(ii) the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.
(3) Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.
Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set forth in paragraph (c) of subdivision 3, do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.
302A.473 PROCEDURES FOR ASSERTING DISSENTERS’ RIGHTS.
Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.
(b) “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.
(c) “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.
(d) “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09, subdivision 1, paragraph (c), clause (1).

Subd. 2. Notice of action. (a) If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.
(b) In connection with a qualified offer as described in section 302A.613, subdivision 4, the constituent corporation subject to the offer may, but is not required to, send to all shareholders a written notice informing each shareholder of the right to dissent and must include a copy of this section and section 302A.471 and a brief description of the procedure to be followed under these sections. To be effective, the notice must be sent as promptly as practicable at or following the commencement of the offer, but in any event at least ten days before the consummation of the offer.
Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action. If the proposed action is to be effected pursuant to section 302A.613, subdivision 4, and the corporation has elected to send a notice of action in accordance with subdivision 2, paragraph (b), a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must not tender the shares owned by the shareholder in response to the offer and must file with the corporation a written notice of intent to demand the fair value of the shares owned by the shareholder. Written notice must be filed with the corporation before the consummation of the offer.
Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send (i) in any case where subdivision 3 is applicable, to all shareholders who have complied with subdivision 3, (ii) in any case where a written action of shareholders gave effect to the action creating the right to obtain payment under section 302A.471, to all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) in any other case, to all shareholders entitled to dissent, a notice that contains:
(1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;
(2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;
(3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and
(4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.
(b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.
Subd. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:
(1) the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;
(2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and
(3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.
(c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.
Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.
Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.
Subd. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.
(b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.
(c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

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*SURMODICS, INC.*
*C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS*
*P.O. BOX 1342*
*BRENTWOOD, NY 11717*

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**SURMODICS, INC.**
**Special Meeting of Shareholders**
**[TBD], 2024 [TBD]**
**This proxy is solicited by the Board of Directors**

**The shareholder(s) hereby appoint(s) Gary R. Maharaj and Gordon S. Weber, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of SURMODICS, INC. that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at [TBD] on [TBD], 2024 as a virtual meeting at www.virtualshareholdermeeting.com/SRDX24SM, and any adjournment or postponement thereof.**

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